Exhibit 10.3

Execution Version

CERTAIN INFORMATION IN THIS EXHIBIT MARKED [*] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (A) NOT MATERIAL AND (B) THE TYPE OF INFORMATION THAT THE COMPANY CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL.

LOAN GUARANTEE AGREEMENT

dated as of January 16, 2025

among

PLUG POWER ENERGY LOAN BORROWER LLC,

as Borrower,

U.S. DEPARTMENT OF ENERGY,

as Guarantor and Loan Servicer,

PLUG POWER LIMESTONE, LLC,

as a Project Company

and

THE ADDITIONAL PROJECT COMPANIES PARTY HERETO FROM TIME TO TIME

Loan No. 1365

Table of Contents

- i -

- ii -

- iii -

Section 10.03	Individual Qualifying Project Standstill Period.	107
Section 10.04	Accelerated Advances	108

Article XI MISCELLANEOUS		108

Section 11.01	Waiver and Amendment	108
Section 11.02	Right of Set-Off	108
Section 11.03	Survival of Representations and Warranties	109
Section 11.04	Notices	109
Section 11.05	Severability	109
Section 11.06	Judgment Currency	109
Section 11.07	Indemnification	110
Section 11.08	Limitation on Liability	111
Section 11.09	Successors and Assigns	112
Section 11.10	FFB Right to Sell Loan	112
Section 11.11	Further Assurances and Corrective Instruments	113
Section 11.12	Reinstatement	113
Section 11.13	Governing Law; Waiver of Jury Trial	113
Section 11.14	Submission to Jurisdiction; Etc.	113
Section 11.15	Entire Agreement	114
Section 11.16	Benefits of Agreement	114
Section 11.17	Headings	115
Section 11.18	Counterparts; Electronic Signatures	115
Section 11.19	No Partnership; Etc.	115
Section 11.20	Independence of Covenants	115
Section 11.21	Marshaling	116

Signatories		115

ANNEXES, SCHEDULES AND EXHIBITS

Annex A	Definitions

Schedule 3.02	Limestone Amortization Schedule
Schedule 5.01(ee)	Technical Conditions Precedent
Schedule 6.03	Capitalization
Schedule 6.07	Required Approvals Schedule
Schedule 6.08	Disclosed Adverse Proceedings
Schedule 6.13	Affiliate Transactions
Schedule 6.24	Environmental Laws
Schedule 6.41	Information Technology; Cyber Security
Schedule 6.44	Initial Qualifying Project Details
Schedule 7.03	Limestone Insurance
Schedule 8.02	Key Technical Definitions
Schedule 11.04	Notices

Exhibit A	Form of Advance Request
Exhibit B	Form of Drawstop Notice
Exhibit C	[Reserved]
Exhibit D	Form of Closing Certificate
Exhibit E	Form of Tax Certificate

- iv -

Exhibit F1	Limestone Construction Budget
Exhibit F2	Portfolio Construction Budget
Exhibit G	Form of Secured Party Advisor Report Bring-Down Certificate
Exhibit H	Form of Accession Agreement
Exhibit I	Davis-Bacon Act Contract Provisions
Exhibit J	Form of Community Benefits Plan and Justice40 Annual Report
Exhibit K	Form of Compliance Certificate
Exhibit L	Form of Annual Certificate
Exhibit M	[Reserved]
Exhibit N	Form of Quarterly Certificate
Exhibit O	Form of Construction Workforce Report
Exhibit P	Form of Operations and Maintenance Workforce Report
Exhibit Q	Form of Monthly Certificate
Exhibit R	Form of Monthly Construction Progress Report
Exhibit S	Form of Restricted Payment Certificate
Exhibit T	[Reserved]
Exhibit U	Form of Equity Commitment and Completion Support Agreement
Exhibit V	Form of Equity Pledge Agreement
Exhibit W	Form of Make-Whole Agreement
Exhibit X	Form of O&M Agreement
Exhibit Y	Form of O&M Budget
Exhibit Z	Form of Project Completion Date Certificate
Exhibit AA	Form of Officer’s Certificate
Exhibit BB	Form of QP Approval Notice
Exhibit CC	Form of Truck Agreement
Exhibit DD	[Reserved]
Exhibit EE	[Reserved]
Exhibit FF	Form of QPEP
Exhibit GG	Form of Electrolyzer Supply Agreement
Exhibit HH	Form of Liquefaction Supply Agreement
Exhibit II	Form of Project Company Security Agreement
Exhibit JJ	Limestone Community Benefits Plan
Exhibit KK	Form of Estoppel Certificate

- v -

LOAN GUARANTEE AGREEMENT, dated as of January 16, 2025 (this “Agreement”), between the UNITED STATES DEPARTMENT OF ENERGY, an agency of the United States of America, acting in its capacity as guarantor and loan servicer of the Guaranteed Loan (“DOE”), PLUG POWER ENERGY LOAN BORROWER LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Borrower”), PLUG POWER LIMESTONE, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Limestone”), and the ADDITIONAL PROJECT COMPANIES from time to time party hereto.

PRELIMINARY STATEMENTS

(A)	DOE has been authorized to issue a guarantee for FFB to make loans for the Project Portfolio facility pursuant to Title XVII of the Energy Policy Act of 2005, Pub. L. 109 58, as amended by Section 406 of Div. A of Title IV of Pub. L. 111 5, and as further amended from time to time (“Title XVII”).

(B)	Borrower has undertaken, through wholly-owned Project Companies to develop a distributed hydrogen production and liquefaction network, powered by renewable or nuclear energy and using proton exchange membrane electrolyzers, for the delivery of such “low carbon” liquefied hydrogen to serve a national customer base (the “Project Portfolio”).

(C)	As part of the Project Portfolio, the Borrower is developing the Limestone Project to be the Initial Qualifying Project under and pursuant to the terms and conditions of this Agreement and the other Financing Documents.

(D)	The Borrower submitted an application for the issuance by DOE of a guarantee of a multi-draw term loan facility to be authorized and approved by DOE under Title XVII, subject to the requirements of Section 1703 of Title XVII and the Applicable Regulations (the “Application”).

(E)	The Borrower and DOE entered into a Conditional Commitment Letter dated May 14, 2024, pursuant to which DOE agreed to arrange for FFB to purchase the FFB Notes from the Borrower and to make Advances from time to time thereunder, in each case, upon the terms and subject to the conditions of this Agreement and the other Financing Documents.

(F)	Subject to the terms and conditions hereof, DOE will, in connection with arranging financing for the Borrower from FFB, issue and deliver to FFB the DOE Guarantee(s) pursuant to which it will guarantee the Borrower’s repayment of principal and interest on the Advances as and when required pursuant to the FFB Notes and any other liabilities, losses, costs or expenses incurred by FFB from time to time with respect to the FFB Notes or the related FFB Note Purchase Agreement.

(G)	The execution of this Agreement is a condition precedent to DOE’s issuance of the DOE Guarantee for the Initial Qualifying Project, and FFB’s receipt of such DOE Guarantee is a condition precedent to FFB’s execution of the FFB Documents.

(H)	The Borrower’s obligations to DOE and FFB will be secured by the Liens granted under the Security Documents, to the extent provided therein.

(I)	The parties hereto desire: (a) to specify, among other things, the terms and conditions for: (i) the delivery by DOE of the DOE Guarantee and other FFB Secretary’s Instruments required for FFB to purchase the FFB Notes pursuant to a FFB Note Purchase Agreement; (ii) the delivery by DOE of Advance Request Approval Notices; and (iii) certain indemnity and reimbursement obligations of the Borrower to DOE; and (b) to provide for certain other matters related thereto.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Article I

DEFINITIONS AND OTHER RULES OF CONSTRUCTION

Section 1.01          Terms Generally. Capitalized terms used herein, including in the preliminary statements, without definition shall have the respective meanings assigned to such terms in Annex A (Definitions).

Section 1.02          Other Rules of Construction. Unless the contrary is expressly stated herein:

(a)            words in this Agreement denoting one gender only shall be construed to include all genders;

(b)            when used in this Agreement, the words “including,” “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”;

(c)            when used in this Agreement, the word “or” is not exclusive;

(d)            when used in this Agreement, the words “herein,” “hereby,” “hereunder,” “hereof,” “hereto,” “hereinbefore,” and “hereinafter,” and words of similar import, unless otherwise specified, shall refer to this Agreement in its entirety and not to any particular section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix of this Agreement;

(e)            each reference in this Agreement to any article, section, subsection, paragraph, clause or other subdivision, annex, exhibit, schedule or appendix shall mean, unless otherwise specified, the respective article, section, subsection, paragraph, clause or other subdivision, annex, exhibit, schedule or appendix of this Agreement;

(f)            capitalized terms in this Agreement referring to any Person or party to any Financing Document or to any other agreement, instrument, deed or other document shall refer to such Person or party together with its successors and permitted assigns, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(g)            each reference in this Agreement to any Financing Document or to any other agreement, instrument, deed or other document, shall be deemed to be a reference to such Financing Document or such other agreement, instrument, deed or document, as the case may be, as the same may be amended, supplemented, novated or otherwise modified from time to time in accordance with the terms hereof and thereof;

(h)            each reference in this Agreement to any Applicable Law or Environmental Law shall be construed as a reference to such Applicable Law or Environmental Law, as applied, amended, modified, extended or re-enacted from time to time, and includes any rules or regulations promulgated thereunder;

(i)            each reference in this Agreement to any provision of any other Financing Document will include reference to any definition or provision incorporated by reference within that provision;

(j)            except where expressly provided otherwise, whenever any matter is required to be satisfactory to, or determined or approved by, DOE or FFB, or DOE or FFB is required or permitted to exercise any discretion (including any discretion to waive, select, require, deem appropriate, deem necessary, permit, determine or approve any matter), the satisfaction, determination or approval of DOE or FFB, or the exercise by DOE or FFB of such discretion, shall be in its respective sole and absolute discretion, as applicable, and further DOE shall be entitled to consult with the Independent Engineer or any other of its Secured Party Advisors in making such determination or exercising such discretion;

(k)            except where expressly provided otherwise, the words “days”, “weeks”, “months” and “years” shall mean calendar days, weeks, months and years, respectively, and each reference to a time of day shall mean such time in Washington, D.C.;

(l)            the table of contents and article and section headings and other captions have been inserted as a matter of convenience for the purpose of reference only and do not limit or affect the meaning of the terms and provisions thereof;

(m)            the expression “reasonable efforts” and expressions of like import, when used in connection with an obligation of the Borrower Entity, means taking in good faith and with due diligence all commercially reasonable steps to achieve the objective and to perform the obligation, including doing all that can reasonably be done in the circumstances taking into account each party’s obligations hereunder to mitigate delays and additional costs to the other party, and in any event taking no fewer steps and efforts than those that would be taken by a commercially reasonable and prudent person in comparable circumstances, where the whole of the benefit of the obligation and where all the results of taking such steps and efforts accrue solely to that person’s own benefit;

(n)            the words “asset” and “property,” unless otherwise defined herein, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests, Intellectual Property and contract rights;

(o)            the word “will” shall be construed as having the same meaning and effect as the word “shall;”

(p)            the definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined; and

(q)            the following actions by the Borrower Entities shall satisfy “retroactive compliance”, “retroactively adjustment” and other similar constructions with respect to compliance with the Davis-Bacon Act in the Financing Documents for work performed prior to the Execution Date: the Borrower’s use of good faith efforts to distribute the DBA Retroactive Compliance Amount to all DBA Contract Parties for further distribution to laborers and mechanics who were paid less than the applicable prevailing wage rates as outlined in the Davis-Bacon Act Requirements for the work performed prior to the Execution Date and otherwise in accordance with the Davis-Bacon Act Requirements.

Section 1.03          Definitions in Other Written Communications. Unless the contrary intention appears, any capitalized term used without definition in any notice or other written communication given under or pursuant to this Agreement shall have the same meaning in that notice or other written communication as in this Agreement.

Section 1.04          Conflict with FFB Documents. In the case of any conflict between the terms of this Agreement and the terms of any FFB Document (a) as between the Borrower and DOE the terms of this Agreement shall control, unless expressly stated to the contrary herein and (b) as (i) between the Borrower and FFB or (ii) between DOE and FFB, the terms of such FFB Document shall control.

Section 1.05          Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein and in the other Financing Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, but not otherwise defined in Annex A (Definitions) hereto shall have the respective meanings assigned to them in conformity with GAAP.

Article II

FUNDING

Section 2.01          Guaranteed Loan Purchase of the FFB Notes.

(a)            Purchase of the FFB Notes. Subject to the terms and conditions hereof and of the FFB Documents:

(i)            on the Execution Date, DOE shall deliver to FFB the FFB Secretary’s Instruments required, in accordance with Section 3.3 (Secretary’s Instruments) of the FFB Note Purchase Agreement for the Initial Qualifying Project, in connection with the offer to FFB to purchase the FFB Note contemplated thereunder in a Maximum QP Commitment Amount not to exceed three hundred eighty-seven million, five hundred ninety-eight thousand, six hundred forty-seven Dollars and six Cents ($387,598,647.06) and a Maximum QP Capitalized Interest Amount not to exceed twenty-six million, eight hundred seven thousand, six hundred ninety-three Dollars and seventeen Cents ($26,807,693.17), in each case, for the Initial Qualifying Project; and

(ii)           prior to each First Advance Date for a subsequent Qualifying Project after the Initial Qualifying Project, DOE shall deliver to FFB the FFB Secretary’s Instruments required, in accordance with Section 3.3 (Secretary’s Instruments) of the FFB Note Purchase Agreement for such Qualifying Project, in connection with the offer to FFB to purchase the FFB Note contemplated thereunder in a Maximum QP Commitment Amount and Maximum QP Capitalized Interest Amount to be set forth in such FFB Note.

The FFB Notes contemplated under all the FFB Note Purchase Agreements shall equal an aggregate maximum principal amount not to exceed one billion, five hundred fifty million, three hundred ninety-three thousand, two hundred seventy-three Dollars and eighty-seven Cents ($1,550,393,273.87) (the “Maximum Principal Amount”) and an aggregate maximum amount of capitalized interest in accordance with Section 3.04(a) (Interest Amount and Interest Computations) not to exceed one hundred seven million, two hundred thirty-two thousand, eighty-seven Dollars and five Cents ($107,232,087.05) (the “Maximum Capitalized Interest Amount” and together with the Maximum Principal Amount, the “Maximum Guaranteed Loan Amount”, and the loan extended under the FFB Notes, the “Guaranteed Loan”).

(b)            Loans.

(i)            The Guaranteed Loan shall be disbursed, and corresponding FFB Notes shall be issued, in connection with each Qualifying Project.

(ii)           The aggregate total amount of the FFB Notes (including capitalized interest) shall not exceed the lesser of (x) one billion, six hundred fifty-seven million, six hundred twenty-five thousand, three hundred sixty Dollars and ninety-two Cents ($1,657,625,360.92), (y) the sum of the Maximum QP Loan Amount for all Qualifying Projects with respect to which a First Advance has been made, and (z) eighty percent (80%) of Eligible Project Costs (taken together) for all Qualifying Projects with respect to which a First Advance has been made.

(iii)          In no event will the aggregate total of the Maximum QP Principal Amount for all Qualifying Projects exceed the Maximum Principal Amount.

(iv)            In no event will the aggregate total of the Maximum QP Capitalized Interest Amount for all Qualifying Projects exceed the Maximum Capitalized Interest Amount.

Section 2.02          Availability and Reductions.

(a)            Maximum Guaranteed Loan Amount; Availability Period. Subject to the terms and conditions hereof and of the FFB Documents, DOE shall, during the applicable Availability Period, deliver to FFB an Advance Request Approval Notice authorizing FFB to make Advances in accordance with Section 2.03(c)(ii) (Advance Request Approval Notice); provided, that after giving effect to any Advances and the use of proceeds thereof and subject to Section 2.06(c) (Determination of Advance Amounts): (i) the aggregate amount of all Advances made to the Borrower under the relevant FFB Note for any Qualifying Project shall not exceed the applicable Maximum QP Principal Amount, and shall otherwise comply with the Debt Sizing Parameters and (ii) the aggregate amount of all Advances made to the Borrower under all FFB Notes then-outstanding shall not exceed the Maximum Principal Amount and shall otherwise comply with the Debt Sizing Parameters.

(b)            Loan Commitment Amount Reductions.

(i)            The Borrower may, on not less than thirty (30) days’ prior written notice to DOE and upon the satisfaction of any consent requirement or other applicable provisions of this Agreement and each other Financing Document, permanently reduce the Maximum QP Principal Amount for a Qualifying Project in whole or in part, but only if:

(A)            the Borrower demonstrates to DOE’s satisfaction that the total funding committed and available to the applicable Qualifying Project is sufficient to pay all remaining Project Costs, for such Qualifying Project in accordance with the then applicable Construction Budget, Qualifying Project Milestone Schedule and Base Case Financial Model;

(B)            DOE is satisfied that the proposed reduction or cancellation would not reasonably be expected to cause a Default or an Event of Default;

(C)            the Borrower shall have delivered to DOE by an Acceptable Delivery Method, a certificate, in form and substance satisfactory to DOE, with respect to the matters set forth in clauses (i) and (ii) above; and

(D)            upon such cancellation or reduction, the Borrower shall pay all expenses and other amounts then due with respect to, or as a result of, such cancellation or reduction under this Agreement.

(ii)            Upon receipt by any Project Company of Net Production Tax Credit Proceeds, the Borrower may elect, by delivery of a written notice to DOE no later than twelve (12) months following receipt of such Net Production Tax Credit Proceeds, to apply such Net Production Tax Credit Proceeds to Eligible Project Costs for a Qualifying Project. Upon DOE’s written acceptance of such notice, the specified amount of Net Production Tax Credit Proceeds will be transferred to the Construction Account for the applicable Qualifying Project and the Maximum QP Principal Amount for such Qualifying Project will be reduced by the same amount.

(iii)          Once reduced or canceled, the Maximum QP Principal Amount for a Qualifying Project may not be increased. Any reduction or cancellation of any Maximum QP Principal Amount will automatically reduce the Maximum Principal Amount by the same Dollar value.

(c)            DOE Termination.

(i)            If the Initial First Advance has not occurred by the Initial First Advance Longstop Date, DOE may terminate this Agreement upon no less than ten (10) Business Days’ prior written notice to the Borrower. Once terminated, this Agreement may not be reinstated.

(ii)            Following the occurrence of the First Advance Longstop Date, upon not less than ten (10) Business Days’ prior written notice to the Borrower, DOE may terminate the availability of any Maximum Principal Amount in excess of the aggregate total of the Maximum QP Principal Amount for all Qualifying Projects for which a First Advance Date has occurred. Once so terminated, such amount may not be reinstated.

Section 2.03          Mechanics for Requesting Advances.

(a)            Advance Requests. Subject to the FFB Documents, from time to time during the applicable Availability Period, the Borrower may request Advances under the FFB Documents by delivering, by an Acceptable Delivery Method, to DOE, an appropriately completed request with respect to such Advance or Advances (each, an “Advance Request”), in the form attached as Exhibit A (Form of Advance Request) (as such form may be amended, supplemented or modified from time to time by DOE, the “Form of Advance Request”), and otherwise in form and substance satisfactory to DOE, not less than eighteen (18) Business Days and not more than twenty (20) Business Days prior to the Requested Advance Date.

(b)            Frequency. The Borrower may request Advances in accordance with clause (a) above no earlier than thirty (30) days from the date of the immediately preceding Advance Request; provided, that: (i) the Borrower shall not deliver an Advance Request more frequently than six (6) times per calendar year without the prior written consent of DOE; and (ii) in no event shall any Requested Advance Date be: (A) the last three (3) Business Days of any calendar month (other than March, June, September or December which are addressed in clause (B)); (B) the last seven (7) Business Days of March, June, September or December; or (C) during the period from September 15 through and including the third (3rd) Business Day in October.

(c)            Advance Funding.

(i)            Satisfaction of Conditions. Promptly after receipt of an Advance Request complying with Section 2.03(a) (Advance Requests), DOE shall review such Advance Request to determine whether all certificates and documentation required to be attached thereto have been delivered to it.

(ii)           Advance Request Approval Notice. With respect to any Advance under the FFB Documents, if DOE determines that: (x) the Advance Request has been satisfactorily completed pursuant to this Section 2.03 (Mechanics for Requesting Advances); and (y) all conditions precedent set forth in Section 5.03 (Conditions Precedent to Each First Advance Date) and Section 5.04 (Advance Approval Conditions Precedent) in respect of the requested Advance have been satisfied (or waived in writing), then DOE shall issue to FFB an Advance Request Approval Notice no later than three (3) Business Days prior to the Requested Advance Date.

(iii)            Funding. For any requested Advance for which an Advance Request Approval Notice has been issued pursuant to this Section 2.03(c) (Advance Funding) and for which no Drawstop Notice has been issued pursuant to Section 2.03(d) (Drawstop Notices), FFB shall fund such Advance on the Requested Advance Date in accordance with the relevant FFB Note Purchase Agreement and the relevant FFB Note. Such funds shall be applied as specified in the FFB Documents and in accordance with Section 2.03(f) (Disbursement of Proceeds); provided, that if any Drawstop Notice has been issued and is in effect on the Requested Advance Date with respect to any funds received by the Borrower, such funds (together with any additional amounts due thereon or arising therefrom) shall be returned by the Borrower to FFB pursuant to Section 2.03(d) (Drawstop Notices).

(d)            Drawstop Notices.

(i)            Issuance Following the issuance of any Advance Request Approval Notice by DOE pursuant to Section 2.03(a) (Advance Requests) above and on or prior to the Requested Advance Date, DOE or FFB may, from time to time, issue a notice substantially in the form attached hereto as Exhibit B (Form of Drawstop Notice) (a “Drawstop Notice”) to the Borrower and to DOE or FFB, as the case may be, if and only if DOE or FFB, as the case may be, determines that:

(A)            any condition set forth in Section 5.03 (Conditions Precedent to Each First Advance Date), Section 5.04 (Advance Approval Conditions Precedent) and 5.06 (Conditions Precedent to FFB Advance), as applicable, with respect to such Advance is not met, or, having been met, is no longer met; or

(B)            to the extent the Advance Request Approval Notice has been issued for any Advance under any FFB Note and relevant FFB Note Purchase Agreement, the conditions precedent to such Advance contained in the relevant FFB Note and the relevant FFB Note Purchase Agreement are not met, or, having been met, are no longer met.

(ii)          Consequences If a Drawstop Notice is issued, FFB shall not be obligated to make the requested Advance set forth on such Drawstop Notice; provided, that if FFB makes any such Advance to the Borrower following the issuance of a Drawstop Notice, the Borrower shall return such Advance to FFB within one (1) Business Day following receipt thereof; and, provided further, that any amount required to be returned by the Borrower pursuant to this clause (ii) shall accrue interest at the Late Charge Rate from the date such Advance is made until, and including the date such Advance is returned and be subject to payment of a make-whole amount in accordance with the relevant FFB Note. Following the return of such Advance, FFB shall deliver an invoice to the Borrower setting forth the interest and other applicable make-whole amount due and payable with respect to such returned amount. The Borrower shall pay promptly, but in no event later than five (5) Business Days following delivery of such invoice, such interest and other applicable make-whole amounts as directed by FFB, and the Borrower shall pay all costs and expenses incurred by DOE, FFB, or the Collateral Agent as a result of such Advance withdrawal.

(e)            No Liability.

(i)            The Borrower acknowledges and agrees that DOE shall only be required to use its reasonable efforts to provide FFB with the necessary Advance Request Approval Notices within the time frames specified in Section 2.03(c)(ii) (Advance Request Approved Notice) but DOE shall in any event ensure that FFB receives all such Advance Requests and Advance Request Approval Notices as soon as reasonably practicable following receipt from the Borrower of the applicable Advance Requests and certificates and other documentation specified above (subject to the Borrower satisfying all conditions precedent specified in this Agreement, Section 5.03, (Conditions Precedent to Each First Advance Date), Section 5.04 (Advance Approval Conditions Precedent) and Section 5.06 (Conditions Precedent to FFB Advance), as applicable and, prior to the Execution Date, Section 5.01 (Conditions Precedent to the Execution Date) and Section 5.02 (Conditions Precedent to FFB Purchase of the FFB Note), respectively).

(ii)            Neither DOE nor FFB shall have any liability for any action taken (including the delivery of a Drawstop Notice) or omitted to be taken (including the refusal to fund any Advance or Advances following the issuance of a Drawstop Notice) or for any loss or injury resulting from its actions or inaction or its performance or lack of performance of any of its other obligations hereunder unless and solely to the extent such liability arises from the bad faith, gross negligence or willful misconduct of DOE or FFB as determined by a court of competent jurisdiction in a final, Non-Appealable judgement. In no event shall DOE, FFB or any subsequent holder of any FFB Note be liable, and each such Person shall be exempt from liability in accordance with Section 11.08 (Limitation on Liability), in each case: (A) for acting in accordance with, or relying upon, any entitlement order, instruction, notice, demand, certificate or document from the Borrower or any entity acting on behalf of the Borrower; or (B) in the case of FFB or any subsequent holder of any FFB Note, for acting in accordance with, or relying upon, any Drawstop Notice issued by DOE.

(iii)            Notwithstanding anything contained in this Agreement to the contrary, neither DOE nor FFB shall incur any liability to the Borrower, any Affiliate thereof or to any other Secured Party for not performing any act or fulfilling any duty, obligation or responsibility hereunder or under any other Financing Document by reason of any Lender Force Majeure Event; it being understood that DOE or FFB, as the case may be, shall resume performance hereunder as soon as reasonably practicable after the effects of such Lender Force Majeure Event cease to prevent or otherwise hinder DOE or FFB, as applicable, from performing hereunder or thereunder.

(f)            Disbursement of Proceeds.

(i)            The Borrower shall apply the proceeds of any Advance solely to:

(A)        reimburse the applicable Project Company in an amount equal to Eligible Project Cost Reimbursement Amounts for its Qualifying Project; or

(B)        pay for Eligible Project Costs for the Qualifying Project with respect to which such Advance was requested that have been invoiced and are due and payable, or are projected to become due and payable, within the ninety (90) day period following the relevant Advance Date as evidenced by invoices, or other documentation reasonably acceptable to DOE, and verified by the Independent Engineer (which invoices and other documentation will be delivered as a condition to release of any Advance proceeds from the Advance Proceeds Account to the Construction Account pursuant to Section 2.03(b)(i) (Transfers from Advance Proceeds Account) of the Accounts Accession Agreement).

(ii)            In no event shall the proceeds of the Advances be:

(A)        used for any Project other than the Qualifying Project with respect to which such Advance was requested;

(B)        used to pay interest payments on the Guaranteed Loan or programmatic fees charged by or paid to DOE relating to the Guaranteed Loan;

(C)        disbursed to fund or reimburse the Borrower or any other Borrower Party for any contribution made under the Base Equity Commitment or otherwise required under any Equity Commitment and Completion Support Agreement; or

(D)        used to pay any portion of Project costs that are not Eligible Project Costs.

Section 2.04         Advance Requirements under the FFB Documents. Notwithstanding anything to the contrary contained in this Article II (Funding), the Borrower shall comply with each disbursement requirement set forth in the FFB Documents. Unless otherwise specified in the FFB Documents, all determinations to be made with respect to the FFB Documents shall be made by DOE.

Section 2.05          No Approval of Work. The making of any Advance or Advances under the Financing Documents shall not be deemed an approval or acceptance by any Secured Party of any work, labor, supplies, materials or equipment furnished or supplied with respect to any Qualifying Project.

Section 2.06          Determination of Advance Amounts.

As of any date of any requested Advance, after giving effect to the Advance:

(a)            the sum of:

(w) the aggregate outstanding principal amount of all Advances then made to the Borrower under all FFB Notes outstanding (including, for the avoidance of doubt, the principal amount of such requested Advance), and

(x) the Aggregate Capitalized Interest,

shall not exceed eighty percent (80%) of the sum of:

(y) the amount of Eligible Project Costs (excluding all interest for such purposes) incurred and paid for all Qualifying Projects with respect to which a First Advance Date has occurred on or prior to the relevant Requested Advance Date; and

(z) the Aggregate Capitalized Interest;

(b)            the outstanding principal amount of the Guaranteed Loan (excluding any capitalized interest) shall not exceed the Maximum Principal Amount;

(c)            the aggregate amount of capitalized interest shall not exceed the Maximum Capitalized Interest Amount;

(d)            the outstanding principal amount of the Advances made for any Qualifying Project shall not exceed the Maximum QP Principal Amount for such Qualifying Project; and

(e)            the aggregate amount of capitalized interest on Advances for any Qualifying Project shall not exceed the Maximum QP Capitalized Interest Amount for such Qualifying Project, (collectively, the “Debt Sizing Parameters”).

Article III

PAYMENTS; PREPAYMENTS

Section 3.01          Place and Manner of Payments.

(a)            All payments due under the FFB Notes shall be made by the Borrower to FFB pursuant to the terms of the FFB Documents.

(b)            All payments to be made to DOE under this Agreement shall be sent by the Borrower in Dollars in immediately available funds before 1:00 p.m. (District of Columbia time) on the date when due to the account specified pursuant to Section 4.01(i) (Reimbursement and Other Payment Obligations).

(c)            In the event that the date of any payment to DOE or the expiration of any time period hereunder occurs on a day that is not a Business Day, then such payment or expiration of time period shall be made or occur on the next succeeding Business Day, and such extension of time shall in such cases be included in computing interest or fees, if any, in connection with such payment.

(d)            The Borrower understands and agrees that DOE and FFB are agencies or instrumentalities of the United States and that all payments hereunder or under the Financing Documents are payable, and shall in all cases be paid, free and clear of all Taxes.

Section 3.02          Maturity and Amortization.

(a)            Maturity Date.

(i)            The Borrower shall repay the outstanding Guaranteed Loan on the Maturity Date.

(ii)           The Borrower shall repay the outstanding Guaranteed Loans related to each Qualifying Project on the QP Maturity Date for such Qualifying Project.

(b)            Payments. Each FFB Note shall: (i) be stated to mature in consecutive quarterly installments of principal (each, a “FFB Note Installment”) payable on each Payment Date, commencing on the First Principal Payment Date of such FFB Note (or, if not a Business Day, the next Business Day), in the amounts set forth in the Amortization Schedule applicable to the Qualifying Project for which such FFB Note is issued; and (ii) provide for the capitalization and payment of interest in accordance with Section 3.04 (Interest Provisions Relating to All Advances) and the FFB Documents.

Section 3.03          Evidence of Debt. The entries made in the internal records maintained by or on behalf of DOE evidencing the amounts from time to time: (i) advanced by FFB under the FFB Note Purchase Agreements and the FFB Notes; or (ii) paid by or on behalf of the Borrower from time to time in respect thereof, shall constitute, absent manifest error, evidence of the existence and amount of the FFB Notes Obligations of the Borrower as therein recorded.

Section 3.04          Interest Provisions Relating to All Advances.

(a)            Interest Amount and Interest Computations.

(i)            Interest shall accrue on the outstanding principal amount of each Advance from the date such Advance is disbursed to the Borrower pursuant to the FFB Note Purchase Agreements and the relevant FFB Notes, to the date such Advance is due, in each case, at a rate per annum as specified in the FFB Note Purchase Agreements. Except as provided in Section 3.04(a)(ii) (Interest Amount and Interest Computations), interest accrued on the outstanding principal balance of each Advance shall be due and payable on each Payment Date beginning on the First Interest Payment Date to occur after the date on which such Advance is made, through and including the Maturity Date. (or, if earlier, the applicable QP Maturity Date).

(ii)            For each Advance on a FFB Note made prior to the First Interest Payment Date, for such FFB Note the amount of accrued interest on such FFB Note that would otherwise be due and payable on each Payment Date to occur before such First Interest Payment Date shall be capitalized in arrears on the respective Payment Date and be added to the principal amount due under such FFB Note, and interest shall thereafter accrue on the sum of the outstanding principal (including such capitalized interest) at the rate established for such Advance in accordance with paragraph 6 of such FFB Note; provided, that the aggregate amount of accrued interest that may be capitalized on the FFB Note for any Qualifying Project shall not exceed the Maximum QP Capitalized Interest Amount for such Qualifying Project and shall not cause the total outstanding amount, (including capitalized interest) under such FFB Note to exceed the applicable Qualifying Project’s Maximum QP Loan Amount or the outstanding aggregate amount under all FFB Notes to exceed the Maximum Guaranteed Loan Amount. The amount of interest that shall be capitalized on each Advance shall be determined as set forth in the relevant FFB Note.

(iii)          Any interest accrued on any FFB Note that exceeds the Maximum Capitalized Interest Amount or the Maximum QP Capitalized Interest Amount for such FFB Note shall be payable by the Borrower in cash in arrears on each Payment Date as provided for in such FFB Note.

(iv)          Without limiting the foregoing, all Overdue Amounts on the Guaranteed Loan shall: (A) accrue interest at the Late Charge Rate; and (B) be payable by the Borrower in accordance with the FFB Documents.

(v)           The Borrower hereby authorizes FFB to record in an account or accounts maintained by FFB on its books: (A) the interest rates applicable to all Advances; (B) the date and amount of each principal and interest payment on each Advance outstanding; and (C) such other information as FFB may determine is necessary for the computation of interest and the Prepayment Price payable by the Borrower under the FFB Notes. The Borrower acknowledges and agrees that all computations of interest and the Prepayment Price by FFB pursuant to this Section 3.04 (Interest Provisions Relating to All Advances) and the FFB Notes shall, in the absence of manifest error, be evidence of the amount thereof. All computations of interest shall be made as set forth in the relevant FFB Document.

(b)            Interest Payment Dates. Subject to the terms of the FFB Note Purchase Agreements and the FFB Notes, the Borrower shall pay accrued interest on the outstanding principal amount of each Advance: (i) on each Payment Date, as and to the extent specified in Section 3.04(a) (Interest Amount and Computation); (ii) on each prepayment date (to the extent thereof); and (iii) at maturity (whether by acceleration or otherwise).

Section 3.05          Prepayments.

(a)            Terms of All Prepayments.

(i)            With respect to any prepayment of any Advance, whether such prepayment is voluntary or mandatory, including a prepayment upon acceleration, the Borrower shall comply with all applicable terms and provisions of this Agreement and the FFB Documents.

(ii)           All prepayments of any FFB Note shall be: (A) applied to Advances as specified in the relevant Prepayment Election Notice; and (B) due in an amount equal to the Prepayment Price calculated by FFB in accordance with the terms of the FFB Note.

(iii)          The Borrower may not re-borrow the principal amount of any Advance that is prepaid, nor shall any such prepayment create availability for further borrowings during the Availability Period.

(iv)          Simultaneously with all prepayments of the Advances under the Guaranteed Loan, whether voluntary or mandatory, the Borrower shall, to the extent required by DOE, pay all accrued interest and other fees, costs, expenses and other Secured Obligations then outstanding under the Financing Documents.

(v)           Any prepayment (A) in full of all Advances under the Guaranteed Loan shall require payment in full of all other Secured Obligations and (B) with respect to a Qualifying Project, in full of all Advances for such Qualifying Project, shall require the payment in full of all other Secured Obligations for that Qualifying Project.

(vi)          If the Borrower shall fail to make a prepayment to FFB on any Intended Prepayment Date in accordance with this Agreement and the relevant FFB Notes, the Borrower shall pay FFB a Late Charge on any Overdue Amount from such Intended Prepayment Date to the date on which payment is made, computed in accordance with the provisions of the FFB Notes.

(vii)         Any prepayment made pursuant to this Section 3.05 (Prepayments) shall be applied: (A) for all mandatory prepayments with the exception of the mandatory prepayment event in Section 3.05(c)(i)(K) (Mandatory Prepayments - Illegality), to Advances made under the FFB Note for the Qualifying Project with respect to which the mandatory prepayment event has occurred; (B) to the specific Advances identified by the Borrower in the applicable Prepayment Election Notice in accordance with FFB Documents; and (C) in the inverse order of maturity among the outstanding principal amounts of such Advances.

(viii)        In the event of any prepayment in full of all outstanding Advances for a Qualifying Project pursuant to this Section 3.05 (Prepayments), the remaining Maximum QP Loan Amount for such Qualifying Project shall be deemed to be reduced to zero (0) Dollars, unless otherwise agreed to by DOE.

(ix)           Prior to the end of the Availability Period for a Qualifying Project, any prepayment in full with respect to any Qualifying Project shall release DOE from all obligations under the Financing Documents with respect to such Qualifying Project arising from and after such prepayment.

(b)            Voluntary Prepayments.

(i)            Subject to clause (ii) below, the Borrower may at any time and from time to time prepay all or any portion of the outstanding principal amount of any Advance under any FFB Note, upon prior submission of a Prepayment Election Notice by the Borrower to DOE and FFB (with a copy to the Collateral Agent) not less than ten (10) Business Days prior to the Intended Prepayment Date in accordance with the terms hereof and the FFB Notes.

(ii)           The Advances may only be prepaid under clause (i) above if either such prepayment includes prepayment (x) in full of all outstanding Advances and all other Secured Obligations, (y) in full of all outstanding Advances for any Qualifying Project and all other Secured Obligations related to such Qualifying Project, or (z) if in part as follows:

(A)          to the extent that such prepayment is made prior to the expiration of the Availability Period for any Qualifying Project, DOE has provided its prior written consent and the remaining Maximum QP Loan Amount for each Qualifying Project subject to such prepayment is reduced to zero (0) Dollars; or

(B)          to the extent such prepayment is made after the expiration of the Availability Period for a Qualifying Project, the Borrower has demonstrated to the satisfaction of DOE that for each Qualifying Project with respect to which such a voluntary prepayment is being made, immediately following such prepayment:

(1)            each Reserve Account and the Operating Account for such Qualifying Project, and the Borrower OpEx Account, has been fully funded to its required balance in accordance with the applicable Accounts Agreement;

(2)            if the Physical Completion Date for such Qualifying Project has not yet occurred, such Qualifying Project’s Physical Completion Date is expected to occur on or before its Physical Completion Longstop Date;

(3)            if the Project Completion Date for such Qualifying Project has not yet occurred, such Qualifying Project’s Project Completion Date is expected to occur on or before its Project Completion Longstop Date;

(4)            if the Project Completion Date for such Qualifying Project has not yet occurred, the total funding available to the applicable Qualifying Project is sufficient to pay all remaining Project Costs for such Qualifying Project in accordance with the applicable Construction Budget, Qualifying Project Milestone Schedule, and Base Case Financial Model;

(5)            if the Commercial Operations Date for such Qualifying Project has occurred, the total funding available to such Qualifying Project is sufficient to pay all O&M Expenses in accordance with the applicable O&M Budget, and Base Case Financial Model; and

(6)            in each case, no Default or Event of Default has occurred, is continuing or could reasonably be expected to occur as a result of such prepayment, except in the case of a prepayment in full of all Advances and all other Secured Obligations related to such Qualifying Project to the extent that the only Default or Event of Default outstanding prior to such prepayment is related exclusively to the Qualifying Project being fully prepaid.

(c)            Mandatory Prepayments.

(i)            The Borrower shall prepay the Advances upon the occurrence of any of the following events (each, a “Mandatory Prepayment Event”), in the prepayment amounts set forth below (such amounts, the “Mandatory Prepayment Amounts”):

(A)          upon receipt by any Borrower Party of any payment in respect of performance liquidated damages paid under any Major Project Document (subject to rights to repair or modify the applicable Qualifying Project to address performance shortcomings upon satisfactory demonstration to DOE that the required repair or modification is fully funded with such damages (and, as necessary, any equity) and the repair or modification is reasonably likely to remediate the applicable non-performance) that exceed the amount required, as reasonably determined by DOE, to pay to restart, repair or restore such Qualifying Project, or otherwise achieve its Project Completion Date, and less any corresponding liquidated damages payable by or on behalf of the applicable Project Company to third parties under any Project Document;

(B)          upon receipt by any Borrower Party of any amount constituting Loss Proceeds, to the extent (and promptly following determination that) prepayment is required in accordance with Section 7.04 (Event of Loss), such required amount;

(C)          upon receipt by any Borrower Party of any amount as a result of the breach, termination, or repudiation of any Major Project Document that exceeds the reasonable, documented, out-of-pocket costs incurred by the Borrower or Project Company to replace such Major Project Document, such excess amount, but solely to the extent such excess amount is greater than five hundred thousand Dollars ($500,000);

(D)          with respect to a Qualifying Project, upon receipt by any Borrower Party in respect of any Permitted Disposition in a single transaction or a series of related transactions, that portion of the Net Amount of the proceeds of such Permitted Disposition that is not applied (or reasonably expected to be applied) to the acquisition of replacement assets, but solely to the extent such excess amount is greater than seven hundred fifty thousand Dollars ($750,000) individually or two million Dollars ($2,000,000) in the aggregate in any Fiscal Year;

(E)           at the discretion of the Guarantor, one hundred percent (100%) of funds that have remained on deposit in any Distribution Suspense Account after four (4) consecutive Payment Dates, after giving effect to all other withdrawals and transfers required to be made on the final Payment Date of such four (4) consecutive Payment Date period pursuant to the applicable Accounts Agreement and otherwise, in accordance with the terms thereof;

(F)           as of the Project Completion Date for each Qualifying Project, in the event that the Project Completion Date Revised Financial Model with respect to such Qualifying Project shows that a portion of the Guaranteed Loan for such Qualifying Project is required to be prepaid in order for the Debt Sizing Parameters for such Qualifying Project to be satisfied immediately upon Project Completion of such Qualifying Project, the Borrower shall prepay such portion of the Guaranteed Loan for such Qualifying Project in the amount necessary to satisfy such parameters; provided, that: (1) the Project Completion Date shall not occur until the Borrower has made this prepayment in full; and (2) any prepayment pursuant to this clause (F) shall be paid from: (x) first, the then-available amount of the Base Equity Commitment for such Qualifying Project in excess of the amount of Project Costs projected to become due and payable up to the Project Completion Date for such Qualifying Project, (y) second, the Project Completion Guarantee and (z) third, to the extent of any remaining insufficiency, pursuant to the Make-Whole Agreement for such Qualifying Project;

(G)           with respect to any Reserve Account funded (in part or full) with the proceeds of any Advance, an amount equal to any Acceptable Letter of Credit that is credited to such account in lieu of such proceeds;

(H)          upon release of any Account Surplus (under and as defined in the Accounts Agreement) from the Debt Service Reserve Account, the amount of such released Account Surplus that was funded with the proceeds of any Advance, in accordance with Section 2.11(b)(ii) (Transfers from Debt Service Reserve Account) of the Accounts Agreement;

(I)            on any Quarterly Reporting Date, the Prepayment Price (calculated under and as defined in the FFB Notes) necessary to effect a mandatory prepayment in a sum equal to any Excess Advance Amount as of such Quarterly Reporting Date;

(J)           on any date, the Prepayment Price (calculated under and as defined in the FFB Notes) necessary to effect a mandatory prepayment in a sum equal to any Excess Guaranteed Loan Amount as of any such date;

(K)          upon the determination by DOE that any Applicable Law has made it unlawful or impossible for FFB to make Advances or maintain the Guaranteed Loan or any portion thereof, or DOE to guarantee or commit to guarantee the amount of any Advance or to reimburse FFB pursuant to the FFB Documents, or otherwise renders unlawful the performance by DOE or FFB of their respective obligations under the Financing Documents, a sum equal to all outstanding Advances and all other Secured Obligations under the Guaranteed Loan;

(L)           upon receipt by any Borrower Party, or to the extent related to any Qualifying Project, any other Borrower Entity, of any other Extraordinary Amount in excess of one million five hundred thousand Dollars ($1,500,000) during any Fiscal Year, the sum equal to one hundred percent (100%) of such Extraordinary Amount;

(M)         if, from and after the Commercial Operations Date for the applicable Qualifying Project, (1) any amount remains on deposit in the DBA Holdback Account after application of Sections 2.13(b)(i) and 2.13(b)(ii) (DBA Holdback Account) of the applicable Accounts Agreement and no DBA Compliance Matter remains outstanding with respect to such Qualifying Project; and (2) such amounts were funded, in part or full, with the proceeds of any Advance, in an amount equal to the aggregate total amount of such Advance proceeds funded; and

(N)          with respect to a Qualifying Project, in the amount of any Net Production Tax Credit Proceeds for such Qualifying Project deposited into any Extraordinary Proceeds Account, to the extent not applied to pay Eligible Project Costs for such Qualifying Project, in compliance with Section 2.02(b) (Loan Commitment Amount Reductions), within twelve (12) months of receipt.

(ii)            Any Mandatory Prepayment shall be made on the Intended Prepayment Date set forth in the relevant Prepayment Election Notice delivered pursuant to this Section 3.05, which Intended Prepayment Date shall be the date required for such Mandatory Prepayment pursuant to this Section 3.05(c) but in no event later than fifteen (15) Business Days after the occurrence of such Mandatory Prepayment Event (unless DOE otherwise consents in writing).

Article IV

PAYMENT OBLIGATIONS; REIMBURSEMENT

Section 4.01         Reimbursement and Other Payment Obligations.

(a)            The Borrower shall pay to DOE the Facility Fee on or before the Execution Date.

(b)            The Borrower shall pay to DOE the Maintenance Fee, with payments to occur as described below:

(i)            the Borrower shall pay the Initial Maintenance Fee on or before the Execution Date, which fee shall be pro-rated on a daily basis for the number of days starting with the Execution Date and ending on December 31 of the same calendar year;

(ii)            the Borrower shall pay each subsequent Maintenance Fee on or before January 1 (or if not a Business Day, the first Business Day immediately following January 1) of each calendar year after the Execution Date until the date on which the Guaranteed Loan is paid in full; and

(iii)            without duplication of clause (ii), the Borrower shall make the initial payment of each Qualifying Project Increase as a condition to the First Advance for each Qualifying Project, pro-rated on a daily basis for the number of days starting with such First Advance Date and ending on December 31 of the same calendar year.

(c)            The Borrower shall pay to DOE (or, to the extent applicable, reimburse DOE) or such other Person as DOE shall direct in writing, as follows:

(i)            a sum, in Dollars, equal to the total of all amounts payable by DOE to FFB pursuant to the DOE Guarantees (a “DOE Guarantee Payment”) which relate to, or arise out of, the FFB Documents or FFB providing or having provided financing under the FFB Notes (such amounts, “Reimbursement Amounts”), which Reimbursement Amounts shall be due and payable to DOE by the Borrower as of the date on which DOE makes the DOE Guarantee Payment to which they relate;

(ii)            all documented Secured Party Expenses paid or incurred in connection with:

(A)          whether or not the transactions contemplated by this Agreement or the Financing Documents are consummated, the due diligence of the Borrower, the Sponsor, the other Borrower Entities any Project, each Qualifying Project and the preparation, negotiation, execution and recording of this Agreement, the other Transaction Documents and any other documents and instruments related to this Agreement or thereto (including legal opinions);

(B)          any amendment or modification to, or the protection or preservation of any right or claim under, or consent or waiver in connection with, this Agreement or any other Transaction Document, any such other document or instrument related to this Agreement, any other Transaction Document or any Collateral;

(C)          the administration, preservation in full force and effect and enforcement of this Agreement, the other Transaction Documents and any other documents and instruments referred to herein or therein (including the fees and disbursements of counsel for DOE and travel costs);

(D)          the servicing, administration and monitoring of the Qualifying Projects and the Financing Documents throughout the term of the Guaranteed Loan, including in connection with any difficulty experienced by any Project relating to technical, commercial, financial environmental, or legal matters or other events (including engineering failure or financial workouts); and

(E)          any foreclosure against, sale or other disposition of any Collateral securing the Secured Obligations from time to time, or pursuit of any other remedies under any of the Financing Documents, to the extent such costs and expenses are not recovered from such foreclosure, sale or other disposition; and

(iii)           to the extent permitted by Applicable Law, interest on any and all amounts described in this Article IV (Payment Obligations) (other than Financing Document Amounts, interest on which shall accrue and be payable only to the extent, at the times, in the manner and in the amounts provided for in the Financing Documents (excluding this Section 4.01 (Reimbursement and Other Payment Obligations)) from the date payable by DOE under the FFB Program Financing Agreement until payment thereof in full by the Borrower, which amount shall accrue and be payable at the Late Charge Rate).

(d)            Upon any Event of Default, to the extent determined by DOE in its reasonable discretion, the Borrower shall pay to DOE an amount up to two percent (2%) per annum on the outstanding principal amount of the Guaranteed Loan (such amount being in addition to any interest payable pursuant to the FFB Notes, including at the Late Charge Rate) (the “DOE Default Interest Rate”), payable on each Payment Date during the period commencing on the date of such Event of Default until the date such Event of Default is cured or waived in writing and is no longer continuing. Upon written notice by DOE demanding payment of the DOE Default Interest Rate, and subject to Section 4.05 (Payment of Financing Document Amounts), the Borrower shall pay the DOE Default Interest Rate upon each immediately succeeding Payment Date following such written demand.

(e)            Any amendment, modification, consent, waiver or change to or in respect of any provision of this Agreement or any other Financing Document that constitutes a “modification” (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated in accordance with FCRA and OMB Circulars A-11 and A-129, and as determined by OMB in its sole discretion), shall be subject to the availability to DOE of funds appropriated by Congress, or to the extent permitted by Applicable Law, payment by the Borrower, to meet, any increase in the Credit Subsidy Cost prior to such amendment or waiver to the extent required pursuant to Section 11.01 (Waiver and Amendment).

(f)            In accordance with Section 609.13(a) of the Applicable Regulations, the Borrower shall not: (i) request that any Guaranteed Loan or any portion or proceeds derived thereof be used; or (ii) use any other funds obtained from the United States federal government or from a loan or other instrument guaranteed by the United States federal government, in either case for the payment of any costs, fees or expenses payable under this Section 4.01 (Reimbursement and Other Payment Obligations), except to the extent explicitly authorized by the U.S. Congress.

(g)            The Borrower shall pay to DOE any fees that DOE may assess or incur from time to time in connection with any amendment, consent or waiver in connection with this Agreement or any other Financing Document.

(h)            All fees payable to DOE hereunder shall be paid on the dates due, in immediately available funds in Dollars to DOE and shall be non-refundable upon payment.

(i)            All amounts payable to DOE hereunder, including Reimbursement Amounts, shall be paid without counterclaim or set-off by wire transfer to the following account, or to such other account as may be specified by DOE from time to time:

U.S. Treasury Department

ABA No. [*]

Department of Energy Account No. [*]

OBI = LGPO Loan No. [*]

Section 4.02         Subrogation. In furtherance of and not in limitation of DOE’s right of subrogation, the Borrower acknowledges that, to the extent of any payment made by DOE of Reimbursement Amounts, DOE shall be fully subrogated to the extent of any such payment, and any additional interest due on any late payment, to the rights of FFB under the FFB Notes, the FFB Note Purchase Agreements and any other Financing Documents. The Borrower acknowledges and agrees to such subrogation and shall execute such instruments and to take such actions as DOE may reasonably request to evidence such subrogation and perfect the right of DOE to receive any amounts paid or payable thereunder. If and to the extent that DOE shall be fully and indefeasibly reimbursed in cash or immediately available funds by the Borrower pursuant to Section 4.01 (Reimbursement and Other Payment Obligations) in respect of any payment made by DOE of Reimbursement Amounts, such reimbursement shall be deemed to constitute an equal and corresponding payment in respect of DOE’s rights of subrogation hereunder in respect of such payment of Reimbursement Amounts.

Section 4.03          Obligations Absolute.

(a)            The obligations of the Borrower under this Article IV (Payment Obligations) shall be absolute and unconditional, and shall be paid or performed strictly in accordance with this Agreement under all circumstances irrespective of:

(i)            any lack of validity or enforceability of, or any amendment or other modifications of, or waiver with respect to the FFB Notes, this Agreement or any other Financing Document;

(ii)           any exchange or release of any other obligations hereunder;

(iii)          the existence of any claim, setoff, defense (other than a defense of payment or performance), reduction, abatement or other right that any Borrower Party or any Affiliate thereof may have at any time against DOE or any other Person;

(iv)          any document presented in connection with any Financing Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)           any payment by DOE pursuant to the terms of the FFB Program Financing Agreement against presentation of a certificate or other document that does not strictly comply with the terms of the FFB Program Financing Agreement;

(vi)          any breach by any Borrower Party or any Affiliate thereof of any representation, warranty or covenant contained in any of the Financing Documents;

(vii)         except to the extent prohibited by mandatory provisions of Applicable Law, status as, and any other rights of, a “debtor” under the UCC as in effect from time to time in the State of New York or under the Applicable Law of any other relevant jurisdiction;

(viii)        any duty on the part of DOE to disclose any matter, fact or thing relating to the business, operations or financial or other condition of any Borrower Party or any Affiliate thereof now known or hereafter known by DOE;

(ix)           any disability or other defense (other than a defense of payment or performance) of any Borrower Party or any Affiliate thereof or any other Person;

(x)            any act or omission by DOE that directly or indirectly results in or aids the discharge of the Borrower Party or any Affiliate thereof or any other Person, by operation of law or otherwise;

(xi)           any change in the time, manner or place of payment of, or in any other term of, all or any of its obligations or liabilities hereunder or any compromise, renewal, extension, acceleration or release (other than a release of such obligations of the Borrower or any Affiliate thereof under this Article IV (Payment Obligations)) with respect thereto, any change in the collateral securing its obligations or liabilities hereunder or any other Financing Document or any amendment or waiver of or any consent to departure from any other guarantee for all or any of its obligations or liabilities hereunder or any other Financing Document;

(xii)          any change in the corporate structure or existence of any Borrower Party or any Affiliate thereof;

(xiii)         any exchange, taking or release of Collateral;

(xiv)         any application of Collateral to the Secured Obligations; or

(xv)         any other circumstances or conditions, foreseen or unforeseen, now existing or hereafter occurring, that might otherwise constitute a defense available to, or discharge of, any Borrower Party or any Affiliate thereof or any other Person in respect of any Financing Document (other than a defense of payment or performance).

(b)            The Borrower each Project Company and all others who may become liable for all or part of the obligations of the Borrower under this Agreement agree to be bound by this Article IV (Payment Obligations) and, to the extent permitted by Applicable Law:

(i)            waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced by any Financing Documents or by any extension or renewal thereof;

(ii)           waive presentment and demand for payment, notices of non-payment and of dishonor, protest of dishonor and notice of protest, except as expressly provided otherwise in this Agreement;

(iii)          waive all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder except as required hereby or by the other Financing Documents;

(iv)          waive all rights of abatement, diminution, postponement or deduction, and any defense (other than a defense of payment or performance), that any party to any Financing Document or any beneficiary thereof may have at any time against DOE or any other Person, or out of any obligation at any time owing to any Secured Party;

(v)           agree that its liabilities hereunder shall be unconditional and without regard to any setoff, counterclaim or the liability of any other Person for the payment hereof;

(vi)          agree that any consent, waiver or forbearance hereunder with respect to an event shall operate only for such event and not for any subsequent event;

(vii)         consent to any and all extensions of time that may be granted by any Secured Party with respect to any payment hereunder or other provisions hereof or of any other Financing Document and to the release of any security at any time given for any payment hereunder, or any part thereof, with or without substitution, and to the release of any Person or entity liable for any such payment;

(viii)        waive all defenses and allegations based on or arising out of any contradiction or incompatibility among its obligations or liabilities hereunder and any of its other obligations;

(ix)           waive, unless and until its obligations or liabilities hereunder have been performed, paid, satisfied or discharged in full, any right to enforce any remedy that any Secured Party now has or may in the future have against any Borrower Party or any Affiliate thereof or any other Person;

(x)            waive any benefit of, or any right to participate in, any guarantee or insurance whatsoever now or in the future held by any Secured Party;

(xi)           waive the benefit of any statute of limitations affecting its liability hereunder; and

(xii)          consent to the addition or release of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance or release of any and all other security for any payment hereunder, and agree that the addition or release of any such obligors or security shall not affect the liability of the parties hereto for any payment hereunder.

(c)            The Borrower shall remain liable for its reimbursement and other payment obligations under this Agreement and the other Financing Documents until such obligations have been irrevocably paid or otherwise satisfied and discharged in full in accordance with this Agreement and the other Financing Documents, and nothing except irrevocable payment, satisfaction or discharge in full thereof in accordance with this Agreement and the other Financing Documents shall release the Borrower from such obligations.

(d)            Except as expressly provided herein, the obligations and liabilities of the Borrower under this Agreement or the other Financing Documents shall not be conditioned or contingent upon the pursuit or exercise by DOE, FFB or any other Person at any time of any right or remedy (nor shall such obligations and liabilities be affected, released or modified by any action, failure, delay or omission by DOE, FFB or any other Person in the enforcement or exercise of any right or remedy under Applicable Law) against any Person that may be or become liable in respect of all or any part of the obligations and liabilities of the Borrower under this Agreement or the other Financing Documents.

Section 4.04          Evidence of Payment. In the event of any payment by DOE that is required to be reimbursed or indemnified by the Borrower, the Borrower shall accept written evidence of billing and payment by DOE as evidence, absent manifest error, of the existence and amount thereof.

Section 4.05          Payment of Financing Document Amounts.

(a)            Anything in this Article IV (Payment Obligations) to the contrary notwithstanding, including Section 4.04 (Evidence of Payment):

(i)            amounts payable by the Borrower pursuant to Section 4.01 (Reimbursement and Other Payment Obligations) in respect of payments made or required to be made by DOE to FFB on account of Financing Document Amounts shall be payable by the Borrower at the times, in the manner and in the amounts that such Financing Document Amounts would otherwise have been payable by the Borrower under the Financing Documents (including, for the avoidance of doubt, on an accelerated basis following the occurrence of an Event of Default);

(ii)           amounts payable by the Borrower under Section 4.01 (Reimbursement and Other Payment Obligations) shall be without duplication of any amounts payable by the Borrower pursuant to: (A) this Agreement; (B) the FFB Notes; (C) the FFB Note Purchase Agreements; (D) the subrogation rights referred to in Section 4.02 (Subrogation); or (E) the provisions of Section 11.07 (Indemnification); and

(iii)           no amount shall be payable by the Borrower under Section 4.01 (Reimbursement and Other Payment Obligations) in respect of payments made or required to be made by DOE to FFB in respect of any liability, loss, cost or expense relating to or arising out of any sale, assignment or other transfer of the FFB Notes or portion thereof by FFB to DOE, except during the continuance of an Event of Default.

(b)            If an event permitting the acceleration of any Advance and/or the FFB Notes shall at any time have occurred and be continuing, and such acceleration of any Advance and/or the FFB Notes shall at such time be prevented by reason of the pendency against any Borrower Party or any Affiliate thereof or any other Person of a case or proceeding under a bankruptcy or insolvency law, the Borrower acknowledges and agrees that, for purposes of this Agreement and its obligations hereunder, in respect of any payment made by DOE to FFB, such Advance and/or the FFB Notes shall be deemed to have been accelerated with the same effect as if such Advance and/or the FFB Notes had been accelerated in accordance with the terms of the FFB Documents.

Section 4.06          Guarantee.

(a)            Guarantee. Each Project Company hereby guarantees to DOE at any time outstanding the prompt payment in full, in Dollars, when due (whether at stated maturity, by acceleration, by mandatory or optional prepayment or otherwise) of the principal of and interest on the Guaranteed Loans (including interest on any Overdue Amount) and all other amounts from time to time owing by the Borrower under this Agreement and the other Financing Documents (including costs, expenses and fees) (such payments being herein collectively called the “Guaranteed Obligations”). Each Project Company hereby further agrees that if the Borrower shall default in the payment of any of the Guaranteed Obligations (after giving effect to all applicable grace and cure periods), such Project Company will (x) promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration, by mandatory or optional prepayment or otherwise) in accordance with the terms of such extension or renewal and (y) pay to DOE or FFB, such amounts, to the extent lawful, as shall be sufficient to pay the costs and expenses of collection or of otherwise enforcing any of DOE’s or FFB’s rights under the Financing Documents, including reasonable counsel fees. All obligations of the Project Companies under this Section 4.06 shall survive any obligations of the Project Companies under this Section 4.06 with respect to which the underlying obligation of the Borrower is expressly stated to survive payment of any Guaranteed Loan shall also survive payment of such Guaranteed Loan. All obligations of the Project Companies under this Section 4.06 shall be joint and several.

(b)            Obligations Unconditional.

(i)            The obligations of the Project Companies under Section 4.06(a) constitute a present and continuing guaranty of payment and not collectability and are absolute, unconditional and irrevocable, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement, the other Financing Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or Project Company, other than the payment in full of the Guaranteed Obligations. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Project Companies hereunder which shall remain absolute and unconditional as described above:

(A)         any amendment, supplement or modification of any provision of this Agreement, the other Financing Documents or any assignment or transfer thereof, including the renewal or extension of the time of payment of any of the Guaranteed Loans or the granting of time in respect of such payment thereof, or of any furnishing or acceptance of security or any additional guarantee or any release of any security or guarantee so furnished or accepted for any of the Guaranteed Loans;

(B)          any waiver, consent, extension, granting of time, forbearance, indulgence or other action or inaction under or in respect of this Agreement or the other Financing Documents, or any exercise or non-exercise of any right, remedy or power in respect hereof or thereof;

(C)          any bankruptcy, receivership, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceedings with respect to the Borrower or any other Person or the properties or creditors of any of them;

(D)          the occurrence of any Default or Event of Default under, or any invalidity or any unenforceability of, or any misrepresentation, irregularity or other defect in, this Agreement, the other Financing Documents or any other agreement;

(E)           any transfer of any assets to or from the Borrower, including any transfer or purported transfer to the Borrower from any Person, any invalidity, illegality of, or inability to enforce, any such transfer or purported transfer, any consolidation or merger of the Borrower with or into any Person, any change in the ownership of any Equity Interests of the Borrower, or any change whatsoever in the objects, capital structure, constitution or business of the Borrower;

(F)           any default, failure or delay, willful or otherwise, on the part of the Borrower or any other Person to perform or comply with, or the impossibility or illegality of performance by the Borrower or any other Person of, any term of this Agreement, the other Financing Documents or any other agreement;

(G)          any suit or other action brought by, or any judgment in favor of, any beneficiaries or creditors of, the Borrower or any other Person for any reason whatsoever, including any suit or action in any way attacking or involving any issue, matter or thing in respect of this Agreement, the other Financing Documents or any other agreement;

(H)          any lack or limitation of status or of power, incapacity or disability of the Borrower or any trustee or agent thereof; or

(I)            any other thing, event, happening, matter, circumstance or condition whatsoever (other than the payment in full of the Guaranteed Obligations), not in any way limited to the foregoing.

(ii)            Each Project Company hereby unconditionally waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that DOE or FFB exhaust any right, power or remedy against the Borrower under this Agreement, the other Financing Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

(iii)            In the event that any Project Company shall at any time pay any amount on account of the Guaranteed Obligations or take any other action in performance of its obligations hereunder, such Project Company shall not exercise any subrogation or other rights hereunder or under the Guaranteed Loans (including any transactions thereunder) and each Project Company hereby waives all rights it may have to exercise any such subrogation or other rights, and all other remedies that it may have against the Borrower, in respect of any payment made hereunder unless and until the Guaranteed Obligations shall have been paid in full. If any amount shall be paid to any Project Company on account of any such subrogation rights or other remedy, notwithstanding the waiver thereof, such amount shall be received in trust for the benefit of DOE or FFB and shall forthwith be paid to DOE or FFB to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof. Each Project Company agrees that its obligations under this Section 4.06 shall be automatically reinstated if and to the extent that for any reason any payment (including payment in full) by or on behalf of the Borrower is rescinded or must be otherwise restored by DOE or FFB, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid and that it will indemnify DOE and FFB on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

(iv)          If an event permitting the acceleration of the maturity of the principal amount of the Guaranteed Loans shall at any time have occurred and be continuing and such acceleration or termination (and the effect thereof on the Guaranteed Obligations) shall at such time be prevented by reason of the pendency against the Borrower or any other Person of a case or proceeding under a bankruptcy or insolvency law, each Project Company agrees that, for purposes of the guarantee in this Section 4.06 and such Project Company’s obligations under this Agreement, the maturity of the principal amount of the Guaranteed Loans shall be deemed to have been accelerated with the same effect as if DOE had accelerated the same in accordance with the terms of this Agreement, and such Project Company shall forthwith pay such principal amount, any interest thereon, and any other amounts guaranteed hereunder without further notice or demand.

(v)           The guarantee in this Section 4.06 is a continuing guarantee and shall apply to the Guaranteed Obligations whenever arising. Each default in the payment or performance of any of the Guaranteed Obligations shall give rise to a separate claim and cause of action hereunder, and separate claims or suits may be made and brought, as the case may be, hereunder as each such default occurs.

(c)            Instrument for the Payment of Money. Each Project Company hereby acknowledges that the guarantee in this Section 4.06 constitutes an instrument for the payment of money, and consents and agrees that DOE, FFB or the Collateral Agent, in its sole option, in the event of a dispute by such Project Company in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

(d)            General Limitation on Guarantee Obligations. In any action or proceeding involving any state or provincial corporate law, or any foreign, state, provincial or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Project Company under Section 4.06 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 4.06, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Project Company, DOE, FFB, or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(e)            Release of Project Companies. Upon the prepayment in full of all outstanding Advances for any Qualifying Project and all other Secured Obligations related to such Qualifying Project in accordance with only Section 10.03(c) (Individual Qualifying Project Standstill Period) (and not any other repayment or prepayment), the applicable Project Company shall be released from all of its obligations under this Agreement and the other Financing Documents and thereafter, such Person shall no longer constitute a “Project Company” and its Qualifying Project will no longer constitute a “Qualifying Project” for all purposes of this Agreement and the other Financing Documents.

Article V

CONDITIONS PRECEDENT

Section 5.01          Conditions Precedent to the Execution Date. The obligation of DOE to execute this Agreement and deliver to FFB the FFB Secretary’s Instruments in accordance with Section 3.3 (Secretary’s Instruments) of the FFB Note Purchase Agreement for the Initial Qualifying Project required for FFB to purchase the related FFB Note on the Execution Date, and the obligation of FFB to thereupon deliver an acceptance notice pursuant to Section 5.1 (Acceptance or Rejection of Principal Instruments) of such FFB Note Purchase Agreement shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent as of the Execution Date (the “Execution Date Conditions Precedent”) as determined by: (x) in all cases, DOE, which shall be entitled to (but not required) to consult the Independent Engineer and the other Secured Party Advisors; and (y) with respect to any documents or instruments addressed to FFB or to which FFB is a party, FFB:

(a)            Due Diligence Review. Completion by DOE of its due diligence review of the Borrower Entities, any Affiliate thereof, the then-anticipated Project Portfolio, and the Borrower Entities’ approach to development of Qualifying Projects, and all other matters related thereto.

(b)            KYC Requirements. Receipt by DOE of:

(i)            evidence that the Borrower Entities have established proper operating and credit policies and procedures (including, “know your customer” and anti-money laundering policies) to ensure, inter alia, proper credit, risk and conflicts of interest management;

(ii)            all documentation (including taxpayer identification documents) and other information in respect of: (A) any Borrower Entity; (B) any Person holding, directly or indirectly, ten percent (10%) or more of the Equity Interests of the Borrower (other than a Qualified Public Company Shareholder or any Person holding Equity Interests through a Qualified Investment Fund); or (C) any other Major Project Participant (the “KYC Parties”) to the extent required by any Secured Party to enable it to be satisfied with the results of all “know your customer” and other requirements (including, the Anti-Money Laundering Laws); and

(iii)          confirmation by each Secured Party of the completion of its respective “know your customer” diligence in respect of each KYC Party.

(c)            Consultant Reports. Receipt by DOE of a report addressed to DOE from each of:

(i)            the Independent Engineer;

(ii)           the Market Consultant;

(iii)          the Insurance Consultant;

(iv)          the Financial Advisor; and

(v)           any other Secured Party Advisor required by DOE.

(d)            Transaction Documents. Receipt by DOE of:

(i)            fully executed originals (in sufficient counterparts for each of DOE, FFB and the Collateral Agent), or copies thereof if permitted by DOE, of the Financing Documents listed on Schedule 6.44 (Initial Qualifying Project Details);

(ii)            fully executed copies of each Project Document for the Limestone Project identified as a Major Project Document on Schedule 6.44 (Initial Qualifying Project Details) and each other Project Document that is in effect at such time, together with a certificate of a Responsible Officer of the Borrower, certifying that:

(A)         the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);

(B)          no term or condition thereof has been amended from that delivered pursuant to this clause (ii);

(C)          each such Project Document is in full force and effect; and

(D)          all conditions precedent to the effectiveness of each such Project Document (if any) have been satisfied.

(e)            Release of Liens. Receipt by DOE of evidence that all liens encumbering any assets of or Equity Interests in any Borrower Party, other than Permitted Liens, shall have been released, and, as necessary or appropriate, such releases have been recorded with the relevant governmental authorities.

(f)             Borrower FFB Documents. Receipt by DOE of each of the documents, including the Borrower Instruments, that are required to be delivered by the Borrower to FFB pursuant to Section 3.2 (Borrower Instruments) of the FFB Note Purchase Agreement in connection with the Initial Qualifying Project, each of which shall be in full force and effect in accordance with its terms.

(g)            Organizational Documents. Receipt by DOE of the Organizational Documents of each Borrower Entity, accompanied in each case by an Officer’s Certificate of such Borrower Entity, certified by a Responsible Officer thereof, attaching:

(i)            true and correct copies of good standing certificates, incumbency certificates, resolutions and any other documents as DOE shall reasonably request, with respect to, inter alia, approval of:

(A)          each such Borrower Entity’s participation in the transactions contemplated by this Agreement;

(B)          the financing therefor (including the Guaranteed Loan and this Agreement) and the granting of Liens to secure the Secured Obligations; and

(C)          the execution, delivery and performance by such Borrower Entity of the Transaction Documents to which it is party;

(ii)           a current corporate chart, including the Borrower Entities, the Borrower’s one hundred percent (100%) ownership of each of Limestone and the Limestone Project and the Sponsor’s direct equity investors;

(iii)          a capitalization table of the Borrower setting out each direct and indirect beneficial owner of the Borrower of more than ten percent (10%); and

(iv)          an organizational chart demonstrating the management and governance structure of the Borrower Entities and identifying key persons of each Borrower Entity.

(h)            Execution Date Certificates. Receipt by DOE of:

(i)            a closing certificate from a Responsible Officer of each Borrower Entity, dated as of the Execution Date, substantially in the form of Exhibit D (Form of Closing Certificate) (the “Closing Certificate”);

(ii)            a certificate from a Responsible Officer of each Borrower Entity, dated as of the Execution Date, substantially in the form of Exhibit E (Form of Tax Certificate) (the “Tax Certificate”); and

(iii)          a Federal Support Restriction Certification from a Responsible Officer of each Borrower Entity, dated as of the Execution Date.

(i)             Permitted Indebtedness. Receipt by DOE of evidence that all existing Indebtedness of the Borrower, other than Permitted Indebtedness, has been repaid.

(j)             Base Case Financial Model. Receipt by DOE of a certified updated Base Case Financial Model (the “Execution Date Base Case Financial Model”) for the then-anticipated Project Portfolio (including the Limestone Project) demonstrating compliance with the Debt Sizing Parameters and financial ratios equal to or better than the Debt Sizing Parameters and financial ratios set forth in the Original Base Case Financial Model, accompanied by:

(i)            a certificate from the chief financial officer or similar officer of the Borrower that includes a written explanation from the Borrower of all variances of such Execution Date Base Case Financial Model from the Original Base Case Financial Model; and

(ii)            to the extent requested by DOE, a report from the Financial Advisor and Independent Engineer, including such qualifications or limitations acceptable to DOE, as applicable, confirming:

(A)          the mathematical accuracy of the computations therein;

(B)          the consistency in all material respects of the Execution Date Base Case Financial Model with the Portfolio Construction Budget and the portfolio milestone schedule delivered to DOE;

(C)          in the case of the Independent Engineer only, the reasonableness of the underlying assumptions and their consistency in all material respects with the applicable provisions of the Transaction Documents and Prudent Industry Practice; and

(D)          that such updated Base Case Financial Model demonstrates compliance with the Debt Sizing Parameters and required financial ratios as set forth above.

(k)            Portfolio Milestone Schedule. Receipt by DOE of an agreed schedule of construction and other milestones, including payment milestones, for the construction of the then-anticipated Project Portfolio (including the Limestone Project).

(l)             Portfolio Construction Budget. Receipt by DOE of the Portfolio Construction Budget.

(m)            Insurance. Receipt by DOE of an agreed Schedule 7.03 (Limestone Insurance).

(n)            Project Accounts. Receipt by DOE of evidence that the Project Accounts required to be established as of the Execution Date, pursuant to the Accounts Agreement and Limestone’s Accounts Accession Agreement, have been established.

(o)            Intellectual Property; Source Code. Receipt by DOE of evidence that:

(i)            Sponsor exclusively owns, or (only in the case of Intellectual Property that is not essential to Sponsor’s Hydrogen Production Activities) has been granted a direct, non-exclusive, non-sublicensable, perpetual, irrevocable, fully-paid up license in form and substance satisfactory to the Guarantor to use, practice, commercialize and exploit, all intangible assets and Sponsor IP;

(ii)           Sponsor has granted (or, if applicable, has caused each licensor of Sponsor IP to grant) to the Secured Parties effective (A) during the continuance of an Event of Default; (B) upon an enforcement and transfer of ownership in the Borrower or any Project Company; or (C) upon any bankruptcy or insolvency action by the Borrower, any Project Company or the Sponsor, an irrevocable, non-exclusive, transferable, sub-licensable, fully paid-up and royalty–free right and license, for no additional consideration, to use and sublicense such Sponsor IP included in the Collateral and such other rights as are necessary to practice, reproduce, distribute, modify, improve, disclose, compile, execute, make, display, perform and create derivative works of any and all software source code or to access and utilize the IP at each Qualifying Project (whether such Qualifying Projects are now or in the future proposed and approved); and

(iii)          with respect to any Project Source Code existing at such time the Borrower has complied and, to the extent applicable, has caused each Borrower Entity to comply, with Section 7.02(g) (Source Code Escrow).

(p)            Litigation. Receipt by DOE of an Officer’s Certificate of the Borrower and each Borrower Entity, as applicable: (i) certifying that there is no pending or, to the Borrower’s or such Borrower Party’s Knowledge, as applicable, threatened (in writing) Adverse Proceeding, that relates to: (A) the legality, validity or enforceability of any of the Transaction Documents or the ability of any Secured Party to exercise any of its rights under any of the Financing Documents or the remedies in respect of the Collateral pursuant to the Security Documents; (B) any transaction contemplated by any such Transaction Document; or (C) the Project Portfolio, any Qualifying Project, any Borrower Party or the Direct Parent; and (ii) if requested by DOE, summarizing the then-current status of Disclosed Adverse Proceedings and providing a risk assessment to the Borrower Parties and the Qualifying Projects as a result of such Disclosed Adverse Proceedings.

(q)            Legal Opinions. Receipt by DOE and the other Secured Parties of executed versions of the following legal opinions (including originals thereof, as required) in respect of each Borrower Entity, dated as of the Execution Date and addressed to the Secured Parties:

(i)            the legal opinion of DLA Piper LLP (US) as New York counsel to the Borrower Entities; and

(ii)           the legal opinion of Nossaman LLP, as special counsel to the Borrower Entities.

(r)            Financial Statements. Receipt by DOE of the Historical Financial Statements, in each case, from the Sponsor, Borrower and Direct Parent, and certified by a Responsible Officer thereof that such Historical Financial Statements fairly present, in all material respects, the financial condition of such Person as at the dates indicated and the results of its operations and their cash flows for the relevant periods, in each case, in accordance with the Designated Standard applied on a basis consistent with prior years, subject, in the case of unaudited Financial Statements, to changes resulting from the absence of notes and normal audit and year-end adjustments, as applicable.

(s)            Required Approvals. Receipt by DOE of:

(i)            the Required Approvals Schedule, together with a certificate of a Responsible Officer of the Borrower with respect thereto; and

(ii)            fully executed copies of each Required Approval listed on Part A of the Required Approvals Schedule, together with a certificate of a Responsible Officer of the Borrower, certifying that:

(A)          the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters, waivers or consents thereunder);

(B)           no term or condition thereof has been amended from that delivered pursuant to this clause (s);

(C)          each such Required Approval has been validly issued, is in full force and effect, final and Non-Appealable; and

(D)          all conditions precedent to the effectiveness of each such Required Approval has been satisfied.

(t)            Fees and Expenses. Receipt by DOE of:

(i)            payment of the Facility Fee and Maintenance Fee due and owing as of the Execution Date;

(ii)            payment in full or reimbursement of all fees required to be paid on or prior to the Execution Date and all Secured Party Expenses and other fees or expenses (if any) then due and payable in accordance with Section 4.01 (Reimbursement and Other Payment Obligations); and

(iii)           (A) reimbursement of all fees and Secured Party Expenses of any Secured Party Advisors incurred in connection with the transactions contemplated hereunder and under the other Transaction Documents and invoiced on or prior to the Execution Date; or (B) confirmation that such fees and Secured Party Expenses have been paid directly, in each case from funds other than the proceeds of the Guaranteed Loan.

(u)            Authorization to Independent Auditor. Receipt by DOE of evidence that:

(i)            the Borrower has appointed the Independent Auditor; and

(ii)            the Borrower has irrevocably instructed the Independent Auditor to communicate directly with DOE regarding the accounts, operations and all other matters set forth in Section 7.11 (Books, Records and Inspections) with respect to the Borrower.

(v)            Appointment of Process Agent. Receipt by DOE of evidence that:

(i)            each Borrower Entity party to any Financing Document shall have irrevocably appointed an agent for service of process as required pursuant to the relevant Financing Documents to which it is a party;

(ii)           such agent has been duly appointed and holds such appointment without reservation until six (6) months after the Maturity Date (or such earlier date as may be agreed by DOE); and

(iii)          all fees of such agent have been paid in full through the term of the engagement.

(w)            Representations and Warranties. Each of the representations and warranties made (or deemed made) by any Borrower Entity or Major Project Participant in any Financing Document are true and correct as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty is true and correct as of such date or time).

(x)            Material Adverse Effect. No event (including a change in law) shall have occurred that has or could reasonably be expected to have a Material Adverse Effect.

(y)            Certain Events. No Default, Event of Default, Event of Force Majeure or Event of Loss has occurred and is continuing or would arise by achievement of the Execution Date.

(z)            SAM Registration. Receipt by DOE of evidence of the registration by the Borrower in SAM.

(aa)         Credit Rating Requirement. At least thirty (30) days prior to the Execution Date and no later than ninety (90) days prior to such date (or as otherwise accepted by DOE), DOE shall have received a final credit rating for the Borrower’s Guaranteed Loan, issued by a nationally recognized statistical rating organization.

(bb)          Lobbying Certification. Receipt by DOE of each Borrower Entity’s completed “Disclosure Form to Report Lobbying” (Standard Form LLL).

(cc)          SEC Order Compliance. Receipt by the Guarantor of satisfactory evidence that (i) the Sponsor has made satisfactory progress in implementing its internal plan and procedures (based on the internal plan and procedures delivered to DOE as of May 14, 2024), together with an update on such plan and procedures addressing progress remaining to be completed, to fully remediate its material weaknesses related to its internal control over financial reporting and ineffective disclosure controls and procedures so that Sponsor can fully comply with Paragraph 30c of the SEC Order within the specified time period and (ii) Sponsor certification there are no pending requests from the SEC under Paragraph 30c for evidence that remain to be addressed.

(dd)         Program Requirements. Receipt by DOE of evidence that all Program Requirements required to have been satisfied as of the Execution Date have been satisfied.

(i)            OMB Certification. Receipt by DOE of a certification from the Director of OMB that the DOE Guarantee and the expected Qualifying Projects comply with the provisions of Section 50141(d) of the Inflation Reduction Act of 2022, Public Law No. 117-169.

(ii)            Action Memoranda. Receipt by DOE of one or more action memoranda executed by the Secretary of Energy approving and authorizing:

(A)          the execution by DOE of the Financing Documents to which it is a party and the transactions contemplated thereby;

(B)           any provisions in the Transaction Documents that constitute material changes to the terms and conditions set forth in the Term Sheet; and

(C)          the apportionment of the Credit Subsidy Cost.

(iii)            Credit Subsidy Cost. Receipt by DOE of evidence that:

(A)          OMB has reviewed and approved DOE’s calculation of the Credit Subsidy Cost;

(B)          OMB has approved the Apportionment and Reapportionment Schedule (Standard Form 132) with respect to the Credit Subsidy Cost; and

(C)          the apportionment of the Credit Subsidy Cost has occurred.

(iv)          Inter-Agency Consultations and Approvals. DOE shall have engaged in all required consultations, obtained all required approvals, and satisfied all applicable legal requirements in connection with execution and performance by DOE of the Transaction Documents to which it is a party.

(v)           Employment Projections. Receipt by DOE of projections for temporary and permanent jobs created or maintained in the U.S. as a result of the anticipated Qualifying Projects for each Fiscal Year occurring during the term of the Guaranteed Loan.

(vi)          Community Benefits Plan. Receipt by DOE from the Borrower of the Community Benefits Plan for the Limestone Project as set forth on Exhibit JJ (Limestone Community Benefits Plan).

(ee)          Technical Conditions Precedent. Receipt by DOE of evidence that the technical conditions precedent as set out in Schedule 5.01(ee) (Technical Conditions Precedent) applicable to the Execution Date have been satisfied.

(ff)           Security Interests. Receipt by DOE of evidence that:

(i)            the (A) Borrower Security Agreement; (B) Limestone Security Agreement; (C) Direct Parent Equity Pledge Agreement; (D) Limestone Equity Pledge Agreement; (E) Accounts Agreement; (F) Limestone’s Accounts Accession Agreement; and (G) each other Security Document required for the Execution Date shall be in full force and effect and shall have been duly filed and registered or recorded in any jurisdiction and with any Governmental Authority in which such filing and registration or recording is necessary or advisable to make valid and effective the Liens intended to be created thereby and the rights of the Secured Parties thereunder;

(ii)           such Liens constitute valid, enforceable, First Priority Liens over the Collateral, in each case in favor of the Secured Parties, subject only to Permitted Liens;

(iii)          all Liens encumbering the Collateral have been finally and unconditionally waived and released subject only to Permitted Liens, and such waivers and releases have been recorded with the relevant Governmental Authorities, as necessary or advisable, with Lien waivers in form and substance prescribed by Applicable Law; and

(iv)          all fees and duties in connection with such filing, registration or recording have been paid in full.

(gg)          Regulatory Requirements. DOE shall have determined that the Borrower Entities are in compliance with 10 CFR 609.8(b)(15).

(hh)         Applicable Law. Receipt by DOE of evidence of compliance with Applicable Law, including the Cargo Preference Act and Davis-Bacon Act Requirements, specifically:

(i)            a certificate from the Borrower certifying that for the Limestone Project (A) the clauses set forth in Exhibit I (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor have been included in each Davis-Bacon Act Covered Contract existing as of such date;

(ii)           the Borrower, Limestone, and each DBA Contract Party under each Davis-Bacon Act Covered Contract existing on or prior to such date have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements; and

(iii)          with respect to the Limestone Project, (x) each Transaction Document set forth in Section 5.01(ii)(i) or that Limestone is otherwise a party to, (y) Governmental Approval, or (z) any other agreement or consent to which Limestone is a party, or any judgment or approval to which Limestone is subject, and the Borrower shall have certified to DOE as to such compliance.

(ii)            Limestone Specific Conditions.

(i)            Receipt by DOE of Limestone’s:

(A)          Make-Whole Agreement;

(B)          Accounts Accession Agreement;

(C)          Limestone Security Agreement;

(D)          Limestone Equity Pledge Agreement;

(E)           Real Property Documents;

(F)          Schedule 6.44 (Initial Qualifying Project Details); and

(G)          any other Transaction Documents required by DOE;

(ii)            Compliance with NEPA; Environmental Reports. DOE shall have, with respect to Limestone and the Limestone Project:

(A)          completed its review and related consultations under NEPA;

(B)          received evidence of Governmental Approvals issued under Environmental Law, which shall be final and Non-Appealable; and

(C)           received a current Phase I (and, if applicable, Phase II) Environmental Site Assessment relating to the real property within the Limestone Project’s Project Site, accompanied by a reliance letter issued to DOE that is acceptable in scope and content to DOE; and

(iii)            Intellectual Property. Receipt by DOE of:

(A)         a fully executed original (to the extent required) or copy of each further or amended Project IP Agreement for the Limestone Project and confirmation that the licenses included in all Project IP Agreements remain in full force and effect; and

(B)          evidence that with respect to the Limestone Project:

(1)            the Borrower or Limestone exclusively owns all Project IP, or has rights to use all Project IP pursuant to a Project IP Agreement, and confirmation that the licenses included in such Project IP Agreement remain in full force and effect;

(2)            the Borrower has granted and, to the extent applicable, each Borrower Entity has caused each licensor of rights to Project IP under a Project IP Agreement existing at such time to grant, to the Secured Parties a Secured Parties’ License and confirmation that such license remains in full force and effect, or otherwise obtained permission for such licensors to grant such license; and

(3)            with respect to Project Source Code existing at such time, the Borrower has complied and, to the extent applicable, has caused each Borrower Entity to, comply with Section 7.02(g) (Source Code Escrow).

(jj)           Additional Items. Receipt by DOE of such other documents, certifications, or consents relating to the Project Portfolio, any Borrower Entity, any Major Project Participant, or the matters contemplated by the Transaction Documents as it may reasonably request.

Section 5.02          Conditions Precedent to FFB Purchase of Each FFB Note. The obligation of FFB to deliver an acceptance notice pursuant to Section 5.1 (Acceptance or Rejection of Principal Instruments) of each FFB Note Purchase Agreement to purchase the FFB Notes in connection therewith is subject to the prior satisfaction (or waiver in writing) as determined by FFB of each of the following conditions precedent as of the Execution Date, the execution date of each FFB Note Purchase Agreement and as of each First Advance Date:

(a)            Conditions Precedent in the FFB Documents. Each condition precedent under the FFB Documents to the purchase of the FFB Notes by FFB shall have been satisfied in the sole determination of FFB.

(b)            Receipt of Instruments. FFB shall have received from DOE each of the FFB Secretary’s Instruments and FFB Borrower’s Instruments.

(c)            Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Financing Documents shall be (i) in the case of the Execution Date and each FFB Note Purchase Agreement execution date, true and correct and (ii) in the case of the First Advance Date, true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “material adverse effect” or a similar qualifier, in which cash it is true and correct in all respects) on and as of such date as if made on and as of such date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date).

Section 5.03          Conditions Precedent to Each First Advance Date. The obligation of DOE to deliver an Advance Request Approval Notice pursuant to Section 2.03(c)(ii) (Advance Request Approval Notice) directing FFB to make the First Advance for a Qualifying Project in accordance with the relevant FFB Note Purchase Agreement and the relevant FFB Note shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent as of the date of the Advance Request with respect to such Qualifying Project and to their continued satisfaction on the Requested Advance Date for such Advance, in each case, as determined by: (x) in all cases, DOE, which shall be entitled to (but not required) to consult the Independent Engineer and the other Secured Party Advisors; and (y) with respect to any documents or instruments addressed to FFB or to which FFB is party, FFB. Each reference in this Section 5.03 to a Qualifying Project is a reference only to the Qualifying Project subject of such Advance Request, and each reference to a Project Company is a reference only to the Project Company owing such Qualifying Project.

(a)            Execution Date Conditions Precedent. The Execution Date shall have occurred, and each of the Execution Date Conditions Precedent shall continue to be satisfied as of the relevant First Advance Date.

(b)            Qualifying Project Conditions Precedent. All conditions in Section 5.05 (Conditions Precedent to Qualifying Project) for the Qualifying Project have been and continue to be satisfied, and the initial Qualifying Project for which a First Advance is made is the Limestone Project, and the Limestone Project has satisfied the conditions in Section 5.05 (Conditions Precedent to Qualifying Project).

(c)            Technical Conditions Precedent. Receipt by DOE of evidence that applicable technical conditions precedent as set out in Schedule 5.01(ee) (Technical Conditions Precedent) for such First Advance have been satisfied.

(d)            First Advance Longstop Date. The First Advance Date shall occur no later than the First Advance Longstop Date. The Initial First Advance shall occur no later than the Initial First Advance Longstop Date.

(e)            Equity Funding Commitment; Adequate Project Funding. Receipt by DOE of evidence that for the Qualifying Project:

(i)            Sponsor has entered into the Equity Commitment and Completion Support Agreement;

(ii)           after giving effect to any Eligible Project Cost Reimbursement Amounts to be funded from the corresponding Advance on such First Advance Date:

(A)         the Sponsor shall have fully contributed an amount equal to the Base Equity Commitment for the Qualifying Project and such amount shall have been:

(1)            applied towards Project Costs;

(2)            funded to ensure compliance with the Maximum Debt to Equity Ratio; and

(3)            an amount equal to forty percent (40%) of the Project Completion Guarantee cap funded in cash into the Cost Overrun Reserve Account or secured by an Acceptable Credit Support (for such amount in lieu of cash); and

(iii)          each of the Borrower and the Independent Engineer has provided a certification and supporting information that:

(A)          the remaining Maximum QP Loan Amount plus unutilized amount of the Base Equity Commitment plus amounts on deposit in the Construction Account and the Advance Proceeds Account for such Qualifying Project, taken together, are sufficient to pay all remaining Project Costs for such Qualifying Project to achieve Project Completion by its Project Completion Longstop Date; and

(B)          the Qualifying Project is expected to achieve: (1) Physical Completion by the corresponding Physical Completion Longstop Date; and (2) Project Completion by the corresponding Project Completion Longstop Date.

(f)            First Advance Date Certificates. Receipt by DOE of:

(i)            a Closing Certificate of the Borrower and the Project Company, dated as of the relevant First Advance Date;

(ii)            a Tax Certificate of the Project Company, dated as of the relevant First Advance Date; and

(iii)            a Federal Support Restriction Certification from a Responsible Officer of the Borrower and the Project Company, dated as of the relevant First Advance Date.

(g)            Consultant Reports. Receipt by DOE of a certificate from the following Secured Party Advisors (or in the case of the Financial Advisor, the Financial Advisor report delivered pursuant to Section 5.03(h)(ii) (Base Case Financial Model)), dated as of the date of the Advance Request, substantially in the form of Exhibit G (Form of Secured Party Advisor Report Bring-Down Certificate) and addressing such other matters as DOE may request and, to the extent required, an updated copy of the report delivered as of the QP Approval Date:

(i)            the Independent Engineer;

(ii)           the Market Consultant;

(iii)          the Financial Advisor;

(iv)          the Insurance Consultant; and

(v)           any other Secured Party Advisor required by DOE.

(h)            Base Case Financial Model. Receipt by DOE of a certified QP Base Case Financial Model for such Qualifying Project demonstrating compliance with the Debt Sizing Parameters and financial ratios equal to or better than Debt Sizing Parameters and financial ratios set forth in the then current Base Case Financial Model, accompanied by:

(i)            a certificate from the chief financial officer or similar officer of the Borrower that includes a written explanation from the Borrower of all variances from the then-current Base Case Financial Model and QP Base Case Financial Model for such Qualifying Project, as required by DOE; and

(ii)            to the extent requested by DOE, a report from the Financial Advisor, including such qualifications or limitations acceptable to DOE, confirming:

(A)         the mathematical accuracy of the computations therein;

(B)          the consistency in all material respects of the QP Base Case Financial Model with the Project Budgets and Plans;

(C)          that the underlying assumptions are consistent in all material respects with the applicable provisions of the Transaction Documents; and

(D)          that such QP Base Case Financial Model demonstrates compliance with the Debt Sizing Parameters and required financial ratios as set forth above.

(i)            Major Project Documents. Receipt by DOE of all Major Project Documents for such Qualifying Project and evidence demonstrating binding Sales Agreements (which may include orders made pursuant to commercial proposals) for the Qualifying Project.

(j)            Real Estate. Receipt by DOE of:

(i)            evidence of continued title to or leasehold interest in any Real Property or fixture interests (including easements) constituting part of the Collateral;

(ii)            an Estoppel Certificate executed by each landlord of any leasehold interest substantially in the form attached hereto as Exhibit KK (Form of Estoppel Certificate) and dated, unless otherwise agreed by DOE, within 30 days of the First Advance Date;

(iii)           an ALTA/NSPS land title survey with respect to the Qualifying Project, depicting the land and improvements (including then-existing improvements and site plan overlay) constituting the Qualifying Project and the Project Site that is in form and substance acceptable to the Secured Parties and the Title Company: (A) dated no earlier than thirty (30) days prior to the date of the Mortgage; (B) prepared by a land surveyor duly licensed and registered in the State of where to Qualifying Project is located; and (C) certified to the Secured Parties by a form of certification acceptable to the Secured Parties;

(iv)          a pro forma policy of title insurance, dated as of the First Advance Date (with gap coverage through the recording date of the Mortgage (if occurring after such Advance Date)) together with the endorsements identified in this clause and clause (vi) below, in an amount equal to, the QP Title Coverage Amount, issued by the Title Company, in form and substance reasonably acceptable to the Secured Parties (such title proforma, the “Title Pro Forma”), and an irrevocable commitment from the Title Company (such commitment to be in a closing instruction letter in form and substance acceptable to the Secured Parties) to issue an ALTA Mortgage Loan Policy of Title Insurance (Form No. 2021 v. 01.00 dated 7-1-21) together with the endorsements and affirmative coverages described in clause (vi) below, along with an ALTA 32.2 or equivalent endorsement for the Qualifying Project as modified by an ALTA 33 endorsement or equivalent endorsement for such Qualifying Project, ensuring that the Mortgage creates a legal, valid and enforceable First Priority Lien on the Project Site, easements and other interests in Real Property created under the Real Property Documents and other interests in real property (including improvements) described in the Mortgage subject only to Permitted Liens;

(v)           all curative documents reasonably requested by DOE or Title Company for the Title Pro Forma, such as, but not limited to subordination and nondisturbance agreements, permits, crossing agreements for easements that are crossed or planned to be crossed by facilities of the Qualifying Project;

(vi)          all endorsements and affirmative coverages reasonably required by DOE;

(vii)         evidence that the Project Company: (i) has in place all power, water, wastewater, transportation, communications and other utilities and infrastructure necessary for construction and operation of the Qualifying Project in accordance with the relevant Utility Contracts and Required Approvals and all such Required Approvals are final and Non-Appealable; and (ii) has secured for each utility the capacity necessary to sustain operations for the Qualifying Project; and

(viii)        true and correct copies of any related material documents requested by DOE.

(k)            Accounts. Receipt by DOE of evidence that (i) each Project Account, required under the Accounts Agreement for the Qualifying Project, shall have been established in accordance with the provisions of such Accounts Agreement; and (ii) prior to each First Advance Date, each Project Account for the Qualifying Project shall have been funded to the extent of any amounts required to have been deposited prior to such First Advance Date in accordance with the Financing Documents.

(l)             Permitted Indebtedness. Receipt by DOE of evidence that all existing Indebtedness other than Permitted Indebtedness has been repaid.

(m)           Security Interests. Receipt by DOE of evidence that:

(i)            all Security Documents shall be in full force and effect and shall have been duly filed and registered or recorded in any jurisdiction and with any Governmental Authority in which such filing and registration or recording is necessary or advisable to make valid and effective the Liens intended to be created thereby and the rights of the Secured Parties thereunder;

(ii)           such Liens constitute valid, enforceable, First Priority Liens over the Collateral, in each case in favor of the Secured Parties, subject only to Permitted Liens;

(iii)          all Liens encumbering the Collateral have been finally and unconditionally waived and released, subject only to Permitted Liens, and such waivers and releases have been recorded with the relevant Governmental Authorities, as necessary or advisable, with Lien waivers in form and substance prescribed by Applicable Law;

(iv)          to the extent that the Project Company is not already a party to this Agreement, such Project Company has executed and delivered to DOE an Accession Agreement, substantially in the form of Exhibit H (Form of Accession Agreement), pursuant to which it will become a Guarantor and bound as a Guarantor by the applicable terms and provisions hereof; and

(v)           all fees and duties in connection with such filing, registration or recording have been paid in full.

(n)            KYC Requirements. Receipt by DOE of:

(i)            evidence that the Project Company has established proper operating and credit policies and procedures (including, “know your customer” and anti-money laundering policies) to ensure, inter alia, proper credit, risk and conflicts of interest management;

(ii)           all documentation (including taxpayer identification documents) and other information in respect of the KYC Parties for the Qualifying Project; and

(iii)          confirmation by each Secured Party of the completion of its respective “know your customer” diligence in respect of each KYC Party for the Qualifying Project.

(o)            Legal Opinions. Receipt by DOE and the other Secured Parties of executed versions of the following legal opinions (including originals thereof, as required) in respect of each Borrower Entity and each Major Project Participant, dated as of the First Advance Date and addressed to the Secured Parties:

(i)            the legal opinion of DLA Piper LLP (US) as New York counsel to the Borrower Entities;

(ii)           the legal opinion of counsel acceptable to DOE addressing federal permitting matters related to the Qualifying Project;

(iii)          a legal opinion of counsel acceptable to DOE in the State where the Qualifying Project is located addressing permitting matters, the Mortgage and other matters of local law as required by DOE or FFB;

(iv)          such other legal opinions of counsel to the Borrower Parties reasonably requested by DOE in connection the Qualifying Project; and

(v)           the legal opinions of counsel to each Major Project Participant for the Qualifying Project regarding the due authorization, execution and delivery and valid, binding and enforceable nature of the Transaction Documents to which each such Person in a party.

(p)            Appointment of Process Agent. Receipt by DOE of evidence that:

(i)            the Project Company and, if requested by DOE, each Major Project Participant that has executed a Direct Agreement for the Qualifying Project shall have irrevocably appointed an agent for service of process as required pursuant to the relevant Financing Documents to which it is a party;

(ii)           such agent has been duly appointed and holds such appointment without reservation until six (6) months after the Maturity Date (or such earlier date as may be agreed by DOE); and

(iii)          all fees of such agent have been paid in full through the term of the engagement.

(q)            Due Diligence. Completion by the Guarantor of a satisfactory due diligence review of the Borrower Entities, applicable Qualifying Project and Project Company and all other matters related thereto, including all required Project Documents and the Qualifying Project’s decommissioning plan.

(r)            Notice to Proceed. Receipt by the Guarantor of evidence that the Project Company has issued a notice to commence construction under all Construction Contracts for the Qualifying Project, subject only to FFB’s disbursement of the First Advance.

(s)            Insurance. Receipt by DOE of:

(i)            true, correct and complete copies of each policy of Required Insurance then required to be in effect from the Borrower Parties and each Major Project Participant for a Qualifying Project in accordance with (A) Section 7.03 (Insurance); (B) in the case of the Initial Qualifying Project, Schedule 7.03 (Limestone Insurance); and (C) in the case of each subsequent Qualifying Project, as identified in the Accession Agreement executed by the Project Company owning such Qualifying Project, each (I) in full force and effect and endorsed with the form of Secured Parties’ endorsement and applicable loss payee and additional insured clauses specified in (x) in the case of the Initial Qualifying Project, Schedule 7.03 (Limestone Insurance) or (y) in the case of each subsequent Qualifying Project, as identified in the Accession Agreement executed by the Project Company owning such Qualifying Project; (II) compliant with such other requirements regarding Acceptable Insurers, coverage, deductibles, exceptions and premiums as required by DOE; and (III) designating the Collateral Agent as loss payee and DOE and the Collateral Agent as additional insured; and

(ii)           a Broker’s Letter of Undertaking acceptable to DOE in respect of the Required Insurance for such Qualifying Project.

(t)            Organizational Documents. Receipt by DOE of the Organizational Documents of the Project Company and each other Borrower Entity party to a Transaction Document related to the Qualifying Project, accompanied in each case by an Officer’s Certificate of such Borrower Entity, certified by a Responsible Officer thereof, attaching:

(i)            true and correct copies of good standing certificates, incumbency certificates, resolutions and any other documents as DOE shall reasonably request, with respect to, inter alia, approval of:

(A)          each such Borrower Entity’s participation in the transactions contemplated by this Agreement;

(B)          the financing therefor (including the Guaranteed Loan and this Agreement) and the granting of Liens to secure the Secured Obligations; and

(C)          the execution, delivery and performance by such Borrower Entity of the Transaction Documents to which it is party;

(ii)           a current corporate chart, including the Project Company, the other Borrower Entities and the Sponsor’s direct equity investors;

(iii)          a capitalization table of the Borrower setting out each direct and indirect beneficial owner of the Borrower of more than ten percent (10%); and

(iv)          an organizational chart demonstrating the management and governance structure of the Project Company and identifying key persons of the Project Company.

(u)            Authorization to Independent Auditor. Receipt by DOE of evidence that:

(i)            the Project Company has appointed the Independent Auditor;

(ii)            the Independent Auditor has certified (A) the adequacy of the Project Company’s accounting and information systems, and (B) to the extent not addressed to DOE’s satisfaction as of the Execution Date, certification of the adequacy of the Borrower’s accounting and information systems; and

(iii)            the Project Company has irrevocably instructed the Independent Auditor to communicate directly with DOE regarding the accounts, operations and all other matters set forth in Section 7.11 (Books, Records and Inspections) with respect to the Project Company.

(v)            SEC Order Compliance. Receipt by the Guarantor of (i) satisfactory evidence that the Sponsor is in compliance with Paragraph 30c of the SEC Order and (ii) Sponsor certification there are no pending requests from the SEC under Paragraph 30c for evidence that remain to be addressed.

(w)            Program Requirements. To the extent required by DOE, evidence of the satisfaction of the conditions precedent set forth in Sections 5.01(dd)(ii) (Program Requirements) and 5.01(dd)(iii) (Program Requirements) in connection with the relevant FFB Note Purchase Agreement and the relevant FFB Note for the Qualifying Project subject to such First Advance Date.

(x)            Borrower FFB Documents. Receipt by DOE of each of the documents, including the Borrower Instruments, that are required to be delivered by the Borrower to FFB pursuant to Section 3.2 (Borrower Instruments) of the FFB Note Purchase Agreement in connection with the Qualifying Project, each of which shall be in full force and effect in accordance with its terms.

(y)            Additional Items. Receipt by DOE of such other documents, certifications, or consents relating to the Qualifying Project, any Borrower Entity, any Major Project Participant, or the matters contemplated by the Transaction Documents as it may reasonably request in writing not less than three (3) Business Days prior to the Requested Advance Date.

Section 5.04          Advance Approval Conditions Precedent. The obligation of DOE to deliver an Advance Request Approval Notice pursuant to Section 2.03(c)(ii) (Advance Request Approval Notice) directing FFB to make each Advance (including each First Advance) in accordance with the relevant FFB Note Purchase Agreement and the relevant FFB Note shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent and to their continued satisfaction on the Requested Advance Date for such Advance, in each case, as determined by (x) in all cases, DOE, which shall be entitled to (but not required) to consult the Independent Engineer and the other Secured Party Advisors; and (y) with respect to any documents or instruments addressed to FFB or to which FFB is party, FFB:

(a)            Advance Request. Receipt by DOE from the Borrower of an Advance Request and a Borrower Advance Date Certificate pursuant to Section 2.03(a) (Advance Requests).

(b)            Conditions Precedent in the FFB Documents. Each of the conditions precedent (other than delivery of the Advance Request Approval Notice by DOE) to such Advance under the relevant FFB Note in accordance with the relevant FFB Note Purchase Agreement and such FFB Note have been satisfied.

(c)            Representations and Warranties. Each of the representations and warranties made by any Borrower Entity or Major Project Participant in or pursuant to any Transaction Document for each Qualifying Project with respect to which the First Advance has been made or is being requested shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “material adverse effect” or a similar qualifier, in which case it is true and correct in all respects) on and as of such date as if made on and as of such date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), before and after giving effect to the extensions of credit requested to be made on such date.

(d)            Equity Funding Commitment; Adequate Project Funding. Receipt by DOE for each Qualifying Project subject to such Advance Request, of a certification and supporting information from the Borrower that the following funds available to the Borrower are sufficient to pay all Project Costs (including any reasonably expected Cost Overruns) and to achieve Project Completion by the corresponding Project Completion Longstop Date, in each case, of the Qualifying Project subject to such Advance Request: (i) the amount of the requested Advance; (ii) the undisbursed amount of the Maximum QP Loan Amount available after giving effect to the requested Advance; (iii) the remaining Base Equity Commitment for the Qualifying Project subject to such Advance Request; and (iv) amounts on deposit in the Cost Overrun Reserve Account.

(e)            Debt Sizing Parameters. Receipt by DOE of evidence that the Borrower shall be in compliance with the Debt Sizing Parameters, both before and after giving effect to the Advances to be made on such Requested Advance Date.

(f)            Debt to Equity Ratio. Both before and after giving effect to the Advance, the Borrower is in compliance with the Maximum Debt to Equity Ratio requirement for the Qualifying Project subject to such Advance Request.

(g)            Technical Conditions Precedent. Receipt by DOE of (i) evidence that applicable technical conditions precedent as set out in Schedule 5.01(ee) (Technical Conditions Precedent) for such Advance have been satisfied and (ii) delivery of the most recent Construction Progress Report demonstrating compliance with the QPEP, in each case, with respect to the Qualifying Project subject to such Advance Request.

(h)            Construction Budget. For each Qualifying Project identified in the current Advance Request, receipt by DOE of a certification from the Borrower and the Independent Engineer that:

(i)            there have been no changes to the Construction Budget with respect to any such Qualifying Project with respect to amounts reflected therein or the timing of the payments, since the last Advance, except for those changes previously approved in writing by DOE;

(ii)            each such Qualifying Project has not incurred, and is not reasonably expected to incur, any Cost Overruns, except for Cost Overruns previously identified, agreed in writing by DOE to be paid from the applicable Cost Overrun Reserve Account or Project Completion Guarantee, and reflected in the then-current Construction Budget; and

(iii)           the proceeds of such Advance shall be used solely for payment or reimbursement of Eligible Project Costs for the Qualifying Project being funded by such Advance.

(i)            Project Milestone Schedule. Receipt by DOE of a certification from the Borrower and Independent Engineer that there have been no changes to the Qualifying Project Milestone Schedule for each Qualifying Project identified in the current Advance Request, except for those changes previously approved in writing by DOE, and that the Qualifying Project is on schedule to achieve the Physical Completion Date on or before the Scheduled Physical Completion Date and the Project Completion Date on or before the Scheduled Project Completion Date (or in each such case such later date as agreed in writing by DOE).

(j)            Use of Proceeds. Receipt by DOE of: (i) evidence that the proceeds of the requested Advance will be applied in accordance with Section 2.03(f) (Disbursement of Proceeds); and (ii) invoices or other documentation evidencing the incurrence of Eligible Project Costs payable or reimbursable with such Advance proceeds.

(k)            Independent Engineers Certificate. With respect to each Qualifying Project identified in the current Advance Request, receipt by DOE of certifications from the Independent Engineer, dated as of the date of the Advance Request, that:

(i)            the following funds available to the Borrower are projected to be sufficient to pay all Projects Costs (including any reasonably expected cost overruns) and to achieve Project Completion by the Project Completion Longstop Date, in each case, of such Qualifying Project: (A) the amount of the requested Advance; (B) the undisbursed amount of the Maximum QP Loan Amount after giving effect to such Advance; (C) the remaining Base Equity Commitment for such Qualifying Project; and (D) amounts on deposit in the Cost Overrun Reserve Account;

(ii)           such Qualifying Project is on schedule to achieve (A) Physical Completion in accordance with the Qualifying Project Milestone Schedule; (B) Final Construction Completion by the corresponding Final Construction Completion Date; and (C) Project Completion by the Project Completion Longstop Date; and

(iii)          such other matters as DOE may reasonably request.

(l)            Base Case Financial Model. Receipt by DOE, with respect to each Qualifying Project identified in the current Advance Request, of either:

(i)            a certification from the Borrower that there are no changes to each applicable then-current QP Base Case Financial Model or the assumptions therein for each such Qualifying Project, accompanied by the Financial Advisor report containing the confirmations set forth in Section 5.04(l)(ii)(B); and

(ii)            a certified updated QP Base Case Financial Model for each such Qualifying Project, approved by DOE, demonstrating compliance with the Debt Sizing Parameters and financial ratios equal to or better than the Debt Sizing Parameters and financial ratios set forth in the most recently approved QP Base Case Financial Model for each such Qualifying Project, accompanied by:

(A)          a certificate from the chief financial officer or similar officer of the Borrower that includes a written explanation from the Borrower of all variances from the previous Base Case Financial Model, as required by DOE; and

(B)          to the extent requested by DOE, a report from the Financial Advisor, including such qualifications or limitations acceptable to DOE, confirming:

(1)            the mathematical accuracy of the computations therein;

(2)            the consistency in all material respects of the Base Case Financial Model with the Project Budgets and Plans;

(3)            that the underlying assumptions are consistent in all material respects with the applicable provisions of the Transaction Documents; and

(4)            that such updated Base Case Financial Model demonstrates compliance with the Debt Sizing Parameters and required financial ratios as set forth above.

(m)            Lien Waivers. Receipt by DOE of evidence that:

(i)            any unpaid balances then due or unsettled claims with any contractor or supplier under any Construction Contract, or their subcontractors, have been paid in full, except for balances or claims that the applicable Project Company is actively contesting in accordance with the Permitted Contest Conditions; and

(ii)           each contractor or supplier under any Construction Contract, or their subcontractors, to be paid with the proceeds of such Advance and from the Base Equity Commitment or funds on deposit in the applicable Construction Account or Advance Proceeds Account, has conditionally (or if applicable, finally and unconditionally) waived on terms satisfactory to DOE and released all Liens, statutory or otherwise, that it or any of its subcontractors may have or acquire on the Collateral for the Qualifying Project or the Qualifying Project with respect to work completed prior to its last submission for payment, such Lien waivers to be in form and substance prescribed by Applicable Law in the State where the Qualifying Project is located.

(n)            Real Estate. Receipt by DOE of:

(i)            evidence of continued title to or leasehold interest in any Real Property or fixture interests (including easements) constituting part of the Collateral and continued right to all easements, rights of way, zoning compliance and other land rights necessary for such Qualifying Project;

(ii)           an ALTA 33-06 endorsement or equivalent endorsement to the ALTA extended coverage loan policy of title insurance issued on the First Advance Date bringing down the date of coverage to the relevant Advance Date, increasing the coverage amount to the and ensuring the Mortgage continues to maintain a legal, valid and enforceable First Priority Lien on the Project Site, easements and other interests in Real Property created under the Real Property Documents and other interests in real property (including improvements) described in the Mortgage subject only to Permitted Liens; and

(iii)           evidence that: (A) no part of the Project Site or improvements shall have suffered any significant damage by fire or other casualty that has not been repaired; and (B) no condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against any of the Real Property that could materially impair the development, construction, operation, access to or use by (or for the benefit of) the Project Company of the Project Site for the Qualifying Project.

(o)            Program Requirements. Receipt by DOE of evidence that the Borrower is in compliance with or shall have satisfied, as applicable, all requirements and approvals pursuant to the Program Requirements.

(p)            Required Approvals. Receipt by DOE of fully executed copies of all applicable Required Approvals set forth in Part B of the Required Approvals Schedule and all such other Required Approvals required to be obtained in each case, as of such date and in connection with the Qualifying Project subject to such Advance Request and not yet previously provided to DOE, together with: (x) if necessary, an updated Required Approvals Schedule; and (y) a certificate of a Responsible Officer of the Borrower, certifying that:

(i)            the copies of such Required Approvals are true, correct and complete copies of such Required Approvals (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);

(ii)            no term or condition of any of such Required Approvals has been amended from the form thereof delivered pursuant to this Section 5.04(p) (Required Approvals);

(iii)          each such Required Approval has been validly issued, is in full force and effect, final and Non-Appealable and free of any unduly burdensome conditions; and

(iv)          all conditions precedent to the effectiveness of such Required Approvals have been satisfied.

(q)            Davis-Bacon Act. For the Qualifying Project identified in such Advance Request, receipt by DOE of:

(i)            a certificate from the Borrower, and, to the extent requested, evidence, that (A) the clauses set forth in Exhibit I (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor have been included in each Davis-Bacon Act Covered Contract existing as of such Advance Date; and (B) the Borrower and, to the Borrower’s Knowledge, each DBA Contract Party under each Davis-Bacon Act Covered Contract existing on or prior to such Advance Date have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.

(r)            Payment of Fees. Receipt by DOE of:

(i)            payment in full of all fees required under the Financing Documents to be paid on or prior to the Requested Advance Date, and all Secured Party Expenses and reimbursement of all fees and Secured Party Expenses of any Secured Party Advisors, incurred and invoiced prior to the Requested Advance Date; or

(ii)           confirmation that all such fees and Secured Party Expenses have been paid directly to the relevant Secured Party or Secured Party Advisor, as applicable.

(s)            Environmental Compliance. Receipt by DOE of a written certification by the Borrower that each Borrower Party is, and has been, in all material respects, in compliance with all applicable Environmental Laws and all Required Approvals thereunder, and has and maintains in full force and effect all Required Approvals applicable to the development, ownership, construction and operation of the Qualifying Project as of the date of such Advance under any applicable Environmental Law.

(t)            Legal Opinions. To the extent reasonably requested by DOE, receipt by DOE of:

(i)            legal opinions in respect of any amendment, modification, termination or entry into any new Transaction Document that has been executed and delivered after the prior Advance Date, in each case, dated as of the Requested Advance Date, addressed to each Secured Party and from legal counsel satisfactory to DOE; and

(ii)           to the extent that, since the date of any legal opinion furnished pursuant to this Section 5.04(t) (Legal Opinions), there has been a material change in circumstances on any matter covered by such legal opinion, supplemental legal opinions with respect to the possible legal consequences of such changed circumstances, dated as of the Requested Advance Date, addressed to each Secured Party, and from legal counsel satisfactory to DOE.

(u)            Security. Receipt by DOE of:

(i)            satisfactory evidence that all Security Documents continue to be in full force and effect, properly perfected, filed and registered or recorded in any jurisdiction and with any Governmental Authority where perfection, filing and registration or recordation is required, as applicable, and all liens or pledges in favor of the Secured Parties continue to be properly registered or recorded in favor of such Secured Parties; and

(ii)            in the event of any changes of Applicable Law, Transaction Document or other circumstances affecting the Secured Parties’ security interest in the Collateral, all such documentation, certificates and other information as DOE has requested in writing.

(v)            No Violation. The making of the requested Advance shall not result in a violation of any Applicable Law, Transaction Document, Governmental Approval, or any other agreement or consent to which any Borrower Entity is a party, or any judgment or approval to which any Borrower Entity is subject, and the Borrower shall have certified to DOE as to such compliance.

(w)            Transaction Documents. Receipt by DOE on or prior to the date of such Advance of fully executed originals (to the extent required) or copies of all Transaction Documents required to be executed as of the date of such Advance (to the extent such documents have not already been provided), and confirmation that such Transaction Documents remain in full force and effect and no default or event that with the passage of time, the giving of notice or both would constitute a default shall have occurred and is continuing thereunder.

(x)            Litigation. Receipt by DOE of an Officer’s Certificate of each Borrower Entity, as applicable, that sets forth:

(i)            in the case of a Borrower Party or the Direct Parent, (A) a certification that there is no pending or, to such Borrower Party’s or Direct Parent’s Knowledge, as applicable, threatened (in writing) Adverse Proceeding, that relates to: (x) the legality, validity or enforceability of any of the Transaction Documents or the ability of any Secured Party to exercise any of its rights under any of the Financing Documents or the remedies in respect of the Collateral pursuant to the Security Documents; (y) any transaction contemplated by any such Transaction Document; or (z) other than Disclosed Adverse Proceedings, any Qualifying Project, any Borrower Party or the Direct Parent; (B) any material changes to the Disclosed Adverse Proceedings listed in the then-current Schedule 6.08 (Disclosed Adverse Proceedings); and (C) if applicable, any new Adverse Proceedings listed in an updated Schedule 6.08 (Disclosed Adverse Proceedings); and

(ii)            in the case of the Sponsor, a certification that there is no pending or, to the Sponsor’s Knowledge threatened (in writing) Adverse Proceeding, that relates to (A) the legality, validity or enforceability of any of the Transaction Documents or the ability of any Secured Party to exercise any of its rights under any of the Financing Documents or the remedies in respect of the Collateral pursuant to the Security Documents; (B) any transaction contemplated by any such Transaction Document; or (C) the Sponsor, in each case, where an unfavorable outcome in any such Adverse Proceeding could reasonably be expected to have a material adverse effect on the Sponsor’s business, results of operations, financial condition and/or cash flows, or on any Qualifying Project;

provided, that in connection with clauses (i)(B), (i)(C) and (ii)(C), DOE may request a summary of such Adverse Proceedings, or update with respect to any Disclosed Adverse Proceeding, as applicable, and a phone call to discuss the facts, circumstances and risk to the Borrower Entities and the Qualifying Projects, as applicable.

(y)            Project Accounts. All Project Accounts (including all Reserve Accounts) shall have been funded in full to the then-applicable funding requirement as of the date of such Advance pursuant to the applicable Accounts Agreement.

(z)            Certain Events. No Default, Event of Default, Event of Force Majeure or Event of Loss has occurred and is continuing as of the Advance Date or is reasonably expected to occur after the Advance Date.

(aa)          No Material Adverse Effect. No event (including any legal, arbitral or other dispute review proceeding or any change in law) has occurred and is continuing, or could reasonably be expected to occur, that shall have had, or could reasonably be expected to have, a Material Adverse Effect.

(bb)         Sponsor Compliance Certificate. Receipt by DOE of a Compliance Certificate of the Sponsor, dated as of the relevant Advance Request date, demonstrating compliance with the financial covenants set forth in Section 3.01(b) (Financial Covenants) of the Sponsor Support Agreement, include a calculation of each such financial covenant and certify that as of the date of the issuance of such Compliance Certificate, there are no conditions or events in the aggregate that raise substantial doubt about the Sponsor’s ability to continue as a going concern and the Sponsor has not issued a “going concern warning”.

(cc)         Additional Items. Receipt by DOE of such other documents, certifications, or consents relating to any Qualifying Project, any Borrower Entity, any Major Project Participant, or the matters contemplated by the Transaction Documents as it may reasonably request.

Section 5.05         Conditions Precedent to Qualifying Projects. DOE’s approval of any Project as a Qualifying Project, and delivery of any QP Approval Notice by DOE, shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent and to their continued satisfaction on the QP Approval Date for such Qualifying Project, in each case, as determined by DOE, which shall be entitled to (but not required) to consult the Independent Engineer and the other Secured Party Advisors:

(a)            Due Diligence Review. Completion by DOE of its due diligence review of the Project Company, including (i) satisfactory evidence that power supply arrangements for the prospective Qualifying Project meet requirements to certify hydrogen production as “low carbon”, and have a tenor no shorter than the QP Maturity Date for such Qualifying Project and are bundled with related RECs (if any), and (ii) satisfactory determination, made by DOE in consultation with such Secured Party Advisors as DOE determines advisable in its discretion, of the collateral value for such Qualifying Project (equal to the net present value of the pre-tax net cash flows generated by such Qualifying Project from the sale of Product net of all fixed and variable operating costs).

(b)            Organizational Documents. An updated organizational chart of the Borrower that includes the Project Company and Qualifying Project.

(c)            Base Case Financial Model. Receipt by DOE of (x) a certified updated Base Case Financial Model demonstrating compliance with the Debt Sizing Parameters and financial ratios equal to or better than the Debt Sizing Parameters and financial ratios set forth in the then-current Base Case Financial Model including each Qualifying Project previously approved, the Qualifying Project for which approval is currently being requested, and the remaining then-anticipated Project Portfolio, and (y) a certified QP Base Case Financial Model for the Qualifying Project for which approval is currently being requested (which QP Base Case Financial Model may be embedded in the Base Case Financial Model delivered pursuant to clause (x)) demonstrating compliance with the Debt Sizing Parameters and financial ratios equal to or better than the Debt Sizing Parameters and financial ratios set forth in the then-current Base Case Financial Model, accompanied by:

(i)            with respect to clause (x) above, a certificate from the chief financial officer or similar officer of the Borrower that includes a written explanation from the Borrower of all variances of such updated Base Case Financial Model from the then-current Base Case Financial Model, as required by DOE; and

(ii)            to the extent requested by DOE, a report from the Financial Advisor, including such qualifications or limitations acceptable to DOE, confirming:

(A)          the mathematical accuracy of the computations therein;

(B)          the consistency in all material respects of such Base Case Financial Model and the QP Base Case Financial Model with the Project Budgets and Plans;

(C)          that the underlying assumptions are consistent in all material respects with the applicable provisions of the Transaction Documents; and

(D)          that such Base Case Financial Model and the QP Base Case Financial Model demonstrate compliance with the Debt Sizing Parameters and required financial ratios as set forth above.

(d)            QPEP. Receipt by DOE of the QPEP for such Qualifying Project.

(e)            Transaction Documents. Receipt by DOE of such Project Company’s:

(i)            Equity Commitment and Completion Support Agreement;

(ii)           Make-Whole Agreement;

(iii)          Security Documents (including Project Company Security Agreement, Project Company Equity Pledge Agreement, Mortgage, Accounts Accession Agreement and any others required);

(iv)          Truck Agreement;

(v)           Accession Agreement, or in the case of the Limestone Project, an updated Schedule 6.44 (Initial Qualifying Project Details);

(vi)          Major Project Documents necessary to achieve Project Completion;

(vii)         O&M Agreement;

(viii)        Real Property Documents;

(ix)           Power Supply Agreement for the dedicated delivery of “low carbon” energy (electricity) (bundled with related RECs, if any) from renewable or nuclear generation energy source(s);

(x)            Water Supply Agreements;

(xi)          Utility Contracts;

(xii)          if applicable, a true, correct and complete fully executed copy of a CPA Compliance Agreement; and

(xiii)         any other Transaction Documents required by DOE.

(f)            Legal Opinions. DOE shall have received the legal opinions of each Major Project Participant regarding the due authorization, execution and delivery and valid, binding and enforceable nature of the Transaction Documents listed in Section 5.05(e) (Transaction Documents) to which each such Person in a party.

(g)            Compliance with NEPA; Environmental Reports. DOE shall have, with respect to the Project Company and prospective Qualifying Project:

(i)            completed its review and related consultations under NEPA;

(ii)           received evidence of Governmental Approvals issued under Environmental Law, which shall be final and Non-Appealable; and

(iii)          received a current Phase I (and, if applicable, Phase II) Environmental Site Assessment relating to the real property within the Project Site, accompanied by a reliance letter issued to DOE that is acceptable in scope and content to DOE.

(h)            Lobbying Certification. Receipt by DOE of the Project Company’s completed Disclosure Form to Report Lobbying (Standard Form LLL).

(i)            KYC Requirements. Receipt by DOE of:

(i)            evidence that the Project Company have established proper operating and credit policies and procedures (including, “know your customer” and anti-money laundering policies) to ensure, inter alia, proper credit, risk and conflicts of interest management;

(ii)           all documentation (including taxpayer identification documents) and other information in respect of the KYC Parties; and

(iii)          confirmation by each Secured Party of the completion of its respective “know your customer” diligence in respect of each KYC Party.

(j)            Intellectual Property. Receipt by DOE of:

(i)            a fully executed original (to the extent required) or copy of each further or amended Project IP Agreement and confirmation that the licenses included in all Project IP Agreements remain in full force and effect; and

(ii)            evidence that:

(A)          the Borrower exclusively owns all Project IP, or have rights to use all Project IP pursuant to a Project IP Agreement, and confirmation that the licenses included in such Project IP Agreement remain in full force and effect;

(B)          the Borrower has granted and, to the extent applicable, each Borrower Entity has caused each licensor of rights to Project IP under a Project IP Agreement existing at such time to grant, to the Secured Parties a Secured Parties’ License and confirmation that such license remains in full force and effect, or otherwise obtained permission for such licensors to grant such license; and

(C)          with respect to Project Source Code existing at such time, the Borrower has complied and, to the extent applicable, has caused each Borrower Entity to comply, with Section 7.02(g) (Source Code Escrow).

(k)            Construction Budget. Receipt by DOE of the Construction Budget for such Qualifying Project.

(l)             Project Milestone Schedule. Receipt by DOE of the Qualifying Project Milestone Schedule.

(m)           Technical Conditions Precedent. Receipt by DOE of evidence that the technical conditions precedent as set out in Schedule 5.01(ee) (Technical Conditions Precedent) applicable to the Qualifying Project have been satisfied.

(n)            Consultant Reports. Receipt by DOE of a certificate from the following Secured Party Advisors, dated as of the QP Approval Date, substantially in the form of Exhibit G (Form of Secured Party Advisor Report Bring-Down Certificate) and addressing the Qualifying Project and such other matters as DOE may request:

(i)            the Independent Engineer;

(ii)           the Market Consultant;

(iii)          the Financial Advisor;

(iv)          the Insurance Consultant; and

(v)           any other Secured Party Advisor required by DOE.

(o)            Community Benefits Plan. Receipt by DOE from the Borrower of the Community Benefits Plan for the Qualifying Project.

(p)            Davis-Bacon Act. Receipt by DOE of:

(i)            a certificate from the Borrower certifying that the clauses set forth in Exhibit I (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor have been included in each Davis-Bacon Act Covered Contract existing as of such date; and

(ii)           the Borrower and each DBA Contract Party under each Davis-Bacon Act Covered Contract existing on or prior to such date have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.

(q)            Regulatory Requirements. DOE shall have determined that the Project Company is in compliance with 10 CFR 609.8(b)(15).

(r)            No Violation. No violation of any Applicable Law, Transaction Document, Governmental Approval, or any other agreement or consent to which the Project Company is a party, or any judgment or approval to which the Project Company is subject, and the Borrower shall have certified to DOE as to such compliance.

(s)            Representations and Warranties. Each of the representations and warranties made (or deemed made) by or with respect to the Project Company, the prospective Qualifying Project, or applicable Major Project Participant in any Financing Document are true and correct as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty is true and correct as of such date or time).

(t)            Required Approvals. Receipt by DOE of, for the prospective Qualifying Project:

(i)            the Required Approvals Schedule, together with a certificate of a Responsible Officer of the Borrower with respect thereto; and

(ii)            fully executed copies of each Required Approval listed on Part A of the Required Approvals Schedule, together with a certificate of a Responsible Officer of the Borrower, certifying that:

(A)          the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters, waivers or consents thereunder);

(B)          no term or condition thereof has been amended from that delivered pursuant to this clause (t); and

(C)          each such Required Approval has been validly issued, is in full force and effect, final Non-Appealable; and

(iii)          all conditions precedent to the effectiveness of each such Required Approval have been satisfied.

(u)            Payment of Fees. Receipt by DOE of:

(i)            payment in full of all fees required under the Financing Documents to be paid on or prior to the Requested Advance Date, and all Secured Party Expenses and reimbursement of all fees and Secured Party Expenses of any Secured Party Advisors, incurred and invoiced prior to the Requested Advance Date; or

(ii)           confirmation that all such fees and Secured Party Expenses have been paid directly to the relevant Secured Party Advisors.

(v)             No Material Adverse Effect. No event (including any legal, arbitral or other dispute review proceeding or any change in law) has occurred and is continuing, or could reasonably be expected to occur, that shall have had, or could reasonably be expected to have, a Material Adverse Effect.

(w)            Additional Items. Receipt by DOE of such other documents, certifications, or consents relating to any Qualifying Project, any Borrower Entity, any Major Project Participant, or the matters contemplated by the Transaction Documents as it may reasonably request.

Section 5.06          Conditions Precedent to FFB Advance. The obligation of FFB to make each Advance (including each First Advance) under each FFB Note Purchase Agreement and each FFB Note is subject to the prior satisfaction (or waiver in writing) as determined by FFB of each of the following conditions precedent as of the date of the relevant Advance Request and as of the Advance Date:

(a)            Receipt of Advance Request Approval Notice. FFB shall have received from DOE an Advance Request Approval Notice.

(b)            Absence of Drawstop Notice. No Drawstop Notice shall have been delivered to DOE or FFB.

Section 5.07          Advance Deductions. Unless the Borrower shall have prepaid the applicable Advance in the amount of any excess as provided in Section 3.05(c)(i)(F) (Mandatory Prepayments) prior to each Requested Advance Date immediately following the parties’ determination of the existence of an Excess Advance Amount (whether pursuant to the Quarterly Certificate or otherwise), the Borrower shall:

(a)            in the relevant Advance Request, deduct from the total amount of the Advance or Advances to be made on such Requested Advance Date an amount equal to the amount that would otherwise have been prepayable by the Borrower pursuant to Section 3.05(c)(i)(F) (Mandatory Prepayments); and

(b)            in the relevant Advance Request, include a certification by a Responsible Officer, substantially in the form set forth in the Form of Advance Request, certifying as to the amount of such deduction;

provided, that if the amount of the Advance requested to be made on such Requested Advance Date is less than the total amount to be deducted on such Requested Advance Date, the Borrower shall deduct an amount equal to the total amount of the Advance requested to be made on such date, and the remaining shortfall shall be deducted by the Borrower from Advances requested in future Advance Requests made on future Requested Advance Dates until such amount has been deducted in full.

Section 5.08          Satisfaction of Conditions Precedent. Each of the Borrower and DOE hereby acknowledges and agrees that:

(a)            by delivering the FFB Secretary’s Instruments on the Execution Date, DOE shall be deemed to have approved of or consented to, or to be satisfied with, each of the Execution Date Conditions Precedent that must be approved or consented to by, or be satisfactory to, DOE; and

(b)            FFB, by delivering an acceptance notice under Section 5.1 (Acceptance or Rejection of Principal Instruments) of a FFB Note Purchase Agreement or making any Advance under the FFB Notes, shall be deemed to have approved of or consented to, or to be satisfied with, each of the matters set forth in Sections 5.01 (Conditions Precedent to the Execution Date) and 5.02 (Conditions Precedent to FFB Purchase of the FFB Note) that must be approved or consented to by, or satisfactory to, FFB.

Article VI

REPRESENTATIONS AND WARRANTIES

To induce DOE to enter into this Agreement and to arrange for FFB to purchase the FFB Notes and offer extensions of credit thereunder, the Borrower, on behalf of itself and each other Borrower Entity, on the relevant date, makes each of the following representations and warranties to and in favor of DOE and FFB as of: (a) the Execution Date; (b) each Advance Date (both immediately before and immediately after giving effect to the Advances being made on such date); (c) each Physical Completion Date; and (d) Project Completion Date, except as such representations and warranties are expressly made as to an earlier date, in which case such representations and warranties will be true as of such earlier date:

Section 6.01          Organization and Existence. Each Borrower Party:

(a)            is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b)            is duly qualified to do business in, and in good standing in, (i) in the case of each Project Company, the State where its Qualifying Project is located and (ii) for all Borrower Entities each other jurisdiction where the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect; and

(c)            has all requisite power and authority to:

(i)            own or hold under lease and operate the property it purports to own or hold under lease;

(ii)           carry on its business as now being conducted and as proposed to be conducted in respect of the Project Portfolio;

(iii)          incur Indebtedness and create Liens on all and any of its properties; and

(iv)          execute, deliver, perform and observe the terms and conditions of each of the Transaction Documents to which it is a party.

Section 6.02          Authorization; No Conflict. Each Borrower Entity has duly authorized, executed and delivered the Transaction Documents to which it is a party, and none of: (a) its execution and delivery thereof; (b) its consummation of the transactions contemplated hereby or thereby nor its compliance with the terms of this Agreement or thereof; and (c) the issuance of the FFB Notes, the borrowings under the Financing Documents, the use of the proceeds thereof and Reimbursement Obligations hereunder, in each case, do or will: (i) contravene its Organizational Documents or any Applicable Laws; (ii) contravene or result in any breach or constitute any default under any Governmental Judgment applicable to it; (iii) contravene or result in any breach or constitute any default, or result in or require the creation of any Lien upon any of its properties, in each case, under any agreement or instrument to which it is a party or by which it or any of its properties may be bound, except for any Permitted Liens; or (iv) require the consent or approval of any Person other than the Required Approvals and any other consents or approvals that have been obtained and are in full force and effect.

Section 6.03         Capitalization. All of the Equity Interests of each Borrower Entity have been duly authorized, validly issued, are fully paid and non-assessable, and are directly owned by the Persons set out in Schedule 6.03 (Capitalization) (provided that only shareholders with ten percent (10%) or more of the Equity Interests in the Sponsor need be identified). All Equity Interests of each Borrower Party are free and clear of all Liens other than Liens created under the Security Documents. No options or rights for conversion into or acquisition, purchase or transfer of Equity Interests of any Borrower Entity (other than Sponsor) or any agreements or arrangements for the issuance by any Borrower Entity (other than Sponsor) of additional Equity Interests are outstanding. No Borrower Entity (other than Sponsor) has outstanding: (a) any securities convertible into or exchangeable for its Equity Interests; or (b) any rights to subscribe for or to purchase, or any option for the purchase of, or any agreement, arrangement or understanding providing for the issuance (contingent or otherwise) of, or any call, loan commitment or claims of any character relating to, its Equity Interests.

Section 6.04          Solvency.

(a)            The value of the assets (at fair value and present fair saleable value or at book value) of each Borrower Entity is, on the date of determination, greater than the amount of liabilities at book value (including contingent and unliquidated liabilities) of each such Borrower Entity as of such date. As of the date of determination, each Borrower Entity is able to pay all of its liabilities as such liabilities mature and does not have an unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(b)            None of the Borrower Entities is the subject of any pending or, to the Borrower’s Knowledge, threatened Insolvency Proceedings.

(c)            No corporate action, legal proceedings or other procedure or step is being considered or prepared by any Borrower Entity that could trigger the occurrence of any event or circumstance described in Section 10.01(j) (Bankruptcy; Insolvency; Dissolution).

Section 6.05          Eligibility of Borrower; Project. The Borrower has satisfied each of the conditions contained in the Program Requirements for (a) the Borrower to be classified as an Eligible Applicant and (b) the Project Portfolio and each Qualifying Project to qualify as an “Eligible Project” thereunder.

Section 6.06          Transaction Documents. Each Transaction Document to which any Borrower Entity is (or will be when executed) a party is a legal, valid and binding obligation of such Borrower Entity, enforceable against such Borrower Entity in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 6.07          Required Approvals.

(a)            The Required Approvals Schedules set forth all Required Approvals other than Governmental Approvals and other consents and approvals that, in each case, are of a routine nature and can be obtained in the Ordinary Course of Business.

(b)            Part A of the Required Approvals Schedule sets forth all of the Required Approvals that are necessary or required to be obtained by the Execution Date under Applicable Law or any agreement applicable to, or binding on, any Borrower Party or any of its properties or, to the Borrower’s Knowledge, any Major Project Participant for the purpose of fulfilling its obligations under the applicable Major Project Document. As of the Execution Date, and as of each date thereafter that this representation is to be made, each Required Approval set forth in Part A of the Required Approvals Schedule has been duly and validly issued, is in full force and effect, final and Non-Appealable.

(c)            Part B of the Required Approvals Schedule includes all of the Required Approvals that are not required to be obtained until after the Execution Date under Applicable Law or any agreement applicable to, or binding on, any Borrower Party or any of its properties or, to the Borrower’s Knowledge, any Major Project Participant for the purpose of fulfilling its obligations under the applicable Major Project Document.

(d)            Any Required Approval listed on Part B of the Required Approvals Schedule that is required to be obtained, as of any date on which this representation is made, pursuant to and in accordance with the terms of the Transaction Documents, Applicable Law or any agreement applicable to, or binding on, any Borrower Party or any of its properties or, to the Borrower Parties’ Knowledge, any Major Project Participant for the purpose of fulfilling its obligations under the applicable Major Project Document, has been duly and validly issued, is in full force and effect, final and Non-Appealable, and the Borrower has no reason to believe that any such Required Approvals already obtained will be revoked, suspended or modified.

(e)            The Borrower does not have any reason to believe that it, any other Borrower Party or, to the Borrower Parties’ Knowledge, any Major Project Participant will be unable to obtain the Required Approvals set forth on Part B of the Required Approvals Schedule applicable to it in the Ordinary Course of Business free from conditions or requirements and at such time or times as may be necessary to avoid any material delay in, or impairment to the development, construction or operation of any Qualifying Project, or the transactions contemplated by the Transaction Documents.

(f)            The Borrower, each Borrower Party and, to the Borrower Parties’ Knowledge, each Major Project Participant is in compliance in all material respects with all Required Approvals that have been obtained by, or are otherwise applicable to, such Person.

Section 6.08          Litigation. There are no Adverse Proceedings pending or, to the Borrower Parties’ Knowledge, threatened in writing that relate to:

(a)            the legality, validity or enforceability of any Financing Document or any Major Project Document;

(b)            the Project Portfolio, any Qualifying Project or any transaction contemplated by any Financing Document or any Major Project Document; or

(c)            except as otherwise disclosed on Schedule 6.08 (Disclosed Adverse Proceedings) and expressly waived in writing by DOE, any Borrower Entity or any Project Document other than a Major Project Document that (excluding any Adverse Proceeding contemplated under clauses (a) and (b) above) either individually or in the aggregate has, or could reasonably be expected to have a Material Adverse Effect.

Section 6.09          Indebtedness. No Borrower Party has any outstanding Indebtedness other than Permitted Indebtedness.

Section 6.10          Security Interests; Liens.

(a)            Pursuant to the Security Documents, the Collateral Agent has a legal, valid, enforceable and perfected First Priority Lien in the Collateral subject only to Permitted Liens.

(b)            Such security interest in the Collateral is and, with respect to any after-acquired property, when so subsequently acquired, will be superior and prior to the rights of all third Persons now existing or hereafter arising, whether by way of deed of trust, mortgage, Lien, security interests, encumbrance, assignment or otherwise, other than Permitted Liens.

(c)            All documents and instruments, including the Real Property Documents, as required, have been recorded or filed for record in such manner and in such places as are required and all other action as is necessary or desirable have been taken to establish and perfect the Collateral Agent’s Lien in and to the Collateral (for the benefit of the Secured Parties) to the extent contemplated by the Security Documents.

(d)            All Taxes (including stamp taxes) and filing fees and Secured Party Expenses that are due and payable in connection with the execution, delivery or recordation of each Mortgage or any other Transaction Document, or the mortgaging of the mortgaged property under any Mortgage, have been paid.

(e)            Except for Permitted Liens, neither any Borrower Party nor Direct Parent, nor any other owner of any of the Collateral has created or is under any obligation to create or has entered into any transaction or agreement that would result in the imposition of, any Lien upon any of the Collateral. There are no Liens on the Equity Interests of the Borrower other than the Liens in favor of the Collateral Agent.

Section 6.11         Taxes.

(a)            Each Borrower Party has filed all tax returns required by Applicable Laws to be filed by it and has paid: (i) all income Taxes that have become due pursuant to such tax returns; and (ii) all other material Taxes and assessments payable by it that have become due (other than those Taxes that it is contesting in accordance with the Permitted Contest Conditions).

(b)            Assuming that each Secured Party, to the extent applicable, provides a properly completed IRS Form W-9 to establish its status as a United States Person and to certify that such Secured Party is exempt from U.S. federal backup withholding tax (or, in the case of any Secured Party that is not a United States Person, a properly completed applicable Form W-8 or other certificate, form or documentation establishing an exemption from U.S. federal withholding Taxes), no withholding Taxes are payable by any Borrower Party to any Governmental Authority in connection with any amounts payable by such Borrower Party under or in respect of the Financing Documents.

(c)            The Borrower intends to treat the Guaranteed Loan as debt for United States federal income Tax purposes.

(d)            For United States federal income Tax purposes, each Borrower Party is, and has been since its formation, a “disregarded entity” within the meaning of United States Department of the Treasury regulation section 301.7701-3.

(e)            DOE’s execution and delivery of this Agreement, the issuance of the FFB Notes and any determination by DOE that any Project Costs are Eligible Project Costs, in each case, (A) does not prejudice or otherwise have any binding effect with regard to any determination by the Internal Revenue Service, the United States Department of Treasury, or a court of law as to the tax basis of any Qualifying Project or any part thereof under the Code, (B) does not constitute a determination regarding, and is unrelated to whether any Borrower Entity or any Qualifying Project has complied or will comply with, Federal tax law and (C) will not be used to demonstrate or prove that the Borrower Entities or a Qualifying Project complied with the requirements to claim a Tax Credit or other amount under the Code in an Adverse Proceeding.

Section 6.12         Financial Statements.

(a)           Each of the Historical Financial Statements and each Financial Statement of each applicable Borrower Entity delivered to DOE pursuant to Section 8.01 (Financial Statements) is complete and correct, has been prepared in accordance with the Designated Standard and presents fairly, in all material respects, the financial condition of the applicable Borrower Entity as of the respective dates of the Financial Statements for the respective periods covered therein.

(b)           Such Financial Statements reflect all liabilities or obligations of the applicable Borrower Entity of any nature whatsoever for the period to which such Financial Statements relate that are required to be disclosed in accordance with the Designated Standard.

(c)            As of the Execution Date or the date of delivery of such Financial Statements pursuant to Section 8.01 (Financial Statements), as applicable, or the respective date of such Financial Statements, whichever is earlier, no such Borrower Entity has incurred or assumed any liabilities or obligations that would be required to be disclosed in accordance with the Designated Standard and which are not reflected in such Financial Statements or the FFB Notes thereto.

Section 6.13         Business; Other Transactions.

(a)           No Borrower Party has conducted any business other than the business contemplated by the Transaction Documents and such other business as may be related to the Qualifying Projects.

(b)           No Borrower Party is a party to, or bound by, any contract, undisclosed agreements or side arrangements other than those contracts, agreements or arrangements permitted under the Financing Documents.

(c)           Except as provided in the Financing Documents, no Borrower Party has executed and delivered any powers of attorney or similar documents.

(d)           No Borrower Party has paid or become obligated to pay: (i) any fee or commission to any broker, finder or intermediary for or on account of arranging the financing of the transactions contemplated by the Transaction Documents; or (ii) any contingency fee (computed as a percentage of any amount of the Guaranteed Loan) to any financial or other professional advisors of the Borrower Parties.

(e)           Except as set forth on Schedule 6.13 (Affiliate Transactions), no Borrower Party is a party to any contract, arrangement or agreement with, nor has any other loan commitment to, any other Borrower Entity or other Affiliate thereof.

(f)            No Borrower Party has entered into any transaction or series of related transactions (including any payment of fees or commissions) (i) with any Person (including any Affiliate) other than in the Ordinary Course of Business and on an arm’s length basis; or (ii) whereby such Borrower Party might pay more than the fair market value for products of others.

(g)           No Borrower Party has made any Investments other than Permitted Investments.

(h)           No Borrower Party has any Subsidiaries or legally or beneficially own any Equity Interests of any other Person except for the Borrower’s one hundred percent (100%) ownership of each Project Company.

(i)            Each Borrower Party has instituted and maintained adequate internal controls, reporting systems and cost control systems that are designed to ensure that it satisfies its obligations under the Financing Documents.

(j)            As of a Qualifying Project’s QP Approval Date, and other than the contracts set forth on Annex 5 (Qualifying Project Contracts) of the Qualifying Project’s Accession Agreement, such Qualifying Project is not a party to, or bound by, any contract, undisclosed agreement or side arrangement under which (i) the Qualifying Project is reasonably expected to have aggregate obligations or liabilities in excess of five million Dollars ($5,000,000) in any calendar year during its term; or (ii) the breach, non-performance, cancellation or early termination of which has, or could reasonably be expected to materially and adversely affect any Borrower Party or any Qualifying Project.

Section 6.14         Accounts. Each Borrower Party does not own or maintain any accounts with a bank or financial institution other than the Project Accounts.

Section 6.15         Property.

(a)           Title to Collateral.

(i)            Each Real Property Schedule identifies each Borrower Party’s Real Property interests.

(ii)           Each Project Company owns and has valid legal and beneficial title to, or has a valid leasehold interest in such (A) Real Property interests in its Project Site free and clear of any Lien of any kind, except for Permitted Liens and (B) Property free and clear of any Lien of any kind, except for Permitted Liens and, in each case, no contracts or arrangements, conditional or unconditional, exist for the creation by such Project Company of any Lien (other than Permitted Liens) on any Real Property, or Property other than the Security Documents; and none of the Permitted Liens, individually or in the aggregate, would materially impair or delay the development, construction, operation, or use by (or for the benefit of) such Project Company of such Project Site for its Qualifying Project.

(iii)          All easements, leasehold and other Real Property interests and utility and other services, means of transportation, facilities, other materials and rights that can reasonably be expected to be necessary for the construction, completion and operation of the Qualifying Project in accordance with Applicable Laws and the Transaction Documents have been procured under the Major Project Documents or are commercially available to the Qualifying Project at the Project Site on terms consistent with the Construction Budget and the Base Case Financial Model and are not subject to dispute. To the extent appropriate, arrangements have been made on terms consistent with the Construction Budget and the Base Case Financial Model for such easements, interests, services, means of transportation, facilities, materials and rights.

(b)           Leases. Any Leases material to each Qualifying Project in existence on the date of this representation and under which any Project Company is a lessee, sublessee or licensee, are valid and subsisting, such Project Company is not in default under any of such Leases, such Project Company enjoys peaceful and undisturbed possession of the Real Property subject to such Leases, and such Project Company has the right to continue to enjoy such possession during the time when such Real Property is necessary for its Qualifying Project.

(c)           Project Site. Each Project Site is sufficient and appropriate in all respects for the development, siting, design, engineering, construction, ownership, operation, maintenance and use of its Qualifying Project as contemplated by the Transaction Documents.

(d)           Boundaries. Except as shown on the ALTA survey delivered prior to the First Advance Date for each Qualifying Project all of the improvements on the Project Site lie wholly within the boundaries and building restriction lines of the Project Site and within the boundaries of the area that are subject to DOE’s environmental review under NEPA, and no improvements on adjoining properties encroach upon the Project Site, and no improvements on the Project Site encroach upon or violate any easements or other encumbrances upon the Project Site, in each case, so as to materially impair or delay the development, construction, operation, or use by (or for the benefit of) the applicable Project Company of its Project Site, except those that are insured against by title insurance. To the Project Company’s Knowledge, the ALTA survey delivered prior to the First Advance Date does not fail to reflect any material matter affecting its Project Site or the title thereto.

(e)           Condemnation. No condemnation or adverse zoning or usage change proceeding has occurred or been threatened against any of the Real Property that could materially impair or delay development, construction, operation, access to or use by (or for the benefit of) the Project Company of its Project Site.

(f)            The Borrower does not have any interest in any Real Property.

Section 6.16         Qualifying Project Milestone Schedule, Project Budgets and Plans.

(a)           The Project Budgets and Plans:

(i)            are complete and based on reasonable assumptions;

(ii)           are consistent with the provisions of the Project Documents;

(iii)          have been prepared in good faith and with due care; and

(iv)          fairly represent the Borrower Parties’ expectation as to the matters covered thereby as of any date on which this representation is made or deemed made.

(b)           The Qualifying Project Milestone Schedule accurately specifies in summary form the work that each Construction Contractor proposes to complete on or before the deadlines specified therein.

(c)           The Construction Budget represents the Project Company’s best estimate of the Project Costs anticipated to be incurred to achieve the Qualifying Project’s Physical Completion Date and Final Construction Completion by no later than the corresponding Physical Completion Longstop Date and scheduled Final Construction Completion Date, respectively. The Construction Budget has not been amended or changed in any material respect other than to reflect changes resulting from Approved Construction Changes.

(d)           No material changes have been made to the Base Case Financial Model most recently approved by DOE, nor to the assumptions or projections set forth therein.

(e)           The Borrower’s good faith estimate and belief is that each Physical Completion Date and Project Completion Date will occur no later than the Scheduled Physical Completion Date and the Scheduled Project Completion Date, respectively, for each Qualifying Project.

(f)           The Borrower believes that it is technically feasible for each Qualifying Project to be constructed, completed, operated and maintained so as to fulfill in all material respects the design specifications and requirements contained in the applicable Major Project Documents.

Section 6.17         Intellectual Property.

(a)           Each Project Company exclusively owns, or has a valid and enforceable license or right to use, all of its Project IP.

(b)           Neither the Borrower nor any other Borrower Party is in breach of or default under any Project IP Agreement then in effect. There are no facts or circumstances that would be reasonably expected (after the giving of notice, the lapse of time, or both) to give rise to any revocation or termination of any Project IP Agreement, or any Borrower Party’s rights or licenses to Project IP thereunder.

(c)           Each Project Company’s right, title and interest in and to the Project IP owned by IP is free and clear of all Liens, except for Permitted Liens.

Section 6.18         Infringement; No Adverse Proceedings.

(a)           No Borrower Party, nor its respective businesses, nor the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation, use or maintenance of any Qualifying Project infringe upon, misappropriate or otherwise violate the Intellectual Property of any Person.

(b)           No Borrower Party has received any objection to, written notice of a challenge to the validity of, or any Adverse Proceeding past, present, pending or to the Borrower Parties’ Knowledge, threatened, to which any Borrower Party is a party, and there is no written objection (including any demand to make a license to Intellectual Property) against any Borrower Party: (i) alleging any infringement, misappropriation or other violation of the Intellectual Property of any Person: (A) by any Borrower Party or (B) with respect to the development, design, engineering, procurement, construction, starting up, commissioning, ownership, use or maintenance of any Qualifying Project; or (ii) challenging the validity, enforceability, ownership or use of any Project IP owned by any Borrower Party. There are no facts or circumstances that would be reasonably expected to give rise to any such Adverse Proceeding.

(c)           To the Borrower Parties’ Knowledge, no Person is infringing, misappropriating or otherwise violating any Project IP owned by any Borrower Party. There is no Adverse Proceeding pending to which any Borrower Party is a party or, to the Borrower Parties’ Knowledge, threatened, alleging any of the foregoing.

(d)           The Sponsor exclusively owns or (only in the case of Sponsor IP that is not core to Sponsor’s manufacturing and hydrogen production activities) has a valid and enforceable license or right to use, all Sponsor IP. Sponsor’s right, title and interest in and to the Sponsor IP is free and clear of all Liens, except for Permitted Liens.

Section 6.19         No Amendments to Transaction Documents. None of the Transaction Documents to which any Borrower Entity is a party has been amended, modified or terminated, except in accordance with or as permitted by this Agreement or as disclosed to DOE and consented to in writing by DOE.

Section 6.20         Compliance with Laws; Program Requirements.

(a)           Except as addressed in Section 6.20(b), each Borrower Party is in compliance in all material respects with, and has conducted and is conducting its business in compliance in all material respects with, all Applicable Law and Required Approvals.

(b)           Each Borrower Party is in compliance in all respects with, and has conducted and is conducting its business in compliance in all respects with, all Program Requirements, International Compliance Directives, Anti-Money Laundering Laws, Debarment Regulations, the Davis Bacon Act, the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to CPA Goods, Executive Order 11246 (Equal Employment Opportunity), its Organizational Documents and internal controls.

Section 6.21         Investment Company Act. No Borrower Entity is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act, or subject to regulation thereunder.

Section 6.22         Margin Stock. No part of the proceeds of any Advance, and no other extensions of credit under the FFB Documents, will be used, directly or indirectly, to purchase or carry any margin stock within the meaning of Regulation T, U or X of the Board, or any regulations, interpretations or rulings thereunder, or for any purpose that violates any regulation of the Board.

Section 6.23         Anti-Corruption Laws.

(a)           Each Borrower Entity and its directors, officers and, to the Borrower’s Knowledge, agents and employees, are, and have been, in compliance with all Anti-Corruption Laws.

(b)           There are no Adverse Proceedings pending or, to the Borrower Entities’ Knowledge, threatened in writing against or affecting any Borrower Entity or their respective directors, officers or employees regarding any actual or alleged non-compliance with any Anti-Corruption Laws.

(c)           No Borrower Entity, nor its directors or officers nor, to the Borrower Entities’ Knowledge, agents or employees, has made, offered or promised to make, provided or paid any unlawful contributions, entertainment or anything of value to any local or foreign official, foreign political party or party official or any candidate for foreign political office:

(i)            in order to influence any act or decision of any foreign official, foreign political party, party official or candidate for foreign political office in his or her official capacity, including a decision to fail to perform his or her official functions;

(ii)           to secure an unlawful or improper advantage; or

(iii)         with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to any Borrower Entity or any of its Affiliates or to any other Person, in violation of any applicable Anti-Corruption Law.

Section 6.24          Environmental Laws.

(a)            All Required Approvals for each Qualifying Project relating to: (i) air emissions; (ii) discharges to land, surface water or ground water; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of Hazardous Substances or wastes; or (vi) otherwise required under applicable Environmental Law have been obtained, are maintained and are final and Non-Appealable.

(b)            No Borrower Party has Knowledge of any facts or circumstances that could reasonably be expected to result in any Environmental Claim against or affecting any Qualifying Project or Project Site or that is or could reasonably be expected to become material.

(c)            Except as set forth on Schedule 6.24 (Environmental Laws), there is not and has not been any condition, circumstance, action, activity or event with respect to any Qualifying Project, Borrower Party, or Project Site that could reasonably form the basis of any violation of any Environmental Law or that could reasonably be expected to have a Material Adverse Effect or result in material harm to environmental, health or safety matters. Each Borrower Party is and has been in material compliance with all applicable Environmental Law.

(d)            No Borrower Party nor, to the Borrower’s Knowledge, any other Person, has used, generated, manufactured, produced, stored, transported or Released, on, from, under or into any Project Site or transported thereto or therefrom, any Hazardous Substances in any manner that violates Applicable Law or violates the terms and conditions of a Required Approval and could reasonably be expected to: (i) form the basis of an Environmental Claim; (ii) cause any Qualifying Project to be subject to any restrictions arising under Environmental Laws; (iii) have a Material Adverse Effect; or (iv) result in material harm to the environment, health, or safety.

Section 6.25          Employment and Labor Contracts.

(a)            As of the Execution Date and each QP Approval Date:

(i)            with respect to each Qualifying Project, no Borrower Entity is or has been within the past two (2) years: (A) a party to or bound by any collective bargaining or similar agreement with any union, labor organization or other bargaining agent; or (B) subject to any labor disputes, strikes or work stoppages, requests for arbitration, grievance proceedings or union negotiations or organizational efforts; and

(ii)           to the Borrower’s Knowledge, with respect to each Qualifying Project, there has not been in the past three (3) years, any organized effort or demand for recognition or certification or attempt to organize employees of any Borrower Entity by any labor organization.

(b)            There are no strikes, slowdowns or work stoppages ongoing or threatened in writing by the employees of any Borrower Entity or, to the Borrower’s Knowledge, any Major Project Participant that have caused or could reasonably be expected to cause a Material Adverse Effect.

Section 6.26          Davis-Bacon Act.

(a)            Each Borrower Entity and each DBA Contract Party under each Davis-Bacon Act Covered Contract have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.

(b)           For each Qualifying Project as of its QP Approval Date, there are no Davis-Bacon Act Covered Contracts except for those listed in the DBA Covered Contracts Schedule.

(c)           If and to the extent construction, alteration or repair (within the meaning of 29 C.F.R. §5.5(a)) of a Qualifying Project began prior to its QP Approval Date, the Borrower Parties have prior to such date, retroactively adjusted, and caused each DBA Contract Party to retroactively adjust, the wages of each affected laborer and mechanic employed in the construction, alteration or repair of a Qualifying Project prior to the such date, and paid or caused to be paid to each such laborer or mechanic such additional wages, if any, as were necessary for such laborers and mechanics to have been paid at rates not less than those prevailing on similar work in the relevant locality during the period such work was performed, as determined by the Secretary of Labor in accordance with the Davis-Bacon Act wage determinations attached to the DBA Wage Determinations Schedule.

Section 6.27         ERISA.

(a)           The Borrower Parties and each of their ERISA Affiliates have operated the Employee Benefit Plans in compliance with their terms and with all applicable provisions and requirements of the Code, ERISA and all other Applicable Laws and have performed all their respective obligations under such plan.

(b)           Each Employee Benefit Plan has been determined by the IRS to be so qualified or is in the process of being submitted to the IRS for approval or will be so submitted during the applicable remedial amendment period, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of an Employee Benefit Plan with no determination, nothing has occurred that would materially adversely affect such qualification).

(c)           There exists no Unfunded Pension Liabilities with respect to Employee Benefit Plans in the aggregate, taking into account only Employee Benefit Plans with positive Unfunded Pension Liabilities.

(d)           There are no Adverse Proceedings pending against or threatened involving an Employee Benefit Plan (other than routine claims for benefits) or, any Borrower Party or any ERISA Affiliate, which would reasonably be expected to be asserted successfully against any Employee Benefit Plan and, if so asserted successfully, would reasonably be expected, either singly or in the aggregate, to have a Material Adverse Effect.

(e)           No ERISA Event has occurred or is reasonably expected to occur.

(f)            Except to the extent required under Section 4980B of the Code or comparable state law, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Borrower Party or any ERISA Affiliate.

(g)           The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder (or the exercise by DOE of its rights under this Agreement) will not involve any non-exempt transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

(h)           (i) The assets of the Borrower Parties do not and will not constitute: (A) “plan assets” within the meaning of Section 3(42) of ERISA and DOL Regulations set forth in 29 C.F.R. 2510.3-101; or (B) the assets of any governmental, church, non-U.S. or other plan (“Similar Law Plan”); and (ii) transactions by or with the Borrower Parties are not and will not be subject to state statutes applicable to the Borrower regulating investments of fiduciaries with respect to any Similar Law Plan.

(i)            Neither any Borrower Party nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Benefit Plan subject to Section 4064(a) of ERISA to which it made contributions.

(j)            Neither any Borrower Party nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have, either singly or in the aggregate, a Material Adverse Effect.

Section 6.28         Powers of Attorney. No Borrower Party has granted any power of attorney or similar power to any Person.

Section 6.29         Sanctions and Anti-Money Laundering Laws.

(a)           No Borrower Entity or any of their Affiliates is a Prohibited Person, and each Borrower Party and their respective directors, officers and, to the Borrower’s Knowledge, agents or employees, are and have been in compliance with all Sanctions.

(b)           No Borrower Entity or any of their respective members, directors, officers, or, to the Borrower’s Knowledge, agents or employees, is a Prohibited Person.

(c)           None of the Collateral is owned, traded or used, directly or, to the Borrower’s Knowledge, indirectly by a Prohibited Person or is located or organized in a Prohibited Jurisdiction.

(d)           Each Borrower Entity, and their respective directors, officers and, to the Borrower’s Knowledge, agents or employees, are and have been in compliance with all applicable Anti-Money Laundering Laws.

(e)           There are no Adverse Proceedings pending or, to the Borrower’s Knowledge, threatened, against or affecting any Borrower Entity or their respective directors, officers or employees regarding any actual or alleged non-compliance with any Sanctions or Anti-Money Laundering Laws.

(f)            The Borrower has implemented, maintained, and at all times complied with policies and procedures reasonably designed to ensure compliance by all Borrower Parties with all applicable International Compliance Directives and Anti-Money Laundering Laws.

Section 6.30         Cargo Preference Act. Each of the Borrower Entities (a) is in compliance with the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to all CPA Goods or (b)(i) have entered into a CPA Compliance Agreement and have not received from MARAD notification to the effect that any Borrower Entity has failed to comply with a CPA Compliance Agreement, (ii) a CPA Compliance Agreement has not been withdrawn and (iii) is otherwise in compliance with any CPA Compliance Agreement.

Section 6.31         Lobbying Restriction. Each Borrower Party is in compliance with all requirements of 31 U.S.C. § 1352, as amended, including the requirement that no proceeds of the Advances be expended by the Borrower or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Guaranteed Loan or any other action described in 31 U.S.C. § 1352(a)(2).

Section 6.32         Federal Funding. No application has been delivered by any Borrower Entity to, and no application is pending review or approval by, any Governmental Authority for allocation of Federal Funding to a Qualifying Project (it being understood that the applicable Borrower Entity may seek Investment Tax Credits).

Section 6.33         No Federal Debt Delinquency. No Borrower Entity has:

(a)           any judgment Lien against any of its Property for a debt owed to the United States or any other creditor, or

(b)           any Indebtedness (other than a debt under the Code) owed to the United States or any Governmental Authority thereof that is in delinquent status, as the term “delinquent status” is defined in 31 C.F.R. 285.13(d), including any Tax liabilities (other than those Tax liabilities contested in accordance with the Permitted Contest Conditions), except to the extent such delinquency has been resolved with the appropriate Governmental Authority in accordance with Applicable Law.

Section 6.34         No Tax-Exempt Indebtedness. Neither the Guaranteed Loan nor the Reimbursement Obligations finance, either directly or indirectly, tax exempt debt obligations, consistent with the requirements of Section 149(b) of the Code.

Section 6.35         Sufficient Funds. With respect to each Qualifying Project the remaining Maximum QP Loan Amount (after giving effect to any requested Advance), the remaining Equity Funding Commitment plus amounts on deposit in the Construction Account and the Advance Proceeds Account, and, with respect to any date on which this representation is made which is an Advance Date, the amount of the requested Advance are, collectively, sufficient to pay all remaining Project Costs (including any reasonably expected Cost Overruns) in accordance with the then-applicable Construction Budgets and Qualifying Project Milestone Schedule and to achieve Physical Completion by the Physical Completion Longstop Date, and Project Completion by the Project Completion Longstop Date.

Section 6.36         Use of Proceeds. The Borrower has used the proceeds of each Advance in accordance with Section 2.03(f) (Disbursement of Proceeds) and the other terms and conditions of all applicable Financing Documents.

Section 6.37         No Immunity. No Borrower Entity nor any of its assets is entitled to immunity in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Transaction Document.

Section 6.38         No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the performance of any actions required hereunder or thereunder is being undertaken by any Borrower Entity with or as a result of any actual intent to hinder, delay or defraud any entity to which any Borrower Entity is now or will hereafter become indebted.

Section 6.39         Disclosure.

(a)           The statements and information contained in the Financing Documents, taken together with all documents, reports or other written information pertaining to each Qualifying Project and the Borrower Entities that have been furnished by or on behalf of the Borrower Entities to DOE or any Secured Party Advisor from time to time, are true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading at the time they were made.

(b)           There are no facts, documents or agreements that have not been disclosed to DOE in writing that could reasonably be expected to be material to DOE’s decision to enter into this Agreement or the transactions contemplated hereby or authorize any Advance or approve any Qualifying Project or that could otherwise reasonably be expected to materially and adversely alter or affect any Qualifying Project.

Section 6.40         Insurance. All Required Insurance is in full force and effect with Acceptable Insurers.

Section 6.41         Information Technology; Cyber Security.

(a)           The information technology (including data communications systems, equipment and devices) used in the business of the Borrower Parties (“IT Systems”) operates and performs in all material respects as necessary: (i) for the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation or maintenance of each Qualifying Project; (ii) to complete the activities designated to be completed for each Qualifying Project, or to achieve Project Completion; or (iii) to exercise the Borrower Parties’ rights and perform their obligations under the Major Project Documents at the relevant time.

(b)           The Borrower has implemented and maintains, and has caused each other Borrower Party and Major Project Participant (as applicable) to implement and maintain in connection with each Qualifying Project, commercially reasonable privacy, information security, cyber security, disaster recovery, business continuity, data backup and incident response plans, policies and procedures consistent with industry standards (including administrative, technical and physical safeguards) designed to protect: (i) Sensitive Information from any unauthorized, accidental, or unlawful Processing or loss; (ii) each IT System from any unauthorized or unlawful access, acquisition, use, control, disruption, destruction, or modification; and (iii) the integrity, security and availability of the Sensitive Information and IT Systems.

(c)           Except as set forth on Schedule 6.41 (Information Technology; Cyber Security), No Borrower Party, nor to the Borrower’s Knowledge, any Person that Processes Sensitive Information on behalf of any Borrower Party, has suffered any data breaches or other incidents that have resulted in: (i) any unauthorized Processing of any Sensitive Information; or (ii) any unauthorized access to or acquisition, use, control or disruption of or any corruption of any of the IT Systems owned or controlled by Borrower in any material respect.

(d)           Each Borrower Party is in material compliance with: (i) all applicable Data Protection Laws; and (ii) all Contractual Obligations, and all privacy notices and policies, binding on such Borrower Party related to the Processing of Personal Information.

(e)           No Borrower Party has received: (i) any written claims related to any unauthorized Processing (including any ransomware incident), or any loss, theft, corruption, or other misuse of any Personal Information Processed by such Borrower Party; or (ii) any written notice (including by any Governmental Authority) of any claims, investigations, or alleged violations relating to any Personal Information Processed by such Borrower Party.

Section 6.42         Certain Events. No Default, Event of Default, Event of Force Majeure or Event of Loss has occurred and is continuing or is reasonably expected to occur.

Section 6.43         No Material Adverse Effect. Since May 14, 2024, no event (including any legal, arbitral or other dispute review proceeding or any change in law) has occurred and is continuing that has or could reasonably be expected to have or result in a Material Adverse Effect.

Section 6.44         Individual Qualifying Project Representations and Warranties. Any additional representations and warranties for any Qualifying Project identified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project), on Schedule 6.44 (Initial Qualifying Project Details).

Article VII

AFFIRMATIVE COVENANTS

The Borrower hereby agrees, and each Project Company hereby agrees as to itself, that until the Release Date it shall (or shall cause) that:

Section 7.01         Maintenance of Existence; Property; Etc.

(a)           Each Borrower Party shall preserve and maintain: (i) its legal existence; and (ii) all of its licenses, rights, privileges and franchise materials to the conduct of its business including for each Project Company its Qualifying Project.

(b)           Each Borrower Party shall keep (or cause to be kept) all its Properties and IT Systems in good working order and condition to the extent necessary to ensure that its business can be conducted properly and in compliance with all Applicable Laws, Required Approvals and its Organizational Documents at all times.

(c)           Except as otherwise permitted hereunder, each Borrower Party shall preserve and maintain good and marketable title to or leasehold interest in or rights to the Collateral and such rights to use each Project Site as are necessary to construct, operate and maintain its Qualifying Project in accordance with the requirements of the Transaction Documents and the Qualifying Project Milestone Schedule, and shall, at such Borrower Party’s own expense, as applicable, take all actions to ensure that it has sufficient rights to its Project Site as are necessary for the development, construction and operation its Qualifying Project as contemplated by the Transaction Documents.

Section 7.02         Intellectual Property.

(a)           Maintenance of Project IP. Each Borrower Party shall at all times: (i) acquire and maintain ownership of all Project IP then required; or (ii) obtain and maintain its licenses or rights to use all Intellectual Property owned by any other Person necessary: (A) for the relevant Qualifying Project (and prior to the Limestone Project’s QP Approval Date, the Limestone Project) or to achieve Project Completion; and (B) to exercise its rights and perform its obligations under the Major Project Documents, in each case, as applicable at the relevant time.

(b)           Protection of Project IP. Each Borrower Party shall take all commercially reasonable steps to: (i) protect, enforce, preserve and maintain its rights, title or interests in and to its Project IP, including maintaining and pursuing any application, registration or issuance for Project IP owned by such Borrower Party, which it, in its reasonable business judgment, believes should be maintained and pursued; (ii) protect the secrecy and confidentiality of all confidential information and Trade Secrets included in the Project IP, or with respect to which such Borrower Party, has any confidentiality obligation, including by requiring all current and former employees, consultants, licensees, vendors and contractors to execute appropriate confidentiality agreements; and (iii) comply in all material respects with the terms and conditions of the Project IP Agreements and any other agreement granting a license to the Project IP. If: (A) any Project IP owned by a Borrower Party or licensed under any Project IP Agreement to a Borrower Party becomes, as applicable: (1) abandoned, lapsed, dedicated to the public or placed in the public domain; (2) invalid or unenforceable; or (3) subject to any adverse action or proceeding before any intellectual property office or registrar; and (B) the foregoing, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, then, after the Borrower obtains Knowledge thereof, the Borrower shall notify DOE thereof in accordance with Section 8.03 (Notices).

(c)           Continued Security Interest in Project IP. The Borrower Parties shall, promptly upon the reasonable request of DOE, execute (or procure the execution of) and deliver to DOE any document and take all actions necessary to acknowledge, confirm, register, record or perfect DOE’s security interest in any part of the Project IP (including the filing of the IP Security Agreement with the United States Patent and Trademark Office, the United States Copyright Office, or the corresponding entities in any applicable jurisdiction), whether such interest is now owned or hereafter acquired (whether by application, registration, purchase or otherwise).

(d)           Protection Against Infringement. In the event that the Borrower has Knowledge of any breach or violation of any of the terms or conditions of any Project IP Agreement or that any material Project IP owned by any Borrower Party is infringed, misappropriated or otherwise violated by any Person, the Borrower shall: (a) take, or cause to be taken, actions or inactions that are, in the Borrower’s reasonable judgment, appropriate under the circumstances (taking into account Applicable Law with respect to such infringement, misappropriation or other violation), and protect its rights in such Project IP; and (b) after the Borrower obtains Knowledge of such infringement, misappropriation or other violation, notify DOE in accordance with Section 8.03 (Notices).

(e)           Notice of Alleged Infringement. In the event that the Borrower has Knowledge of any Adverse Proceeding alleging that any Borrower Party, its respective businesses, or the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation, use or maintenance of any Qualifying Project, is infringing, misappropriating or otherwise violating any Intellectual Property of any Person, the Borrower shall: (i) take, or cause to be taken, such actions that are, in the Borrower’s reasonable business judgment, appropriate under the circumstances to avoid or avert a Material Adverse Effect; and (ii) after the Borrower obtains Knowledge thereof, report such notice or communication relating thereto to DOE in accordance with Section 8.03 (Notices).

(f)            License Grant. The Borrower hereby grants and shall cause each applicable Borrower Party and each licensor of Project IP under a Project IP Agreement to grant or otherwise permit to grant to the Secured Parties a Secured Parties’ License.

(g)           Source Code Escrow. With respect to all Project Source Code, the Borrower shall, and shall cause each applicable Borrower Party to, at a Borrower Party’s cost and expense:

(i)            no later than the Execution Date and each QP Approval Date, and thereafter, upon execution of any Project IP Agreement containing Source Code, enter into a Source Code escrow agreement for the benefit of the Secured Parties with an escrow agent approved by DOE containing:

(A)           terms and conditions (including release conditions, such conditions to include an unwillingness or inability to support or maintain the Software) that are usual and customary for Source Code escrow arrangements satisfactory to DOE and the escrow agent; and

(B)            the grant to the Secured Parties by the Borrower Party or the third party that licenses Source Code to the Borrower, as applicable (effective as of the Execution Date, QP Approval Date, or if acquired later, upon such acquisition date, but enforceable following the occurrence of any release condition specified in the Source Code escrow agreement) of an irrevocable, perpetual, non-exclusive, transferable, sublicensable, fully paid-up and royalty-free right and license to Practice, compile and execute any and all Source Code and other materials placed into escrow pursuant to clause (ii) below, solely for purposes of developing, designing, engineering, procuring, constructing, starting up, commissioning, operating and maintaining each Qualifying Project and achieving Project Completion, as applicable; and

(ii)            promptly deposit in escrow (A) a complete, reproducible copy of all Project Source Code that is relevant to the applicable Qualifying Project, or Project Completion, as applicable; and (B) all revisions, modifications and enhancements to such Project Source Code (including updates, upgrades and corrections thereto, and derivative works thereof) as such revisions, modifications or enhancements are used in or otherwise made available to a Qualifying Project, in each case, together with all such documentation or materials as are reasonably required to exercise the rights granted in clause (B) above.

(h)           Project IP Agreement Terms. The Borrower shall ensure that each license agreement that constitutes a Project IP Agreement grants to the applicable Borrower Party: (i) a direct, and transferable or sublicensable license; or (ii) an irrevocable, perpetual, and transferable or sublicensable sublicense, to Project IP that is owned by any other Borrower Entity or that is either critical to (or otherwise inextricably embedded in) a Qualifying Project or not readily replaceable; provided, that with respect to Borrower Entity owned Project IP, each license and sublicense is fully paid-up and royalty-free for the Borrower Parties.

Section 7.03         Insurance.

(a)           Each Borrower Party shall obtain, maintain and comply with (or cause to be obtained, maintained and complied with) the Required Insurance at all times and in all respects, and shall keep its present and future properties insured as required by, and in accordance with the insurance requirements set forth in the Accession Agreement executed by the Project Company owning such Qualifying Project, or in the case of the Initial Qualifying Project, Schedule 7.03 (Limestone Insurance).

(b)           Each Borrower Party shall pursue any contractual remedies to cause other Persons required to provide Required Insurance, including any Major Project Participant, to obtain and maintain such Required Insurance and as otherwise required in the respective Major Project Documents.

Section 7.04         Event of Loss.

(a)           If any Event of Loss shall occur with respect to a Project or any part thereof, the Borrower shall promptly deliver notice thereof to DOE and:

(i)            diligently pursue all of its rights to compensation against all relevant insurers, reinsurers and Governmental Authorities, as applicable, in respect of such event;

(ii)           compromise or settle any claim with respect to any Event of Loss involving an amount in excess of three million Dollars ($3,000,000) (such Event of Loss, a “Threshold Event of Loss”), per claim only upon prior written consent of DOE; and

(iii)          pay or apply the Net Amount of all Loss Proceeds stemming from such event in accordance with this Section 7.04 (Event of Loss) including, to the extent required in this Section 7.04 (Event of Loss), for prepayments in accordance with Section 3.05(c)(i)(B) (Mandatory Prepayments).

(b)           Upon the occurrence of any Event of Loss, Loss Proceeds shall be promptly deposited into, or credited to the Loss Proceeds Account. Each Borrower Party shall, in advance, direct the relevant insurers, reinsurers and Governmental Authorities, as applicable, to pay Loss Proceeds directly to the Collateral Agent as loss payee for deposit to the Loss Proceeds Account (and subject to the use of such proceeds by the Borrower Parties in accordance with this Section 7.04 (Event of Loss)). If Loss Proceeds are paid to any Borrower Party, such Loss Proceeds shall be received in trust, for the benefit of the Collateral Agent, shall be segregated from other funds of the Borrower Party, and shall be forthwith paid over to the Collateral Agent in the same form as received (with any necessary endorsement) for deposit to the Loss Proceeds Account.

(c)           Upon the occurrence of any Event of Loss, the Borrower and applicable Project Company shall promptly repair or remediate such loss and cause Loss Proceeds associated with the loss to be applied to the payment or reimbursement of the costs of repair or restoration of the portion of a Qualifying Project lost or damaged if and to the extent required in clauses (d), (e) or (f), as applicable, of this Section 7.04 (Event of Loss); provided, that in each case, DOE shall have: (i) received from the Borrower a summary of the relevant Event of Loss, the basis for the Borrower’s decision to repair or remediate and a remediation plan; and (ii) approved such remediation plan.

(d)           With respect to the Net Amount of any Loss Proceeds not from a Threshold Event of Loss, the Borrower shall apply, or cause to be applied, such amounts within ninety (90) days (or, on the condition that the Borrower has delivered to the Collateral Agent a plan satisfactory to DOE for completing the repair or replacement of the affected assets within the first ninety (90) days and diligently pursues implementation of that plan, a total of one hundred eighty (180) days) toward the repair or replacement of the affected assets except to the extent that the failure to use all or a portion of such proceeds toward repair or replacement would not reasonably be expected, to: (i) reduce the annualized production capacity of such Qualifying Project; or (ii) to increase the O&M Expenses with respect to such Qualifying Project, such amounts may be transferred to the Revenue Account on the next Payment Date for application in accordance with the applicable Accounts Agreement, and DOE has received evidence, in form and substance satisfactory to it, of the foregoing.

(e)           With respect to the Net Amount of any Loss Proceeds from a Threshold Event of Loss, the Borrower and applicable Project Company shall undertake the relevant repairs and restoration, and apply the amounts from the Loss Proceeds Account to pay the costs of the relevant repairs and restoration if, and only if, DOE determines, after consultation with the Independent Engineer, that:

(i)            repair or replacement of the relevant portion of the Qualifying Project is technically and economically feasible; and

(ii)           the Borrower and applicable Project Company are in compliance with such other conditions and requirements as DOE shall consider appropriate in the circumstances.

(f)            In respect of any Event of Loss that: (i) is not a Threshold Event of Loss; or (ii) is a Threshold Event of Loss for which DOE has consented to the repair and restoration in accordance with clause (c) above, the Borrower shall, on or before the tenth (10th) Business Day of each month until such restoration and repair has been completed and the contractors performing such restoration or repair work have been paid in full, deliver to the Collateral Agent and DOE the following:

(i)            a detailed summary of the work performed in connection with any such restoration or repair during the preceding month and the itemized expenses that are then due and payable, together with copies of all invoices, conditional (upon payment only) lien waivers from the contractors performing such restoration or repair work and other information and documents reasonably requested by DOE with respect to such restoration or repair work; and

(ii)           a Funds Withdrawal/Transfer Certificate directing the Collateral Agent to disburse to the contractors performing such restoration or repair work amounts constituting Loss Proceeds on deposit in the Loss Proceeds Account in the respective amounts then due and payable to such contractors or to the applicable Project Company’s Revenue Account as reimbursement of such amounts, to the extent the Project Company has paid such amounts previously due and owing to the contractors performing such restoration or repair work.

(g)           Upon the completion of any such restoration and repair work (as validated in writing by the Independent Engineer), or if restoration and repair work is not undertaken pursuant to this Section 7.04 (Event of Loss), and to the extent that the Borrower has not delivered a Prepayment Election Notice in accordance with Section 3.05(c) (Mandatory Prepayments), DOE shall be entitled to instruct the Collateral Agent to apply any amounts constituting Loss Proceeds on deposit in the Loss Proceeds Account to the prepayment of the Advances on the second (2nd) Business Day following receipt of such instructions, in accordance with Section 3.05(c) (Mandatory Prepayments).

Section 7.05         Further Assurances; Creation and Perfection of Security Interests.

(a)           Each Borrower Party shall execute and deliver, from time to time, as reasonably requested by DOE or the Collateral Agent at the Borrower’s expense, such other documents as shall be necessary or advisable or that DOE and the Collateral Agent may reasonably request in connection with the rights and remedies of DOE and the Collateral Agent granted or provided for by the Transaction Documents and to consummate the transactions contemplated therein.

(b)           Each Borrower Party shall, at its own expense, take all actions that have been or shall be requested by DOE, the Collateral Agent or that the Borrower knows are necessary to establish, maintain, protect, perfect and continue the perfection of the First Priority (subject to Permitted Liens) security interests of the Secured Parties created by the Security Documents in all assets relating in any manner to each Qualifying Project (or prior to the Limestone Project’s QP Approval Date, the Limestone Project) and shall furnish timely notice of the necessity of any such action, together with such instruments, in execution form, and such other information as may be required or reasonably requested to enable any appropriate Secured Party to effect any such action; provided, that prior to the Limestone Project’s QP Approval Date, each such Borrower Party shall only be required to take such action and furnish notice thereof and such instruments therewith in connection with the security interests of the Secured Parties created by the Security Documents delivered to DOE on the Execution Date.

(c)           Each Project Company shall, at its own expense, take all actions that have been or shall be requested by DOE, the Collateral Agent or that the Project Company knows are necessary to establish, maintain, protect, perfect and continue the perfection of the security interests of the Project Company created by the Truck Agreements in the Collateral (under and as defined in each Truck Agreement).

Section 7.06         Diligent Construction of Project; Approved Construction Changes.

(a)           The Borrower and applicable Project Company shall use its best efforts to cause: (i) with respect to such Project Company’s Qualifying Project, Physical Completion Date to occur on or prior to the Scheduled Physical Completion Date; and (ii) with respect to such Project Company’s Qualifying Project, Project Completion Date to occur on or prior to the Scheduled Project Completion Date, in each case, within the Construction Budget.

(b)           The Borrower and applicable Project Company shall construct and complete, or cause to be constructed and completed, such Project Company’s Qualifying Project diligently in accordance with the Major Project Documents and the other Transaction Documents, all Required Approvals, the Qualifying Project Milestone Schedule and the Construction Budget, in each case, for such Qualifying Project.

(c)           The Borrower shall cause all Approved Construction Changes for a Qualifying Project to be described in the Construction Progress Report of such Qualifying Project and, where applicable, reflected in revised versions of the Project Budgets and Plans, as applicable, and delivered to DOE in accordance with the terms hereof.

Section 7.07         Contractual Remedies.

(a)           Except as addressed in Section 7.07(b), each Borrower Party shall diligently pursue all contractual remedies available to it to cause each Major Project Participant to comply in all material respects with all Applicable Laws that are applicable to the activities that such Major Project Participant carries out under the Major Project Documents to which it is party;

(b)           each Borrower Party shall diligently pursue all contractual remedies available to it to cause each Major Project Participant to comply in all respects with all Program Requirements, International Compliance Directives, Anti-Money Laundering Laws, Debarment Regulations, the Davis Bacon Act, the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to CPA Goods and Executive Order 11246 (Equal Employment Opportunity), in each case that are applicable to the activities that such Major Project Participant carries out under the Major Project Documents to which it is party; and

(c)           each Borrower Party shall procure, maintain and comply in all material respects with all Required Approvals that are required for such Borrower Party to perform its obligations under the Major Project Documents to which it is a party.

Section 7.08         Taxes, Duties, Expenses and Liabilities.

(a)           The Borrower shall pay or cause to be paid on or before the date payment is due: (i) all Taxes (including stamp taxes), Secured Party Expenses, or other fees payable on or in connection with the execution, issue, delivery, registration, or notarization, or for the legality, validity, or enforceability, of the Transaction Documents (other than those Taxes that it is contesting in accordance with the Permitted Contest Conditions and Taxes imposed with respect to an assignment by FFB); provided, that the Borrower shall promptly pay or cause to be paid any valid, final judgment rendered upon the conclusion of any relevant Adverse Proceeding enforcing any Tax and cause it to be satisfied of record; and (ii) all claims, levies or liabilities (including claims for labor, services, materials and supplies) for sums that have become due and payable and that have or, if unpaid, could reasonably be expected to become a Lien (other than a Permitted Lien) upon the property of any Borrower Party (or any part thereof).

(b)           Each Borrower Party shall file all tax returns required by Applicable Laws to be filed by it and shall pay or cause to be paid on or before the date payment is due: (i) all income Taxes required to be paid by any Borrower Party; and (ii) all other material Taxes and assessments required to be paid by any Borrower Party (other than those Taxes that it contests in accordance with the Permitted Contest Conditions).

(c)           Each Borrower Party acknowledges and agrees, and shall cause each of the Sponsor and the Direct Parent to acknowledge and agree, that DOE’s execution and delivery of this Agreement, including the determination by DOE as to whether, with respect to any Qualifying Project, Project Costs are Eligible Project Costs, (i) does not prejudice or otherwise have any binding effect with regard to any determination by the Internal Revenue Service, the United States Department of Treasury, or a court of law as to the tax basis of any Qualifying Project or any part thereof under the Code and (ii) does not constitute a determination regarding, and is unrelated to whether such Person or the Qualifying Project has complied or will comply with, Federal tax law. The Borrower Party acknowledges and agrees, and shall cause the Sponsor and the Direct Parent to agree, that such Person shall not use DOE’s execution and delivery of this Agreement, or documents generated by DOE during its consideration of the Application, to demonstrate or prove it complied with the requirements to claim a tax credit or other amount under the Internal Revenue Code in an administrative or judicial proceeding.

(d)           Each Borrower Party shall remain a “disregarded entity” within the meaning of United States Department of the Treasury regulation section 301.7701-3 for United States federal income Tax purposes.

Section 7.09         Performance of Obligations.

(a)           Each Borrower Party shall perform and observe all of its covenants and obligations contained in any Financing Document.

(b)           Each Borrower Party shall perform and observe in all material respects its covenants and obligations contained in any Required Approval or any Major Project Document (other than the Limestone EPC prior to the Limestone Project’s QP Approval Date; provided, that any failure by Limestone to perform and observe in all material respects its covenants and obligations contained in the Limestone EPC prior to the Limestone Project’s QP Approval Date shall be cured or waived by the time the Limestone Project becomes a Qualifying Project).

(c)            Each Borrower Party shall take all reasonable and necessary action to prevent the termination, suspension or cancellation of any Financing Document, any Required Approval or any Project Document (except with respect to any Project Document that is not a Major Project Document, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect), except for: (i) the expiration of any Financing Document, any Required Approval or any Project Document in accordance with its terms and not as a result of a breach or default thereunder; (ii) the termination or cancellation of any Project Document that such Borrower Party replaces as permitted herein; and (iii) prior to the Limestone Project’s QP Approval Date, the termination or cancellation of the Amazon Agreement.

(d)           Each Borrower Party shall enforce against the relevant Project Participant in accordance with its terms each material covenant or obligation under each Project Document to which such Project Participant is a party (with respect to any Project Document that is not a Major Project Document, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect).

Section 7.10         Use of Proceeds. The Borrower shall use the proceeds of each Advance in accordance with Section 2.03(f) (Disbursement of Proceeds) and the other terms and conditions of all applicable Financing Documents and not in contravention of any Applicable Law, Transaction Document or Governmental Approval. Neither DOE nor FFB shall have any responsibility as to the use of any proceeds of any Advance.

Section 7.11         Books, Records and Inspections.

(a)           Each Borrower Party shall:

(i)            keep proper records and books of account in which full, true and correct entries in accordance with the Designated Standard and all Applicable Laws are made in respect of all dealing and transactions relating to the business and activities of each Borrower Party;

(ii)           maintain adequate internal controls, reporting systems, IT Systems and cost control systems that are designed to ensure that each Borrower Party satisfies its obligations under the Financing Documents and:

(A)           for overseeing the financial operations of each Borrower Party, including its cash management, accounting and financial reporting;

(B)            for overseeing the Borrower’s and any applicable Project Company’s relationship with DOE and the Independent Auditor;

(C)            for promptly identifying any Cost Overruns;

(D)            for maintaining such records as are necessary to facilitate an effective and accurate audit and performance evaluation of each Qualifying Project as required by the Program Requirements; and

(E)            for compliance with securities, corporate and other Applicable Law regarding adoption of a code of ethics and auditor independence; and

(iii)          record, store, maintain, and operate its records, systems, controls, data and information using means (including any electronic, mechanical or photographic process, whether computerized or not) that are under its exclusive ownership and direct control (including all means of access thereto and therefrom).

(b)           The Borrower Parties shall:

(i)            consult and cooperate with Secured Parties and the Secured Party Advisors regarding each Qualifying Project upon DOE’s request;

(ii)           permit officers and designated representatives of Secured Parties, any agent of any of the foregoing, and the Secured Party Advisors to visit and inspect each Qualifying Project and any other facilities and properties of the Borrower Parties, subject to such Borrower Party’s reasonable health, safety and security procedures to the extent such procedures are generally applicable to all visitors, and, so long as no Default or Event of Default has occurred and is continuing, during customary business hours;

(iii)          provide to officers and designated representatives of Secured Parties, any agent of any of the foregoing, the Comptroller General and the Secured Party Advisors: (A) access to any pertinent books, documents, papers and records of any Borrower Party for the purpose of audit, examination, inspection and monitoring upon reasonable notice and at reasonable times during normal business hours, to examine and discuss the affairs, finances and accounts of the Borrower Parties with the representatives of the Borrower Parties; and (B) such access rights as required by the Program Requirements, including access to each Qualifying Project and ancillary facilities (and allowing the officers and designated representatives of the Secured Parties and the Comptroller General to discuss each Borrower Party’s and each of its subsidiaries’ affairs, finances and accounts with the Borrower Party’s officers) for the purpose of monitoring the performance of each Qualifying Project;

(iv)          afford proper facilities for such inspections, and make copies (at the Borrower’s expense) of any records that are subject to such inspection; and

(v)           subject to the Borrower’s protection of confidential information and Trade Secrets described in Section 7.02(b) (Protection of Project IP), make available all information related to each Qualifying Project, including all patents, technology and proprietary rights owned or controlled by, or licensed to, the Borrower Parties and utilized in the development, design, engineering, procurement, construction, starting up, commissioning, operation or maintenance of each Project, as may be reasonably necessary in order to determine the technical progress, soundness of financial condition, management stability, adequacy of staffing levels, compliance with Environmental Law, adequacy of health and safety conditions and all other matters with respect to each Project.

(c)           Each Borrower Party shall:

(i)            authorize the Independent Auditor to communicate directly with DOE, FFB and the Comptroller General at any time regarding and the Borrower Parties’ accounts and operations relating thereto; and

(ii)           in the event that the Independent Auditor should cease to be the accountants of any Borrower Party for any reason, promptly, but in any event no later than five (5) Business Days after the occurrence thereof, notify DOE of such change in the Independent Auditor and the reason therefor, and the Borrower Party shall appoint and maintain another firm of independent public accountants that satisfy the conditions set forth herein to qualify as the Independent Auditor.

(d)           Each Borrower Party shall disclose in writing to its outside auditors and audit committee and shall promptly, but in any event no later than five (5) Business Days, provide copies thereof to DOE of:

(i)            any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial information; and

(ii)           any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(e)           The Borrower shall promptly provide copies to DOE of any management letter or other material communication sent by the Independent Auditor (or any other accountants retained by any Borrower Party) to any Borrower Party in relation to the financial, accounting, management information or other systems, policies, management or accounts of any Borrower Party.

(f)            The Borrower Parties shall retain all records relating to expenditures incurred with respect to the Qualifying Projects with respect to which Advances were made until the later of: (i) the date that is five (5) years after the Advance was made with respect to such expenditure; and (ii) the Project Completion Longstop Date.

Section 7.12         Compliance with Applicable Law.

(a)           Each Borrower Party shall comply with, and conduct its business, operations, assets, equipment, property, leaseholds, and other facilities in compliance with all Environmental Laws and all other Applicable Laws.

(b)           Each Borrower Party shall comply with all applicable requirements of all Anti-Money Laundering Law and maintain proper operating and credit policies and procedures (including “know your customer” and anti-money laundering policies) to ensure, inter alia, proper credit, risk and conflicts of interest management in connection therewith.

(c)           Each Borrower Party shall maintain compliance with all CFIUS requirements and shall prepare and file, or cause the preparation and filing of, a CFIUS declaration or notice at any such time as CFIUS invites or directs such Borrower Party to do so.

(d)           Each Borrower Party shall procure all relevant Required Approvals at or prior to such time as they are required or necessary, maintain such Required Approvals, and comply with all Required Approvals.

(e)           Each Borrower Party shall ensure that its Qualifying Project is operated in compliance with all applicable Environmental Laws and in a manner that would not pose a hazard to public health or safety (including worker safety) or to the environment.

Section 7.13         Compliance with Program Requirements. The Borrower Parties shall comply with all Program Requirements in connection with the Qualifying Projects.

Section 7.14         Accounts; Cash Deposits.

(a)           The Borrower shall maintain, or cause to be maintained, in full force and effect each of the Project Accounts and amounts on deposit therein in accordance with the terms of the applicable Accounts Agreement and relevant Financing Documents.

(b)           The Borrower Parties shall instruct each Person remitting cash to or for the account of any Borrower Party to deposit such cash in accordance with the terms of the applicable Accounts Agreement.

(c)           The Borrower Parties shall remit any amounts received by or on behalf of any Borrower Party (i) from any Affiliate, or (ii) from any third parties, in each case to the Collateral Agent for deposit in accordance with the terms of the applicable Accounts Agreement.

Section 7.15         Know Your Customer Information. Each Borrower Party shall provide DOE any information reasonably requested by DOE under or in connection with International Compliance Directives and Anti-Money Laundering Laws, including in connection with entry into any Additional Project Documents.

Section 7.16         Davis-Bacon Act.

(a)           Each Borrower Party shall comply (and shall ensure that each DBA Contract Party complies) with the Davis-Bacon Act Requirements.

(b)           Each Borrower Party shall maintain an Electronic Certified Payroll System accessible to DOE and the Borrower Party shall systematically review the certified weekly payroll records that the Borrower Party maintains for its own laborers and mechanics (if any) and those that it receives for the laborers and mechanics of any other Borrower Entity and DBA Contract Party.

(c)           The Borrower shall designate and identify to DOE a point of contact who will be responsible for ensuring compliance with the Davis-Bacon Act Requirements. This person will provide to DOE any information reasonably requested in support of DOE’s Davis-Bacon Act compliance monitoring efforts. The Borrower shall notify DOE in writing regarding a change to this contact person.

(d)           The Borrower shall promptly notify DOE in writing when it or any other Borrower Party receives any complaint related to non-compliance with the Davis-Bacon Act, or discovers in the course of its systematic review of the certified payroll records an incident that the Borrower reasonably believes to be a case of such non-compliance and which, in each case, the Borrower cannot resolve on its own, and shall forward to DOE (i) the complaint or a written summary of the non-compliant incident; (ii) a summary of the Borrower’s investigation into such complaint or such incident; and (iii) the relevant certified payroll records.

(e)           Certified payroll records maintained by the Borrower Parties shall be preserved for three (3) years after completion of work. The Borrower Parties shall make such records available to DOE and DOL when necessary, and upon request, for purposes of an investigation or audit of compliance with prevailing wage requirements. Certified payroll records maintained by the Borrower Parties shall be considered United States federal government records for the purposes of the Freedom of Information Act, 42 U.S.C. § 552. The Borrower Parties shall provide such records to DOE within five (5) Business Days of receipt of any request for such records from DOE.

(f)           The Borrower Parties shall use commercially reasonable efforts to cause each DBA Compliance Matter Contractor to cure each applicable DBA Compliance Matter. Such efforts may be suspended while a DBA Compliance Matter Contractor is, in good faith, appealing a DOL determination of non-compliance.

(g)           Within ten (10) Business Days after the end of each month prior to the resolution of any DBA Compliance Matter that has been fully cured to the satisfaction of DOL or otherwise finally resolved favorably to the Borrower or DBA Contract Party, the Borrower shall either:

(i)            notify DOE of the specific details of each DBA Compliance Matter that has not been so cured or finally resolved, and describe the commercially reasonable efforts that it and the applicable DBA Compliance Matter Contractor have taken to cause the DBA Compliance Matter Contractor to comply with the Davis-Bacon Act Requirements that are the subject of such dispute, or

(ii)           notify DOE that the applicable DBA Compliance Matter Contractor has appealed, and is diligently prosecuting such appeal, in good faith DOL’s determination that the DBA Compliance Matter Contractor has failed to comply with the Davis-Bacon Act Requirements giving rise to such DBA Compliance Matter.

Section 7.17         Lobbying Restriction. The Borrower Parties shall comply with all requirements of 31 U.S.C. § 1352, as amended, including the requirement that no proceeds of any Advance be expended by the Borrower or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Guaranteed Loan or any other action described in 31 U.S.C. § 1352(a)(2).

Section 7.18         Cargo Preference Act.

(a)           The Borrower Parties shall comply with the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to CPA Goods, unless it has reached an agreement with MARAD with respect to such compliance, in which case it shall comply with such agreement.

(b)           Without limiting the generality of the foregoing, and unless a Borrower Entity entered into a CPA Compliance Agreement excusing it from the following obligations or otherwise providing for its compliance with the Cargo Preference of 1954, as amended, the applicable Borrower Entity shall:

(i)            deliver to the Division of National Cargo, Office of Market Development, Maritime Administration, Washington, DC 20590 (x) in the case of shipments originating outside of the United States, within thirty (30) working days (as such term is used in 46 C.F.R. 381.7) or (y) in the case of shipments originating within the United States, within twenty (20) days, in each case, following the date of loading any CPA Goods, a legible copy of a rated, ‘on-board’ commercial ocean bill-of-lading in English for each shipment of CPA Goods; and

(ii)           ensure all agreements whereby any Borrower Party procures, contracts for, or otherwise obtains CPA Goods provide for (x) compliance with the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to CPA Goods/the utilization of privately owned United States-flag commercial vessels to ship at least fifty percent (50.0%) of the gross tonnage (computed separately for dry bulk carriers, dry cargo liners, and tankers) involved to the extent such vessels are available at fair and reasonable rates for United States-flag commercial vessels and (y) delivery of the necessary shipment information as set forth in clause (b)(i) above.

Section 7.19         SAM Registration. The Borrower shall maintain its SAM database registration at all times.

Section 7.20         ERISA.

(a)           The Borrower Parties shall, and shall cause their ERISA Affiliates to, maintain all Employee Benefit Plans that are presently in existence or may, from time to time, come into existence, in compliance with terms of any such Employee Benefit Plan, ERISA, the Code and all other Applicable Laws; and

(b)           The Borrower Parties shall, and shall cause their ERISA Affiliates to, make or cause to be made contributions to all Employee Benefit Plans in a timely manner and, with respect to Pension Plans and Multiemployer Plans, in a sufficient amount to comply with the requirements of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code.

Section 7.21         Financial Covenants. As of each Calculation Date commencing after the Commercial Operations Date of each Qualifying Project, the Borrower shall maintain: (i) a Historical Debt Service Coverage Ratio of no less than 1.00:1.00; and (ii) a Projected Debt Service Coverage Ratio (for each applicable calculation period up to (and including) the Maturity Date) of at least 1.00:1.00, in each case measured for each Qualifying Project individually; provided, however, failure to maintain a Projected Debt Service Coverage Ratio of at least 1.00:1.00 shall not constitute an Event of Default; provided, that (x) the Borrower delivers to DOE within thirty (30) days of the applicable Calculation Date a remediation plan acceptable to DOE setting forth proposed steps to be taken by the Borrower to improve the Projected Debt Service Coverage Ratio and together with each monthly certificate and report delivered pursuant to Section 8.02(d) (Reports – Monthly Certificate), reports setting out the Borrower’s implementation of the remediation plan and (y) the Borrower and the Sponsor make relevant company representatives and outside advisors available to meet and confer with DOE, the Independent Engineer, Financial Advisor, and the other Secured Party Advisors, as applicable, on the contents of the remediation plan.

Section 7.22         Public Announcements. The Borrower shall coordinate with DOE with respect to:

(a)           any public announcements related to the Guaranteed Loan;

(b)           any public announcements by any Borrower Entity in connection with material developments in respect of any Qualifying Project (including the ground-breaking ceremony, the Qualifying Project going into operation, etc.); and

(c)           the public announcement of satisfaction of any Project Milestones provided, that this covenant shall not restrict announcements by Borrower Entities that:

(i)            are required by Applicable Law or national stock exchange rules; or

(ii)           are routinely made to Governmental Authorities.

Section 7.23         Bankruptcy Remoteness. Each Borrower Party shall ensure that it remains a bankruptcy-remote, single-purpose entity at all times.

Section 7.24         Prohibited Persons. If any Principal Person of any Borrower Entity becomes (whether through a Transfer or otherwise) a Prohibited Person, such Borrower Entity shall remove or replace such Principal Person with a person or entity reasonably acceptable to DOE within thirty (30) days from the date that such Borrower Entity knew or should have known that such Principal Person became a Prohibited Person.

(a)           If any Major Project Participant or any of their respective Principal Persons becomes (whether through a transfer or otherwise) a Prohibited Person, within thirty (30) days of obtaining actual knowledge that such Person has become a Prohibited Person, the Borrower shall engage and continue to engage in good faith discussions with DOE regarding the removal or replacement of such Person or, if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures acceptable to DOE.

(b)           The internal management and accounting practices and controls of each Borrower Entity shall at all times be adequate to ensure that such Borrower Entity and each Principal Person thereof: (i) does not become a Prohibited Person; and (ii) complies with all applicable International Compliance Directives.

Section 7.25         International Compliance Directives.

(a)           Each Borrower Party shall comply with all International Compliance Directives.

(b)           If any Principal Person of any Borrower Party fails to comply with any International Compliance Directive, such Borrower Party shall remove or replace such Principal Person with a person or entity reasonably acceptable to DOE within thirty (30) days from the date that such Borrower Party knew or should have known of such violation; provided, that, in the case where a Principal Person fails to comply with any International Compliance Directive, such removal or replacement by such Borrower Party pursuant to this Section 7.25(b) (International Compliance Directives) shall occur only to the extent permitted by applicable Sanctions or otherwise authorized by OFAC.

(c)           If any Major Project Participant or any of their respective Principal Persons fails to comply with any applicable International Compliance Directive, the Borrower shall, within thirty (30) days of obtaining actual knowledge that such Person has so failed to comply, engage and continue to engage in good faith discussions with DOE regarding the removal or replacement of such Person or, if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures acceptable to DOE.

Section 7.26         Operating Plan; Operations.

(a)           The Borrower shall cause each Qualifying Project, or such portions of any Qualifying Project that have begun commercial operations, to operate in all material respects pursuant to the Operating Plan then in effect. The Borrower Parties shall conduct the operations of each Qualifying Project in accordance, in all material respects, with the Financing Documents and the Major Project Documents, the Operating Plan, the O&M Budget, Applicable Law, Required Approvals, and Prudent Industry Practice.

(b)           Each Project Company shall own, maintain, repair and replace (or cause to be owned, maintained, repaired and replaced) all equipment, spare parts, and inventory reasonably necessary for the operation and maintenance of its Qualifying Project in all material respects in accordance with the Financing Documents and the Major Project Documents, the Operating Plan, Applicable Law, Required Approvals and Prudent Industry Practice.

(c)           Each Project Company shall maintain, or cause to be maintained, at each Project Site a complete set of plans and specifications for its Qualifying Project.

Section 7.27         O&M Budget.

(a)           Submission and Approval of O&M Budget.

(i)            No later than (A) ninety (90) days prior to the achievement of the Substantial Completion Date for each Qualifying Project; and (B)  sixty (60) days prior to the beginning of each Fiscal Year of the Borrower, the Borrower shall prepare and submit for approval to DOE, with a copy to the Independent Engineer, the proposed O&M Budget for each Qualifying Project for the succeeding Fiscal Year. Each such proposed O&M Budget shall be consistent with the Base Case Financial Model being submitted concurrently to DOE for approval in accordance with Section 8.02(a) (Omnibus Annual Reports) and shall be accompanied by a certification of a Responsible Officer of the Borrower that, to the best of such Responsible Officer’s Knowledge, such proposed O&M Budget is a reasonable estimate for the period covered thereby and is in compliance with the requirements of this Section 7.27 (O&M Budget). DOE shall approve or reject in writing all or any portion of a proposed O&M Budget. If DOE does not approve all or portions of an O&M Budget, DOE shall advise the Borrower of the items that are rejected and the reason or reasons therefor.

(ii)           Each proposed O&M Budget approved by DOE (other than the initial O&M Budget delivered for each Qualifying Project pursuant to clause (a)(i)(A) above) shall become effective on the later of (A) the first (1st) day of the relevant Fiscal Year; and (B) the date DOE advises the Borrower that DOE has approved such O&M Budget.

(iii)          If any part of a proposed O&M Budget is rejected, the Borrower Parties shall comply with all approved items of such O&M Budget. With respect to those items of any O&M Budget that are not approved, the Borrower and DOE shall continue to consult regarding such items in good faith, during which time the O&M Budget for the preceding Fiscal Year related to such items shall be applicable and shall for all purposes of this Agreement be deemed to be part of the approved O&M Budget for the preceding Fiscal Year until such time as such items for the current Fiscal Year have been approved in writing by DOE.

(iv)          Each proposed O&M Budget submitted pursuant to this Section 7.27 (O&M Budget) shall:

(A)          be prepared in good faith on the basis of all facts and circumstances then existing and known to the Borrower, and assumptions that the Borrower believes to be reasonable as to all factual and legal matters material to such estimates (which shall be set forth in reasonable detail in the O&M Budget), and reflect the Borrower’s best estimate of the future revenues and expenditures to be received or incurred by the Borrower;

(B)           be based on the same format and maintained substantially on the same basis as, and provide sufficient detail to permit a meaningful comparison to, the O&M Budgets for the previous Fiscal Years; and

(C)           include the following:

(1)            for each Qualifying Project, fair and good faith reasonable estimates of Operating Revenues, O&M Expenses (on an individual line-item basis), Debt Service and Capital Expenditures for each period covered by such O&M Budget;

(2)            for each Qualifying Project, a summary of such Qualifying Project’s major maintenance schedule to the end of the then-current long-term major maintenance cycle (and related scheduled outages), and the Borrower’s fair and good faith reasonable estimates of any Capital Expenditures during such maintenance cycle, or that are otherwise expected to be incurred in the succeeding ten (10) years, and the envisioned effect of any contemplated major maintenance activities or Capital Expenditures on the Qualifying Project’s operations, which shall be consistent with the Base Case Financial Model being submitted concurrently to DOE for approval in accordance with Section 8.02(a) (Omnibus Annual Reports); and

(3)            such other information as may be reasonably requested by DOE.

(b)           Amendments to O&M Budget. If at any time during any Fiscal Year, O&M Expenses to be paid during the balance of such Fiscal Year exceed or could reasonably be expected to exceed the limitations set forth in Section 9.07(d) (Approved Construction Changes; Qualifying Project Milestone Schedule; Project Budgets) the Borrower shall deliver a proposed amendment to the then-current O&M Budget to DOE and the Independent Engineer describing the purpose of such amendment and certifying that such amendment is reasonably necessary or advisable for the operation and maintenance of the applicable Qualifying Project. Such proposed amendment shall become effective on the date approved by DOE and, until such proposed amendment is approved, the Borrower shall comply with the approved O&M Budget (subject to the allowance provisions in Section 9.07(d) (Approved Construction Changes; Qualifying Project Milestone Schedule; Project Budgets)) until the proposed amendment is approved by DOE.

Section 7.28         Acceptance and Start-up Testing.

(a)           The Borrower and each Project Company shall consult with and provide, or cause to be provided, reasonable notice to DOE and the Independent Engineer regarding provisions related to start-up and testing of any Qualifying Project and equipment pursuant to the Construction Contracts and the Operating Contracts.

(b)           The Borrower and each Project Company shall provide the Independent Engineer with the opportunity to observe the start-up and testing of each Qualifying Project.

(c)           The Borrower and each Project Company shall at the request of DOE, promptly, but in any event no later than five (5) Business Days thereafter, provide DOE and the Independent Engineer with any data or reports received by the Borrower in connection with any of the start-up testing of each Qualifying Project.

Section 7.29         Individual Qualifying Project Affirmative Covenants. Any additional affirmative covenants for any Qualifying Project identified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)).

Article VIII

INFORMATION COVENANTS

The Borrower hereby agrees that until the Release Date:

Section 8.01         Financial Statements. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method (unless otherwise noted), and if requested by FFB or DOE on behalf of FFB, to FFB by facsimile, with a reproduction of the signatures where required, the following items:

(a)           Annual Financial Statements. As soon as available, but in any event within (x) with respect to the Sponsor, sixty (60) days following the Sponsor’s Fiscal Year end and (y) with respect to each other Borrower Entity, one hundred twenty (120) days following the applicable Borrower Entity’s Fiscal Year end:

(i)            audited Financial Statements for such Fiscal Year of the Sponsor, and Major Project Participant that is an Affiliate of the Sponsor, and Borrower and including each Project Company on a consolidated and unconsolidated basis;

(ii)           unaudited Financial Statements of each Project Company for such Fiscal Year;

(iii)          a Compliance Certificate required by Section 8.01(c) (Compliance Certificates); and

(iv)          a report on such Financial Statements of the Independent Auditor which report shall:

(A)          be unqualified as to going concern and scope of audit;

(B)          subject to changes in professional auditing standards from time to time, contain a statement to the effect that such Financial Statements fairly present, in all material respects, the financial condition of the Sponsor, Borrower and each Project Company (on a consolidated and unconsolidated basis), as applicable, as at the dates indicated and the results of their operations and their cash flows for the period indicated in conformity with the Designated Standard applied on a basis consistent with prior years (except as otherwise disclosed in such Financial Statements);

(C)           include an updated asset register listing and describing the net book values of all tangible assets related to each Project Company and each Qualifying Project and any other asset constituting Collateral, including inventory, plant, property and equipment as derived from Independent Auditor worksheet to the audited Financial Statements of the Borrower; and

(D)          state that the examination by the Independent Auditor in connection with such Financial Statements has been made in accordance with generally accepted auditing standards.

(b)           Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days following the end of each fiscal quarter of the applicable Borrower Entity’s Fiscal Year end:

(i)            unaudited Financial Statements for such Fiscal Quarter of the Sponsor, the Borrower and Project Company;

(ii)           each Compliance Certificate required by Section 8.01(c) (Compliance Certificates); and

(iii)          such other evidence as may be required by DOE to demonstrate compliance with Section 7.21 (Financial Covenants).

(c)           Compliance Certificates. Concurrently with any delivery of Financial Statements or other information pursuant to any of Sections 8.01(a) (Annual Financial Statements) and (b) (Quarterly Financial Statements), a certificate (a “Compliance Certificate”) of a Financial Officer of the Borrower (on behalf of itself and each Project Company) and of the Sponsor substantially in the form of the document attached as Exhibit K (Form of Compliance Certificate) hereto, which certificate shall:

(i)            certify that no Default or Event of Default has occurred, or, if such certification cannot be made, the nature and period of existence of such Default or Event of Default and what corrective action the applicable Borrower Entities has taken or proposes to take with respect thereto;

(ii)           set forth computations in reasonable detail satisfactory to DOE demonstrating whether or not the Borrower Parties are in compliance with Section 7.21 (Financial Covenants) and the Sponsor is in compliance with Section 3.01(b) (Financial Covenants) of the Sponsor Support Agreement; and

(iii)          in the case of each Compliance Certificate delivered concurrently with annual Financial Statements pursuant to Section 8.01(a) (Annual Financial Statements):

(A)          certify that such Financial Statements fairly present, in all material respects, the financial condition of the Sponsor and each Borrower Party as at the dates indicated and the results of its operations and its cash flows for the periods indicated, in each case in conformity with the Designated Standard applied on a basis consistent with prior years;

(B)          either confirm that there has been no material change in the information set forth in the Schedules attached hereto since the date thereof or the date of the most recent Compliance Certificate delivered pursuant to this Section 8.01 (Financial Statements) or, if such confirmation cannot be made, identify such changes; and

(C)          contain a written statement stating any material changes within the Designated Standard used to prepare the Financial Statements delivered concurrently with the Compliance Certificate or in the application thereof since the date of the previous Compliance Certificate and describing the effect of any such changes on the Financial Statements accompanying such Compliance Certificate.

(d)           Major Project Participant Financial Statements. With respect to each Major Project Participant, as identified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)) as being subject to this Section 8.01(d), as soon as available, but in any event within sixty (60) days after such Major Project Participant’s Fiscal Year end, audited Financial Statements of such Major Project Participant for such Fiscal Year.

(e)           Independent Auditor Report. To the extent required by DOE, within sixty (60) days after the First Advance Date for a Qualifying Project and, thereafter, on or prior to each Quarterly Reporting Date, the Borrower (at its sole cost and expense) shall obtain the review by the Independent Auditor or separate independent accounting firm or similar firm, satisfactory to DOE, to confirm whether the proceeds of the various Advances disbursed to a Project Company on the First Advance Date or during the most recently ended Fiscal Quarter of such Project Company, as applicable, were, in each case, used to pay for (or reimburse such Project Company for the payment of) Eligible Project Costs previously incurred and paid for by the Project Company prior to the relevant Advance Date in accordance with the terms of the Construction Budget for the applicable Qualifying Project, the Financing Documents and the Program Requirements, and, if required by DOE, together with such review, a report, in form and substance satisfactory to DOE, describing in reasonable detail the results of such review.

Section 8.02         Reports. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, and, if requested by FFB or DOE on behalf of FFB, to FFB by email to [xxx], with a reproduction of the signatures where required, the following items, in each case, in form and substance satisfactory to DOE:

(a)           Omnibus Annual Reports. With respect to each Fiscal Year of the Borrower:

(i)            no later than the date falling sixty (60) days prior to the end of such Fiscal Year (such date, an “Annual Reporting Date”), an annual certificate (each, an “Annual Certificate”) of a Responsible Officer of the Borrower, substantially in the form attached as Exhibit L (Form of Annual Certificate) hereto, setting forth the following and including all material calculations and assumptions used to generate the information provided therein (the contents within such Annual Certificate, the “Omnibus Annual Report”):

(A)          for each Qualifying Project that has achieved the Substantial Completion Date, (I) proposed O&M Budget, Operating Plan and Major Maintenance Plan for the immediately subsequent four (4) Fiscal Quarters prepared and approved in accordance with, and within the time frames specified in, Section 7.27 (O&M Budget); (II) report on the past twelve (12) months of production of the Qualifying Project, O&M Expenses and Capital Expenditures; and (III) a forecast of anticipated Capital Expenditures for the immediately subsequent four (4) Fiscal Quarters;

(B)          (1) a certificate from the chief financial officer or similar officer of the Borrower that there have been no changes to the Base Case Financial Model or the assumptions therein from the Base Case Financial Model then in effect; or (2) a proposed update to the Base Case Financial Model, together with a certificate from the chief financial officer or similar officer of the Borrower that includes a written explanation from the Borrower of all variances from the Base Case Financial Model then in effect;

(C)          for each Qualifying Project, the Safety Report with respect to the Safety Audit for such Fiscal Year;

(D)          for each Qualifying Project that has achieved the Substantial Completion Date, a sales and marketing plan (including status of offtake arrangements of the Make-Whole Provider); and

(E)            such other information as DOE may request.

(ii)           Each Omnibus Annual Report shall be marked with explanations by the Borrower so as to compare against the contents of the Omnibus Annual Report delivered to DOE for the immediately preceding Fiscal Year or, in the case of the first Omnibus Annual Report delivered to DOE following the Substantial Completion Date for the Initial Qualifying Project, marked so as to compare against the contents of the Omnibus Annual Report delivered to DOE on such Substantial Completion Date.

(b)           Quarterly Certificate. With respect to each fiscal quarter of the Borrower, no later than the date on which the quarterly unaudited Financial Statements are delivered pursuant to Section 8.01(b) (Quarterly Financial Statements) (such date, a “Quarterly Reporting Date”), a quarterly certificate (each, a “Quarterly Certificate”) of a Responsible Officer of the Borrower, substantially in the form attached as Exhibit N (Form of Quarterly Certificate) hereto and in form and substance satisfactory to DOE, setting forth the following and including all material calculations and assumptions used to generate the information provided therein for each Qualifying Project with respect to which a First Advance has occurred:

(i)            the financial performance of such Qualifying Project for the immediately preceding Fiscal Quarter and for the Fiscal Year to date, together with a comparison of:

(A)          for any Quarterly Certificate in respect of any Fiscal Quarter beginning prior to the Project Completion Date for such Qualifying Project, Project Costs actually incurred for such Qualifying Project during such Fiscal Quarter against the amounts set forth for such period in the then-applicable Construction Budget for such Qualifying Project and an analysis of the construction cost variances, if any, relating to the Qualifying Project and the Borrower’s suggested approach and solution to manage any Cost Overruns; and

(B)           for any Quarterly Certificate in respect of any Fiscal Quarter beginning on or following the Substantial Completion Date for such Qualifying Project, O&M Expenses actually incurred during such Fiscal Quarter against the amounts set forth for such period in the then-applicable O&M Budget and an analysis of cost variances, if any, compared to the then-applicable O&M Budget relating to the Qualifying Project and the Borrower’s suggested approach and solution to manage any projected O&M Expenses in excess of the O&M Budget;

(ii)           with respect to any Quarterly Certificate required to be delivered in respect of any Fiscal Quarter beginning prior to the Project Completion Date, each:

(A)          certification by the Borrower of the achievement of any Project Milestones with respect to a Qualifying Project during the immediately preceding Fiscal Quarter, together with evidence, satisfactory to DOE, that such Project Milestones have been achieved (unless such information was subject to an Advance Request); it being understood that, in the event that the Borrower anticipates, for whatever reason, the failure to achieve any projected Project Milestones, a description of the reasons for such anticipated failure shall also be disclosed; and

(B)           certification that the proceeds of the Advances made in such Fiscal Quarter were used to reimburse the Borrower or applicable Project Company for Eligible Project Costs incurred and paid or were used by the Borrower or applicable Project Company to pay for such Eligible Project Costs incurred and invoiced;

(iii)           after the Substantial Completion Date, operating reports, in form and substance satisfactory to DOE, regarding the operating performance and maintenance of the Qualifying Project (including description of operating performance and maintenance of such Qualifying Project and updates to key personnel), governmental and environmental compliance reports;

(iv)          a progress report as against the sales and marketing plan delivered under the Omnibus Annual Report, accompanied by a certification from the Sponsor confirming (i) whether or not Sponsor or any of its Affiliates has entered into any contracts for the sale of Products since the last such certificate that commit to deliver Product produced at any Qualifying Project and (ii) if there are any such contracts, setting forth the key commercial terms;

(v)           during the preceding quarter with respect to a Qualifying Project, any notices received or accidents that occurred and were required to be furnished and/or notified to DOE pursuant to Section 8.03(j) (Notices) and Section 8.03(k) (Notices), respectively, and any status updates with respect thereto; and

(vi)          during the preceding quarter with respect to a Qualifying Project, a report regarding the amount already distributed to DBA Contract Parties to satisfy retroactive compliance and the amount remaining to be distributed to DBA Contract Parties to satisfy retroactive compliance.

(c)           Labor Reporting and Justice40 Initiative Reporting Requirements. The Borrower shall deliver to DOE, for each Qualifying Project with respect to which a First Advance has been made:

(i)            no later than on each Quarterly Reporting Date occurring on or prior to the Project Completion Date and on the Project Completion Date, a construction workforce report in the form of Exhibit O (Form of Construction Workforce Report);

(ii)            no later than: (A) on or prior to the Commercial Operations Date, on each of: (1) the Substantial Completion Date; (2) each Quarterly Reporting Date occurring on or after the Substantial Completion Date and on or prior to the Commercial Operations Date; and (3) the Commercial Operations Date; and (B) after the Commercial Operations Date, not later than ninety (90) days after the end of each Fiscal Quarter of the Borrower, an operations and maintenance workforce report in the form of Exhibit P (Form of Operations and Maintenance Workforce Report);

(iii)          no later than ninety (90) days after the end of each Fiscal Year of the Borrower, a Community Benefits Plan and Justice40 Annual Report in the form of Exhibit J (Form of Community Benefits Plan and Justice40 Annual Report) (each, a “Community Benefits Plan and Justice40 Annual Report”); and

(iv)          such other information as DOE may request.

(d)            Monthly Certificate. Within fifteen (15) Business Days after the end of each month:

(i)            a monthly report, accompanied by a certificate substantially in the form of Exhibit Q (Form of Monthly Certificate), which report shall include an executive summary, reporting on the operating performance and maintenance of each Qualifying Project that has achieved the Substantial Completion Date and a reconciliation statement (which may be presented via a management ledger) that sets forth any expenditure for any line item in the O&M Budget in excess of such line item and any reallocation from one line item to another in the O&M Budget;

(ii)           prior to the Project Completion Date, a Construction Progress Report, substantially in the form of Exhibit R (Form of Monthly Construction Progress Report), setting forth updates to the Qualifying Project Milestone Schedule, key personnel and a certification by the Borrower that such report is true, complete and correct; and

(iii)          addressing such other matters as DOE may request.

(e)           Environmental Report.

(i)            (x) Prior to the Project Completion Date, within twenty (20) Business Days after each Fiscal Quarter of each of such each Fiscal Year; and (y) from and after the Project Completion Date, within twenty (20) Business Days after each of June 30 and December 31 of each Fiscal Year, the Borrower shall deliver to DOE a report on each Qualifying Project’s compliance with Environmental Laws during the applicable reporting period in form and substance satisfactory to DOE acting reasonably, which report shall: (A) summarize: (1) the Qualifying Project’s compliance with applicable Environmental Laws and the environmental requirements set forth in this Agreement during such Fiscal Year including, for the avoidance of doubt, a document that lists all Required Approvals required under applicable Environmental Laws, identifies any changes to such Required Approvals, and tracks the associated reporting requirements under applicable Environmental Laws for construction and operation of the Qualifying Project, any changes to such Required Approvals, any changes to the status of the information confirmed by the Borrower pursuant to the representations set forth in Section 6.24 (Environmental Laws) or project changes that are beyond the scope of DOE’s review under NEPA set forth in Section 5.05(g) (Compliance with NEPA), any Environmental Claims or notices delivered to DOE by Borrower during the applicable reporting period, and information reasonably requested by DOE; and (2) any change to the status of the information confirmed by the Borrower pursuant to the representation set forth in Section 6.24 (Environmental Laws) or project changes that are beyond the scope of DOE’s review under NEPA set forth in Section 5.05(g) (Compliance with NEPA), and a summary of any environmental claims or notices delivered to DOE pursuant to Section 5.05(g) (Compliance with NEPA) or, to the extent that such notice relates to compliance with Environmental Laws or the environmental requirements set forth in this Agreement, any paragraph of (Compliance with NEPA), during the reporting period; and (B) contain, or be supplemented with, any information reasonably requested by DOE. The reports completed for the reporting period ending on December 31 of each Fiscal Year shall include a section specific to the reporting period, including an annual summary of all the reports completed for the Fiscal Year.

(ii)           Not less frequently than once each Fiscal Year, the Borrower Parties shall conduct, or cause the Operator to conduct, a Safety Audit for each Qualifying Project. Each such Safety Audit shall result in the preparation of a Safety Report with respect thereto which shall be delivered to DOE within twenty (20) Business Days following December 31 of each Fiscal Year following the Execution Date. The Borrower shall provide for the prompt correction of any deficiencies identified in such safety audit and for the operation and maintenance of the Qualifying Project in accordance with any recommendations set forth therein.

(iii)          Any and all Phase I or II Environmental Site Assessments relating to any Project Site when prepared for any Borrower Party or any third party (so long as a Borrower Party has the right to obtain any such Phase I or II Environmental Site Assessment prepared for a third party) shall be delivered to DOE, accompanied by a reliance letter issued to DOE that is acceptable in scope and content to DOE.

Section 8.03         Notices. Promptly, but in any event within five (5) Business Days, after any Borrower Entity obtains Knowledge thereof or information pertaining thereto, the Borrower shall furnish or cause to be furnished to DOE, at the Borrower’s expense, by an Acceptable Delivery Method, and if requested by FFB or DOE on behalf of FFB, to FFB by email to [xxx], with a reproduction of the signatures where required, written notice of the following items:

(a)           any event that constitutes a Default or Event of Default, specifying the nature thereof, together with a certificate of a Responsible Officer of the Borrower indicating the steps the Borrower has taken or proposes to take to remedy the same;

(b)           the occurrence of any Mandatory Prepayment Event;

(c)           any management letter or other material communications received by any Borrower Party from the Independent Auditor in relation to its financial, accounting and other systems, management or accounts or any Qualifying Project;

(d)           any event or change in circumstance that impacts, or reasonably could impact, any then-current Base Case Financial Model, including any calculation or assumption set out therein, together with a proposed update to such Base Case Financial Model; provided, that such proposed update to any such Base Case Financial Model shall be agreed and approved by DOE in accordance with Section 5.01(j) (Base Case Financial Model), Section 5.03(h) (Base Case Financial Model), Section 5.04(l)(ii) (Base Case Financial Model) and Section 5.05(c) (Base Case Financial Model) as applicable;

(e)           any change to the board of directors of any Borrower Party;

(f)            any change in the information provided prior to the Execution Date or QP Approval Date that would result in a change to the list of KYC Parties;

(g)           any rejected shipment of or warranty or liquidated damages claims for Products from the Qualifying Project;

(h)           any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including to the extent that it could result in a Material Adverse Effect:

(i)            breach or non-performance of, or any default under, a contractual Obligation of any Borrower Party;

(ii)           any dispute, litigation, investigation, proceeding or suspension between any Borrower Party and any Governmental Authority;

(iii)          the commencement of, or any material development in, any litigation or proceeding affecting any Borrower Party, including pursuant to any applicable Environmental Laws; or

(iv)          any actual or proposed termination, rescission, discharge (otherwise than by performance), amendment, supplement, modification, waiver or indulgence or breach of any Project Document, Governmental Approval or Required Approval that could reasonably be expected to have a Material Adverse Effect;

(i)            the occurrence of any ERISA Event;

(j)            any written formal or informal environmental notices, orders, decisions, directives or determinations submitted by any Governmental Authority to any Borrower Party, including any violations of Environmental Law identified in writing by such Governmental Authority together with a report setting out remedial action or proposed remedial action taken with respect thereto;

(k)           any accident related to any Qualifying Project having a material and adverse impact on the environment or on human health (including any such accident resulting in serious injury or the loss of life), including any discovery of the presence of Hazardous Substances at a Project Site, or Release or threatened Release or threatened Release on, under, at or through a Project Site required to be reported to any federal, state or local Governmental Authority under any applicable Environmental Law;

(l)            any Adverse Proceeding pending or threatened in writing against or affecting any Borrower Entity, any of their respective property or any other third party that could reasonably be expected to impact a Qualifying Project:

(i)            that could reasonably be expected to have a Material Adverse Effect;

(ii)           that seeks damages in excess of five hundred thousand Dollars ($500,000) from any Borrower Party or two million five hundred thousand Dollars ($2,500,000) from the Sponsor;

(iii)          that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

(iv)          that arises in respect of any Indebtedness of the Sponsor that, in each case, has an aggregate principal amount of at least ten million Dollars ($10,000,000);

(v)           where any Governmental Authority alleges substantial criminal misconduct by any Borrower Party or its Affiliates; or

(vi)          if related to a Qualifying Project, where any Governmental Authority alleges any criminal misconduct by any of them, and any material developments with respect to any of the foregoing;

(m)          for any Qualifying Project, any actual or proposed termination, rescission, discharge (otherwise than by performance), amendment, supplement, modification, waiver or breach of:

(i)            any Major Project Document or Required Approval; or

(ii)           any other Project Document or other Governmental Approval if such action in respect of such other Project Document or other Governmental Approval could reasonably be expected to materially and adversely affect the Project Company or Qualifying Project;

(n)           any information that representations made with respect to Debarment Regulations were erroneous when made or have become erroneous by reason of changed circumstances;

(o)           the occurrence of any Emergency;

(p)           with respect to the Sponsor, upon the issuance of a “going concern warning”; and

(q)           any notification from MARAD that (i) a Borrower Entity has failed to comply with a CPA Compliance Agreement or (ii) a CPA Compliance Agreement has been withdrawn.

Section 8.04         Other Information. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, and, if requested by FFB or DOE on behalf of FFB, to FFB by email to [xxx], with a reproduction of the signatures where required, the following items:

(a)           Project Documents. Without limiting Article IX (Negative Covenants), as soon as available, but in no event later than ten (10) Business Days after the execution thereof the Borrower shall furnish copies of any Project Document obtained or entered into by the Borrower after the Execution Date or, for any Project Company, after its QP Approval Date, and with respect to any Major Project Document (other than any Major Project Documents for the Limestone Project, prior to the Limestone Project’s QP Approval Date), unless otherwise instructed by DOE, the Borrower shall deliver to DOE, concurrently with delivery of such copy:

(i)            a customary legal opinion (addressed to the Secured Parties) from counsel qualified in the jurisdiction of organization of each counterparty thereto, and, if different, in the jurisdiction whose law governs such Major Project Document, in form and substance satisfactory to DOE; and

(ii)           a fully executed Direct Agreement with the Major Project Participant thereunder, in form and substance satisfactory to DOE and subject only to countersignature by the Collateral Agent.

(b)            Additional Audit Reports. As soon as available, but, in any event, within thirty (30) Business Days after the receipt thereof by any Borrower Party, copies of all other material annual or interim reports submitted to such Borrower Party by the Independent Auditor.

(c)           Information Pertaining to Banks Providing Acceptable Letters of Credit. As soon as available, but, in any event, no later than one (1) Business Day after the Borrower obtains Knowledge of any adverse change in the credit rating of any bank issuing any Acceptable Letter of Credit delivered pursuant to any Financing Document.

(d)           Other Information. Promptly upon request, such other information or documents as DOE reasonably requests.

Section 8.05         Adverse Proceedings; Defense of Claims. The Borrower shall provide DOE with rights to review, with appropriate restrictions to protect waiver of any relevant privileges, including any attorney-client privilege, controlled by the Borrower, drafts of any submissions that any Borrower Party has prepared for filing in any court or with any regulatory body in connection with proceedings to which any Borrower Party is or is seeking to become a party.

Section 8.06         Remediation Plan. In the event:

(a)           of any failure of a Qualifying Project to meet a Project Milestone;

(b)           of any draw on a Debt Service Reserve Account;

(c)           that DOE provides written notice to the Borrower that DOE has reason to believe that a Qualifying Project has failed to satisfy certain mechanical, technical and operational specifications resulting in material, chronic underperformance of such Qualifying Project as against production assumptions set out in the Base Case Financial Model; or

(d)           of any failure to comply with the financial covenants set out in Section 7.21 (Financial Covenants),

then, in each case, the Borrower shall:

(i)            deliver a remediation plan within thirty (30) days from the occurrence of such event, in form and substance satisfactory to DOE, setting forth proposed steps to be taken by the Borrower Parties;

(ii)           to address such event in a manner acceptable to DOE and periodically thereafter, reports setting out Borrower’s execution of the remediation plan and compliance with the terms thereof; and

(iii)           make relevant representatives and outside advisors available to meet and confer with DOE, the Independent Engineer, and its other outside advisors (including legal and financial advisors) on the contents of the remediation plan; provided, that the delivery of a remediation plan satisfactory to DOE shall not be deemed a waiver of any Default or Event of Default that has occurred or is continuing.

Section 8.07         Individual Qualifying Project Reporting Obligations. Any additional reporting obligations for any Qualifying Project identified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)).

Article IX

NEGATIVE COVENANTS

The Borrower hereby agrees, and each Project Company hereby agrees as to itself, that until the Release Date it shall (or shall cause) that:

Section 9.01         Restrictions on Operations.

(a)           Ordinary Course of Conduct; No Other Business. No Borrower Party shall:

(i)            engage in any business other than the acquisition, ownership, design, development, construction, financing, implementation, completion, operation and maintenance of the Qualifying Projects and activities directly related thereto in accordance with and as contemplated by the Transaction Documents and incidental thereto;

(ii)           undertake any action that could reasonably be expected to lead to a material alteration of the nature of its business or the nature or scope of the Qualifying Projects (including any expansion thereof);

(iii)          change its name or take any other action that might adversely affect the Liens created by the Security Documents; or

(iv)          fail to maintain its existence and its right to carry on its business.

(b)            Other Transactions. No Borrower Party shall, directly or indirectly:

(i)            enter into any contracts or other agreements providing it with material rights against, or material obligations toward, any Person other than rights and obligations under the Financing Documents and Project Documents permitted hereunder and any transactions expressly contemplated hereby and thereby;

(ii)           enter into any Additional Project Document that would constitute a Major Project Document without the prior written consent of DOE;

(iii)          enter into any transaction or series of related transactions with any Person other than in the Ordinary Course of Business and on an arm’s-length basis; or

(iv)          establish any sole and exclusive purchasing or sales agency, or enter into any transaction, whereby any Borrower Party might pay more than the fair market value for products or services of others.

(c)            Amendment of and Notices under Transaction Documents. No Borrower Party shall, except with the prior written consent of DOE:

(i)            agree, directly or indirectly, to any amendment, modification, termination, supplement, consent or waiver of, or waive any right to consent to any amendment, modification, termination, supplement or waiver of any right with respect to, or assign any of the respective duties or obligations under:

(A)          any then-applicable Project Budgets and Plans;

(B)          any Major Project Document (except for in the case of any Construction Contract, any change orders or other modifications) that reflect or implement Approved Construction Changes;

(C)          any Project Document (other than (x) any Major Project Document and (y) prior to the Limestone Project’s QP Approval Date, the termination or cancellation of the Amazon Agreement) unless such amendment, modification, termination, supplement or waiver is an Approved Construction Change or such amendment, modification, termination, supplement or waiver could not reasonably be expected to:

(1)            delay the occurrence of any Physical Completion Date beyond the Physical Completion Longstop Date;

(2)            delay the occurrence of any Project Completion Date beyond the corresponding Project Completion Longstop Date; or

(3)            otherwise have a Material Adverse Effect; or

(D)          any Governmental Approval or other Required Approval, the effect of which could reasonably be expected to have a Material Adverse Effect; or

(E)           any Financing Document;

(ii)            certify, consent to or otherwise permit through a Change Order or otherwise, “Final Completion” (as defined in the Construction Contracts), or any equivalent term, to occur under the Construction Contracts;

(iii)          enter into any agreement other than any Financing Document that would restrict its ability to amend or otherwise modify any of the Transaction Documents;

(iv)          give or withhold any material consent or approval, or exercise any option or take or decline to take any other material action under the provisions of the Major Project Documents other than actions expressly permitted under this Section 9.01(c) (Amendment of and Notices under Transaction Documents), actions that are reasonably required to carry out the Qualifying Projects in accordance with the Qualifying Project Milestone Schedule, and actions reasonably required to comply with the Borrower Parties’ affirmative obligations under this Agreement, including under Sections 7.06 (Diligent Construction of Project; Approved Construction Changes), 7.07 (Contractual Remedies), 7.09 (Performance of Obligations), 7.13 (Compliance with Program Requirements), 7.14 (Accounts; Cash Deposits); 7.15 (Know Your Customer Information), 7.16 (Davis-Bacon Act), and 7.26 (Operating Plan; Operations);

(v)           appoint any Person as the Operator other than the Sponsor;

(vi)          appoint or accept the appointment of any appraiser under any Truck Agreement; and

(vii)         agree to any provision or term in any Major Project Document limiting a Borrower Party’s ability to assign its right and obligations thereunder as Collateral or providing any Major Project Participant the right to cause any Major Project Document to be terminated or materially impaired as a result, directly or indirectly, of any Default, Event of Default or exercise of remedies under the Financing Documents.

(d)           Commissions. No Borrower Party shall pay:

(i)            any commission or fee to any other Borrower Entity for furnishing guarantees, counter-guarantees or other credit support for any Contractual Obligations undertaken by such Borrower Party in connection with any Qualifying Project; or

(ii)           any fee to any Borrower Entity with respect to or in connection with the development, construction, financing or operation of any Qualifying Project, including salaries, bonuses, commissions, management fees, consulting fees, and technical assistance fees; provided, that this provision shall not preclude such Borrower Party from making payments to other Borrower Entities in accordance with Major Project Documents, in each case consistent with the then-applicable Project Budgets and Plans.

(e)           Compromise or Settlement of Disputes. No Borrower Party shall agree or otherwise consent to settle or compromise:

(i)            any single Adverse Proceeding in excess of one million Dollars ($1,000,000); or

(ii)           any material dispute under any Project Document,

in each case without the prior written consent of DOE.

(f)            Accounts. The Borrower Parties shall not establish or maintain any bank accounts other than the Project Accounts.

(g)           Assignment. Other than the assignment of the Project Documents and Governmental Approvals to the Collateral Agent as security for the benefit of the Secured Parties, no Borrower Party shall assign or otherwise transfer its rights under any of the Transaction Documents or Required Approvals applicable to any Person.

(h)           Powers of Attorney. No Borrower Party shall grant any power of attorney or similar power to any Person, except:

(i)            to its officers, directors or employees in the Ordinary Course of Business; or

(ii)           in connection with Permitted Liens.

Section 9.02         Liens. No Borrower Party shall, nor shall it agree to, create, assume or otherwise permit to exist any Lien upon any of the Collateral or any of its other property, whether now owned or hereafter acquired, or in any proceeds or income therefrom, other than Permitted Liens.

Section 9.03         Merger; Disposition; Acquisition; Transfer or Abandonment. No Borrower Party shall, nor shall it agree to:

(a)           enter into any transaction of merger or consolidation;

(b)           carry out any Disposition of all or any part of its ownership interests in any Qualifying Project or any other part of its business or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now or hereafter acquired other than Permitted Dispositions;

(c)           acquire by purchase or otherwise the business, property or fixed assets of any Person, other than purchases or other acquisitions of inventory, property or materials or spare parts or Capital Expenditures, either: (i) in the Ordinary Course of Business in accordance with the applicable Construction Budget or O&M Budget; or (ii) constituting Emergency O&M Expenses as required in connection with an Emergency;

(d)           transfer or release (other than as permitted by clause (b) above) the Collateral, or other similar actions; and

(e)           abandon, or suspend, or agree (directly or indirectly) to abandon or suspend or make any public statements regarding its intention to abandon or suspend the development, construction or operation of a Qualifying Project, or take any action that could be deemed an “abandonment,” or “suspension,” or transfer of a Qualifying Project to any Person or notify any Major Project Participant of its intent to terminate, or agree (directly or indirectly) to the termination of, any Major Project Document or the construction or operation of a Qualifying Project.

Section 9.04         Restricted Payments.

(a)           Restricted Payments. The Borrower shall not, and shall not agree to, directly or indirectly: (a) reduce its Share Capital (other than as required by the Designated Standards); (b) declare, make or authorize any dividend or any other payment or distribution of cash or property to any Equity Owner, any Borrower Entity (other than from any Project Company to the Borrower) or any Affiliate of any of the foregoing, on account of any Equity Interests of any Borrower Party; (c) redeem, retire, purchase or otherwise acquire any of the Equity Interests of any Borrower Party; (d) make any payment with respect to principal or interest on or purchase, redeem, retire or defease any Indebtedness owed to or for the benefit of an Affiliate of the Borrower; (e) make any other payment (including with respect to any development, management or operation fee) to any Affiliate of the Borrower except for payments pursuant to any Major Project Document existing on the Execution Date or entered into with the consent of DOE in accordance with the terms of this Agreement; or (f) set aside any funds for any of the foregoing (collectively, the “Restricted Payments”) unless each of the following conditions is satisfied to DOE’s satisfaction prior to the date of the proposed Restricted Payment (such date, the “Restricted Payment Date”):

(i)            the Borrower has provided not less than fifteen (15) Business Days’ prior written notice of such proposed Restricted Payment to DOE;

(ii)           the proposed Restricted Payment Date shall not be more than thirty (30) days after a Payment Date and not more than once during any quarterly period;

(iii)          no Default or Event of Default shall exist or would exist prior to or after giving effect to any such Restricted Payment;

(iv)          no Material Adverse Effect shall exist or would exist after giving effect to any such Restricted Payment;

(v)           (i) all amounts standing to the credit of each Reserve Account shall be equal to or exceed the amount, if any, then required in accordance with the applicable Accounts Agreement, both before and after given effect to such transfer; and (ii) the Operating Account shall have been fully funded in an amount not less than the Minimum Operating Account Balance;

(vi)          (x) the Historical Debt Service Coverage Ratio for the twelve (12) month period ending on the most recent Payment Date shall be at least 1.0:1.0; and (y) the Projected Debt Service Coverage Ratio for the twelve (12) month period commencing on the most recent Payment Date shall be at least 1.0:1.0;

(vii)         the Sponsor is in compliance with Section 3.01(b) (Financial Covenants) of the Sponsor Support Agreement;

(viii)        as of the Restricted Payment Date, there is no “going concern warning” with respect to Sponsor or any other Borrower Entity;

(ix)          such transfer is made in accordance with the applicable Accounts Agreement;

(x)            the Borrower shall have delivered either: (A) a certification that (1) there are no material changes to the Base Case Financial Model most recently approved by the Guarantor; and (2) there are no material changes to the assumptions therein; or (B) a certified updated Base Case Financial Model, satisfactory to DOE, at least fifteen (15) days prior to the Restricted Payment Date but no more than twenty (20) days prior thereto; and

(xi)           no earlier than ten (10) Business Days and no later than five (5) Business Days prior to the making of such Restricted Payment, a Responsible Officer of the Borrower shall have delivered a certificate in the form set out as Exhibit S (Form of Restricted Payment Certificate) certifying that (A) the foregoing conditions set out in this Section 9.04(a) (Restricted Payments) are satisfied and shall remain satisfied as of the Restricted Payment Date; and (B) the calculations for computing the ratios in clause (vi) above set out in reasonable details are accurate, and that such calculations were made in good faith and were based on assumptions believed to be reasonable.

(b)           Return of Funds. If any Borrower Entity receives a Restricted Payment to which it is not entitled because such Restricted Payment was not made in accordance with clauses (a) above, then such Borrower Entity shall hold such Restricted Payment (or an amount equal thereto) as depository for the benefit of the Secured Parties and deliver the same to DOE (or otherwise as DOE may direct) upon written demand therefor by DOE or the Collateral Agent acting at the instruction of DOE.

Section 9.05         Use of Proceeds. The Borrower shall not use the proceeds of any Advance for any purpose other than as specified in Section 2.03(f) (Disbursement of Proceeds).

Section 9.06         Organizational Documents; Fiscal Year; Account Policies; Reporting Practices. The Borrower Parties shall not, except with the prior written consent of DOE, amend or modify or permit to be amended or modified:

(a)           the Organizational Documents of any Borrower Party, except such amendments that would not have any adverse effect on the rights of the Secured Parties;

(b)           its Fiscal Year;

(c)           accounting policies or reporting practices other than as required by the Designated Standard; or

(d)           its, or its subsidiaries’ legal form or its capital structure (including to provide for the issuance of any equity, options, warrants or other rights with respect thereto).

Section 9.07         Approved Construction Changes; Qualifying Project Milestone Schedule; Budgets. The Borrower Parties shall not:

(a)           except with the prior written consent of DOE or as otherwise required or permitted hereunder, with respect to any Qualifying Project, change, reallocate, amend, modify, or supplement or permit or consent, directly or indirectly, to any changes, reallocations, amendments, modifications, or supplements (including consent to any plans) (each, a “Construction Change”) of any provisions of the then-applicable Project Budgets and Plans or the Base Case Financial Model, except for any Approved Construction Change;

(b)           except as permitted under clause (a) above, make any material modifications to any Qualifying Project Milestone Schedule, except: (i) as expressly contemplated herein; or (ii) otherwise with the prior written consent of DOE;

(c)           except as expressly contemplated herein and permitted in accordance with the terms hereof (including under clause (a) above), make any modification without the prior written consent of DOE to the then-applicable Project Budgets and Plans or the Base Case Financial Model; or

(d)           other than with respect to the incurrence or payment of Emergency O&M Expenses, incur or pay any O&M Expenses that are not contemplated in a line item or category contained in the O&M Budget, unless: (i) such O&M Expenses have been reallocated from a line item or category for which they are no longer needed, as approved in writing by DOE; and (ii) as of any date of determination, the aggregate amount of O&M Expenses incurred as of such date does not exceed one hundred five percent (105%) of the aggregate amount of O&M Expenses reflected in the O&M Budget.

Section 9.08         Hedging Agreements. No Borrower Party shall enter into any Hedging Agreements.

Section 9.09         Margin Regulations. No Borrower Party shall directly or indirectly apply any part of the proceeds of any Advance or other revenues to the purchasing or carrying of any margin stock within the meaning of Regulation T, U or X of the Board, or any regulations, interpretations or rulings thereunder, or for any purpose that violates any regulation of the Board.

Section 9.10         ERISA. The Borrower Parties shall not, and shall cause their ERISA Affiliates not to:

(a)           take any action that would result in the occurrence of an ERISA Event to the extent that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, the occurrence of such ERISA Event could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect;

(b)           allow, or permit any of its ERISA Affiliates to allow, the aggregate amount of Unfunded Pension Liabilities among all Employee Benefit Plans (taking into account only Employee Benefit Plans with positive Unfunded Pension Liabilities) at any time to exist where such amount could have a Material Adverse Effect; or

(c)           fail, or permit any of its ERISA Affiliates to fail, to comply with ERISA or the related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

Section 9.11         Investment Company Act. No Borrower Party shall take any action that would result in any Borrower Party being required to register as an “investment company” under the Investment Company Act or that would result in it being controlled by any Person that is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 9.12         OFAC. No Borrower Party shall:

(a)            (i) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)); (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2; or (iii) otherwise become the subject or target of any Sanctions;

(b)           directly or indirectly use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any Person: (i) to fund any activities, dealings, or business of or with any Prohibited Person or in any Prohibited Jurisdiction; or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Guaranteed Loan); or

(c)           repay any portion of the Guaranteed Loan with any funds: (i) obtained or derived, directly or knowingly indirectly, from any business or dealings with any Prohibited Person; or (ii) constituting the proceeds of a violation of any International Compliance Directive.

Section 9.13         Debarment Regulations.

(a)           Unless authorized by DOE, no Borrower Party shall knowingly enter into any transactions in connection with the construction, operation or maintenance of any Qualifying Project with any Person who is debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations.

(b)           No Borrower Party shall fail to comply with any and all Debarment Regulations in a manner that results in any Borrower Party being debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of such Debarment Regulations.

Section 9.14         Prohibited Person. No Borrower Party shall become (whether through a transfer or otherwise) a Prohibited Person.

Section 9.15         Restrictions on Indebtedness and Certain Capital Transactions.

(a)           Indebtedness. No Borrower Party shall, or shall agree to, directly or indirectly:

(i)            incur, create, guarantee, assume, permit to exist or otherwise become liable for any Indebtedness, except for Permitted Indebtedness; and

(ii)           without the prior written consent of DOE, incur any liabilities to third parties in order to sell (including pursuant to any contract) Product.

(b)           Capital Expenditures. No Borrower Party shall make any Capital Expenditure in any year except for Permitted Capital Expenditures.

(c)           Investments. No Borrower Party shall make any Investments except for Permitted Investments.

(d)           Leases. No Borrower Party shall enter into any Lease of any property or equipment of any kind (including by sale-leaseback or otherwise), except for Permitted Leases in an amount not in excess of the amount budgeted therefor in the Construction Budget or the O&M Budget, as applicable, or as permitted pursuant to Section 9.15(a)(i) (Indebtedness).

(e)           Redemption or Issuance of Stock. No Borrower Party shall:

(i)            redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its outstanding Equity Interests (or any options or warrants issued by any Borrower Party with respect to its Equity Interests) or set aside any funds for any of the foregoing; and

(ii)           issue any Equity Interests to any other Person (other than Equity Interests issued by a Project Company to the Borrower).

(f)            Subsidiaries. No Borrower Party shall:

(i)            form or have any Subsidiaries (other than, in the case of the Borrower, the Project Companies);

(ii)           enter into any partnership or a joint venture;

(iii)          acquire any Equity Interests in or make any capital contribution to any other Person (other than, in the case of the Borrower, the Project Companies);

(iv)          enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby such Borrower Party’s income or profits are, or might be, shared with any other Person; or

(v)           enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person, other than the O&M Agreement.

Section 9.16         No Other Federal Funding. The Borrower Parties shall not use any other Federal Funding to pay any Project Costs or to repay the Guaranteed Loan after the Execution Date.

Section 9.17         Intellectual Property.

(a)           The Borrower shall not (and shall cause each Borrower Entity and each other Major Project Participant to not) assign or otherwise transfer any right, title or interest in any Project IP:

(i)            to any Prohibited Person;

(ii)           without providing reasonable advance written notice of such assignment or transfer to the Secured Parties;

(iii)          except as permitted under Section 9.03(b) (Merger; Disposition; Transfer or Abandonment); and

(iv)          without requiring such assignee or transferee to:

(A)          comply with Section 7.02(g) (Source Code Escrow);

(B)           as applicable: (1) comply with the terms and conditions of such Project IP Agreement; and (2) grant to the applicable Borrower Party the right to freely use and sublicense, for no additional consideration, rights in Project IP to: (x) develop, design, engineer, procure, construct, start up, commission, operate and maintain the Qualifying Project and prior to the Limestone Project’s QP Approval Date, the Limestone Project; (y) complete the activities designated to be completed for the Qualifying Project and prior to the Limestone Project’s QP Approval Date, the Limestone Project, or to achieve Project Completion; or (z) exercise the Borrower Party’s rights and perform its obligations under the Major Project Documents, as applicable at the relevant time;

(C)          demonstrate the technical experience and financial ability to maintain and develop the Project IP as required for the Qualifying Project and the Limestone Project for so long as it is not a Qualifying Project; and

(D)          grant to the Secured Parties the Secured Parties’ License, effective as of the Execution Date and enforceable:

(1)            (x) during the continuance of an Event of Default, (y) upon an enforcement and transfer of ownership in the Borrower Party (pursuant to the Financing Documents), or (z) upon any bankruptcy or insolvency action involving the Borrower Party or such assignee or transferee, the right to freely use or sublicense, for no additional consideration, the Borrower’s or the Borrower Entity’s rights in the licensed Project IP to develop, design, engineer, procure, construct, startup, commission, operate and maintain the Qualifying Project and prior to the Limestone Project’s QP Approval Date, the Limestone Project and achieve Project Completion; and

(2)            following occurrence of any release condition contemplated in Section 7.02(g) (Source Code Escrow), an irrevocable, perpetual, non-exclusive, transferable, sublicensable, fully paid-up and royalty-free right and license to use, reproduce, distribute, modify, improve, compile, execute, display, perform and create derivative works of any and all software source code placed into escrow pursuant to this Agreement, for purposes of designing, engineering, procuring, constructing, starting up, commissioning, operating and maintaining the Qualifying Project and achieving Project Completion, as applicable.

Section 9.18         Program Requirements. The Borrower Parties shall not take any action, or fail to take any action, that would cause any Qualifying Project not to be an Eligible Project.

Section 9.19         Environmental Law. No Borrower Party shall undertake, or fail to undertake, any action under any applicable Environmental Law, which individually or in the aggregate is reasonably likely to result in a Material Adverse Effect, or release any Hazardous Substances in violation of any applicable Environmental Law or the effect of which would trigger a reporting obligation under any applicable Environmental Law.

Section 9.20         Individual Qualifying Project Negative Covenants. Any additional negative covenants for any Qualifying Project identified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)).

Article X

EVENTS OF DEFAULT AND REMEDIES

Section 10.01       Events of Default. The occurrence of any of the following events shall constitute an Event of Default (an “Event of Default”) hereunder:

(a)           Failure to Make Payment Under Financing Documents. Any Borrower Entity shall fail to pay, in accordance with the terms of this Agreement, the FFB Documents or any other Financing Documents (whether at scheduled maturity, as a required prepayment, by acceleration or otherwise):

(i)            any principal amount of the Advances or any interest otherwise due and payable in respect of the Guaranteed Loan or any Reimbursement Obligation on or before the date such amount is due; or

(ii)           any fee, charge or other amount due under any Financing Document on or before the date such amount is due, and, solely in the case of amounts described in this clause (ii) other than any amount due and payable in respect of the Guaranteed Loan at scheduled maturity, such failure to pay shall continue unremedied for a period of three (3) Business Days after the date on which such amount was due.

(b)           Misstatements; Omissions. Any representation or warranty confirmed or made in any Transaction Document by or on behalf of any Borrower Entity or any Major Project Participant or in any certificate, Financial Statement or other document provided by or on behalf of any such Person to any Secured Party or any Secured Party Advisor in connection with the transactions contemplated by the Transaction Documents shall be found to have been incorrect, false or misleading in any material respect when confirmed, made or deemed to have been made.

(c)           Breaches Under the Financing Documents Without Cure Period.

(i)            Any Borrower Party fails, as of any relevant date of determination, to perform or observe any of its obligations under any term, covenant or agreement set forth in Sections 7.01 (Maintenance of Existence; Property; Etc.); 7.02 (Intellectual Property); 7.03 (Insurance); 7.05 (Further Assurances; Creation and Perfection of Security Interests); 7.10 (Use of Proceeds); 7.13 (Compliance with Program Requirements); 7.14(c)(i) (Accounts; Cash Deposits); 7.15 (Know Your Customer Information); 7.16 (Davis-Bacon Act); 7.17 (Lobbying Restriction); 7.18 (Cargo Preference Act); 7.21 (Financial Covenants); 7.22 (Public Announcements); 7.23 (Bankruptcy Remoteness); 7.24 (Prohibited Persons); 7.25 (International Compliance Directives); or Article IX (Negative Covenants); provided, that any Borrower Party’s failure to comply with Section 7.21 (Financial Covenants) shall not constitute an Event of Default unless the Borrower (x) fails to provide the remediation plan required pursuant to Section 8.06 (Remediation Plan); or (y) fails at any time to comply with such remediation plan as required pursuant thereto.

(ii)           Any Borrower Entity fails, as of any relevant date of determination, to perform or observe any of its obligations under any term, covenant or agreement set forth in any Security Document.

(iii)          The Sponsor fails, as of any relevant date of determination, to perform or observe any of its obligations, including any payment obligation, under any term, covenant or agreement set forth in Article III (Additional Covenants), Sections 4.03 (Subrogation) and 4.04 (Subordination of Claims) of the Sponsor Support Agreement; Article II (Make-Whole Obligation), Sections 4.01 (Covenants), 5.03 (Subrogation) and 5.04 (Subordination of Claims) of any Make-Whole Agreement; or Section 2.01 (Base Equity Commitment), Section 3.01 (Project Completion Guarantee), Article V (Additional Covenants), Sections 6.03 (Subrogation) and 6.04 (Subordination of Claims) of any Equity Commitment and Completion Support Agreement.

(d)           Other Breaches Under Financing Documents.

(i)            Any Borrower Entity shall fail to perform or comply with any obligation in Section 7.14(c)(ii) (Accounts; Cash Deposits) and such failure is not remedied within one (1) Business Day.

(ii)           Any Borrower Entity or any Major Project Participant shall fail to perform or observe any covenant, or any other term or obligation under this Agreement or any other Financing Document (other than those described in clauses (a)-(c) or (d)(i) above), in each case, where such failure to perform or observe has not been remedied within the relevant cure period, if any, specified for such covenant, term or obligation in such Financing Document, or if no cure period is specified, thirty (30) days following such failure.

(e)           Breach or Default Under Major Project Documents.

(i)            Any Borrower Party shall fail to perform or observe any covenant or any other term or obligation under any Major Project Document (other than the Limestone EPC prior to the Limestone Project’s QP Approval Date; provided, that any failure to perform or observe any covenant or any other term or obligation under the Limestone EPC prior to the Limestone Project’s QP Approval Date shall be cured or waived by the time the Limestone Project becomes a Qualifying Project) to which it is a party, and such breach or default shall continue unremedied beyond any applicable cure period set forth therein, or if no cure period is specified, thirty (30) days following such failure.

(ii)           Any Major Project Participant (other than any Major Project Participant under the Limestone EPC prior to the Limestone Project’s QP Approval Date; provided, that any failure to perform or observe any material covenant or any other material term or obligation under the Limestone EPC by any Major Project Participant under the Limestone EPC prior to the Limestone Project’s QP Approval Date shall be cured or waived by the time the Limestone Project becomes a Qualifying Project) shall fail to perform or observe any material covenant or any other material term or obligation under any Major Project Document to which it is a party (a “Major Project Participant Breach”), and such breach or default shall continue unremedied beyond any applicable cure period set forth therein, or if no cure period is specified, thirty (30) days following such failure (either such period, the “initial cure period”); provided, that in the case of any EPC Contract, Power Supply Agreement, Water Supply Agreement or any other Major Project Document identified in an Accession Agreement as being subject to the extended cure right provided in this proviso to Section 10.01(e), if prior to the end of the initial cure period, the Borrower delivers to DOE a satisfactory plan for remedying the Major Project Participant Breach or for replacing the applicable Major Project Document (which plan must include, at a minimum, (A) a timeline and deadline for completion, and (B) a certification by the Borrower demonstrating that such Major Project Participant Breach (1) shall not materially and adversely alter or affect the relevant Qualifying Project while the plan is being implemented or (2) result in any material breach of Applicable Law or any other Major Project Document), such Major Project Participant Breach will not be considered an Event of Default for so long as the Borrower Parties remain in compliance with the approved plan.

(f)            Borrower Entity Default Under Other Indebtedness. Any Borrower Entity shall default in the payment of any principal, interest or other amount due under any agreement or instrument evidencing, or under which such Borrower Entity has outstanding at any time, (i) in the case of any Borrower Entity other than the Sponsor, any Indebtedness for Borrowed Money, or (ii) in the case of the Sponsor, any Indebtedness for Borrowed Money in an amount in excess of fifty million Dollars ($50,000,000), and in either case, for a period beyond any applicable grace period, or any other default occurs under any such agreement or instrument, if the effect of such default is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness for Borrowed Money.

(g)           Unenforceability, Termination, Repudiation or Transfer of Any Transaction Documents. Any Financing Document, any Major Project Document or any Project Documents (to the extent it is not a Major Project Document, solely to the extent that such event results in a Material Adverse Effect) at any time and for any reason:

(i)            is or becomes invalid, illegal, void or unenforceable or any party thereto has repudiated or disavowed or taken any action to challenge the validity or enforceability of such agreement;

(ii)           except as otherwise expressly permitted hereunder, ceases to be in full force and effect except at the stated termination date thereof, or shall be assigned or otherwise transferred or terminated by any party thereto prior to the repayment in full of all Secured Obligations (other than with the prior written consent of DOE); or

(iii)          is suspended, revoked or terminated (other than upon expiration in accordance with its terms when fully performed).

(h)           Security Interests. Any of the Security Documents shall fail in any respect to provide the Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby (including the priority intended to be created thereby) or such Lien shall fail to have the priority contemplated therefor in such Security Documents, or any such Security Document or Lien shall cease to be in full force and effect, or the validity thereof or the applicability thereof to the Advances, the Secured Obligations or any other obligations purported to be secured or guaranteed thereby or any part thereof, shall be disaffirmed by or on behalf of any Borrower Entity or any other Person party thereto (other than the Secured Parties).

(i)            Governmental Approvals and Required Approvals. Any Borrower Party or any Major Project Participant shall fail to obtain, renew, maintain or comply with any Required Approval or any such Required Approval shall be rescinded, terminated, suspended, modified, withdrawn or withheld or shall be determined to be invalid or shall cease to be in full force and effect; or any proceedings shall be commenced by or before any Governmental Authority for the purpose of rescinding, terminating, suspending, modifying, withdrawing or withholding any such Required Approval.

(j)            Bankruptcy; Insolvency; Dissolution.

(i)            Involuntary Bankruptcy; Etc. The commencement of an Insolvency Proceeding against any Borrower Entity or any Major Project Participant and such proceeding continues undismissed for thirty (30) days.

(ii)           Voluntary Bankruptcy; Etc. The institution by any Borrower Entity or any Major Project Participant of any Insolvency Proceeding, or the admission by it in writing of its inability to pay its Indebtedness generally as it becomes due or its general failure to pay its Indebtedness as it becomes due, or any other event has occurred that under any Applicable Law would have an effect analogous to any of those events listed above, or any action is taken by any such Person for the purpose of effecting any of the foregoing.

(iii)          Dissolution. The dissolution of any Borrower Entity or any Major Project Participant.

(iv)          Attachment. An attachment or analogous process is levied or enforced upon or issued against any of the assets of (A) the Sponsor which is in excess of twenty million Dollars ($20,000,000), (B) each other Borrower Entity which is in excess of five hundred thousand Dollars ($500,000), or (C) against any Borrower Entity which has or could reasonably be expected to have a Material Adverse Effect; provided, that any such Dollar amount with respect to which an insurance provider has affirmatively acknowledged responsibility and is providing coverage will be excluded in determining whether or not a specified Dollar threshold has been met.

(k)           Judgments. One or more Governmental Judgments shall be entered: (i) against any Borrower Entity and such Governmental Judgments have not been vacated, discharged or stayed or bonded pending appeal for any period of thirty (30) days, and the aggregate amount of all such Governmental Judgments outstanding at any time (except to the extent any applicable insurer(s) have acknowledged liability therefor) exceeds (A) for the Sponsor, twenty million Dollars ($20,000,000), or (B) for each other Borrower Entity, five hundred thousand Dollars ($500,000); or (ii) such Governmental Judgment is in the form of an injunction or similar form of relief that is not satisfied or discharged requiring suspension or abandonment of operation of any Qualifying Project; provided, that any such Dollar amount with respect to which an insurance provider has affirmatively acknowledged responsibility and is providing coverage will be excluded in determining whether or not a specified Dollar threshold has been met.

(l)            Construction and Operation. Any of the following occurs:

(i)            any Physical Completion Date shall have not occurred by the corresponding Physical Completion Longstop Date;

(ii)           any Project Completion Date shall not have occurred by the corresponding Project Completion Longstop Date;

(iii)          any Qualifying Project shall fail to satisfy certain mechanical, technical and operational specifications resulting in material, chronic underperformance of such Qualifying Project as against production assumptions set out in the Base Case Financial Model;

(iv)          during the Availability Period, with respect to the Sponsor, a “going concern warning” is issued;

(v)           any Project Company shall: (i) cease to have the right to possess or use its Qualifying Project; (ii) cease to have the right to possess or use any portion of its Project Site or any rights granted to it under any of the Project Documents; or (iii) lose a material right of way, easement or other right of use or access to land necessary for its Qualifying Project;

(vi)          prior to the Project Completion Date, construction of a Qualifying Project shall be suspended for a period of thirty (30) consecutive days or forty-five (45) days in the aggregate;

(vii)         from and after the Project Completion Date, a Qualifying Project ceases to operate for a period of thirty (30) consecutive days or forty-five (45) days in the aggregate; or

(viii)        any Borrower Party shall abandon, or suspend, agree in writing to abandon or suspend, or make any public statements regarding its intention to abandon, or suspend, any Qualifying Project, or take any action that could be deemed an “abandonment,” or “suspension.”

(m)          Environmental Matters. (i) Any Adverse Proceeding alleging violation of any Environmental Law or asserting any Environmental Claim has been threatened in writing or instituted, or (ii) any Governmental Judgment imposing a penalty, monetary damages, remediation requirements or restrictions of construction or operations of any Qualifying Project is issued relating to any violation of Environmental Law, violation of the terms or conditions or any Required Approval issued under any Environmental Law or restricting the use of any such Required Approval in any material respect, and such Adverse Proceeding or Governmental Judgment is not: (x) dismissed within forty-five (45) days of institution, including as a result of satisfaction of any judgment or settlement of any claim that does not otherwise result in an Event of Default hereunder; or (y) diligently contested or appealed by the applicable Borrower Entity in accordance with Permitted Contest Conditions for a period of up to one hundred eighty (180) days; provided, that to benefit from the cure periods described above, in either case, the Borrower shall have timely notified DOE of the Adverse Proceeding or Governmental Judgment and consulted in good faith with DOE with respect to its intended response.

(n)           Event of Loss. All or any material portion of a Qualifying Project is destroyed or becomes permanently inoperative as a result of a material Event of Loss, and is not covered by insurance, or not repaired or restored with Loss Proceeds within any time periods required under Section 7.04 (Event of Loss).

(o)           Force Majeure. An Event of Force Majeure shall occur and continue for a period of at least one hundred eighty (180) consecutive days.

(p)           Changes in Ownership. Any Change of Control occurs.

(q)           ERISA Events. An ERISA Event shall have occurred that, individually or when aggregated with any other then existing ERISA Event, results in or could reasonably be expected to result in liability to any Borrower Party or ERISA Affiliate in excess of one hundred thousand Dollars ($100,000).

(r)           Certain Governmental Actions. Any Governmental Authority shall: (i) lawfully condemn or assume custody of all of the property or assets (or a substantial part thereof) of any Borrower Party; or (ii) take lawful action to displace the management of any Borrower Party.

(s)           Compliance with Laws; International Compliance Directives and Anti-Money Laundering Laws.

(i)            The making of any Advances or the use of the proceeds thereof shall violate or cause any Person, including any Secured Party, to violate any International Compliance Directives or Anti-Money Laundering Laws or other applicable Anti-Corruption Laws.

(ii)           Any violation by any Borrower Entity or any Major Project Participant of any International Compliance Directives or Anti-Money Laundering Laws.

(t)            Material Adverse Effect. Any event or condition that has had or could reasonably be expected to have a Material Adverse Effect shall occur and be continuing.

(u)           Federal Funding. Any Borrower Entity shall use any other Federal Funding to pay any Project Costs or to repay the Guaranteed Loan after the Execution Date (including the use of other funds guaranteed by the United States federal government).

(v)           Eligible Project. Any Borrower Entity takes, or fails to take, any action that would cause any Qualifying Project not to be an Eligible Project.

(w)           Reserve Accounts. The Borrower shall fail to maintain the Reserve Accounts up to their then-applicable funding requirement which failure has not been cured within five (5) Business Days.

(x)           Remediation Plan. DOE has given written notice to Borrower of its determination that Borrower has failed to comply with any remediation plan delivered to DOE pursuant to Section 8.06 (Remediation Plan) in any material respect.

(y)           Individual Qualifying Project Terms. Any additional Events of Default for any Qualifying Project identified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)).

For the avoidance of doubt, each clause of this Section 10.01 shall operate independently, and the occurrence of any such event shall constitute an Event of Default.

Section 10.02       Remedies; Waivers.

(a)           Upon the occurrence of and during the continuance of an Event of Default, DOE or the Collateral Agent may exercise any one or more of the rights and remedies set forth below:

(i)            declare all or any portion of the indebtedness and obligations of every type or description owed by any Borrower Party to DOE and FFB under this Agreement and each other Financing Document to be immediately due and payable, and the same shall thereupon be immediately due and payable;

(ii)           exercise any rights and remedies available under the Financing Documents, including DOE’s right to prevent access to or prevent the operation by any Borrower Party of any Qualifying Project or any of the Collateral;

(iii)          take whatever action at law or in equity as may appear necessary or desirable in its judgment to collect the amounts then due and thereafter to become due under the Financing Documents or to enforce performance of any obligation of any Borrower Party under the Financing Documents;

(iv)          (A) refuse, and the Secured Parties shall not be obligated, to make any further Advances; and (B) reduce the Maximum Guaranteed Loan Amount or any Maximum QP Loan Amount to zero (0);

(v)           take those actions necessary to perfect and maintain the Liens of the Security Documents pursuant to which assets have been pledged as collateral for the repayment under the Financing Documents;

(vi)          set off and apply such amounts to the satisfaction of the Secured Obligations under all of the Financing Documents, including any moneys of the Borrower Parties on deposit with any Secured Party; and/or

(vii)         without limiting or being limited by any of the foregoing, draw upon any Acceptable Letter of Credit issued pursuant to any Financing Document in accordance with its terms, and apply such funds to pay down the Secured Obligations.

(b)           Upon the occurrence of an Event of Default referred to in Section 10.01(j) (Bankruptcy; Insolvency; Dissolution): (i) the Maximum Guaranteed Loan Amount shall automatically be reduced to zero (0); and (ii) each Advance made under any FFB Note, together with interest accrued thereon and all other amounts due under such FFB Note, this Agreement and the other Financing Documents, shall immediately mature and become due and payable, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Borrower hereby expressly waives on behalf of itself and each other Borrower Party.

(c)           Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Financing Documents or existing at law or in equity. No delay or failure to exercise any right or power accruing under any Financing Document upon the occurrence and during the continuance of any Event of Default or otherwise shall impair or delay any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

(d)           In order to entitle the Secured Parties to exercise any remedy reserved to the Secured Parties in this Agreement or any other Financing Document, it shall not be necessary to give any notice, other than such notice as may be required in this Agreement, any other Financing Document or under Applicable Law.

(e)           If any proceeding has been commenced to enforce any right or remedy under this Agreement, and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to DOE or FFB, then and in every such case, subject, in each case, to any determination in such proceeding: (i) the parties hereto shall be restored to their respective former positions hereunder; and (ii) thereafter, all rights and remedies of DOE or FFB, as the case may be, shall continue as though no such proceeding had been instituted.

(f)            DOE shall have the right, to be exercised (or not) in its complete discretion, to waive any covenant, Default or Event of Default by a writing setting forth the terms, conditions and extent of such waiver signed by DOE and delivered to the other parties hereto. Any such waiver may be effected only in writing duly executed by DOE, and no other course of conduct shall constitute a waiver of any provision hereof. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence so waived and not to any other similar event or occurrence that occurs subsequent to the date of such waiver.

(g)           In the event that any Borrower Party fails to procure or maintain (or cause to be procured and maintained) the Required Insurance, DOE may (but shall not be obligated to) procure the Required Insurance and pay the premiums in connection therewith. All amounts so paid by DOE shall become an additional FFB Note Obligation owed by the Borrower to DOE, and the Borrower shall forthwith pay any such amounts to DOE, together with interest on such amounts at the Late Charge Rate from the date so paid.

Section 10.03       Individual Qualifying Project Standstill Period.

(a)           Notwithstanding the provisions of Section 10.02 (Remedies; Waivers), at any time when Advances have been made and remain outstanding with respect to more than one Qualifying Project, if and for so long as the only Event of Default that has occurred and is continuing is a Standstill QP EOD with respect to a single Qualifying Project or Project Company, DOE and the Collateral Agent shall not initiate any foreclosure proceedings with respect to any Collateral for a period of thirty (30) days following the occurrence of such Event of Default. If any Event of Default that is not a Standstill QP EOD occurs during such thirty (30) day period, or if any Standstill QP EOD occurs during such period with respect to any other Qualifying Project or Project Company, the standstill provided for in this Section 10.03 shall immediately and without any further notice cease to apply.

(b)           As used in this Section 10.03, “Standstill QP EOD” means any Event of Default, other than a Standstill Excluded EOD, that has occurred with respect to only a single Project Company and/or its Qualifying Project.

(c)           As used in this Section 10.03, “Standstill Excluded EOD” means any Event of Default under any of Section 10.01(a) (Failure to Make Payment under Financing Documents), Section 10.01(c) (Breaches Under the Financing Documents Without Cure Period) (to the extent arising from a breach of a Standstill Excluded No Cure Covenant), Section 10.01(f) (Borrower Entity Default Under Other Indebtedness), Section 10.01(g) (Unenforceability, Termination, Repudiation or Transfer of Any Transaction Documents) (as it relates to any Financing Document or any Project Document with an Affiliate of Borrower), Section 10.01(h) (Security Interests), Section 10.01(j) (Bankruptcy; Insolvency; Dissolution) (as it relates to any Borrower Entity), Section 10.01(k) (Judgments), Section 10.01(p) (Changes in Ownership), Section 10.01(s) (Compliance with Laws; International Compliance Directives and Anti-Money Laundering Laws) (other than, in the case of Section 10.01(s)(ii) if related only to a Major Project Participant who is not an Affiliate of the Borrower), Section 10.01(u) (Federal Funding), Section 10.01(v) (Eligible Project), and any additional Events of Default identified as Standstill Excluded EODs in the applicable Accession Agreement or in Schedule 6.44 (Initial Qualifying Project Details).

(d)           As used in this Section 10.03, “Standstill Excluded No Cure Covenant” means any of the following Sections: Section 7.01(a) and (c) (Maintenance of Existence; Property; Etc.), Section 7.02(c) (Intellectual Property), Section 7.05 (Further Assurances; Creation and Perfection of Security Interests), 7.10 (Use of Proceeds), Section 7.13 (Compliance with Program Requirements), Section 7.14 (Accounts; Cash Deposits), Section 7.15 (Know Your Customer Information), Section 7.16 (Davis-Bacon Act), Section 7.17 (Lobbying Restriction), Section 7.18 (Cargo Preference Act), Section 7.22 (Public Announcements), Section 7.23 (Bankruptcy Remoteness), Section 7.24 (Prohibited Persons), Section 7.25 (International Compliance Directives), Section 9.01(a), (f), (g), and (h) (Restrictions on Operations), Section 9.02 (Liens), Section 9.03(a), (b) and (d) (Merger; Disposition; Acquisition; Transfer or Abandonment), Section 9.04 (Restricted Payments), Section 9.05 (Use of Proceeds), Section 9.06(a) and (d) (Organizational Documents; Fiscal Year; Account Policies; Reporting Practices), Section 9.09 (Margin Regulations), Section 9.11 (Investment Company Act), Section 9.12 (OFAC), Section 9.13 (Debarment Regulations), Section 9.14 (Prohibited Person), Section 9.15(a)(i), (e), and (f) (Restrictions on Indebtedness and Certain Capital Transactions), Section 9.16 (No Other Federal Funding), Section 9.18 (Program Requirements), and any additional Sections identified as Standstill Excluded No Cure Covenants in the applicable Accession Agreement or in Schedule 6.44 (Initial Qualifying Project Details).

(e)           If the Borrower prepays in full all Advances and all other Secured Obligations related to the affected Qualifying Project prior to the end of the standstill period provided in Section 10.03(a) in accordance with Section 3.05(b)(ii)(B)(6) (Voluntary Prepayments), the Standstill QP EOD will be deemed to have been cured, and any fact or circumstance related to the affected Qualifying Project and Project Company on its own will no longer result in any Default or Event of Default.

Section 10.04       Accelerated Advances. Upon the delivery of a notice of acceleration, the accelerated amount due and payable under the FFB Notes shall be the Prepayment Price (as defined in and determined pursuant to the FFB Notes) under the FFB Notes.

Article XI

MISCELLANEOUS

Section 11.01       Waiver and Amendment.

(a)           No failure or delay by DOE or the other Secured Parties in exercising any right, power or remedy shall operate as a waiver thereof or otherwise impair or delay any rights, powers or remedies of the Secured Parties. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other legal right, power or remedy.

(b)           The rights, powers or remedies provided for herein are cumulative and are not exclusive of any other rights, powers or remedies provided by law or in any other Transaction Document. The assertion or employment of any right, power or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other right, power or remedy.

(c)           Except as otherwise provided herein, neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing and executed by the parties hereto.

(d)           Any amendment to or waiver of this Agreement or any other Transaction Document or any provision hereof or thereof that constitutes a “modification” (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated in accordance with FCRA and OMB Circulars A-11 and A-129, and as determined by OMB in its sole discretion) shall be subject, at DOE’s discretion, to (i) the availability to DOE of funds appropriated by the U.S. Congress or, (ii) to the extent permitted by Applicable Law, payment by the Borrower, to meet any such increase in the Credit Subsidy Cost.

Section 11.02       Right of Set-Off. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Secured Party is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Borrower Party or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Secured Party (including by any branches and agencies of such Secured Party wherever located) or, in the case of DOE, any other agency or instrumentality of the United States government, to or for the credit or the account of any Borrower Party against and on account of the Secured Obligations and liabilities of any Borrower Party to such Secured Party under this Agreement or any other Financing Document. Each of DOE, FFB and each subsequent holder of any FFB Note or any portion thereof shall promptly notify the applicable Borrower Party after any such set-off and application made by it; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.03       Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Financing Documents and in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith (including any Advance Request) shall survive the execution and delivery of this Agreement and the making of the Advances under the FFB Documents.

Section 11.04       Notices. Except to the extent otherwise expressly provided herein or as required by Applicable Law, any communications, including any notices, between or among the parties to the Financing Documents shall be provided using the addresses listed in Schedule 11.04 (Notices), and shall be in writing and shall be considered as properly given: (a) if delivered in person; (b) if sent by overnight delivery service for domestic delivery or international courier for international delivery; (c) in the event overnight delivery service or international courier service is not readily available, if mailed by first class mail (or airmail for international delivery), postage prepaid, registered or certified with return receipt requested; or (d) if transmitted by electronic mail, to the electronic mail address set forth in Schedule 11.04 (Notices). Notice so given shall be effective upon delivery to the addressee, except that communication or notice so transmitted by other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the following Business Day) on which it is validly transmitted if transmitted before 5:00 p.m. (District of Columbia time), recipient’s time, and if transmitted after that time, on the next following Business Day. Any party has the right to change its address for notice under any of the Financing Documents to any other location by giving prior written notice to each of the other parties in the manner set forth hereinabove.

Section 11.05       Severability. In case any one or more of the provisions contained in any Financing Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall engage the parties to the Financing Documents to enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

Section 11.06       Judgment Currency. The Borrower Parties shall, jointly and severally, to the fullest extent permitted under Applicable Law, indemnify DOE and FFB and the other Secured Parties against any loss incurred by any of them as a result of any judgment or order being given or made for any amount due to such Secured Party hereunder or under any other Financing Document and such judgment or order being expressed and to be paid in a currency (the “Judgment Currency”) other than Dollars (the “Currency of Denomination”) and as a result of any variation between: (a) the rate of exchange at which amounts in the Currency of Denomination are converted into Judgment Currency for the purpose of such judgment or order; and (b) the rate of exchange at which each applicable Secured Party would have been able to purchase the Currency of Denomination with the amount of the Judgment Currency actually received by the applicable Secured Party, had such applicable Secured Party utilized the amount of Judgment Currency so received to purchase the Currency of Denomination as promptly as practicable upon receipt thereof. The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant Currency of Denomination that are documented and reasonable in light of market conditions at the time of such conversion.

Section 11.07       Indemnification.

(a)           In addition to any and all rights of reimbursement, indemnification, subrogation or any other rights pursuant to this Agreement or under law or in equity, the Borrower Parties shall pay, and shall, jointly and severally, protect, indemnify and hold harmless DOE, FFB, each other governmental agency and instrumentality of the United States, each other holder of any FFB Note or any portion thereof, each Secured Party, and each of their respective officers, directors, employees, representatives, attorneys and agents, advisors and contractors (each, an “Indemnified Party”), on an after-tax basis, from and against (and shall reimburse each Indemnified Party as the same are incurred) any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements incurred by any of them (each, an “Indemnified Liability”), to which such Indemnified Party may become subject arising out of or relating to any or all of the following: (i) the execution or delivery of this Agreement, the Term Sheet, any Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) the enforcement or preservation of any rights under this Agreement, any Transaction Document or any agreement or instrument prepared in connection herewith or therewith; (iii) any Guaranteed Loan or the use or proposed use of the proceeds thereof; (iv) any actual or alleged presence or Release of Hazardous Substance, on, under or originating from any property owned, occupied or operated by any Borrower Party or any of their Affiliates in connection with any Qualifying Project, or any environmental liability related in any way to any Borrower Party or any of their Affiliates and their respective owned, occupied, or operated properties arising out of or relating to any Qualifying Project; or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by any Borrower Party or any of their Affiliates or otherwise, and regardless of whether any Indemnified Party is a party thereto, such items (i) through (v) including, to the extent permitted by Applicable Law, the fees, disbursements and other charges of counsel and third party consultants to such Indemnified Party incurred in connection with any investigation, litigation or other proceeding or in connection with enforcing the provisions of this Section 11.07 (Indemnification); provided, that the Borrower Parties shall not have any obligation under this Section 11.07 (Indemnification) to any Indemnified Party with respect to Indemnified Liabilities to the extent they arise from the bad faith, gross negligence or willful misconduct of such Indemnified Party (as determined pursuant to a final, Non-Appealable judgment by a court of competent jurisdiction). Any claims under this Section 11.07 (Indemnification) in respect of any Indemnified Liabilities are referred to herein, collectively, as “Indemnity Claims”.

(b)           All sums paid and costs incurred by any Indemnified Party with respect to any matter indemnified hereunder shall: (i) be immediately due and payable on demand, (ii) be added to the Secured Obligations; and (iii) be secured by the Security Documents. Each such Indemnified Party shall promptly notify the Borrower Parties in a timely manner of any such amounts payable by the Borrower Parties hereunder, provided, that any failure to provide such notice shall not affect the Borrower Parties’ obligations under this Section 11.07 (Indemnification).

(c)           Each Indemnified Party within ten (10) days after the receipt by it of notice of the commencement of any action for which indemnity may be sought by it, or by any Person controlling it, from the Borrower Parties on account of the agreements contained in this Section 11.07 (Indemnification), shall notify the Borrower Parties in writing of the commencement thereof, but the failure of such Indemnified Party to so notify the Borrower Parties of any such action shall not release the Borrower Parties from any liability that it may have to such Indemnified Party.

(d)           To the extent that the undertaking in the preceding clauses of this Section 11.07 (Indemnification) may be unenforceable because it is violative of any law or public policy, and to provide for just and equitable contribution in the event of any such unenforceability (other than due to application of this Section 11.07 (Indemnification)), the Borrower Parties shall contribute the maximum portion that they are permitted to pay and satisfy under Applicable Law to the payment and satisfaction of such undertakings.

(e)           The provisions of this Section 11.07 (Indemnification) shall survive the Release Date, the foreclosure under the Security Documents and satisfaction or discharge of the Secured Obligations and shall be in addition to any other rights and remedies of any Indemnified Party.

(f)            Any amounts payable by any Borrower Party pursuant to this Section 11.07 (Indemnification) shall be payable within the later to occur of: (i) ten (10) Business Days after the Borrower Parties receives an invoice for such amounts from any applicable Indemnified Party; and (ii) five (5) Business Days prior to the date on which such Indemnified Party expects to pay such costs on account of which the Borrower Parties’ indemnity hereunder is payable, and if not paid by such applicable date shall bear interest at the Late Charge Rate from and after such applicable date until paid in full.

(g)           Each Borrower Party shall be entitled, at its expense, to participate in the defense of any Indemnity Claim; provided, that such Indemnified Party shall have the right to retain its own counsel, at the Borrower Parties’ expense, and such participation by any Borrower Party in the defense thereof shall not release any Borrower Party of any liability that it may have to the applicable Indemnified Party. Any Indemnified Party against whom any Indemnity Claim is made shall be entitled, after consultation with the Borrower and upon consultation with legal counsel wherein such Indemnified Party is advised that such Indemnity Claim is meritorious, to compromise or settle any such Indemnity Claim. Any such compromise or settlement shall be binding upon the Borrower Parties for purposes of this Section 11.07 (Indemnification).

(h)           Upon payment of any Indemnity Claim by any Borrower Party pursuant to this Section 11.07 (Indemnification), such Borrower Party, without any further action, shall be subrogated to any and all claims that the applicable Indemnified Party may have relating thereto, and such Indemnified Party shall at the request and expense of the applicable Borrower Party cooperate with the applicable Borrower Party and give at the request and expense of the applicable Borrower Party such further assurances as are necessary or advisable to enable the applicable Borrower Party vigorously to pursue such claims.

(i)            Notwithstanding any other provision of this Section 11.07 (Indemnification), the Borrower Parties shall not be entitled to: (i) notice; (ii) participation in the defense of; (iii) consent rights with respect to any compromise or settlement or (iv) subrogation rights, in each case except as otherwise provided for pursuant to this Section 11.07 (Indemnification) with respect to any action, suit or proceeding against the Borrower or any other Borrower Party.

(j)            No Indemnified Party shall be obligated to pursue first any recovery under any other indemnity or reimbursement obligation before seeking recovery under the indemnification and reimbursement obligations of the Borrower Parties under this Agreement.

Section 11.08       Limitation on Liability. No claim shall be made by any Borrower Party or any of their Affiliates against any Secured Party or any of their Affiliates, directors, employees, attorneys or agents, including the Secured Party Advisors, for any special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Financing Documents or any act or omission or event occurring in connection therewith; and each Borrower Party hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.09       Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

(a)           No Borrower Party may assign or otherwise transfer (whether by operation of law or otherwise) any of its rights or obligations under this Agreement or under any other Financing Document without the prior written consent of DOE and/or FFB, in the case of any FFB Document, FFB.

(b)           FFB may assign any or all of its rights, benefits and obligations under the Financing Documents and with respect to the Collateral in accordance with the provisions of the FFB Documents; provided, that such assignee, by accepting the benefits of this Agreement and the Financing Documents: (i) hereby irrevocably designates and appoints DOE to act as its agent hereunder and under the Financing Documents; (ii) hereby irrevocably authorizes DOE to take such action on its behalf under the provisions of this Agreement and the other Financing Documents and to exercise such powers and perform such duties as are necessary or appropriate, as determined by DOE, under the Financing Documents; and (iii) hereby authorizes DOE to enter into all such amendments or modifications of any Financing Document on behalf of such assignee and grant all waivers as are necessary or appropriate, as determined by DOE, under the Financing Documents (other than amendments to any FFB Note, which amendments shall also require the consent of such assignee); provided, further, that: (A) neither DOE nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be: (1) liable to any assignee for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Financing Document; or (2) responsible in any manner to any assignee for any recitals, statements, representations or warranties made by the Borrower, or other Borrower Entity or any of their respective officers contained in this Agreement or any other Financing Document or in any certificate, report, statement or other document referred to or provided for in, or received by DOE under or in connection with, this Agreement or any other Financing Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Document or for any failure of the Borrower or any other Borrower Party, to the extent it is a party hereto or thereto, to perform its obligations hereunder or thereunder; and (B) DOE may conclusively rely upon information supplied by FFB or such assignee in taking any action, or exercising any rights, in accordance with the terms of this Section 11.09 (Successors and Assigns).

Section 11.10       FFB Right to Sell Loan. If FFB has: (a) fully funded the Guaranteed Loan under any FFB Note Purchase Agreement and corresponding FFB Note; or (b) partially funded the Guaranteed Loan under any single FFB Note Purchase Agreement and corresponding FFB Note and the corresponding Availability Period has expired, in each case, FFB shall have the right to sell all or any portion of any such FFB Note without the prior written consent of the Borrower, and upon any such sale, any reimbursement obligations of the applicable Guaranteed Loan by DOE shall automatically terminate and be of no further force and effect. For any such sale prior to the end of the applicable Availability Period for any Qualifying Project until FFB has funded the Guaranteed Loan for such Qualifying Project, the Borrower, (and if applicable, any other Borrower Party) DOE and FFB shall enter into agreements satisfactory to them in respect of FFB’s right to sell the applicable FFB Note(s) and delegate its obligations under the applicable FFB Note Purchase Agreement(s).

Section 11.11       Further Assurances and Corrective Instruments.

(a)           Each Borrower Party shall execute and deliver, or cause to be executed and delivered, to DOE such additional documents or other instruments and shall take or cause to be taken such additional actions as DOE may require or reasonably request in writing to: (i) cause the Financing Documents to be properly executed, binding and enforceable in all relevant jurisdictions; (ii) perfect and maintain the priority of the Secured Parties’ security interest in all Collateral; (iii) enable the Secured Parties to preserve, protect, exercise and enforce all other rights, remedies or interests granted or purported to be granted under the Financing Documents; and (iv) otherwise carry out the purposes of the Transaction Documents.

(b)           Borrower may submit to DOE written requests for the parties to enter into, execute, acknowledge and deliver amendments or supplements hereto; it being understood that DOE shall be permitted to approve or reject all such requests in its discretion.

Section 11.12       Reinstatement. Where any discharge is made in whole or in part, or any arrangement is made on the faith of, any payment, security or other disposition which is avoided or must be repaid, whether upon the insolvency or bankruptcy of the Borrower, any other Borrower Entity party to a Financing Document, or otherwise, this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of any Borrower Party’s obligations hereunder, or any part thereof, is, pursuant to Applicable Laws, rescinded or reduced in amount, or must otherwise be restored or returned by any Secured Party. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 11.13       Governing Law; Waiver of Jury Trial.

(a)           THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE FEDERAL LAW OF THE UNITED STATES. TO THE EXTENT THAT FEDERAL LAW DOES NOT SPECIFY THE APPROPRIATE RULE OF DECISION FOR A PARTICULAR MATTER AT ISSUE, IT IS THE INTENTION AND AGREEMENT OF THE PARTIES TO THIS AGREEMENT THAT THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES (EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW)) SHALL BE ADOPTED AS THE GOVERNING FEDERAL RULE OF DECISION.

(b)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS.

Section 11.14       Submission to Jurisdiction; Etc. By execution and delivery of this Agreement, each Borrower Party irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding against it arising out of or in connection with this Agreement or any other Financing Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of (i) the courts of the United States for the District of Columbia; (ii) the courts of the United States in and for the Southern District of New York sitting in New York County; (iii) any other federal court of competent jurisdiction in any other jurisdiction where it or any of its property may be found; and (iv) the courts of the State of New York in and for the County of New York; (v) the courts of Washington D.C.; and (vi) appellate courts from any of the foregoing;

(b)           consents that any such action or proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any action or proceeding, that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           confirms that it has irrevocably designated and appointed CT Corporation System with an office on the date hereof at 28 Liberty Street, New York, NY 10005 as its agent for service of process under this Agreement and any other Financing Document to which it is a party, with respect to any legal process, writ, judgment, summons, notice and document that may be served in any action or proceeding arising out of this Agreement or any other Financing Document. It agrees that service of process, writ, judgment, summons or other notice of legal process upon said agent shall be deemed and held in every respect to be effective personal service upon it. It shall maintain such appointment (or that of a successor satisfactory to DOE) continuously in effect at all times while it is obligated under this Agreement;

(d)           agrees that nothing herein shall: (i) affect the right of any Secured Party to effect service of process in any other manner permitted by law; or (ii) limit the right of any Secured Party to commence proceedings against or otherwise sue the Borrower Party or any other Person in any other court of competent jurisdiction nor shall the commencement of proceedings in any one or more jurisdictions preclude the commencement of proceedings in any other jurisdiction (whether concurrently or not) if, and to the extent, permitted by the Applicable Laws; and

(e)           agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Borrower Party’s obligation.

Section 11.15       Entire Agreement. This Agreement, including any agreement, document or instrument attached to this Agreement or referred to herein, integrates all the terms and conditions mentioned herein or incidental to this Agreement and supersedes all prior oral negotiations, agreements and understandings of the parties to this Agreement in respect to the subject matter of this Agreement made prior to the date hereof.

Section 11.16       Benefits of Agreement. Nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors and permitted assigns hereunder or thereunder, any benefit or any legal or equitable right or remedy under this Agreement. FFB is an intended third party beneficiary of, with enforceable rights and remedies under this Agreement, in respect of those provisions in Article III (Payments; Prepayments), Article IV (Payment Obligations; Reimbursement), Article XI (Miscellaneous), Section 5.02 (Conditions Precedent to FFB Purchase of the FFB Note), Section 5.03(w) (Program Requirements) and Section 5.03(x) (FFB Conditions Precedent), Section 5.06 (Conditions Precedent to FFB Advance), Section 5.08 (Satisfaction of Conditions Precedent), Section 8.04 (Other Information), and Section 10.02 (Remedies; Waivers) that refer to rights of or payments to FFB; provided, that in the event of any conflict between any provision of this Agreement and any FFB Note or any FFB Note Purchase Agreement, the rules of construction in Section 1.04 (Conflict with FFB Documents) will apply.

Section 11.17       Headings. Paragraph headings have been inserted in the Financing Documents as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of the Financing Documents and shall not be used in the interpretation of any provision of the Financing Documents.

Section 11.18       Counterparts; Electronic Signatures.

(a)           This Agreement may be executed in one or more duplicate counterparts and when executed by all of the parties shall constitute a single binding agreement. Each party hereto agrees to deliver a manually executed original promptly following such electronic submission.

(b)           Delivery of an executed signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Except to the extent Applicable Law would prohibit the same, make the same unenforceable or affirmatively requires a manually executed counterpart signature: (i) the delivery of an executed counterpart of a signature page of this Agreement by emailed .pdf or any other electronic means approved by DOE in writing (which may be via email) that reproduces an image of the actual executed signature page shall be as effective as the delivery of a manually executed counterpart of this Agreement; and (ii) if agreed by DOE in writing (which may be via email) with respect to this Agreement, the delivery of an executed counterpart of a signature page of this Agreement by electronic means that types in the signatory to a document as a “conformed signature” from an email address approved by DOE in writing (which may be via email) shall be as effective as the delivery of a manually executed counterpart of this Agreement. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. As used herein, “Electronic Signature” has the meaning assigned to it by 15 USC §7006, as it may be amended from time to time.

Section 11.19       No Partnership; Etc. The Secured Parties and the Borrower Parties intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement or in any other Financing Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by, between or among the Secured Parties and the Borrower Parties or any other Person. The Secured Parties shall not be in any way responsible or liable for the indebtedness, losses, obligations or duties of the Borrower Parties or any other Person with respect to any Qualifying Project or otherwise. All obligations to pay Real Property or other taxes, assessments, insurance premiums, and all other fees and expenses in connection with or arising from the ownership, operation or occupancy of any Qualifying Project or any other assets and to perform all obligations under the agreements and contracts relating to any Qualifying Project or any other assets shall be the sole responsibility of the Borrower Parties.

Section 11.20       Independence of Covenants. All covenants hereunder and under the other Financing Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.21       Marshaling. Neither DOE nor FFB nor any other Secured Party shall be under any obligation to marshal any assets in favor of any Borrower Party or any other Person or against or in payment of any or all of the Secured Obligations.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.

PLUG POWER ENERGY LOAN BORROWER LLC,
a Delaware limited liability company,
as Borrower

By:	/s/ Paul B. Middleton
Name:	Paul B. Middleton
Title:	Treasurer

[Signature Page to Loan Guarantee Agreement]

PLUG POWER LIMESTONE LLC,
a Delaware limited liability company,
as a Project Company

By:	/s/ Paul B. Middleton
Name:	Paul B. Middleton
Title:	Treasurer

[Signature Page to Loan Guarantee Agreement]

U.S. DEPARTMENT OF ENERGY,
an agency of the Federal Government of the United States of America, in its own capacity and in its capacity as Guarantor and Loan Servicer

By:	/s/ Herman Cortes
Name:	Herman Cortes
Title:	Director

[Signature Page to Loan Guarantee Agreement]

Annex A

DEFINITIONS

“Acceptable Bank” means a bank or financial institution or branch office thereof in New York, New York organized under or licensed as a branch under the laws of the United States or any state thereof, which has a rating for its long-term unsecured and unguaranteed Indebtedness of “A-”/Stable outlook or higher by S&P or Fitch or A3 or higher by Moody’s, using the lowest rating of the aforementioned three rating firms.

“Acceptable Credit Support” has the meaning provided in the Sponsor Support Agreement.

“Acceptable Delivery Method” means, with respect to any certificate, document or other item required to be delivered by an Acceptable Delivery Method hereunder:

(a)	transmission, by an Authorized Transmitter, of such certificate, document or other item in Electronic Format, together with the Transmission Code;

(b)	delivery of a manually executed original of such certificate, document or other item; or

(c)	such other delivery method as the Borrower and DOE shall mutually agree.

“Acceptable Insurer” means:

(a)	any insurance company or international reinsurance company (i) authorized to do business in the State where the applicable Qualifying Project is located if required by law or regulation; and (ii) with a rating for its long-term unsecured and non-credit-enhanced debt obligations of: (A) A or higher by S&P or Fitch; (B) A2 or higher by Moody’s; (C) A- or better by AM Best’s Insurance Guide and Key Ratings and a financial size category of VII or higher; or (D) a comparable rating from an internationally recognized credit rating agency; or

(b)	any other insurance company acceptable to DOE.

“Acceptable Letter of Credit” means an unconditional, irrevocable standby letter of credit, in form and substance satisfactory to the Collateral Agent (acting on the instructions of DOE) issued by an Acceptable Bank, payable in New York in Dollars, meeting the following requirements:

(a)	the initial expiration date thereof shall be at least twelve (12) months beyond the date of issuance, and shall automatically renew upon its expiration (which renewal period shall be at least twelve (12) months) unless, at least sixty (60) days prior to any such expiration, the issuer shall provide the Collateral Agent and DOE with a notice of non-renewal of such letter of credit;

(b)	upon receipt of any non-renewal notice, or twenty (20) Business Days after the issuer ceases to be an Acceptable Bank, the Collateral Agent shall be entitled to draw the entire face amount of such letter of credit (unless the Collateral Agent shall have received a replacement Acceptable Letter of Credit in accordance with the terms of the relevant Financing Document(s) or amounts have been deposited in the applicable Project Account such that the amount on deposit therein, when aggregated with the face amount available to be drawn under any other applicable Acceptable Letter of Credit then outstanding is equal to or greater than the amount required to be on deposit in the relevant Project Account pursuant to the Financing Documents);

(c)	the Collateral Agent shall be named sole beneficiary under such letter of credit and entitled to draw amounts thereunder pursuant to its terms;

(d)	with respect to any Acceptable Letter of Credit delivered in connection with any Project Account, such letter of credit shall be drawable in all cases in which the Accounts Agreement provides for a transfer of funds from such Project Account;

(e)	there shall be no conditions to any drawing thereunder other than the submission of a drawing request substantially in the form attached to such letter of credit;

(f)	no agreement, instrument or document executed in connection with any Acceptable Letter of Credit shall: (i) obligate the Borrower or any Secured Party to make any reimbursement or any other payment to the issuer thereof or otherwise with respect to such Acceptable Letter of Credit; or (ii) provide the issuer thereof or any other Person with any claim, subrogation right or other right or remedy against or other recourse to the Borrower, any Secured Party or against any Collateral or other Property of any thereof, whether for costs of issuance or maintenance, reimbursement of amounts drawn under such Acceptable Letter of Credit or otherwise; and

(g)	such letter of credit shall be subject to International Standby Practices 1998, International Chamber of Commerce Publication No. 590, as amended, modified or supplemented and in effect from time to time and as to any matter not governed thereby, governed by and construed in accordance with the laws of the State of New York.

“Accession Agreement” means each Accession Agreement, in the form of Exhibit H (Form of Accession Agreement) executed by a Project Company and delivered to DOE as a condition to the QP Approval Date for such Project Company.

“Accounts Accession Agreement” means each “Accounts Accession Agreement”, in the form of Exhibit A (Form of Accounts Accession Agreement) to the Accounts Agreement, executed by a Project Company, the Borrower, the Collateral Agent and Depositary Bank, and delivered to DOE as a condition to the QP Approval Date for such Project Company.

“Accounts Agreement” means the Collateral Agency and Accounts Agreement entered into as of the Execution Date by and among the Borrower, DOE, the Collateral Agent and the Depositary Bank, and each Project Company that becomes party thereto from time to time by the execution of an Accounts Accession Agreement, in substantially the form of Exhibit A (Form of Accounts Accession Agreement) thereto.

“Additional Project Document” means, with respect to a Qualifying Project, any contract entered into by any Borrower Party subsequent to the Execution Date that is necessary for or material to, the construction and operation of such Qualifying Project.

“Advance” means, an advance of funds by FFB to the Borrower under the relevant FFB Note as may be requested by the Borrower from time to time during the applicable Availability Period.

“Advance Date” means the date on which FFB makes any Advance to the Borrower.

“Advance Proceeds Account” has the meaning given to such term in the Accounts Agreement.

“Advance Request” has the meaning given to such term in Section 2.03(a) (Advance Requests).

“Advance Request Approval Notice” means the written notice from DOE located at the end of an Advance Request advising FFB that such Advance Request has been approved by or on behalf of DOE.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign or other regulatory body or any arbitrator.

“Affiliate” means, as applied to any Person: (a) any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; and (b) in addition, in the case of any Person that is an individual, each member of such Person’s immediate family, any trusts or other entities established for the benefit of such Person or any member of such Person’s immediate family and any other Person controlled by any of the foregoing. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power: (i) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person; or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent Fees” has the meaning given to such term in the Accounts Agreement.

“Agents” has the meaning given to such term in the Accounts Agreement.

“Aggregate Capitalized Interest” means, with respect to any requested Advance, the aggregate amount of interest that has been capitalized and will be capitalized on all Advances then made to the Borrower under all FFB Notes outstanding (including, for the avoidance of doubt, such requested Advance) as determined in accordance with the FFB Notes.

“Agreement” has the meaning given to such term in the preamble hereto.

“ALTA” means the American Land Title Association headquartered in Washington D.C.

“Amazon Agreement” means that certain Zero-Carbon Hydrogen Supply Agreement, dated as of August 24, 2022, between Amazon.com Inc. and Limestone.

“Amortization Schedule” with respect to each Qualifying Project, means the schedule so identified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)); provided, that each Amortization Schedule will be consistent with Schedule 3.02 (Limestone Amortization Schedule) or as otherwise agreed in writing by DOE.

“Annual Certificate” has the meaning given to such term in Section 8.02(a) (Omnibus Annual Reports).

“Annual Reporting Date” has the meaning given to such term in Section 8.02(a) (Omnibus Annual Reports).

“Anti-Corruption Laws” means all laws concerning or relating to anti-bribery, anti-corruption, and anti-kickback matters in the public or private sector, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar laws.

“Anti-Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act, the Anti-Money Laundering Act of 2020, the Money Laundering Control Act, the rules and regulations thereunder, applicable U.S. Executive Orders and any similar Applicable Laws relating to money laundering, terrorist financing, or financial recordkeeping and recording requirements administered or enforced by any United States of America governmental agency, or any other jurisdiction in which any Borrower Entity operates or conducts business.

“Applicable Law” means, with respect to any Person, any constitution, statute, law, rule, regulation, code, ordinance, treaty, judgment, order or any published directive, guideline, requirement or other governmental rule or restriction which has the force of law, by or from a court, arbitrator or other Governmental Authority having jurisdiction over such Person or any of its properties, whether in effect as of the date of this Agreement or as of any date hereafter.

“Applicable Regulations” means the final regulations with respect to Title XVII, at 10 CFR Part 609, and any other applicable regulations from time to time promulgated to implement Title XVII.

“Application” has the meaning given to such term in the preliminary statements.

“Approved Construction Changes” means:

(a)	any Construction Change that: (i) has been submitted in writing by the Borrower to DOE (including an explanation in reasonable detail of the reasons for such Construction Change); and (ii) has received a written approval from DOE;

(b)	for any Qualifying Project, any allocation of Budgeted Contingencies to Project Costs set forth in the Construction Budget; and

(c)	for any Qualifying Project, Construction Changes that are in the Ordinary Course of Business and do not exceed two hundred fifty thousand Dollars ($250,000) individually, and one million five hundred thousand Dollars ($1,500,000) in the aggregate.

“Authorized Transmitter” means, with respect to delivery of documentation: (a) by any Borrower Entity to DOE, the list of individuals designated as Authorized Transmitters set forth in the relevant certificate delivered pursuant to Sections 5.01(g) (Organizational Documents), 5.01(d) (Transaction Documents) and 5.04(k) (Independent Engineers Certificate), as applicable, delivered by such Borrower Entity to DOE prior to the Execution Date, as updated or modified, with the consent of DOE, from time to time; and (b) to FFB, each of the individuals listed on the Certificate Specifying Authorized Borrower Officials.

“Availability Period” means with respect to a Qualifying Project, the period commencing on the date all conditions precedent set forth in Section 5.03 (Conditions Precedent to Each First Advance Date) and Section 5.04 (Advance Approval Conditions Precedent) herein shall have been satisfied or waived in full with respect to such Qualifying Project until and including the earliest of:

(a)	the Availability Period End Date;

(b)	the First Advance Longstop Date;

(c)	the date that the Maximum QP Commitment Amount for such Qualifying Project is fully disbursed;

(d)	the date on which Final Construction Completion occurs for such Qualifying Project;

(e)	the additional date specified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)); and

(f)	the date of termination of obligations to disburse any undisbursed amounts of the Guaranteed Loan following the occurrence of any Event of Default.

“Availability Period End Date” means September 15, 2031.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq, as amended.

“Base Case Financial Model” means a mechanically sound financial model prepared by the Borrower in good faith, showing financial projections and underlying assumptions, in Excel form and otherwise in accordance with the Transaction Documents and Applicable Law, that are set forth on a monthly for each Qualifying Project and on a quarterly basis for the Project Portfolio, to a date falling no sooner than twelve (12) months after the Maturity Date, which projections: (a) are consistent with the then-applicable Project Budgets and Plans, reflective of binding and proposed Sales Agreements, and reflect current and anticipated performance levels of the Qualifying Project and pricing assumptions based on the then-current market environment; and (b) demonstrate, among other things, compliance with the Debt Sizing Parameters and all other relevant financial covenants set out herein from the First Advance Date to the Maturity Date. References to “Base Case Financial Model” refer to the Original Base Case Financial Model, the Execution Date Base Case Financial Model or any updated Base Case Financial Model as set forth herein or approved by DOE in accordance with the Financing Documents.

“Base Equity Commitment” for each Qualifying Project, has the meaning provided in the Equity Commitment and Completion Support Agreement for such Qualifying Project.

“Base Equity Contributions” means, for any Qualifying Project, the deposit of immediately available funds in Dollars, related to a subscription of Equity Interests in the Borrower, in discharge of a corresponding amount of the Base Equity Commitment for such Qualifying Project.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning given to such term in the preamble hereto.

“Borrower Advance Date Certificate” has the meaning given to such term in Exhibit A (Form of Advance Request).

“Borrower Entity” means each of:

(a)	the Borrower Parties;

(b)	the Sponsor;

(c)	the Direct Parent; and

(d)	any other Major Project Participant that is an affiliate of the Borrower or Sponsor.

“Borrower OpEx Account” means the account identified as the “Borrower OpEx Account” in the name of the Borrower pursuant to the Accounts Agreement to which the Borrower is a party.

“Borrower Party” means each of the Borrower and each Project Company.

“Borrower Security Agreement” means the Security Agreement entered into as of the Execution Date between the Borrower and the Collateral Agent.

“Borrower Shared Expense Agreement” means that certain Expense Allocation Agreement, dated as of the Execution Date, among Borrower, Limestone and each additional Project Company that becomes party thereto in connection with the approval of such Project Company’s Qualifying Project.

“Broker’s Letter of Undertaking” means each letter delivered or to be delivered by the Borrower’s insurance broker to DOE in form and substance acceptable to DOE.

“Budgeted Contingency” means the line item for “Contingency” included in each Construction Budget.

“Business Day” means any day on which FFB and the Federal Reserve Bank of New York are both open for business.

“Calculation Date” means March 31, June 30, September 30 and December 31 of each calendar year.

“Capital Expenditures” means all expenditures that should be capitalized in accordance with the Designated Standards.

“Capital Lease” means, for any Person, any lease of (or other agreement conveying the right to use) any property of such Person that would be required, in accordance with the Designated Standards, to be capitalized and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under the Designated Standard, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with the Designated Standard.

“Cash Flow Available for Debt Service” means for any period, the sum determined in accordance with the Designated Standard for such period for each Qualifying Project of revenue (excluding non-cash items and other extraordinary revenues, but including business interruption insurance received during such period for an event that occurred during such period) received during such period, minus (a) cash operating and maintenance expenses; (b) increases in working capital; (c) taxes paid with cash; and (d) Capital Expenditures.

“Certificate Specifying Authorized Borrower Officials” has the meaning given to such term in a FFB Note Purchase Agreement.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Change of Control” means:

(a)	any failure of the Sponsor to Control the Borrower, any Project Company or the Direct Parent;

(b)	any failure of the Sponsor to Control, directly or indirectly, one hundred percent (100%) of the Equity Interests of the Borrower, the Direct Parent and any Borrower Entity (excluding the Sponsor);

(c)	any member of the board of directors of any Borrower Entity (other than the Sponsor) being nominated or appointed by any person other than the Sponsor, the Sponsor’s wholly-owned subsidiaries or board members nominated by the Sponsor;

(d)	any failure of the Direct Parent to directly own one hundred percent (100%) of the Equity Interests of the Borrower;

(e)	any failure of the Borrower to directly own one hundred percent (100%) of the Equity Interests of each Project Company;

(f)	as of the date a Person (other than a Qualified Public Company Shareholder) first acquires direct or indirect ownership of ten percent (10%) or more of the Equity Interests in the Borrower, such person is a Prohibited Person;

(g)	if the Sponsor ceases to be a Publicly Traded Company, any event that results in the Sponsor being controlled by any person or affiliated group of persons greater than ten percent (10%) of the Equity Interests of the Sponsor; or

(h)	for so long as the Sponsor is a Publicly Traded Company, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) achieving:

(i)            the ability or power (whether pursuant to direct or indirect acquisition of the voting interest in outstanding equity interests of the Sponsor, special authority, contract, agency or in any other manner, and including all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) to:

(A)            exercise voting control over more than thirty-three percent (33%), on a fully diluted basis, of the voting interests in outstanding equity interests of the Sponsor, that can be exercised at the general meeting of equity holders of the Sponsor;

(B)            appoint or remove all or more than thirty-three percent (33%) of the members of the management body of the Sponsor;

(C)            Control any operating or financial policies of the Sponsor which are binding upon the directors or equivalent personnel of the Sponsor;

(D)            direct the management or policies of the Sponsor; or

(ii)            the ownership of more than thirty-three percent (33%) of that part of the issued capital of the Sponsor corresponding to ordinary shares or other equity interests having voting rights on a fully diluted basis.

“Change Order” means for any Qualifying Project, any change order or variation order, amendment, supplement or modification in respect of such Qualifying Project’s Construction Contracts.

“Closing Certificate” has the meaning given to such term in Section 5.01(h) (Execution Date Certificates).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all real and personal property of, and all equity interests in, all Borrower Parties, in each case, which is subject, from time to time to any Lien granted or purported or intended to have been granted pursuant to any Security Documents.

“Collateral Agent” means Citibank, N.A., acting through its Agency and Trust business in its capacity as collateral agent for the benefit of the Secured Parties, or any successor collateral agent appointed from time to time pursuant to the Accounts Agreement.

“Commercial Operations Date” has the meaning given to such term in Schedule 8.02 (Key Technical Definitions).

“Community Benefits Plan” means a plan, in form and substance satisfactory to DOE, that considers each of the elements set forth in Section (V)(B) of the Community Benefits Plan and Justice40 Initiative Guidance and contemplates a stakeholder engagement process satisfying the terms described in Section (VI) of the Community Benefits Plan and Justice40 Initiative Guidance.

“Community Benefits Plan and Justice40 Annual Report” has the meaning given to such term in Section 8.02(c)(iii) (Labor Reporting and Justice40 Initiative Reporting Requirements).

“Community Benefits Plan and Justice40 Initiative Guidance” means the General Guidance for DOE Community Benefits Plans, including the General Guidance for Justice40 Implementation by the Department of Energy to the Justice40 Initiative established pursuant to Executive Order 14008, Tackling the Climate Crisis at Home and Abroad, issued on January 27, 2021, as amended, modified or supplemented from time to time, and such other requirements for Community Benefits Plans, as defined in such guidance, as may be published by DOE, or notified in writing by DOE to the Borrower, from time to time.

“Compliance Certificate” has the meaning given to such term in Section 8.01(c) (Compliance Certificates).

“Comptroller General” means Comptroller General of the United States.

“Construction Account” has the meaning given to such term in the Accounts Agreement.

“Construction Budget” means (a) in the case of the case of the Initial Qualifying Project, the construction budget for the Limestone Project, delivered to DOE pursuant Section 5.05(k) (Construction Budget) in the form of Exhibit F1 (Limestone Construction Budget) and (b) in the case of each subsequent Qualifying Project, the budget to achieve Project Completion for such Qualifying Project (as identified in the Accession Agreement executed by the Project Company owning such Qualifying Project) that (a) sets forth, on a monthly basis in an agreed level of detail, all anticipated Project Costs necessary to design, develop, construct and start-up such Qualifying Project through Final Construction Completion (including the amount of any Project Costs paid through the date of such Construction Budget); and (b) specifies on a line item and aggregate basis for all Project Costs: (i) the portions of any Project Costs that constitute Eligible Project Costs; and (ii) the amount of any contingencies.

“Construction Change” has the meaning given to such term in Section 9.07(a) (Approved Construction Changes; Qualifying Project Milestone Schedule; Budgets).

“Construction Contract” means, each of:

(a)	each EPC Contract;

(b)	each contract identified as such in the Accession Agreement executed by the Project Company owning a Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details));

(c)	any other contracts, agreements and other documents, including all material sub-contracts and all related guarantees or other credit support instruments, for the design, engineering, procurement, construction, management, startup and commissioning of each Qualifying Project;

(d)	to the extent applicable, one or more construction interface contracts executed by material contractors governing the interface of construction activities on a Project Site and corresponding risk/liability allocation; and

(e)	any other document designated as a Construction Contract by the Borrower and DOE.

“Construction Contractor” means any party to any Construction Contract, excluding the Borrower Parties.

“Construction Progress Report” means a monthly summary construction report, certified by the Borrower and the Independent Engineer as correct and not misleading in any material respect, which shall include:

(a)	a detailed assessment of the Qualifying Project’s performance in comparison with the Construction Budget and Qualifying Project Milestone Schedule, in each case, then in effect for such period, including:

(i)            basic data relating to construction of the Qualifying Project;

(ii)            a description and explanation of any Event of Loss, Adverse Proceedings or other material disputes between the Project Company and any Person; and

(iii)            any material non-compliance with any Required Approval then in effect;

(b)	for the Qualifying Project, an updated Qualifying Project Milestone Schedule and an updated Construction Budget, reflecting any Approved Construction Changes (or certification that no changes or updates are then required);

(c)	a statement that each Project is on schedule to achieve: (i) the Physical Completion Date by the Scheduled Physical Completion Date for such Qualifying Project; and (ii) the Project Completion Date by the Scheduled Project Completion Date for such Qualifying Project; and

(d)	for the Qualifying Project, a statement that the aggregate amount expended for each Punch List Item does not exceed the aggregate amount budgeted for such cost in the Construction Budget, except for Approved Construction Changes.

“Contest Claim” means any Tax or any Lien or other claim or payment of any nature.

“Contingent Obligations” means, as to any Person, any obligation of such Person with respect to any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, as a guarantee or otherwise:

(a)	for the purchase, payment or discharge of any such primary obligation;

(b)	to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, including the obligation to make take or pay or similar payments;

(c)	to advance or supply funds;

(d)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor;

(e)	to purchase property, securities or services primarily for the purpose of assuring the holder of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(f)	otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof, including with respect to letter of credit obligations, swap agreements, foreign exchange contracts and other similar agreements (including agreements relating to derivative instruments);

provided, that: (i) the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business; and (ii) the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the power, directly or indirectly, to direct or cause the direction of the management or business or policies of a Person (whether through the ownership of voting securities or partnership or other ownership interests, by contract, or otherwise); and the words “Controlling,” “Controlled,” and similar constructions shall have corresponding meanings.

“Controlled Affiliate” means, as applied to any Person, any Affiliate that is Controlled by such Person.

“Copyrights” means any and all (a) copyright rights in any work subject to copyright laws of the United States or any other jurisdiction, whether as author, assignee, transferee or otherwise, including Mask Works (as defined under 17 U.S.C. § 901 of the U.S. Copyright Act) (in each case, whether registered or unregistered); (b) registrations and applications for registration of any such copyrights, including registrations, extensions, renewals recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or any foreign equivalent office; and (c) other Copyrights as defined in the IP Security Agreement (if applicable).

“Cost Overruns” means all actual aggregate Project Costs for each Qualifying Project in excess of Scheduled Project Costs for such Qualifying Project (excluding any costs incurred and paid for prior to the start date of the Construction Budget for such Qualifying Project which costs are not included in the Base Equity Commitment for such Qualifying Project), including (a) any liquidated damages payable by the applicable Project Company under any Project Document to the extent such amounts exceed liquidated damages received by the Project Company under any Project Document; (b) all debt service and other costs and expenses under the Financing Documents corresponding to Advances made for such Qualifying Project; and (c) all other costs, expenses and liabilities incurred as a result of any delay in achieving Project Completion for such Qualifying Project.

“Cost Overrun Reserve Account” has the meaning given to such term in the Accounts Agreement.

“CPA Compliance Agreement” means any letter agreement by and between MARAD and one or more Borrower Entity with respect to such Borrower Entity’s compliance with the Cargo Preference Act of 1954 and all related implementing regulations with respect to CPA Goods.

“CPA Goods” means any equipment, materials or commodities procured, contracted or obtained for each Qualifying Project, the cost of which has been or is projected to be paid or reimbursed with proceeds of any Advance, and that may be transported by ocean vessel.

“Credit Subsidy Cost” means the “cost of a loan guarantee,” as defined in Section 502(5)(C) of FCRA, as amended.

“Currency of Denomination” has the meaning given to such term in Section 11.06 (Judgment Currency).

“Data Protection Laws” means any and all foreign or domestic (including U.S. federal, state and local) Applicable Laws relating to the privacy, security, notification of breaches, Processing of any data or information that identifies or can be used to identify an individual, household or device, whether directly or indirectly, in each case, in any manner applicable to any Borrower Entity or any of its Subsidiaries.

“Davis-Bacon Act” means Subchapter IV of Chapter 31 of Part A of Subtitle II of Title 40 of the United States Code, including and as implemented by the regulations set forth in Parts 1, 3 and 5 of title 29 of the Code of Federal Regulations.

“Davis-Bacon Act Covered Contract” means any contract, agreement or other arrangement for the construction, alteration or repair (within the meaning of Section 276a of the Davis-Bacon Act and 29 C.F.R. 5.2) of all or any portion of each Qualifying Project.

“Davis-Bacon Act Requirements” means the requirement that all laborers and mechanics employed by contractors and subcontractors in the performance of construction work financed in whole or in part by the Guaranteed Loan shall be paid wages at rates not less than those prevailing on projects of a character similar in the locality as determined by the Secretary of Labor in accordance with the Davis-Bacon Act, and all regulations related thereto, including those set forth in 29 CFR 5.5, and all notice, reporting and other obligations related thereto as required by DOE, including the obligations under Section 7.16 (Davis-Bacon Act) and the inclusion of the provisions in Exhibit I (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor in each Davis-Bacon Act Covered Contract.

“DBA Compliance Matter” means any deviation from compliance with the applicable Davis-Bacon Act Requirements.

“DBA Compliance Matter Contractor” means the DBA Contract Party that is party to the Davis-Bacon Act Covered Contract giving rise to the DBA Compliance Matter.

“DBA Contract Party” means any contractor, subcontractor (including any lower tier subcontractor) or other Person (other than any Borrower Entity) that is party to a Davis-Bacon Act Covered Contract.

“DBA Covered Contracts Schedule” with respect to each Qualifying Project, means the schedule so identified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)).

“DBA Holdback Account” has the meaning given to such term in the Accounts Agreement.

“DBA Retroactive Compliance Amount” with respect to each Qualifying Project, means the sum of the aggregate back wages and fringe benefits owed to all DBA Contract Parties as of the First Advance Date, based on work performed (a) in the case of the Initial Qualifying Project, prior to the Effective Date and (b) in the case of each other Qualifying Project, prior to such Qualifying Project’s First Advance Date.

“DBA Wage Determinations Schedule” with respect to each Qualifying Project, means the schedule so identified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)).

“Debarment Regulations” means all of the following: (a) Subpart 9.4 (Debarment, Suspension, and Ineligibility) of the Federal Acquisition Regulations, 48 C.F.R. 9.400 – 9.409; and (b) the Government-wide Debarment and Suspension (Non-procurement) regulations (Common Rule), 2 C.F.R. 200.214 implementing Executive Orders 12549 and 12689, and 2 C.F.R. Part 180, as supplemented by 2 C.F.R. Part 901.

“Debt Service” means, with respect to any period, the sum of: (a) principal, interest, fees and other amounts paid or to be paid under the Financing Documents; and (b) all other payments made or to be made with respect to other Indebtedness for Borrowed Money of the Borrower.

“Debt Service Coverage Ratio” means: (a) the Historical Debt Service Coverage Ratio; or (b) the Projected Debt Service Coverage Ratio, as applicable.

“Debt Service Reserve Account” has the meaning given to such term in the Accounts Agreement.

“Debt Sizing Parameters” has the meaning as set out in Section 2.06 (Determination of Advance Amounts).

“Debt to Equity Ratio” means, as of any determination date, the ratio calculated as: (a) the aggregate principal amount outstanding under the Guaranteed Loan for the applicable Qualifying Project (including all interest that has been capitalized or that shall be capitalized pursuant to the FFB Note); to (b) the aggregate amount of Base Equity Contributions made, as of such date.

“Default” means any event or circumstance that with the giving of notice, the lapse of time, or both would become an Event of Default.

“Depositary Bank” means Citibank, N.A., acting through its Agency and Trust business in its capacity as depositary bank, or any successor depositary bank appointed from to time to time pursuant to the Accounts Agreement.

“Designated Standard” means:

(a)	with respect to the Borrower, GAAP or IFRS (provided, that unless such standards are GAAP, any Financial Statements prepared in accordance therewith shall include a reconciliation to GAAP, certified by the Independent Auditor); and

(b)	with respect to any Person other than the Borrower, any of GAAP, IFRS or other applicable and appropriate generally accepted accounting principles to which such Person is subject and that may be applicable thereto from time to time.

“Direct Agreement” means each direct agreement entered into between a Major Project Participant and the Collateral Agent in respect of each Major Project Document.

“Direct Parent” means Plug Power Generation LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Direct Parent Equity Pledge Agreement” means the Equity Pledge Agreement entered into as of the Execution Date between the Direct Parent and the Collateral Agent in respect of the Equity Interests in the Borrower.

“Disclosed Adverse Proceedings” means each other Adverse Proceeding disclosed in Schedule 6.08 (Disclosed Adverse Proceedings) and certified as true, correct, and complete by the Borrower (as such schedule may be periodically updated as required herein or by mutual agreement) and, in each case, that DOE has determined (in its discretion) will not prevent the conditions precedent to the Execution Date, the approval of a Qualifying Project, or the making of an Advance, as applicable, from being satisfied.

“Disposition” means, with respect to any property or assets, any single or series of related sales, transfers, conveyances, leases, licenses or other dispositions thereof, and the terms “Dispose” and “Disposed of” shall have correlative meanings; provided, that the term “Disposition” shall not include the creation or existence of any Permitted Lien, so long as no ownership is transferred to any party pursuant thereto.

“Distribution Account” has the meaning given to such term in the Accounts Agreement.

“Distribution Suspense Account” has the meaning given to such term in the Accounts Agreement.

“DOE” has the meaning given to such term in the preamble hereto.

“DOE Default Interest Rate” has the meaning given to such term in Section 4.01(d) (Reimbursement and Other Payment Obligations).

“DOE Extraordinary Expenses” means, in connection with any technical, financial, legal or other difficulty experienced by any Qualifying Project (e.g. engineering failure or financial workouts) that requires DOE to incur time or expenses (including third party expenses) beyond standard monitoring and administration of the Financing Documents, in accordance with Section 1702(h) of Title XVII, the amounts that DOE determines are required to: (a) reimburse DOE’s additional internal administrative costs (including any costs to determine whether an amendment or modification would be required that could constitute a “modification” (as defined in Section 502(9) of FCRA)); and (b) any related fees and expenses of the Secured Party Advisors to the extent not paid directly by on or behalf of the Borrower.

“DOE Guarantee” means each guarantee issued by DOE in favor of FFB pursuant to a FFB Note Purchase Agreement.

“DOE Guarantee Payment” has the meaning given to such term in Section 4.01(c)(i) (Reimbursement and Other Payment Obligations).

“DOL” means the United States Department of Labor.

“Dollars” or “USD” or “$” means the lawful currency of the United States.

“Drawstop Notice” has the meaning given to such term in Section 2.03(d) (Drawstop Notices).

“Electrolyzer Supply Agreement” means each Electrolyzer Supply Agreement, in the form of Exhibit GG (Form of Electrolyzer Supply Agreement) entered into between the Sponsor and a Project Company as a condition to the QP Approval Date for such Project Company.

“Electronic Certified Payroll System” means any electronic certified payroll reporting software that is compliant with the certified payroll requirements outlined in 29 CFR 5.5(a)(3)(ii).

“Electronic Format” means an unalterable electronic format (including Portable Document Format (.pdf)) with a reproduction of signatures where required or such other format as shall be mutually agreed between the Borrower and DOE.

“Electronic Signature” has the meaning given to such term in Section 11.18 (Counterparts; Electronic Signatures).

“Eligible Applicant” has the meaning given to such term in the Applicable Regulations.

“Eligible Project” has the meaning given to such term in the Applicable Regulations.

“Eligible Project Cost Reimbursement Amounts” means, with respect to any Qualifying Project, proceeds of an Advance for such Qualifying Project reimbursed to the applicable Project Company for Eligible Project Costs that have been previously incurred and paid by the Project Company, as evidenced by acceptable invoices.

“Eligible Project Costs” means Project Costs that DOE has determined to be eligible costs in accordance with Section 609.2 and 609.10 of the Applicable Regulations.

“Emergency” means an unforeseeable event, circumstance or condition (including as a result of an Event of Loss), that in the good faith judgment of the Borrower (and subsequently confirmed by the Independent Engineer using information and facts that were available to the Borrower at the time that the applicable mitigation measures were implemented) necessitates the taking of immediate measures to prevent or mitigate: (a) a life threatening situation, safety, environmental or regulatory non-compliance concern, including breach of any Applicable Law; or (b) to prevent or mitigate an event or circumstance not known or reasonably foreseeable prior to the preparation of the O&M Budget.

“Emergency O&M Expenses” means those amounts required to be expended in order to prevent or mitigate an Emergency; provided, that such expenditures are in an amount that does not exceed twenty percent (20%) of the aggregate amount of the O&M Expenses set forth in the then-current O&M Budget.

“Employee Benefit Plan” means, collectively: (a) all “employee benefit plans” (as defined in Section 3(3) of ERISA) including any Multiemployer Plans which are or at any time have been maintained or sponsored by any Borrower Entity or ERISA Affiliate or to which any Borrower Entity or ERISA Affiliate has ever made, or been obligated to make, contributions or with respect to which any Borrower Entity or ERISA Affiliate has incurred or is likely to incur any liability or obligation; (b) all Pension Plans; and (c) all Qualified Plans.

“Environmental Claim” means any and all obligations, liabilities, losses, abatements, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, notices of noncompliance or violation, investigations, proceedings, actions or orders to clean-up, remove or remediate any Hazardous Substances and any damages (foreseeable and unforeseeable, including consequential and punitive damages) or penalties arising under any Environmental Law or any Governmental Approval issued under any such Environmental Law, including (a) any and all Indemnity Claims by any Governmental Authority for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Indemnity Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances, the violation or alleged violation of any Environmental Law or the violation or alleged violation of any Governmental Approval issued thereunder.

“Environmental Laws” means any and all foreign, Federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Applicable Law (including common law) regulating, relating or imposing liability or standards of conduct concerning (i) protection of human health or safety as it relates to exposure to Hazardous Substances, the environment or natural resources; or (ii) the presence, Release or threatened Release, generation, use, management, handling, transportation, treatment, storage, or disposal of Hazardous Substances, in each case of clause (i) and (ii), as now or may at any time hereafter be in effect.

“EPC Contract” means for each Qualifying Project, an Engineering, Procurement and Construction Contract substantially similar to the Limestone EPC with all Qualifying Project-specific details included therein acceptable to DOE and which satisfies the applicable requirements of Schedule 5.01(ee) (Technical Conditions Precedent), or such other form as is acceptable to DOE, entered into between a Project Company and an acceptable counterparty as a condition to the QP Approval Date for such Project Company.

“Equity Commitment and Completion Support Agreement” means each Equity Commitment and Completion Support Agreement, in the form of Exhibit U (Form of Equity Commitment and Completion Support Agreement) entered into between the Sponsor, DOE and a Project Company as a condition to the QP Approval Date for such Project Company.

“Equity Documents” means the Sponsor Support Agreement, the Borrower Shared Expense Agreement, each Equity Commitment and Completion Support Agreement, each Make-Whole Agreement, and Acceptable Credit Support under any such agreement, and any other agreements between the Sponsor and DOE regarding the Borrower, any Project Company or any Qualifying Project.

“Equity Funding Commitment” has the meaning provided in the Sponsor Support Agreement.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests, including partnership interests, limited liability interests and trust beneficial interests, in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing and all rights (including, but not limited to, voting rights), and interests with respect to or derived from such equity interest.

“Equity Owner” means, with respect to any Person, another Person holding Equity Interests in such first Person.

“Equity Pledge Agreement” means the Direct Parent Equity Pledge Agreement, the Limestone Equity Pledge Agreement and each Project Company Equity Pledge Agreement.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any person, trade or business (whether or not incorporated) that would be deemed at any relevant time to be: (a) a single employer with a Borrower Entity under Section 414(b), (c), (m) or (o) of the Code; or (b) under common control with a Borrower Entity under Section 4001 of ERISA.

“ERISA Event” means:

(a)	a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event. Notwithstanding the foregoing, the existence of a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan shall be a reportable event for the purposes of this paragraph (a) regardless of the issuance of any waiver;

(b)	a withdrawal by any Borrower Entity or ERISA Affiliate from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA;

(c)	the withdrawal of any Borrower Entity or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Sections 4201, 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability with respect to such withdrawal, or the receipt by any Borrower Entity or ERISA Affiliate of notice from any Multiemployer Plan that it is insolvent within the meaning of Section 4245 of ERISA;

(d)	the filing of a notice of intent to terminate any Pension Plan, or the treatment of a plan amendment as a termination, or the termination of any Pension Plan under Section 4041 or 4042 of ERISA, or the termination of any Multiemployer Plan under Section 4041A of ERISA; or the commencement of proceedings by the PBGC to terminate, or to appoint a trustee to administer, a Pension Plan or Multiemployer Plan;

(e)	the present value of all non-forfeitable accrued benefits under any Pension Plan (using the actuarial assumptions utilized by the PBGC upon termination of an employee pension benefit plan subject to Title IV of ERISA) (in the opinion of DOE) materially exceeding the fair market value of the Pension Plan’s assets allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan;

(f)	the imposition of liability on any Borrower Entity or ERISA Affiliate pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(g)	the failure by the Borrower or an ERISA Affiliate to make any required contribution under Section 412 or 430 of the Code to an Employee Benefit Plan, the failure to meet the minimum funding standard of Section 302 of ERISA or Section 412 of the Code with respect to any Pension Plan (whether or not waived), the failure to make by its due date a required installment under Section 303(j) of ERISA or Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan under Section 304 of ERISA or Section 431 of the Code;

(h)	an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan;

(i)	the imposition of any liability under Title I or Title IV of ERISA (other than PBGC premiums due but not delinquent under Section 4007 of ERISA) upon any Borrower Entity or ERISA Affiliate;

(j)	an application for a funding waiver under Section 302(c) of ERISA or Section 412(c) of the Code with respect to any Pension Plan;

(k)	the imposition of any lien on any of the rights, properties or assets of any Borrower Entity or ERISA Affiliate, or the posting of a bond or other security by of such entities, in either case pursuant to Title I or IV of ERISA or to Section 412, 430, or 436 of the Code;

(l)	the making of any amendment to any Pension Plan that could directly result in the imposition of a lien or the posting of a bond or other security;

(m)	the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA);

(n)	the determination that an Employee Benefit Plan’s qualification or tax-exempt status under Section 401(a) of the Code has been or could be revoked;

(o)	a determination that any Employee Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code);

(p)	the receipt by any Borrower Entity or ERISA Affiliate of any notice of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status within the meaning of Section 305 of ERISA or Section 432 of the Code; or

(q)	the occurrence of any Foreign Plan Event.

“Estoppel Certificate” means the estoppel certificate in the form of Exhibit KK (Form of Estoppel Certificate).

“Event of Default” has the meaning given to such term in Section 10.01 (Events of Default).

“Event of Force Majeure” means an event or circumstance beyond the reasonable control of, and not the result of the fault or negligence of, the Borrower, and that could not have been prevented by the exercise of reasonable diligence by the Borrower, including any act of God, fire, flood, severe weather, epidemic, equipment failure, failure or delay in issuance of Governmental Approvals (provided that the Borrower is using commercially reasonable efforts to obtain such Governmental Approval) or other acts or inaction of Governmental Authorities (but which act or inaction the Borrower must be using commercially reasonable efforts to contest or reverse), change in Applicable Law, default by suppliers or contractors, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act or threat of terrorism or riot or civil commotion.

“Event of Loss” means any condemnation, expropriation or taking (including by any Governmental Authority) of any portion of any Project or Collateral, or any other event that causes any portion of any Qualifying Project or the Collateral to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, including through a failure of title (or defect therein) or any damage, destruction or loss of such property.

“Excess Advance Amount” means, on any date of determination with respect to any Advance under the FFB Notes, an amount equal to the total proceeds of such Advance that were (a) applied by the Borrower to reimburse itself for applicable Project Costs incurred and paid but which did not constitute Eligible Project Costs relating to the FFB Notes for which such Advance was sought; or (b) not applied by the Borrower to pay or reimburse itself for Eligible Project Costs incurred and invoiced relating to the FFB Notes for which such Advance was sought unless the date for the projected payment or reimbursement, identified at the time such Advance was sought, for those Eligible Project Costs has not yet occurred.

“Excess Guaranteed Loan Amount” means the (a) amount by which the aggregate principal amount of all Advances made under the FFB Notes exceeds the Maximum Principal Amount, (b) amount by which the aggregate principal amount of all Advances made under the FFB Note for a specific Qualifying Project exceeds the Maximum QP Principal Amount for such Qualifying Project, or (c) aggregate amount of Advances that otherwise is inconsistent with the Debt Sizing Parameters.

“Execution Date” means the date on which all of the conditions precedent set out in Section 5.01 (Conditions Precedent to the Execution Date) have been satisfied or waived and the Guaranteed Loan is fully executed and delivered by all parties thereto.

“Execution Date Base Case Financial Model” has the meaning given to such term in Section 5.01(j) (Base Case Financial Model).

“Execution Date Conditions Precedent” has the meaning given to such term in Section 5.01 (Conditions Precedent to the Execution Date).

“Extraordinary Amount” means any cash or other amounts or receipts any Qualifying Project received by, on behalf of or on account of the Borrower or, to the extent received in connection with any Qualifying Project, any Borrower Entity, not in the Ordinary Course of Business, including: (a) indemnification payments; (b) any cash or other receipts in the nature of indemnification payments under or in respect of any acquisition documentation or any related documentation; and (c) any judgment or settlement proceeds, or other consideration of any kind received in connection with any cause of action or proceeding.

“Extraordinary Proceeds Account” has the meaning given to such term in the Accounts Agreement.

“Facility” means a single electrolyzer and liquefaction facility for the production and liquefaction of “low carbon” hydrogen with electricity provided from renewable or nuclear generation energy sources, each of which will be owned by a different Project Company.

“Facility Fee” means an amount equal to six-tenths of one percent (0.6%) of the Maximum Principal Amount.

“FCRA” means the Federal Credit Reform Act of 1990, P.L. 101-508, 104 Stat. 1388-609 (1990), as amended by P.L. 105-33, 111 Stat. 692 (1997).

“Federal Funding” means any funds obtained from the United States or any agency or instrumentality thereof, including funding under any other loan program.

“Federal Support Restriction Certification” means a certification by the applicable Person that no funds, personnel, property (tangible or intangible) of any federal agency, instrumentality, personnel or affiliated entity are expected to be used (directly or indirectly) through acquisitions, contracts, demonstrations, exchanges, grants, incentives, leases, procurements, sales or other transaction authority, or other arrangements, to support a Qualifying Project except to the extent that such Qualifying Project benefits from any of the exemptions set forth in Section 50141(d) of the Inflation Reduction Act of 2022, Public Law No. 117-169 (which specific exemptions shall be specified in conjunction with such certification at the time given, substantially consistent in all material respects with the exemptions described in the federal support restriction certificate, dated February 23, 2024, and delivered by the Borrower to DOE and OMB prior to execution of the conditional commitment letter, or otherwise acceptable to DOE).

“FFB” means the Federal Financing Bank, an instrumentality of the United States government created by the Federal Financing Bank Act of 1973, as amended, that is under the general supervision of the Secretary of Treasury.

“FFB Borrower’s Instruments” means the “Borrower’s Instruments” as defined in Section 3.2 (Borrower Instruments) of a FFB Note Purchase Agreement.

“FFB Document” means:

(a)	the FFB Program Financing Agreement;

(b)	each FFB Note Purchase Agreement;

(c)	each DOE Guarantee;

(d)	the FFB Notes;

(e)	the FFB Borrower’s Instruments;

(f)	the FFB Secretary’s Instruments; and

(g)	any other documents, certificates, and instruments required in connection with the foregoing.

“FFB Notes” means each promissory note to be issued by the Borrower in favor of FFB in accordance with other FFB Documents to induce FFB to advance funds thereunder to the Borrower, as such note may be amended, supplemented, substituted and restated from time to time in accordance with its terms.

“FFB Note Installment” has the meaning given to such term in Section 3.02(b) (Payments).

“FFB Note Obligations” means, collectively, the unpaid principal of and interest on Advances made under the FFB Notes, the FFB Note Reimbursement Obligations and all other obligations and liabilities of the Borrower (including interest accruing at the then applicable rate provided in the FFB Documents after maturity of the relevant Advances and Reimbursement Obligations and Post-Petition Interest) to DOE or FFB or any subsequent holder or holders of such FFB Notes (on any portion thereof), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the FFB Notes, the FFB Note Purchase Agreements, the FFB Program Financing Agreement, the Security Documents, or any other document made, delivered or given in connection with any of the foregoing, in each case, whether on account of principal, interest, charges, expenses, fees, attorneys’ or other Secured Party Advisors’ fees and disbursements, reimbursement obligations, prepayment premiums, indemnities, costs, or otherwise (including all fees and Advances made with respect to the FFB Notes of DOE or FFB or any subsequent holder or holders of such FFB Notes (or any portion thereof) that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“FFB Note Purchase Agreement” means (a) the FFB Note Purchase Agreement entered into between the Borrower, the Secretary of Energy and FFB on the Execution Date in connection with the Initial Qualifying Project and (b) each other FFB Note Purchase Agreement entered into between the Borrower, the Secretary of Energy and FFB in connection with one or more subsequent Qualifying Projects.

“FFB Note Reimbursement Obligations” means any Reimbursement Obligations of the Borrower to DOE arising under, out of, pursuant to or in connection with the FFB Notes.

“FFB Program Financing Agreement” means the Program Financing Agreement, dated as of September 16, 2009, between FFB and the Secretary of Energy.

“FFB Secretary’s Instruments” means the “Secretary’s Instruments” as defined in Section 3.3 (Secretary’s Instruments) of a FFB Note Purchase Agreement.

“Final Construction Completion” has the meaning given to such term in Schedule 8.02 (Key Technical Definitions).

“Final Construction Completion Date” means, with respect to any Qualifying Project, the date that Final Construction Completion has occurred.

“Financial Advisor” means Greengate LLC or such other advisor appointed by DOE.

“Financial Officer” means, with respect to any Person, the general manager, any director, the chief financial officer, the controller, the treasurer or any assistant treasurer, any vice president of finance or any assistant vice president of finance or any other vice president or assistant vice president with significant responsibility for the financial affairs of such Person.

“Financial Statements” means, with respect to any Person, for any period, the balance sheet of such Person as at the end of such period and the related statements of income, stockholders’ equity and cash flows for such period and for the period from the beginning of the then-current Fiscal Year to the end of such period, together with all notes thereto, with comparable figures for the corresponding period of the previous Fiscal Year, each prepared (except where otherwise noted herein) in accordance with the Designated Standard.

“Financing Document” means each of:

(a)	this Agreement;

(b)	each FFB Document;

(c)	each Security Document;

(d)	the Equity Documents;

(e)	each Acceptable Letter of Credit, if any, delivered pursuant to any Financing Document;

(f)	each agreement between any Secured Party and any holder of Equity Interests in the Borrower or any Borrower Party regarding certain obligations, conditions, representations or covenants in relation to the Borrower, such Borrower Party or the Qualifying Project, as applicable; and

(g)	each other certificate, document, instrument or agreement executed and delivered by any Borrower Party for the benefit of any Secured Party in connection with any of the foregoing.

“Financing Document Amounts” means any amounts payable or allegedly payable by the Borrower to FFB under any provision of any Financing Document, other than Section 4.01 (Reimbursement and Other Payment Obligations).

“First Advance” means, with respect to each Qualifying Project, the first Advance of the Guaranteed Loan advance for such Qualifying Project occurring on the relevant First Advance Date.

“First Advance Date” means, with respect to each Qualifying Project, the date on which the first Advance of the Guaranteed Loan for such Qualifying Project has been made in accordance with this Agreement.

“First Advance Longstop Date” means the date that is five (5) years from the Execution Date.

“First Interest Payment Date” with respect to each Qualifying Project, means the first Payment Date to occur after the earliest of (a) the First Principal Payment Date for such Qualifying Project, (b) the Commercial Operations Date of such Qualifying Project, and (c) the date on which capitalized interest on the FFB Note for such Qualifying Project reaches the Maximum QP Capitalized Interest Amount.

“First Principal Payment Date” with respect to each Qualifying Project, means the date, such date being a Payment Date, so identified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)). The Execution Date Base Case Financial Model anticipates that this date will be twelve (12) months after the guaranteed completion date under the EPC Contract for each Qualifying Project.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien:

(a)	has been validly created and perfected under all Applicable Law;

(b)	is the only Lien to which such Collateral is subject, other than any Permitted Lien; and

(c)	is the most senior Lien on such Collateral other than Permitted Liens.

“Fiscal Quarter” means the three (3)-month periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.

“Fiscal Year” means with respect to:

(a)	the Borrower, the period beginning on January 1 and ending on December 31; and

(b)	any other Person, such Person’s financial year.

“Fitch” means Fitch Ratings Ltd.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement not subject to ERISA or Section 4975 of the Code, including any defined benefit pension plan maintained, contributed to or sponsored by the Borrower or any of its Subsidiaries for the benefit of employees employed outside the United States, other than any such plan, program, policy, arrangement or agreement that is funded through a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Plan Event” means, with respect to any Foreign Plan:

(a)	the existence of unfunded liabilities in excess of the amount permitted under any Applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority;

(b)	the failure to make the required contributions or payments, under any Applicable Law, on or before the due date for such contributions or payments;

(c)	the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan, or alleging the insolvency of any such Foreign Plan;

(d)	the incurrence of liability by the Borrower or any of its Subsidiaries under Applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein; or

(e)	the occurrence of any transaction that is prohibited under any Applicable Law and that would reasonably be expected to result in the incurrence of any liability to the Borrower or any of its Subsidiaries, or the imposition on the Borrower or any of its Subsidiaries of any fine, excise tax or penalty resulting from any non-compliance with any Applicable Law.

“Form of Advance Request” has the meaning given to such term in Section 2.03(a) (Advance Requests).

“Fund Parties” means, with respect to an investment fund, such fund’s general partner, managing member, investment manager and/or fund administrator, as applicable.

“Funds Withdrawal/Transfer Certificate” has the meaning given to such term in the Accounts Agreement.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Approval” means any approval, consent, authorization, license, permit, order, certificate, qualification, waiver, exemption, or variance, or any other action of a similar nature, of or by a Governmental Authority, including any of the foregoing that are or may be deemed given or withheld by failure to act within a specified time period.

“Governmental Authority” means any federal, state, county, municipal, or regional authority, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory, or administrative function of government.

“Governmental Judgment” means, with respect to any Person, any judgment, order, decision or decree, or any action of a similar nature, of or by a Governmental Authority having jurisdiction over such Person or any of its properties.

“Guarantee” means, as to any Person, obligations, contingent or otherwise (including a Contingent Obligation), guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person in any manner, whether directly or indirectly, and including any obligation:

(a)	to purchase or pay any Indebtedness or to purchase or provide security for the payment of any Indebtedness;

(b)	to purchase or lease property, securities or services for the purpose of assuring the payment of any Indebtedness;

(c)	to maintain working capital, equity capital or any other financial statement condition or liquidity of any other Person; or

(d)	in respect of any letter of credit, letter of guaranty or bond issued to support any obligation or Indebtedness,

except that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business.

“Guaranteed Loan” has the meaning given to such term in Section 2.01 (Guaranteed Loan).

“Guaranteed Obligations” has the meaning given to such term in Section 4.06(a) (Guarantee).

“Guarantor” means the United States Department of Energy.

“Hazardous Substance” means any substances, chemicals, materials or wastes defined, listed, classified or regulated as hazardous, toxic or a pollutant or contaminant in, or for which standards are imposed by any Governmental Authority or under, any applicable Environmental Laws, including: (a) any petroleum or petroleum by products (including gasoline, crude oil or any fraction thereof), flammable, explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, per and polyfluoroalkyl substances, and polychlorinated biphenyls; and (b) any other chemical, material or substance of which the storage, transport, use, Release, or disposal of, or exposure to, is prohibited, limited or otherwise regulated under any Environmental Law.

“Hedging Agreement” means any agreement or instrument (including a cap, swap, collar, option, forward purchase agreement or other similar derivative instrument) relating to the hedging of any interest under any Indebtedness, including any foreign currency trading or other speculative transactions with respect to the hedging of such interest.

“Historical Debt Service Coverage Ratio” means, as of any Calculation Date, the ratio of: (a) actual Cash Flow Available for Debt Service for the immediately preceding twelve (12) month period, to (b) aggregate Debt Service payable during such period.

“Historical Financial Statements” means as of the Execution Date, the (a) audited Financial Statements of the Sponsor for the Fiscal Year ending December 31, 2023, and (b) unaudited quarterly Financial Statements of (i) the Borrower and the Direct Parent for the quarter ending September 30, 2024, and (ii) the Sponsor for the preceding four (4) quarters ending September 30, 2024.

“Hydrogen Production Activities” means any activity, including any manufacturing related to such activities, or action of a Party in the production of hydrogen using a proton exchange membrane electrolyzer.

“IFRS” means the International Financial Reporting Standards, adopted by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means, with respect to any Person, without duplication:

(a)            all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;

(b)            all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)            all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(d)            all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the Ordinary Course of Business and obligations in respect of the funding of plans under ERISA);

(e)            all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(f)            all Guarantees by such Person;

(g)            all Capital Lease Obligations of such Person;

(h)            all obligations, contingent or otherwise (including Contingent Obligations), of such Person as an account party in respect of letters of credit and letters of guaranty or as a purchaser counterparty to a put agreement or such other similar agreement relating to the purchase of preferred stock of any of its Subsidiaries;

(i)            all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(j)            net obligations of such Person under any rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing); and

(l)            all obligations of such Person to redeem or purchase its preferred stock that are classified as indebtedness under the Designated Standard;

provided, that the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indebtedness for Borrowed Money” means, as to any Person, without duplication: (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services (other than any deferral: (i) in connection with the provision of credit in the Ordinary Course of Business by any trade creditor or utility; or (ii) of any amounts payable under the Project Documents); or (b) the aggregate amount required to be capitalized under any Capital Lease under which such Person is the lessee.

“Indemnified Liability” has the meaning given to such term in Section 11.07 (Indemnification).

“Indemnified Party” has the meaning given to such term in Section 11.07 (Indemnification).

“Indemnity Claims” has the meaning given to such term in Section 11.07 (Indemnification).

“Independent Auditor” means Deloitte LLP or such other firm of independent certified public accountants of nationally recognized standing as may be appointed by the Borrower from time to time with the prior written approval of DOE.

“Independent Engineer” means NexantECA, L.L.C., or such other Person appointed from time to time by DOE to act as technical advisor engineer in connection with the Project Portfolio.

“Ineligible Project Costs” means Project Costs that do not constitute “Project Costs” as determined by the Guarantor in accordance with Section 609.10 of the Applicable Regulations. For the avoidance of doubt, Ineligible Project Costs shall include those costs set forth in Section 609.10(d) of the Applicable Regulations.

“Initial First Advance” means the first Advance of the Guaranteed Loan made in accordance with this Agreement.

“Initial First Advance Longstop Date” means the date that is eighteen (18) months from the Execution Date.

“Initial Maintenance Fee” means the two hundred thousand ($200,000) Dollars payable to DOE in advance before the issuance of the DOE Guarantee to be issued on the Execution Date.

“Initial Qualifying Project” means the first Qualifying Project under this Agreement, which will be the Limestone Project after the Limestone Project has satisfied the conditions of Section 5.05 (Conditions Precedent to Qualifying Projects).

“Insolvency Proceeding” means any one or more of the following under any Applicable Law, in any jurisdiction and whether voluntary or involuntary:

(a)	any bankruptcy, insolvency, liquidation, company reorganization, restructuring, controlled management, suspension of payments or scheme of arrangement with respect to any Borrower Entity, including the Bankruptcy Code;

(b)	any appointment of a provisional or interim liquidator, receiver, trustee, administrative receiver or other custodian for all or any substantial part of the property of any Borrower Entity;

(c)	any notification, resolution or petition for winding up or similar proceeding with respect to any Borrower Party; or

(d)	any issuance of a warrant or attachment, execution or similar process against all or any substantial part of the property of any Borrower Party.

“Insurance Consultant” means BDO USA, P.C., or such other Person appointed from time to time by DOE to act as insurance consultant in connection with each Project.

“Intellectual Property” means any and all rights, priorities and privileges with respect to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including any and all of the following, as they exist anywhere in the world, whether registered or unregistered and including all registrations, issuances and applications therefor (whether or not any such applications are modified, withdrawn, abandoned or resubmitted) and all extensions and renewals thereof:

(a)	Patents;

(b)	Trademarks;

(c)	Copyrights;

(d)	Software;

(e)	trade secrets and other confidential or proprietary information, including know-how, inventions, processes, procedures, algorithms, Source Code, databases, concepts, ideas, research or development information, techniques, technical information and data, specifications, methods, discoveries, modifications, extensions, and customer and supplier lists, in each case, whether or not reduced to a written or other tangible form (collectively, “Trade Secrets”);

(f)	domain names, registrations and Internet addresses;

(g)	design registrations, and rights in databases and data compilations; and

(h)	all other intellectual property or industrial property rights and all rights corresponding thereto throughout the world.

“Intended Prepayment Date” means the date identified in the Prepayment Election Notice as the particular date on which the Borrower intends to make the prepayment specified therein, which date must be a Business Day and shall not be on a Payment Date or the last day of any Fiscal Quarter.

“International Compliance Directives” means all:

(a)	Anti-Corruption Laws; and

(b)	Sanctions.

“Investment” means, for any Person:

(a)	the acquisition (whether for cash, property, services or securities or otherwise) or holding of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of or in any other Person;

(b)	the making of any deposit with, or advance, loan or any other extension of credit to, any other Person or any guarantee of, or other Contingent Obligation with respect to, any Indebtedness or other liability of any other Person and (without duplication) any amount committed to be deposited, advanced, lent or extended to, or guaranteed on behalf of, any other Person; and

(c)	the acquisition of any similar property, right or interest of or in any other Person.

“Investment Company Act” means the United States Investment Company Act of 1940.

“Investment Tax Credit” means the federal investment tax credit available under Section 48 of the Code.

“IP Security Agreement” means:

(a)	in the case of the Initial Qualifying Project, the intellectual property security agreement or other relevant documents so identified on Schedule 6.44 (Initial Qualifying Project Details);

(b)	with respect to each other Qualifying Project, the intellectual property security agreement or other relevant documents so identified in the Accession Agreement executed by the Project Company owning such Qualifying Project; and

(c)	each other intellectual property security agreement necessary or appropriate to create or perfect the Secured Parties’ Lien in the Intellectual Property owned by, or registered copyrights exclusively licensed to, the Borrower and applied for, registered or issued in the United States.

“IT Systems” has the meaning given to such term in Section 6.41 (Information Technology; Cyber Security).

“Judgment Currency” has the meaning given to such term in Section 11.06 (Judgment Currency).

“Knowledge” means, with respect to:

(a)	any Borrower Entity, the actual knowledge of any Principal Persons of the Borrower or such Borrower Entity or any knowledge that should have been obtained by any Principal Person of the Borrower or such Borrower Party upon reasonable investigation and inquiry; and

(b)	any other Person, the actual knowledge of any such Person or any knowledge that should have been obtained by such Person upon reasonable investigation and inquiry.

“KYC Parties” has the meaning given to such term in Section 5.01(b)(ii) (KYC Requirements).

“Late Charge” has the meaning given to such term in the FFB Notes.

“Late Charge Rate” has the meaning given to such term in the FFB Notes.

“Lease” means any agreement that would be characterized in the Designated Standards as an operating lease.

“Lender Force Majeure Event” means any act, event or circumstance that is beyond the control of any Secured Party or such party’s respective agents, including any act or provision of any present or future law or regulation of any Governmental Authority (other than FFB or DOE, unless DOE or FFB, as the case may be, is issuing such regulation in compliance with Applicable Law), any act of God, fire, flood, severe weather, epidemic, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act of terrorism, riot, civil commotion, lapse of the statutory authority of the United States Department of Treasury to raise cash through the issuance of United States Department of Treasury debt instruments, the unavailability of the Federal Reserve Bank wire, disruption or failure of the Treasury Financial Communications System or facsimile or other wire or communication facility, closure of the United States federal government, unforeseen or unscheduled closure or evacuation of such Secured Party’s office or any other similar event.

“Lien” means, with respect to any asset:

(a)	any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, license, charge or security interest in, on or of such asset;

(b)	the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and

(c)	in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limestone” has the meaning given to such term in the preamble hereto.

“Limestone EPC” means that certain Lump Sum Turnkey Engineering, Procurement and Construction Agreement, dated as of July 7, 2023, between Limestone and TIC – The Industrial Company.

“Limestone Project” means the hydrogen production facility with a nameplate capacity of approximately forty-five (45) metric tons per day, and with, among other things, liquefaction, storage and truck loading located in or near Graham, Texas.

“Limestone Equity Pledge Agreement” means the Equity Pledge Agreement entered into as of the Execution Date between the Borrower and the Collateral Agent in respect of the Equity Interests in Limestone.

“Limestone Security Agreement” means that certain Security Agreement, dated as of the Execution Date, between Limestone and the Collateral Agent.

“Liquefaction Supply Agreement” means each Liquefaction Supply Agreement, in the form of Exhibit HH (Form of Liquefaction Supply Agreement) entered into between the Sponsor and a Project Company as a condition to the QP Approval Date for such Project Company.

“Loan Servicer” means the United States Department of Energy.

“Loss Proceeds” means all proceeds (other than any proceeds of business interruption insurance, delay in start-up insurance and proceeds covering liability of the Borrower Parties to third parties) resulting from an Event of Loss.

“Loss Proceeds Account” has the meaning given to such term in the Accounts Agreement.

“Maintenance Fee” means a maintenance fee in respect of DOE’s administrative expenses in servicing and monitoring each Qualifying Project and the Financing Documents during the construction, start-up, commissioning and operation of such Qualifying Project. The Maintenance Fee payable annually shall be the Initial Maintenance Fee, as increased by each Qualifying Project Increase.

“Major Construction Contract” means the Limestone EPC, each EPC Contract and each other contract so identified for any Qualifying Project in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)).

“Major Maintenance Plan” means a description and schedule of planned expenditures and activities such as internal inspections and cleanings, component replacements, or repairs performed on major equipment or systems of the Project, as recommended by the original equipment manufacturers and Prudent Industry Practices for the purpose of extending the life and reliable operation of the asset for a period greater than one year, which will be updated periodically in accordance with the terms of this agreement.

“Major Offtake Agreement” means any agreement between a Project Company and a third party for the purchase of Product produced by its Qualifying Project.

“Major Operating Contract” means each contract so identified for any Qualifying Project in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)).

“Major Project Document” means each of:

(a)	each Major Construction Contract;

(b)	each Major Supply Contract;

(c)	each Major Offtake Agreement;

(d)	each Major Operating Contract;

(e)	each Real Property Document;

(f)	each Truck Agreement;

(g)	each other contract so identified for any Qualifying Project in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details));

(h)	each Additional Project Document, if any, under which (i) any Borrower Party is reasonably expected to have aggregate obligations or liabilities in excess of five million Dollars ($5,000,000) in any calendar year during its term; or (ii) the breach, non-performance, cancellation or early termination of which has, or could reasonably be expected to materially and adversely affect any Borrower Party or any Qualifying Project;

(i)	any other Project Document if, but only if, the Borrower and DOE agree that such document shall be treated as a “Major Project Document”; and

(j)	any material support instrument provided in connection with any of the preceding.

“Major Project Participant” means each party (other than the Borrower or a Project Company) to a Major Project Document, but only for so long as any actual or contingent obligation of such person or entity remains outstanding, in whole or in part, under the corresponding Major Project Document or the Financing Documents to which it is a party.

“Major Project Participant Breach” has the meaning given to such term in Section 10.01(e)(ii) (Breach or Default Under Major Project Documents).

“Major Supply Contract” means each Power Supply Agreement, each Sponsor Supply Agreement, each Water Supply Agreement, each Utility Contract and each other supply contract for the supply of goods or services so identified for any Qualifying Project in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)).

“Make-Whole Agreement” means each Make-Whole Agreement, in the form of Exhibit W (Form of Make-Whole Agreement) entered into between the Sponsor, DOE and a Project Company as a condition to the QP Approval Date for such Project Company.

“Make-Whole Provider” means the Sponsor in its capacity under each Make-Whole Agreement.

“Mandatory Prepayment” means the prepayment of any outstanding Guaranteed Loan, in whole or in part pursuant to Section 3.05(c) (Mandatory Prepayments).

“Mandatory Prepayment Amounts” has the meaning given to such term in Section 3.05(c)(i) (Mandatory Prepayments).

“Mandatory Prepayment Event” has the meaning given to such term in Section 3.05(c)(i) (Mandatory Prepayments).

“MARAD” means the United States Department of Transportation’s Maritime Administration.

“Market Consultant” means NERA Economic Consulting, or such other Person appointed from time to time by DOE to act as market insurance consultant in connection with each Project.

“Material Adverse Effect” means, as determined by DOE as of any date, a material and adverse effect on:

(a)	the business, operations, assets, property or condition (financial or otherwise) of any Borrower Party or any Major Project Participant;

(b)	any Qualifying Project or Project Site;

(c)	the ability of any Borrower Party or any Major Project Participant to perform and comply with its payment obligations or any of its material obligations in a timely manner under any Transaction Document to which it is a party;

(d)	the validity or enforceability of any material provision under any Transaction Document;

(e)	the validity, priority, perfection or enforceability of the Secured Parties’ security interests in and liens on the Collateral or the ability of any Secured Party to exercise its rights and obligations in respect of the Collateral; or

(f)	any material right, remedy or benefit available to or conferred upon DOE or any other Secured Party under any Transaction Document.

“Maturity Date” means March 5, 2043.

“Maximum Capitalized Interest Amount” has the meaning given to such term in each FFB Note, as such amount may be adjusted pursuant to Section 2.01(a) (Purchase of the FFB Notes).

“Maximum Debt to Equity Ratio” with respect to each Qualifying Project, means the Debt to Equity Ratio so specified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)). The Execution Date Base Case Financial Model anticipates that this ratio will not exceed 65:35.

“Maximum Guaranteed Loan Amount” has the meaning given to such term in Section 2.01 (Loan).

“Maximum Principal Amount” has the meaning given to such term in Section 2.01 (Loan).

“Maximum QP Capitalized Interest Amount” with respect to each Qualifying Project, means the amount so specified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)).

“Maximum QP Commitment Amount” has the meaning given to “Maximum Principal Amount” in each FFB Note for a Qualifying Project, as such amount may be adjusted from time to time in accordance with this Agreement.

“Maximum QP Loan Amount” with respect to each Qualifying Project, means the sum of the Maximum QP Principal Amount and the Maximum QP Capitalized Interest Amount for such Qualifying Project. The Maximum QP Loan Amount for each Qualifying Project shall be the lower of (a) eighty percent (80%) of the Eligible Project Costs for such Qualifying Project (including capitalized interest) and (b) a proportion of the calculated collateral value for such Qualifying Project, equal to the net present value of the pre-tax net cash flows generated by the Qualifying Project from the sale of Product net of all fixed and variable operating costs, as determined by DOE (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)).

“Maximum QP Principal Amount” with respect to each Qualifying Project, means the amount so specified in the Accession Agreement executed by the Project Company owning such Qualifying Project, as the same may be reduced pursuant to Section 2.02(b) (Loan Commitment Amount Reductions).

“Minimum Operating Account Balance” means the Account Funding Requirement (as defined in the applicable Accounts Agreement) for the Operating Account of the applicable Project Company.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means the Mortgage, Deed of Trust, or other similar instrument or agreement meeting the statutory requirements of the State when a Qualifying Project is located, in form and substance satisfactory to DOE, Pledge of Leases and Rents, and Security by a Project Company in favor of the Collateral Agent on behalf of the Secured Parties dated on or prior to the First Advance Date of such Qualifying Project and creating a First Priority Lien on the applicable Project Site

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) that is subject to Title IV of ERISA which any Borrower Entity or ERISA Affiliate contributes to or participates in, or with respect to which any Borrower Entity or ERISA Affiliate has or in the past has had any liability or other obligation (whether accrued, absolute, contingent or otherwise).

“NEPA” means the National Environmental Policy Act, 42 U.S.C. 4321 et seq., and all regulations promulgated thereunder, and publicly available determinations, as either amended or modified from time to time.

“Net Amount” means, with respect to any proceeds received by any Borrower Party, the total amount of such proceeds minus: (a) any Taxes paid or payable in connection with such proceeds; and (b) any external legal fees and filing fees incurred to obtain such proceeds (and excluding any amount paid or payable to any Affiliate of any Borrower Party).

“Net Production Tax Credit Proceeds” means an amount equal to (a) the cash payment or proceeds received by the taxpayer owner of any PTCs generated by a Qualifying Project from the sale, transfer or direct payment of such PTCs, minus (b) the sum of (i) all documented out-of-pocket fees and expenses, including attorney’s and other professional and consultant fees and expenses, incurred by such taxpayer owner and Qualifying Project in connection with the sale of such PTCs, plus (ii) all federal, state and local taxes, actually paid or payable by such taxpayer owner on the PTC payment or proceeds described in clause (a), plus (iii) all amounts paid or payable to any party in accordance with any agreement for the sale or supply of Product produced at such Qualifying Project and in respect of which such agreement the Product sold or supplied gave rise to such PTCs.

“Non-Appealable” means, with respect to any Required Approval, unless otherwise agreed by DOE: (a) such Required Approval is not subject to any pending appeal, intervention or similar proceeding (including any Adverse Proceeding) or any unsatisfied condition which may result in withdrawal, suspension, withholding, termination, modification or revocation; and (b) all applicable appeal periods have expired (except for any Required Approval which does not have any limit on an appeal period under Applicable Law).

“O&M Agreement” means each Operation, Maintenance and Management Services Agreement, in the form of Exhibit X (Form of O&M Agreement) entered into between the Sponsor and a Project Company as a condition to the QP Approval Date for such Project Company.

“O&M Budget” means the “Project Budget” (as such term is defined in the O&M Agreement for a Qualifying Project), with respect to each Qualifying Project initially, the operating and maintenance budget delivered prior to the Substantial Completion Date for such Qualifying Project, and thereafter for any Fiscal Year, the then-current monthly operating and maintenance budget delivered and approved pursuant to the O&M Agreement for such Qualifying Project, in each case in the form attached hereto as Exhibit Y (Form of O&M Budget) and including the Operating Forecast and the Operating Plan for the relevant period.

“O&M Expenses” means, for each Qualifying Project, all amounts paid (or projected to be paid) by the Borrower or a Project Company to the Operator (as defined in the O&M Agreement) for the administration, management and operation and maintenance of such Qualifying Project.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means certificate of a Responsible Officer in the form of Exhibit AA (Form of Officer’s Certificate).

“OMB” means the Office of Management and Budget of the Executive Office of the President of the United States.

“Omnibus Annual Report” has the meaning given to such term in Section 8.02(a) (Omnibus Annual Reports).

“Operating Account” has the meaning given to such term in the Accounts Agreement.

“Operating Contract” means each equipment, services, supply and other contracts related to the operation, maintenance and management of a Qualifying Project.

“Operating Forecast” means a periodic forecast prepared by the Borrower (on an annual and month by month basis) in connection with the operation of a Qualifying Project and which shall:

(a)	be the Borrower’s good faith projections at such time taking into account all facts and circumstances then existing and assumptions believed by the Borrower to be reasonable on the date made, complete, fair and accurate estimates of all Operating Revenues for such Qualifying Project reasonably expected to be received and all O&M Expenses (by category) reasonably expected to be incurred;

(b)	reflect Debt Service due for the Qualifying Project during each period, and pro forma Cash Flow Available for Debt Service projections for each period;

(c)	include such other information as may be reasonably requested by DOE or the Independent Engineer; and

(d)	be prepared on a basis consistent from period to period and consistent with the Operating Plan, in sufficient detail to permit meaningful comparisons, and shall include a statement of the assumptions on which it is based.

“Operating Plan” means the periodic “Operating Plan” (as such term is defined in the O&M Agreement for a Qualifying Project) for a Qualifying Project prepared by the Borrower for such Qualifying Project in connection with the operation of such Qualifying Project and included in the O&M Budget, and that shall:

(a)            describe such Qualifying Project’s operating plan for the relevant period;

(b)            summarize any changes in the Major Maintenance Plan for the relevant period, including such Qualifying Project’s program for spare parts, inventory management and supply management;

(c)            summarize any changes in such Qualifying Project’s capital plan for the relevant period;

(d)            include such other information as may be reasonably requested by DOE or the Independent Engineer;

(e)            be prepared on a basis consistent from period to period, and consistent with the Operating Forecast, in sufficient detail to permit meaningful comparisons, and

(f)            include a statement of the assumptions on which it is based.

“Operating Revenues” means all cash receipts (or projected receipts) of each Project Company deposited in the Project Accounts of such Project Company, including revenues from:

(a)	payments under the Make-Whole Agreements;

(b)	proceeds from business interruption and delay in start-up insurance policies;

(c)	delay liquidated damages payable under any Construction Contract or any other Project Document; and

(d)	interest and other income earned and received on the applicable Project Accounts;

provided, that, Operating Revenues shall not include proceeds (i) from casualty and Event of Loss insurance; or (ii) that are subject to a Mandatory Prepayment pursuant to Section 3.05(c) (Mandatory Prepayments).

“Operator” means Sponsor any replacement or successor operator of any Qualifying Project or any portion thereof appointed by the applicable Project Company.

“Opinion of Borrower’s Counsel re: Borrower Instruments” has the meaning given to such term in a FFB Note Purchase Agreement.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice (or as contemplated by such Person’s business plan) and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Financing Document.

“Organizational Documents” means, with respect to:

(a)	any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended;

(b)	any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended;

(c)	any general partnership, its partnership agreement, as amended; and

(d)	any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.

“Original Base Case Financial Model” means the Base Case Financial Model delivered by the Borrower, and approved by DOE, in connection with the Term Sheet.

“Overdue Amount” means any amount owing under any FFB Note that is not paid when and as due.

“Patents” means any and all: (a) patents, certificates of invention, and other patent or similar industrial property rights, all registrations and recordings thereof, and all applications for patents of the United States or any other jurisdiction, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any foreign equivalent office; (b) reissues, reexaminations, continuations, divisionals, continuations-in-part, renewals, interferences or extensions thereof, and the inventions or designs disclosed or claimed therein (including the right to make, use, offer to sell, sell and/or import such inventions or designs); and (c) other Patents as defined in the IP Security Agreement (if applicable).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. 107-56).

“Payment Date” means each March 5, June 5, September 5, and December 5, or, in each case, if such day is not a Business Day, the next Business Day.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan that is or was:

(a)	at any time maintained or sponsored by any Borrower Entity or ERISA Affiliate or to which any Borrower Entity or ERISA Affiliate has ever made, or was obligated to make, contributions or has or could have any liability; and

(b)	subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Performance Testing” has the meaning given to such term in Schedule 8.02 (Key Technical Definitions).

“Performance Testing Plan” has the meaning given to such term in Schedule 8.02 (Key Technical Definitions).

“Permitted Capital Expenditures” means:

(a)	any Capital Expenditure contemplated by a Construction Budget or O&M Budget;

(b)	any Capital Expenditures made from funds on deposit in the Loss Proceeds Account in accordance with Section 7.04 (Event of Loss); and

(c)	any Capital Expenditures from amounts that are available in the Distribution Account.

“Permitted Contest Conditions” means a contest, pursued in good faith, challenging the enforceability, validity, interpretation, amount or application of any Applicable Law, Contest Claim, or other matter (legal, contractual or other) by appropriate proceedings timely instituted if: (a) the applicable Borrower Entity diligently pursues such contest; (b) the applicable Borrower Entity establishes adequate reserves with respect to the contested claim to the extent required by the Designated Standard; and (c) such contest: (i) could not reasonably be expected to have a Material Adverse Effect; (ii) does not involve any material risk or danger of any criminal or unindemnified civil liability being incurred by any Secured Party; and (iii) does not involve the risk of foreclosure, sale, forfeiture or loss of, or imposition of a Lien (other than a Permitted Lien) on a Qualifying Project, a Project Site or any other Collateral or the impairment of the use, operation or maintenance of a Qualifying Project or a Project Site.

“Permitted Disposition” means:

(a)	any transaction permitted under the Transaction Documents, including any Disposition of Product under the Sales Agreements;

(b)	any Disposition of any equipment or property of any Borrower Party that is:

(i)            obsolete;

(ii)            no longer used or useful in the operation of a Qualifying Project; or

(iii)            replaced by other equipment of equal value and utility;

provided, that in each case: (A) such Dispositions are valued at not more than seven hundred fifty thousand Dollars ($750,000) on an individual basis or two million Dollars ($2,000,000) on an aggregate basis in any twelve (12) month period; (B) the applicable Borrower Party has received consideration in an amount equal to the value that would have been obtained in an arm’s length transaction with an unaffiliated third party (unless such assets have only scrap value); and (C) the proceeds thereof are applied in accordance with Section 3.05(c) (Mandatory Prepayments);

(c)	any Disposition of Permitted Investments in accordance with the Accounts Agreement; and

(d)	to the extent that any Borrower Party has any interest in any Tax Credit generated by a Qualifying Project, any such Tax Credits (but provided that any agreement entered into by a Borrower Party in connection with such a disposition is subject to approval of DOE in accordance with this Agreement).

“Permitted Indebtedness” means:

(a)	Indebtedness incurred under the Financing Documents;

(b)	Indebtedness in respect of amounts due to trade creditors and accrued expenses, in each case arising in the Ordinary Course of Business, to the extent such amounts and expenses are not unpaid more than ninety (90) days past the due date therefor or are being contested in accordance with Permitted Contest Conditions;

(c)	Indebtedness comprised of purchase money obligations or leases for discrete items of property and equipment not comprising an integral part of a Qualifying Project, the amount of which does not exceed the cost of the equipment so financed in an aggregate amount not to exceed two hundred fifty thousand Dollars ($250,000);

(d)	Permitted Leases and any replacements thereof;

(e)	Indebtedness in respect of any bankers’ acceptances, letters of credit, warehouse receipts or similar facilities, in each case, incurred in the Ordinary Course of Business;

(f)	to the extent constituting Indebtedness, indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the Ordinary Course of Business;

(g)	Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(h)	contingent liabilities incurred in the Ordinary Course of Business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Project Documents;

(i)	to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the Ordinary Course of Business; and

(j)	Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Borrower in the Ordinary Course of Business.

“Permitted Investments” means any of the following, to the extent owned by the Borrower free and clear of all Liens (other than Liens created under the Security Documents):

(a)	direct obligations of the United States (including obligations issued or held in book-entry form on the books of the United States Department of the Treasury) or obligations, the timely payment of principal and interest of which is fully guaranteed by the United States maturing not more than one hundred eighty (180) days from the date of the creation thereof;

(b)	obligations, debentures, notes or other evidence of Indebtedness issued or guaranteed by any agency or instrumentality of the United States maturing not more than one hundred eighty (180) days from the date of the creation thereof;

(c)	interest-bearing demand or time deposits (including certificates of deposit) that are held in banks with a general obligation rating of not less than “A-” by S&P or the equivalent rating by Moody’s, or if not so rated, secured at all times, in the manner and to the extent provided by law, by Collateral described in clause (a) or (b) of this definition, of a market value of no less than the amount of moneys so invested maturing not more than one hundred eighty (180) days from the date of the creation thereof;

(d)	commercial paper rated (on the date of acquisition thereof) at least “A-1” or “P-1” or equivalent by S&P or Moody’s, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than ninety (90) days from the date of creation thereof;

(e)	money market funds, so long as such funds are rated “Aaa” by Moody’s and “AAA” by S&P; and

(f)	any Advances, loans or extensions of credit or any stock, bonds, notes, debentures or other securities as DOE may from time to time approve.

“Permitted Leases” means leases of office space, office equipment or motor vehicles with respect to which the aggregate lease payments do not exceed two hundred fifty thousand Dollars ($250,000) per Fiscal Year.

“Permitted Liens” means:

(a)	any Liens securing the Secured Obligations;

(b)	Liens for any tax, assessment or other governmental charge that is (i) not yet due or (ii) being diligently contested in accordance with the Permitted Contest Conditions and by appropriate proceedings timely instituted, so long as (A) such proceedings shall not involve any danger of the sale, forfeiture or loss of a Qualifying Project, (B) such tax, assessment or other governmental charge is not more than thirty (30) days delinquent and (C) a bond, adequate reserves or other security acceptable to DOE has been posted or provided in such manner and amount as to assure DOE that any taxes, assessments or other charges determined to be due will promptly be paid in full when such contest is determined;

(c)	Liens in favor of materialmen, workers or repairmen, or other like Liens arising in the Ordinary Course of Business or in connection with the construction of a Qualifying Project, which Liens do not exceed one hundred thousand Dollars ($100,000) in the aggregate at any time and are either for amounts not yet due or for amounts being diligently contested in accordance with the Permitted Contest Conditions and by appropriate proceedings timely instituted so long as: (i) such proceedings shall not involve any danger of the sale, forfeiture or loss of any part of a Qualifying Project; and (ii) a bond or other security acceptable to DOE has been posted or provided in such manner and amount as to assure DOE that any amounts determined to be due will promptly be paid in full when such contest is determined;

(d)	Liens identified as Permitted Liens on Schedule 6.44 (Initial Qualifying Project Details); provided, that any Lien identified as a Permitted Lien on Schedule 6.44 (Initial Qualifying Project Details) for the period prior to DOE’s approval of the Limestone Project as a Qualifying Project, shall cease to be a Permitted Lien upon such approval;

(e)	Liens identified in the ALTA survey delivered as a condition to the QP Approval Date for any Qualifying Project;

(f)	zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over a Project Site that do not and will not materially impair the development, construction, operation, or use by (or for the benefit of) the Project Company for its Qualifying Project;

(g)	covenants, conditions, restrictions, easements and other similar matters of record as of the Execution Date affecting title to a Project Site, or that are specifically identified in any land purchase agreement to be recorded against a Project Site, which in either case do not and will not materially impair the development, construction, operation, access to or use by (or for the benefit of) the Project Company of a Project Site for its Qualifying Project;

(h)	any other Lien affecting a Project Site the existence of which does not and will not impair in any material respect the development, construction, operation, access to or use by (or for the benefit of) the Project Company of a Project Site for its Qualifying Project;

(i)	Liens (not securing Indebtedness) of depository institutions and securities intermediaries (including rights of set-off or similar rights) with respect to deposit accounts or securities accounts;

(j)	Liens securing: (i) judgments for the payment of money that do not constitute an Event of Default; or (ii) appeals and the other surety bonds related thereto;

(k)	deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(l)	Liens securing Permitted Indebtedness pursuant to clause (c) of the definition thereof; and

(m)	non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business;

provided, that notwithstanding the foregoing, Permitted Liens shall not include any Lien on any Equity Interests of any Borrower Party (other than any Lien in favor of the Secured Parties).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, trust company, unincorporated organization or Governmental Authority.

“Personal Information” means any data or information that is subject to: (a) Data Protection Laws; or (b) any contractual obligations, or privacy notices or policies, binding on the Borrower relating to the Processing of any data or information that identifies or can be used to identify an individual, household or device, whether directly or indirectly.

“Phase I or II Environmental Site Assessment” means that certain Phase I or II Environmental Site Assessment for a Project Site dated not more than one hundred eighty (180) days prior to the Execution Date or QP Approval Date, as applicable, and satisfactory to DOE. Standards for Phase I and II Environmental Site Assessments are published by the American Society for Testing and Materials (ASTM) to include: (i) ASTM E1527-21, Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process; and (ii) ASTM E1903-19, Standard Practice for Environmental Site Assessments: Phase II Environmental Site Assessment Process.

“Physical Completion” has the meaning given to such term in Schedule 8.02 (Key Technical Definitions).

“Physical Completion Date” means, with respect to each Qualifying Project, the date that Physical Completion has occurred.

“Physical Completion Longstop Date” with respect to each Qualifying Project, means the date so identified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)) which date is generally expected to be twelve (12) months following the Guaranteed Substantial Completion Date (as defined in the EPC Contract for the Qualifying Project) provided that such date is not outside the Availability Period.

“Portfolio Construction Budget” means the construction budget for the then-anticipated Project Portfolio (including the Limestone Project) in the form of Exhibit F2 (Portfolio Construction Budget) hereto, that (a) sets forth, on a monthly basis in an agreed level of detail and based on the Execution Date Base Case Financial Model, for the then-anticipated Project Portfolio (including the Limestone Project), the anticipated Project Costs necessary to design, develop, construct and start-up the then anticipated Qualifying Projects through Project Completion; and (b) specifies on a line item and aggregate basis for all Project Costs: (i) the portions of any Project Costs that constitute Eligible Project Costs; and (ii) the amount of any Budgeted Contingencies.

“Post-Petition Interest” means all interest (or entitlement to fees or expenses or other charges) accruing or that would have accrued after the commencement of any Insolvency Proceeding, irrespective of whether a claim for post-filing or petition interest (or entitlement to fees or expenses or other charges) is allowed in any such Insolvency Proceeding.

“Power Supply Agreement” means each contract for the supply of power to a Qualifying Project, meeting the requirements to certify hydrogen production as “low carbon”, and identified as such in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)).

“Practice” means to practice Intellectual Property in any way, including to use, reproduce, distribute, modify, improve, make, display, perform, create derivative works of, access and utilize.

“Prepayment Election Notice” has the meaning given to such term in the FFB Notes.

“Prepayment Price” has the meaning given to such term in the FFB Notes.

“Principal Persons” means any executive officer, director, or other Person with primary management or supervisory responsibilities with respect to any Borrower Entity or other Major Project Participant.

“Process” means any operation or set of operations that are performed on data or on sets of data, whether or not by automated means, including creation, receipt, maintenance, access, acquisition, use, disclosure, transmission, storage, retention, processing, destruction, modification or transfer (including cross-border transfer), and the words “Processing”, “Processed”, and similar constructions shall have corresponding meanings.

“Product” means hydrogen.

“Program Requirements” means all of the following:

(a)	Title XVII;

(b)	the Applicable Regulations; and

(c)	all other applicable laws and regulations.

“Prohibited Jurisdiction” means any country, territory or jurisdiction that:

(a)	at any time, is itself the target of comprehensive country-wide or territory-wide Sanctions (including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the region called Donetsk People’s Republic, and the region called Luhansk People’s Republic), including any general export, import, financial or investment embargo under Sanctions;

(b)	has been designated by the Secretary of Treasury under Section 311 or 312 of the Patriot Act, as warranting special measures due to money laundering concerns; or

(c)	has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the U.S. is a member, such as the Financial Action Task Force on Money Laundering, and with which designation the U.S. representative to the group or organization continues to concur.

“Prohibited Person” means any Person:

(a)	named, identified, or described on the list of “Specially Designated Nationals and Blocked Persons” (Appendix A to 31 CFR chapter V) as published by OFAC at its official website, https://ofac.treasury.gov/sanctions-list-service, or at any replacement website or other replacement official publication of such list;

(b)	named, identified or described on any other blocked persons list, denied persons list, designated nationals list, entity list, debarred party list, unverified list, sanctions list or other list of designated individuals or entities with whom U.S. persons are in any way prohibited from conducting business, published or maintained by any agency or instrumentality of the United States, including lists published or maintained by OFAC, the U.S. Department of Commerce, and the U.S. Department of State;

(c)	organized, resident, domiciled, or located in a Prohibited Jurisdiction;

(d)	constituting a “foreign entity of concern”, as defined in the Inflation Reduction Act of 2022 (P.L. 117-169);

(e)	that is or constitutes the government of, or any Person owned or controlled by the government of, a Prohibited Jurisdiction;

(f)	of which fifty percent (50%) or more is owned or controlled by, or acting for or on behalf of, any persons described in clauses (a) to (e);

(g)	owned or controlled by, or acting on behalf of, any Person that is subject to or the target of, any Sanctions;

(h)	that is otherwise subject to or a target of Sanctions;

(i)	that is debarred or suspended from contracting with the U.S. government or any agency or instrumentality thereof;

(j)	that is debarred, suspended, proposed for debarment with a final determination still pending or declared ineligible or voluntarily excluded (as such terms are defined in any of the Debarment Regulations) from contracting with the U.S. government, any U.S. department or agency or instrumentality thereof or otherwise participating in procurement or non-procurement transactions with any U.S. government or any department or agency or instrumentality thereof pursuant to any of the Debarment Regulations;

(k)	that has been indicted, convicted or has had a Governmental Judgment rendered against it for any of the offenses listed in any of the Debarment Regulations;

(l)	subject to a “statutory disqualification”, as defined in Section 3(a)(39) of the Securities Exchange Act of 1934, as amended; or

(m)	whose direct or indirect owners of ten percent (10%) or more of its Equity Interests, by value or vote, include any Prohibited Person listed above.

“Project” means the development design, engineering, procurement, equipping, construction, startup and commissioning, testing, repair, management, maintenance and operation of a Facility.

“Project Accounts” has the meaning given to such term in the Accounts Agreement.

“Project Budgets and Plans” means each Construction Budget, O&M Budget, Operating Plan, Major Maintenance Plan, and Qualifying Project Milestone Schedule, each as then in effect.

“Project Company” means Limestone and any other special purpose limited liability company to be formed for purpose of the development, construction and ownership of a Facility.

“Project Company Equity Pledge Agreement” means each equity pledge agreement entered into between the Borrower and the Collateral Agent for the benefit of the Secured Parties as a condition to the QP Approval Date for such Project Company, substantially in the form of Exhibit V (Form of Equity Pledge Agreement).

“Project Company Security Agreement” means each security agreement entered into by a Project Company in favor of the Collateral Agent for the benefit of the Secured Parties as a condition to the QP Approval Date for such Project Company, substantially in the form of Exhibit II (Form of Project Company Security Agreement).

“Project Completion” has the meaning given to such term in Schedule 8.02 (Key Technical Definitions).

“Project Completion Date” means the date on which Project Completion occurs as confirmed by DOE.

“Project Completion Date Certificate” means a certificate executed by a Responsible Officer of the Borrower, substantially in the form attached as Exhibit Z (Form of Project Completion Date Certificate) hereto and otherwise in form and substance satisfactory to DOE.

“Project Completion Date Revised Financial Model” means the Base Case Financial Model reviewed and approved by DOE as a condition to Project Completion for each Qualifying Project.

“Project Completion Guarantee” with respect to each Qualifying Project, has the meaning provided in its Equity Commitment and Completion Support Agreement.

“Project Completion Longstop Date” with respect to each Qualifying Project, means the date so identified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)).

“Project Construction” means the financing, acquisition, permitting, development, design, engineering, procurement, construction, construction management, testing, start up and commissioning of a Qualifying Project from commencement of such Qualifying Project by the Project Company through its Project Completion Date.

“Project Costs” means all costs incurred or are expected to be incurred in connection with a Qualifying Project’s Project Construction through such Qualifying Project’s Final Construction Completion Date, including:

(a)	amounts payable under the Construction Contracts for such Qualifying Project;

(b)	interest, fees and expenses payable under the Financing Documents related to the Advances and the FFB Note for such Qualifying Project prior to the end of the applicable Availability Period;

(c)	costs to acquire title or use rights to the Project Site, necessary easements and other Real Property interests for such Qualifying Project;

(d)	costs and expenses of legal, engineering, accounting, construction management and other advisors or Secured Party Advisors incurred in connection with such Qualifying Project;

(e)	fees, commissions and expenses payable to the Secured Parties in connection with such Qualifying Project;

(f)	development costs for such Qualifying Project to the extent permitted to be paid under the Financing Documents;

(g)	construction insurance premiums for Required Insurance obtained prior to such Qualifying Project’s Physical Completion Date;

(h)	the applicable Project Company’s labor costs and general and administrative costs prior to such Qualifying Project’s Project Completion Date;

(i)	costs incurred under such Qualifying Project’s Project Documents and in the Base Case Financial Model;

(j)	initial funding of such Qualifying Project’s Reserve Accounts in accordance with the Accounts Agreement; and

(k)	such other costs or expenses approved by DOE,

but excluding any O&M Expenses and any Capital Expenditures for any Qualifying Project incurred after its Commercial Operations Date.

“Project Document” means each agreement necessary or appropriate for each Qualifying Project or for the management of the Borrower, including:

(a)	each Construction Contract;

(b)	each Sponsor Supply Agreement;

(c)	each Operating Contract;

(d)	each Real Property Document;

(e)	each Project IP Agreement;

(f)	each Utility Contract;

(g)	each Truck Agreement;

(h)	each Power Supply Agreement;

(i)	each Water Supply Agreement;

(j)	each Additional Project Document; and

(k)	any material support instrument provided in connection with any of the preceding.

“Project IP” means, for each Qualifying Project and prior to the Limestone Project’s QP Approval Date, the Limestone Project, all Intellectual Property that at any relevant time is: (a) used in, material or necessary for the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation or maintenance of such Qualifying Project; (b) necessary to complete the activities designated to be completed for such Qualifying Project, or to achieve Project Completion; or (c) necessary to exercise the Project Company rights and perform its obligations under its Major Project Documents, as applicable, at the relevant time, but, in the case of clauses (a), (b) and (c) of this definition, excluding any Software that: (i) has not been modified or customized for the Project Company (other than configuration settings embedded in the Software); (ii) is readily commercially available; and (iii) is licensed under standard terms and conditions.

“Project IP Agreement” means with respect to each Qualifying Project, each agreement so identified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)); and each other agreement granting or document evidencing the Project Company’s exclusive ownership of or rights to use all Project IP (including assignment agreements).

“Project Milestone” means each milestone identified on each Qualifying Project Milestone Schedule.

“Project Participant” means any party to any Project Document or any party to a Financing Document other than the Secured Parties.

“Project Portfolio” has the meaning given to such term in the preliminary statements.

“Project Site” means (a) with respect to the Initial Qualifying Project, the Real Property for the Limestone Project identified in Schedule 6.44 (Initial Qualifying Project Details) and (b) with respect to each subsequent Qualifying Project, the Real Property on which such Qualifying Project is or is intended to be situated, as further described in the Accession Agreement executed by the Project Company owning such Qualifying Project, in each case, as the same may be updated pursuant to Section 6.15(c) (Project Site).

“Project Source Code” means Source Code that constitutes Project IP owned by, or (subject to the applicable third party license terms) licensed to, any Borrower Entity and included in the Collateral.

“Projected Debt Service Coverage Ratio” means, as of any date of determination, the ratio of: (a) Cash Flow Available for Debt Service for the next succeeding twelve (12) month period to (b) aggregate Debt Service scheduled for such period (excluding, for the avoidance of doubt, the final balloon payment (if any) under the Guaranteed Loan on the respective maturity date thereof unless scheduled for such period), in each case based on amounts projected in the applicable Base Case Financial Model, as adjusted for actual interest rates and any factors known as of the date of determination as agreed between the Borrower and DOE.

“Property” means any present or future right or interest in, to or under any assets, equipment, facilities, contracts, leaseholds, business, receivables, revenues, accounts, or other property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible (including Intellectual Property).

“Prudent Industry Practice” means those practices, methods, equipment, specifications, and standards of safety and performance, as are commonly accepted in the hydrogen production industry as good, safe, prudent and commercial practices in connection with the design, construction, operation, maintenance, repair and use of a hydrogen production facility using “low carbon electricity sources”.

“PTCs” means the federal production tax credit available under Section 45 of the Code.

“Publicly Traded Company” means a corporation (a) listed on a major stock exchange; and (b) at least fifty percent (50%) of whose Equity Interests are publicly traded securities.

“Punch List Items” means items listed on the construction punch list that are certified in writing by the Borrower and agreed by DOE (in consultation with the Independent Engineer).

“Qualified Investment Fund” means an investment fund in relation to which:

(a)	such fund and each of its Fund Parties have provided all requested documentation and other information related to, and has otherwise satisfied, the “know your customer” due diligence requirements of each Secured Party pursuant to its policies; and

(b)	the relevant Fund Parties have certified in writing, to the satisfaction of DOE, that:

(i)            due diligence on the fund’s limited partners, members, or shareholders has been performed in accordance with the fund’s anti-money laundering and “know your customer” policies that are consistent with applicable legislation, regulations, or industry guidelines;

(ii)           the Fund Parties have developed and will maintain due diligence policies and procedures for prospective members or shareholders in accordance with the fund’s anti-money laundering and “know your customer” policies that are consistent with applicable legislation, regulations, or industry guidelines;

(iii)          the Fund Parties being reviewed is not a Prohibited Person; and

(iv)          no ultimate beneficial owner in such Fund Party, together with its Controlled Affiliates, owns in the aggregate ten percent (10%) or more of the direct or indirect equity interests in the Borrower.

“Qualified Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is intended to be tax-qualified under Section 401(a) of the Code and which is or at any time was maintained or sponsored by any Borrower Entity or ERISA Affiliate or to which any Borrower Entity or ERISA Affiliate has ever made, or been obligated to make, contributions or with respect to which any Borrower Entity or ERISA Affiliate has incurred or is likely to incur any liability or obligation.

“Qualified Public Company Shareholder” means each Person that holds, directly or indirectly, shares in a company, which shares are not restricted or closely held, but are freely available to the public for trading on any national securities exchange approved by or registered with the competent securities regulator of the relevant country.

“Qualifying Project” each Project that is constructed and owned by a single Project Company and has satisfied all conditions set forth in of Section 5.05 (Conditions Precedent to Qualifying Projects) for such Project.

“Qualifying Project Increase” means sixty thousand Dollars ($60,000) for each Qualifying Project.

“Qualifying Project Milestone Schedule” with respect to each Qualifying Project, means the schedule so identified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)).

“Quality Control Plan” means the document to be provided by the Borrower in form and substance reasonably satisfactory to DOE (in consultation with the Independent Engineer) and designated as the “Quality Control Plan” which:

(a)	links manufacturing process steps to key inspection and control activities;

(b)	controls process variables to ensure that the Product meets both the Borrower’s internal quality specifications and any quality specifications required by the Sales Agreements; and

(c)	includes standards, methods, processes, testing locations (if not performed at a Project Site) and identified control activities to ensure that the Product meets its required quality specifications.

“Quarterly Certificate” has the meaning given to such term in Section 8.02(b) (Quarterly Certificate).

“Quarterly Reporting Date” has the meaning given to such term in Section 8.02(b) (Quarterly Certificate).

“QP Approval Date” means, with respect to any Qualifying Project, the date on which all conditions in Section 5.05 (Conditions Precedent to Qualifying Projects) have been satisfied.

“QP Approval Notice” means a notice in the form of Exhibit BB (Form of QP Approval Notice) executed by DOE, the Borrower and the applicable Project Company confirming that the QP Approval Date for a Qualifying Project has occurred.

“QP Base Case Financial Model” means the Base Case Financial Model delivered pursuant to Section 5.05(c) (Conditions Precedent to Qualifying Projects) and addressing the applicable Qualifying Project, as the same may be updated from time to time in accordance with this Agreement.

“QP Maturity Date” with respect to each Qualifying Project, means the date so specified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)).

“QP Title Coverage Amount” with respect to each Qualifying Project, means the amount so identified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)); provided, that unless otherwise agreed by DOE in writing such amount shall be no less than the Maximum QP Loan Amount for such Qualifying Project.

“QPEP” means the qualifying project execution plan for each Qualifying Project substantially in the form of Exhibit FF (Form of QPEP) or as otherwise approved by DOE.

“Real Property” means, with respect to any Person, all right, title and interest of such Person in and to any and all parcels of real property owned, leased or encumbered by such Person, together with all improvements and appurtenant fixtures, equipment, easements and other property and rights incidental to the ownership, lease or operation thereof, including any Project Site.

“Real Property Document” means each document evidencing any Project Company’s ownership, leasehold interest or other right and entitlement to use Real Property, including each document so identified on a Real Property Schedule.

“Real Property Schedule” with respect to each Qualifying Project, means the schedule so identified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)).

“REC” or “RECs” means any credits, credit certificates, green tags or similar environmental or green energy attributes (such as those for greenhouse reduction or the generation of green power or renewable energy) created by a Governmental Authority or independent certification board or group generally recognized in the electric power generation industry, and generated by or associated with the Qualifying Projects or electricity produced therefrom, including the reporting rights to any avoided emissions of pollutants to the air, soil or water such as sulfur oxides (SOx), nitrogen oxides (NOx), carbon monoxide (CO) and other pollutants, and the reporting rights to any avoided emissions of carbon dioxides (CO2), methane (CH4), nitrous oxide, hydrofluorocarbons, perfluorocarbons, sulfur hexafluoride and other greenhouse gases (GHGs), but excluding investment tax credits or any other tax benefits.

“Reimbursement Amounts” has the meaning given to such term in Section 4.01(c) (Reimbursement and Other Payment Obligations).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse DOE pursuant to Article IV (Payment Obligations).

“Release” means, with respect to Hazardous Substances, any disposing (including the abandonment or discarding of barrels, containers and other closed receptacles containing Hazardous Substances), discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing, or migrating into, through or upon the environment (including any land, water or air), and “Released” shall have a corresponding meaning.

“Release Date” means the date on which all of the Secured Obligations (other than inchoate indemnity obligations) have been paid in full and the Guaranteed Loan has been reduced to zero (0).

“Requested Advance Date” means, for any Advance Request, the date requested by the Borrower for FFB to make an Advance under the FFB Notes.

“Required Approvals” means all Governmental Approvals and other consents and approvals of third parties necessary or required under Applicable Law or any contractual obligation for:

(a)	the due execution, delivery recordation, filing or performance by any Borrower Entity or Major Project Participant of any Transaction Document to which such Person is a party and in the case of the Borrower, any FFB Document, in each case, to which it is, or is intended to be, a party;

(b)	the issuance of the FFB Notes and the borrowings under the FFB Documents, the use of the proceeds thereof and the Reimbursement Obligations;

(c)	the grant of all Liens granted pursuant to the Security Documents;

(d)	the perfection or maintenance of all Liens created under the Security Documents (including the First Priority nature thereof);

(e)	the exercise by any Secured Party of its rights under any of the Financing Documents or the remedies in respect of the Collateral pursuant to the Security Documents;

(f)	the development, construction, operation or maintenance of each Qualifying Project; or

(g)	the applicable Project Company’s ownership of each Qualifying Project.

“Required Approvals Schedules” means with respect to the Borrower, the schedule attached hereto as Schedule 6.07 (Required Approvals Schedule), and with respect to each Project Company, the schedule delivered pursuant to Section 5.05(t), (Conditions Precedent to Qualifying Projects).

“Required Insurance” means each of the contracts of insurance taken out or maintained (or required to be taken out or maintained) by each Borrower Party and Major Project Participant in accordance with (a) in the case of the Initial Qualifying Project, Schedule 7.03 (Limestone Insurance) and (b) in the case of each subsequent Qualifying Project, the insurance requirements set forth in the Accession Agreement executed by the Project Company owning such Qualifying Project.

“Reserve Accounts” has the meaning given to such term in the Accounts Agreement.

“Responsible Officer” means:

(a)	with respect to any Person:

(i)            that is a corporation, the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of such Person;

(ii)            that is a partnership, each general partner of such Person or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of a general partner of such Person;

(iii)            that is a limited liability company, the manager, managing partner or duly appointed officer of such Person, the individuals authorized to represent such Person pursuant to the Organizational Documents of such Person, or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, or any Person holding equivalent positions in such corporations, or any other Financial Officer of the manager or managing member of such Person; or

(iv)            with respect to any Borrower Entity, only those individuals holding any of the foregoing positions whose names appear on the relevant certificate of incumbency delivered pursuant to Section 5.01(h) (Execution Date Certificates), in each case, as such certificate of incumbency may be amended from time to time to identify the individuals then holding such offices and the capacity in which they are acting.

“Restricted Payment” has the meaning given to such term in Section 9.04 (Restricted Payments).

“Restricted Payment Date” has the meaning given to such term in Section 9.04 (Restricted Payments).

“Revenue Account” has the meaning given to such term in the Accounts Agreement.

“SAM” means the System for Award Management electronic database administered by the United States General Services Administration, found at www.sam.gov.

“Safety Audit” means a safety audit of a Qualifying Project in a manner satisfactory to DOE that focuses on compliance with the regulations implementing the Occupational Safety and Health Act, and addresses the following general occupational safety and health compliance items: management commitment and employee involvement; worksite analysis; hazard prevention and control; training for employees, supervisors, and managers; incident reporting and information posting.

“Safety Report” means a written report, in form satisfactory to DOE, with respect to an annual Safety Audit that sets forth: (i) any deficiencies identified as a result of such Safety Audit; (ii) any recommendations for the operation and maintenance of any Qualifying Project; (iii) compliance with the regulations implementing the Occupational Safety and Health Act; and (iv) any other items reasonably requested by DOE.

“Sales Agreement” means any sales agreement, customer contract, service agreement or other customer agreement (including, to the extent applicable, letters of intent, firm contracts and active proposals, which shall be considered non-binding for purposes of this Agreement) entered into by or on behalf of the Borrower and customer/offtaker for the Products.

“Sanctions” means (a) any economic, financial, and trade sanctions laws and export controls, Applicable Laws, regulations, embargoes or restrictive measures administered or enforced by the United States government, including OFAC, the U.S. Department of State, and the U.S. Department of Commerce; (b) any U.S. Executive Orders imposing economic or financial sanctions on any individuals, entities, countries or regimes; and (c) any multilateral economic or trade sanctions in which the United States participates.

“Scheduled Physical Completion Date” with respect to each Qualifying Project, means the date so identified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)).

“Scheduled Project Completion Date” with respect to each Qualifying Project, means the date so identified in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)).

“Scheduled Project Costs” means Project Costs (including Budgeted Contingencies) set forth in the initial Construction Budget for each Qualifying Project delivered as of the QP Approval Date (as the same may be supplemented or amended from time to time with approval of DOE for the express purpose of updating the then-applicable “Scheduled Project Costs”).

“SEC Order” means the Order Instituting Cease-and-Desist Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing A Cease-and-Desist Order, dated August 30, 2023, In The Matter of Power Plug Inc., Respondent, Before the United States Securities and Exchange Commission (Securities Exchange Act of 1934 Release No. 98243 / August 30, 2023, Accounting and Auditing Enforcement Release No. 4452 / August 30, 2023, Administrative Proceeding File No. 3-21588).

“Secretary of Energy” means as of any date, the then-current secretary of the U.S. Department of Energy or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.

“Secretary of Labor” means as of any date, the then-current secretary of the U.S. Department of Labor or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.

“Secretary of Treasury” means as of any date, the then-current secretary of the United States Department of Treasury or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.

“Secured Obligations” means, at any time, all FFB Note Obligations and all other amounts owed to DOE or any other Secured Party under the Financing Documents, including accrued interest thereon, fees, Secured Party Expenses, Agent Fees, penalties and indemnity obligations.

“Secured Parties’ License” means the right for the Secured Parties to use and otherwise Practice and to assign or sublicense, in each case, for no additional consideration, the Borrower Parties’ rights in and to Project IP under a Project IP Agreement (effective as of the Execution Date, QP Approval Date, or, if acquired later, upon such acquisition date, but enforceable: (a) during the continuance of an Event of Default; (b) upon an enforcement and transfer of ownership in the Borrower; or (c) upon any bankruptcy or insolvency action involving the Borrower or the applicable Project Company).

“Secured Party” means each of:

(a)	DOE;

(b)	FFB;

(c)	the Agents; and

(d)	any other holder of any Secured Obligations outstanding at any time.

“Secured Party Advisor” means each of:

(a)	the Independent Engineer;

(b)	the Insurance Consultant;

(c)	the Market Consultant;

(d)	Norton Rose Fulbright US LLP, as New York legal counsel to DOE; and

(e)	each other advisor, legal counsel or consultant retained by DOE from time to time in connection with the Guaranteed Loan, the Project Portfolio, any Qualifying Project, or the Transaction Documents.

“Secured Party Expenses” means any out-of-pocket costs, expenses and other amounts paid or incurred by any Secured Party from time to time in connection with the due diligence of the Borrower, the other Borrower Entities, the Project Portfolio, any Qualifying Projects and the preparation, execution, recording and performance of this Agreement, the other Transaction Documents and any other documents and instruments related to this Agreement or thereto (including legal opinions), including any of the following:

(a)	recordation and other costs, fees and charges in connection with the execution, delivery, filing, registration, or performance of the Transaction Documents or the perfection of the security interests in the Collateral;

(b)	fees, charges, and expenses of any Secured Party Advisors;

(c)	commissions, charges, costs and expenses for the conversion of currencies;

(d)	other fees, charges, expenses and other amounts from time to time due to any Secured Party under or in connection with the Financing Documents;

(e)	fees and expense of the legal counsel, consultants and advisors of any Secured Party with respect to any of the foregoing; and

(f)	DOE Extraordinary Expenses.

“Security Agreement” means the Borrower Security Agreement, the Limestone Security Agreement and each Project Company Security Agreement.

“Security Document” means each of:

(a)	the Accounts Agreement;

(b)	each Security Agreement;

(c)	each Equity Pledge Agreement;

(d)	each Direct Agreement;

(e)	each IP Security Agreement;

(f)	the Mortgage;

(g)	each Truck Agreement;

(h)	all subordination, attornment and non-disturbance agreements with landlords and sub-landlords;

(i)	each other security document, agreement or instrument hereafter delivered to any Secured Party from time to time granting, or purporting to grant, a Lien on any property, rights and assets of any Person to secure any of the Secured Obligations; and

(j)	such other documents, certificates, filings and instruments that may be required by the Secured Parties in connection with the foregoing.

“Sensitive Information” means: (a) any information that is subject to Data Protection Laws; (b) any Trade Secrets or other information in which the Borrower Entities have confidential Intellectual Property rights (including any relevant Project IP owned by the Borrower Parties or Sponsor IP owned by the Sponsor); and (c) any information with respect to which the Borrower Entities have contractual non-disclosure obligations.

“Share Capital” means shall mean, with respect to any Person, any and all shares, interests, quotas, participations or ownership or partnership interests or rights in or other equivalents of or in (however designated, whether voting or non-voting, ordinary or preferred) the equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any thereof.

“Similar Law Plan” has the meaning given to such term in Section 6.27 (ERISA).

“Software” means any and all: (a) computer programs and software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or any other form; (b) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, firmware, development tools, configurations, interfaces, platforms and applications; (c) data, databases and compilations; and (d) documentation supporting or related to any of the foregoing (including training materials). Software shall include “software” as such term is defined in the UCC and computer programs that may be construed as included in the definition of “goods” in the UCC, including any licensed rights to Software, and all media that may contain Software or recorded data of any kind.

“Source Code” means, with respect to any Software, the human-readable form of such Software.

“Sponsor” means Plug Power Inc., a corporation organized and existing in the state of Delaware.

“Sponsor IP” means all Intellectual Property owned by the Sponsor that is necessary, or otherwise will be used or relied upon, in connection with the development, design, engineering, procurement, construction, startup, commissioning, operation and maintenance of the Project Portfolio, including all Qualifying Projects that have not yet been presented or approved.

“Sponsor Supply Agreement” means each Electrolyzer Supply Agreement and each Liquefaction Supply Agreement.

“Sponsor Support Agreement” means the sponsor support and share retention agreement, dated as of the date hereof, by and among Sponsor, Borrower and DOE.

“Standard & Poor’s” or “S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Standstill Excluded EOD” has the meaning assigned to such term in Section 10.03(b) (Individual Qualifying Project Standstill Period).

“Standstill Excluded No Cure Covenant” has the meaning assigned to such term in Section 10.03(d) (Individual Qualifying Project Standstill Period).

“Standstill QP EOD” has the meaning assigned to such term in Section 10.03(b) (Individual Qualifying Project Standstill Period).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with the Designated Standard as of such date, as well as any other corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Substantial Completion” has the meaning given to such term in Schedule 8.02 (Key Technical Definitions).

“Substantial Completion Date” means the date on which Substantial Completion occurs as confirmed by DOE.

“Tax Certificate” has the meaning given to such term in Section 5.01(h) (Execution Date Certificates).

“Tax Credit” means any Production Tax Credit, Investment Tax Credit or other similar tax credit.

“Taxes” means all taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, penalties or additions thereto imposed in respect thereof.

“Term Sheet” means the Summary Terms and Conditions for Loan Guarantee under U.S. Department of Title XVII Loan Program, dated May 14, 2024.

“Threshold Event of Loss” has the meaning given to such term in Section 7.04 (Event of Loss).

“Title Company” means one or more title companies satisfactory to DOE, satisfying DOE’s requirements with respect to co-insurance or reinsurance.

“Title Pro Forma” has the meaning given to such term in Section 5.03(j) (Real Estate).

“Title XVII” has the meaning given to such term in the preliminary statements.

“Trademarks” means any and all: (a) trademarks, trade names, business names, trade styles, service marks, trade dress, designs, fictitious business names, logos and other source or business identifiers (in each case, whether registered or unregistered); (b) registrations and applications for registration in the United States Patent and Trademark Office or any similar offices in any State of the United States or any political subdivision thereof or any other jurisdiction, and recordations renewals and extensions thereof; and (c) other Trademarks as defined in the IP Security Agreement (if applicable), and in each case, together with all goodwill associated therewith and any other Trademarks as defined in the IP Security Agreement.

“Trade Secrets” has the meaning given to such term in the definition of “Intellectual Property”.

“Transaction Document” means each Financing Document and each Major Project Document.

“Transfer” means, with respect to any Equity Interest, any direct or indirect issuance, sale, assignment, exchange, conveyance or other transfer thereof, whether by agreement, operation of law or otherwise (and the verb “Transfer” and the nouns “Transferor” and “Transferee” shall be construed accordingly).

“Transmission Code” means the code delivered by DOE to each of the Authorized Transmitters of the Borrower.

“Truck Agreement” means each Truck Agreement, in the form of Exhibit CC (Form of Truck Agreement) entered into between the Sponsor, DOE and a Project Company as a condition to the QP Approval Date for such Project Company.

“UCC” means the Uniform Commercial Code as adopted and in effect in the State of New York.

“Unfunded Pension Liabilities” means the excess of an Employee Benefit Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Employee Benefit Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Utility Contract” means each contract evidencing a Project Company’s dedicated access to any required infrastructure for a Qualifying Project, including power, water and associated water infrastructure, and transportation infrastructure.

“Water Supply Agreement” means each contract for the supply of water to a Qualifying Project and identified as such in the Accession Agreement executed by the Project Company owning such Qualifying Project (or, in the case of the Initial Qualifying Project, on Schedule 6.44 (Initial Qualifying Project Details)).

SCHEDULE 5.01(ee)

TECHNICAL CONDITIONS PRECEDENT1

Part A – Conditions Precedent to Execution Date (Loan Guarantee Agreement Section 5.01)

None.

1 All conditions precedent to be delivered in form and substance satisfactory to DOE.

Part B – Conditions to Qualifying Projects (Loan Guarantee Agreement Section 5.05)

1.	Final site selection and control.

2.	Level 3 project schedule (not EPC Contract schedule) Primavera P6 Format.

3.	Logistics study and traffic study for heavy haul equipment.

4.	Project Site geotechnical survey.

5.	Flood risk and hurricane risk analysis.

6.	Qualifying Project designs and layouts.

7.	Use of Sponsor’s electrolyzer and Linde or Chart or Sponsor liquefaction technology:

a.	If technical advancements are made and planned for implementation (changes in manufacturing, QA/QC, or process/technology), DOE and the Independent Engineer to review and sign-off on plans; and

b.	Review and approval of scale if larger than the Limestone Project.

8.	Fully wrapped EPC Contract for Project Site in form and substance acceptable to DOE and which shall include at a minimum:

a.	EPC Contract and contractor determined by DOE and the Independent Engineer to be of the same risk profile as the EPC Contract for the Limestone Project or similar in risk to the EPC Contract for the Limestone Project;

b.	Scope of work covering all aspects of the Qualifying Project;

c.	Agreement to performance test(s) methodology/framework;

d.	Agreement to performance guarantees, minimum performance guarantees, and “make good” clauses to reach minimum performance guarantees;

e.	Milestone schedule for EPC Contract scope of work for the Qualifying Project;

f.	Corporate guaranty from EPC contractor parent company;

g.	Construction and operations permitting requirements and status for each permit;

h.	Acceptable warranty period and coverage, including OEM (original equipment manufacturer) pass through warranty arrangements for free-issued equipment; and

i.	Project Company & contractor insurance coverage.

9.	Land lease acquired for lifetime of the Qualifying Project or duration of the Guaranteed Loan.

10.	Independent Engineer must be able to review the plans for major infrastructure issues, including provision of power to the site for both construction and operation, including the construction of power substations as relevant.

11.	Water supply:

a.	Provision of water and water treatment requirements; and

b.	Wastewater treatment and disposal.

12.	Independent engineer oversight contract executed between Project Company and a single reputable independent engineer/owner’s engineer.

13.	Agreed upon levels of contingency for the Qualifying Project.

14.	With respect to any specific Qualifying Project, additional conditions precedent, if any, identified in the Accession Agreement executed by the Project Company owning such Qualifying Project.

Part C – Conditions Precedent to Each First Advance Date (Loan Guarantee Agreement Section 5.03)

1.	Identification and purchase order placement of LLEs (long lead equipment items).

2.	With respect to any specific Qualifying Project, additional conditions precedent, if any, identified in the Accession Agreement executed by the Project Company owning such Qualifying Project.

Part D – Conditions to Each Advance (Loan Guarantee Agreement Section 5.04)

1.	With respect to any specific Qualifying Project, additional conditions precedent, if any, identified in the Accession Agreement executed by the Project Company owning such Qualifying Project.